As filed with the Securities and Exchange Commission on February 12, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Sonder Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	7011	85-2097088
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

447 Sutter St., Suite 405 #542
San Francisco, CA 94108
Telephone: (617) 300-0956
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vanessa Barmack, Esq.

Associate General Counsel
447 Sutter St., Suite 405 #542
San Francisco, CA 94108
Telephone: (617) 300-0956
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lindsey A. Getz, Esq.

Angela Gomes, Esq.

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Telephone: (617) 338-2800

Approximate date of commencement of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 12, 2025

127,018,140 Shares of Common Stock

Sonder Holdings Inc.

This prospectus relates to the registration of the Common Stock, par value $0.0001 per share (“Common Stock”), of Sonder Holdings Inc. (“Sonder,” “we,” “us,” “our” or the “Company”) as described herein.

This prospectus relates to the offer by us, and the resale by the stockholders named herein (the “Selling Stockholders”), of up to an aggregate of 127,018,140 shares of Common Stock issued or issuable upon (i) the conversion of 43,300,000 shares of our Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), issued to certain Selling Stockholders pursuant to those certain Securities Purchase Agreements, dated as of August 13, 2024, by and among the Company and certain Selling Stockholders (the “Securities Purchase Agreements”), and the Certificate of Designation of Powers, Preferences and Rights of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on August 13, 2024 (the “Certificate of Designation”), based on a liquidation price of $1.00 plus all accumulated and unpaid dividends on such shares of Series A Preferred Stock (including dividends accrued and unpaid on previously unpaid dividends), assuming all 43,300,000 shares of Series A Preferred Stock remain outstanding and accumulate dividends until August 13, 2028 and a conversion price of $0.50, (ii) the exercise of certain warrants to purchase an aggregate of up to 473,458 shares of Common Stock issued to certain Selling Stockholders (the “Delayed Draw Note Warrants”), and (iii) the exercise of certain warrants to purchase an aggregate of up to 500,000 shares of Common Stock issued to certain Selling Stockholders (the “NPA Warrants”).

The Selling Stockholders may sell any, all or none of the shares of Common Stock and we do not know when or in what amount the Selling Stockholders may sell their shares of Common Stock hereunder following the date of this prospectus. The Selling Stockholders may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell their shares of Common Stock in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. We will pay the expenses associated with registering the resale of the shares of Common Stock by the Selling Stockholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Our Common Stock trades on the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “SOND” and our public warrants trade on Nasdaq under the ticker symbol “SONDW” (the “Public Warrants”). On February 11, 2025, the closing price of our shares of Common Stock as reported by Nasdaq was $3.030 per share and the closing price of our Public Warrants was $0.011 per Public Warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities referred to under the heading “Risk Factors” beginning on page 7.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is              , 2025.

You should rely only on the information provided in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

This prospectus may also contain trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

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ABOUT THIS PROSPECTUS

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus. You should assume that the information appearing in this prospectus is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholders and their permitted transferees may use this registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find Additional Information.”

Unless the context indicates otherwise, references in this prospectus to:

●	“Sonder,” the “Company,” “we,” “us” or “our” refer to Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc.) and its subsidiaries following the closing of the Business Combination; and

●	as to periods before the closing of the business combination transaction among us, Sunshine Merger Sub I Inc., Sunshine Merger Sub II, LLC and Legacy Sonder (the “Business Combination”), “Legacy Sonder” refers to the privately-held legacy Sonder parent company (Sonder Operating Inc., f/k/a Sonder Holdings Inc.) which merged into a subsidiary of the Company in the Business Combination.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

On September 20, 2023, we effected a 1-for-20 reverse stock split (the “Reverse Stock Split”) of our outstanding shares of the Common Stock (including Special Voting Common Stock (as defined below)). The par value of one share of Common Stock and one share of Special Voting Common Stock remained unchanged as a result of the Reverse Stock Split. Unless otherwise stated, all historical share and per share information in this prospectus have been retroactively restated to reflect the Reverse Stock Split.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. The sections in this prospectus entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus, discuss some of the factors that could contribute to these differences.

You should not place undue reliance on our forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make or our ability to continue meeting the listing standards of Nasdaq.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to rely upon these statements.

This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read this entire prospectus carefully, including the information included under the heading “Risk Factors.”

Company Overview

We are a leading global brand of premium, design-forward apartments and intimate boutique hotels serving the modern traveler. Launched in 2014, Sonder offers inspiring, thoughtfully designed accommodations and innovative, tech-enabled service combined into one seamless experience. Sonder properties are found in prime locations in over 40 markets, spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all. In the summer of 2024, we announced a strategic licensing agreement with Marriott International, Inc. (“Marriott”). As of September 30, 2024, we had approximately 10,100 units available for guests to book at over 200 properties in 44 cities in 10 countries.

We work directly with real estate owners to lease properties that meet our standards, furnish and decorate them to provide a design-led, technology-enabled experience, and then make them available for guests to book directly (through the Sonder app, our website, or our sales personnel) or through indirect channels (such as Airbnb, Expedia, Booking.com, and other online travel agencies). We manage our properties using proprietary and third-party technologies and deliver services to guests via the Sonder app and 24/7 on-the-ground support. Our mobile-first guest experience, from check-in to check-out, is supported by the Sonder app. Incorporating technology into all aspects of the business, we offer consistent quality at a compelling value to our guests.

Our accommodations come in a variety of shapes and sizes to suit guests’ needs – from a multiple-bedroom apartment with fully-equipped kitchen and private laundry facilities, to a hotel room or suite. Our diverse product portfolio serves various traveler types, including leisure travelers, families, digital nomads, and business travelers. Our interior designers and other teams take pride in bringing inspiring spaces to life throughout our portfolio.

In addition to modern design, we apply technology across our business. Our guest-facing technology leads guests through their entire Sonder experience, beginning with easy, intuitive browsing of our full portfolio and reserving a unit, to in-app check-in and requests for intra-stay cleans, early check-in, or other services. Technology also underpins our hospitality operations, from underwriting and supply growth, to building openings, pricing and revenue management, demand generation, interior design, and day-to-day operations. By leveraging technology, our goal is to reduce operating costs and provide both a better guest experience and a compelling value.

Recent Developments

Nasdaq Notices

On October 1, 2024, we received a letter (the “Staff Determination Letter”) from the Staff of the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that we had filed our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”) with the Securities and Exchange Commission (the “SEC”) but that the Company had not filed our Quarterly Report on Form 10-Q for the quarters ended June 30, 2024 (the “Q2 2024 Form 10-Q”) and March 31, 2024 (the “Q1 2024 Form 10-Q,” and collectively with the Q2 2024 Form 10-Q, the “Delinquent Filings”) by September 30, 2024, the deadline by which the Company was to file our Delinquent Filings in order to regain compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”). The Staff Determination Letter stated that (i) the Staff had determined that the Common Stock and Public Warrants would be suspended from The Nasdaq Global Select Market at the opening of business on October 10, 2024, and (ii) a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on The Nasdaq Stock Market. The Staff Determination Letter further noted that the Company may appeal the Staff’s determination to a Hearings Panel (the “Hearings Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

On October 2, 2024, the Company submitted an appeal to Nasdaq requesting a hearing before the Hearings Panel at which we intend to present our plan to regain and thereafter maintain compliance with all applicable listing requirements. In connection with our request for a hearing, the Company also requested a stay of the suspension of trading and delisting of our Common Stock and Public Warrants, pending the hearing and decision of the Hearings Panel.

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 On October 23, 2024, the Company received a letter from the Staff notifying the Company that the Hearings Panel had granted the Company’s request to stay the suspension of trading and delisting pending a hearing on the merits scheduled to occur on November 14, 2024, and the subsequent decision of the Hearings Panel after the hearing. Nasdaq information states that the Hearings Panel typically issues a decision within 30 days of the hearing.

On November 4, 2024, the Company filed both the Q1 2024 Form 10-Q and the Q2 2024 Form 10-Q. On November 6, 2024, the Company received a letter (the “Compliance Letter”) from the Staff notifying us that the Company was then in compliance with the Rule and that, as a result, the Hearings Panel had canceled the hearing. The Compliance Letter also stated that the Company would be subject to a Mandatory Panel Monitor for a period of one year from November 6, 2024.

On November 4, 2024, the Company received a notice from Nasdaq notifying the Company that, because the Company was delinquent in filing the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (the “Q3 Form 10-Q”), the Company was no longer in compliance with Nasdaq Listing Rule 5250(c)(1), which requires companies with securities listed on Nasdaq to timely file all required periodic reports with the SEC. On February 12, 2025, the Company filed the Q3 Form 10-Q.

Amendments to Articles of Incorporation

On October 1, 2024, following the approval of the stockholders at a special meeting of stockholders on September 30, 2024, the Company filed a certificate of amendment to the Company’s amended and restated certificate of incorporation (as amended, the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware to effect an increase in the number of authorized shares of Common Stock, effective as of 4:01 p.m., Eastern Time, on October 1, 2024. As of the effective time, the Company’s total number of authorized shares of all classes of capital stock increased from 272,000,000 to 401,809,144. The number of authorized shares of Common Stock increased from 20,000,000 shares to 149,809,144 shares. The number of authorized shares of special voting common stock, par value $0.0001 per share (“Special Voting Common Stock”), remained unchanged, with 2,000,000 shares authorized. The number of authorized shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), remained unchanged with 250,000,000 shares authorized. On December 23, 2024, following the approval of the stockholders at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”), the Company filed a certificate of amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect an increase in the number of authorized shares of capital stock of the Company, effective as of 4:01 p.m. Eastern Time on December 23, 2024. As of the effective time, the Company’s total number of authorized shares of all classes of capital stock increased from 401,809,144 to 409,309,144. The number of authorized shares of Common Stock increased from 149,809,144 shares to 157,309,144 shares. The number of authorized shares of Special Voting Common Stock remained unchanged, with 2,000,000 shares authorized. The number of authorized shares of Preferred Stock remained unchanged with 250,000,000 shares authorized.

Amendment to the 2021 Equity Incentive Plan

On October 25, 2024, our Board approved an amendment to the 2021 Equity Incentive Plan increase the number of shares of Common Stock available for the issuance of awards under the 2021 Equity Incentive Plan to 9,957,029 shares of Common Stock, subject to automatic annual share increases as set forth in the 2021 Equity Incentive Plan, as amended. Such amendment was approved at the 2024 Annual Meeting and became effective as of December 23, 2024.

Risk Factor Summary

Below is a summary of the principal factors that could materially harm our business, results of operations, financial condition, and/or cash flows, impair our future prospects, or cause the price of our publicly traded securities to decline. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below and should be carefully considered, together with other information in this prospectus, before making an investment decision regarding our securities.

●	The conversion of the Series A Preferred Stock into shares of Common Stock would dilute the current holders of our Common Stock. In addition, the exercise or conversion of currently outstanding securities would further dilute holders of our Common Stock.

●	The Selling Stockholders may choose to sell shares of Common Stock at prices below the current market price.

●	A large number of shares of Common Stock may be sold in the market by the Selling Stockholders, which may significantly depress the market price of our Common Stock.

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●	Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.
●	We may be unsuccessful in achieving positive, sustainable free cash flow, and our strategic initiatives and portfolio optimization program may not provide the expected benefits and could adversely affect us.
●	Our actual results may differ materially from our forecasts and projections.
●	Our results could be negatively affected by inflation and other macroeconomic factors and by changes in travel, hospitality, and real estate markets.
●	We face risks and uncertainties associated with the license agreement with Marriott announced on August 19, 2024 (the “Marriott Agreement”), including the risk that it does not provide the anticipated benefits or results in unexpected expenses or other adverse effects.
●	We may be unable to negotiate satisfactory leases or other arrangements to operate new properties, amend existing leases, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all.
●	Newly leased properties may generate revenue later than we estimated and may be more difficult or expensive to integrate into our operations than expected.
●	Delays in real estate development and construction projects could adversely affect our ability to generate revenue from the related leased properties.
●	Our limited operating history and evolving business make it difficult to evaluate our future prospects and challenges.
●	We have a history of net losses, and we may not be able to achieve or maintain profitability in the future.
●	We depend on landlords to deliver properties in a suitable condition and to manage and maintain them.
●	Our long-term and fixed-cost leases limit our operating flexibility and could adversely affect our liquidity.
●	Our leases may be subject to termination prior to the scheduled expiration of the term, which can be disruptive and costly.
●	Our long-term success depends, in part, on our ability to expand internationally, and our business is susceptible to risks associated with international operations.
●	We may be unable to effectively manage our growth.
●	We may be unable to attract new guests or generate repeat bookings from previous guests.
●	Our success depends on acceptance by guests and property owners of our distinctive type of hospitality services.
●	We operate in the highly competitive hospitality market.
●	Third-party distribution channels have historically accounted for a substantial percentage of our bookings and business generated through such channels could adversely affect guest loyalty and poses other risks to us.
●	Our results of operations vary from period-to-period, and historical performance may not be indicative of future performance.
●	Certain measures we use to evaluate our operating performance may be subject to future adjustments.
●	Our business depends on our reputation and the strength of our brand, and any deterioration could adversely impact our market share, revenues, business, results of operations, financial condition, and cash flows.
●	We are involved in and may in the future become involved in claims, lawsuits, and other proceedings that could adversely affect our business, results of operations, financial condition, and cash flows and our insurance may be inadequate to cover our losses.
●	We may be subject to liability or reputational damage for guests’ activities or other incidents and potential health and safety issues at our properties.
●	We are subject to the risk of financial and reputational damage due to fraud.
●	We face challenges in attracting and retaining key personnel and sufficient, highly skilled personnel, and are subject to risks, including unionized labor, associated with employment of hospitality personnel and the use of third-party contractors.
●	We have identified and may in the future identify material weaknesses in our internal control over financial reporting or we may otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our consolidated financial statements.
●	If we fail to maintain effective disclosure controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

●	We face risks related to the restatement of our previously issued financial statements, including risks associated with related litigation or other legal or governmental proceedings, the risk that additional accounting errors or corrections will be identified, and the possibility of additional delays in our SEC filings.

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●	We have been in non-compliance and may in the future be in non-compliance with Nasdaq’s listing requirements, and any failure to maintain compliance with Nasdaq’s requirements may result in our Common Stock and publicly traded warrants being delisted and could adversely affect our ability to raise capital and have other adverse effects on us.
●	Our business could be harmed if we are unable to adapt to changes in technology.
●	We rely on third parties for certain services and technologies, including payment processing, and any unavailability, failures or defects in these services or technologies, or any difficulties integrating them into our systems, could harm our business and results of operations.
●	Our processing, storage, use and disclosure of personal data expose us to risks of internal or external security breaches and has given rise and could give rise to claims, governmental investigations and penalties, other liabilities, increased costs including higher insurance premiums, damage to reputation, and/or reduced revenue.
●	Limitations in our technologies, systems, and network infrastructure, or disruptions in Internet access or guests’ usage of mobile devices, could adversely affect us.
●	Supply chain interruptions may increase our costs or reduce our revenues.
●	Public health concerns and any future public health crises, may have a negative impact on us.
●	We face risks related to our intellectual property.
●	Costs relating to the opening, operation and maintenance of our leased properties could be higher than expected.
●	Our properties are concentrated in a limited number of cities, which increases our exposure to local factors affecting demand or hospitality operations.
●	We may be unable to introduce upgraded amenities, services or features for our guests in a timely and cost-efficient manner.
●	Failure to comply with governmental regulations, such as securities regulations, anti-bribery laws, import/export controls (including sanctions), privacy, data protection, consumer protection, marketing, and advertising laws could adversely affect us.
●	Our business is highly regulated across multiple jurisdictions, including evolving and sometimes uncertain short-term rental regulations and tax laws, which may limit our growth, cause us to incur compliance costs, or otherwise negatively affect us.
●	There is substantial doubt about the Company’s ability to continue as a going concern, and this may adversely affect our stock price, our ability to raise capital, and our relationships with key stakeholders.
●	We may require additional capital, which might not be available in a timely manner or on favorable terms.
●	Our indebtedness and credit facilities contain financial covenants and other restrictions that may limit our operational and financial flexibility or otherwise adversely affect us, including as a result of a potential Event of Default under our Delayed Draw Notes, and future financing arrangements may also contain restrictive covenants or other onerous provisions.

Corporate Information

We were originally incorporated in Delaware on July 21, 2020 under the name “Gores Metropoulos II, Inc.” as a special purpose acquisition company, formed for the purpose of effecting an initial business combination with one or more target businesses. On January 22, 2021, we consummated our initial public offering. On January 18, 2022, we consummated a Business Combination with Legacy Sonder and changed our name to Sonder Holdings Inc.

Our principal executive offices are located at 447 Sutter St., Suite 405 #542, San Francisco, CA 94108. Our telephone number is (617) 300-0956. Our website is https://www.sonder.com. Information contained on, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Implications of Being an Emerging Growth Company

We are an emerging growth company as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter; (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation); (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period; or (iv) December 31, 2026, and we expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

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Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

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THE OFFERING

Shares of Common Stock outstanding as of February 10, 2025	11,585,625 shares of Common Stock

Shares of Common Stock offered by the Selling Stockholders hereunder	127,018,140 shares of Common Stock, consisting of (i) 126,044,682 shares of Common Stock, assuming the conversion of all 43,300,000 shares of Series A Preferred Stock based on a liquidation price of $1.00 plus all accumulated and unpaid dividends on such shares of Series A Preferred Stock (including dividends accrued and unpaid on previously unpaid dividends), assuming 43,300,000 shares of Series A Preferred Stock remain outstanding and accumulate dividends until August 13, 2028 at the Optional Conversion Price (as defined in the Certificate of Designation) of $0.50 (the “Conversion Shares”), (ii) 473,458 shares of Common Stock issued upon exercise of the Delayed Draw Note Warrants (the “Delayed Draw Note Warrant Shares”), and (iii) 500,000 shares of Common Stock, assuming the full exercise of the NPA Warrants (the “NPA Warrant Shares”, and together with the Delayed Draw Note Warrant Shares, the “Warrant Shares”).

Use of Proceeds	We will not receive any proceeds from the sale of our Common Stock offered by the Selling Stockholders (the “Securities”). See the section of this prospectus titled “Use of Proceeds” for more information.

Risk Factors	See the section of this prospectus titled “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Nasdaq Symbol	Our Common Stock trades on Nasdaq under the ticker symbol “SOND” and our Public Warrants trade on Nasdaq under the ticker symbol “SONDW”.

Except as otherwise indicated, the number of shares of Common Stock outstanding is based on 11,585,625 shares of our Common Stock outstanding as of February 10, 2025, and excludes:

●	9,208,368 shares of Common Stock reserved for future issuance under the Company’s 2021 Employee Stock Purchase Plan, 2021 Equity Incentive Plan, as amended, 2021 Management Equity Incentive Plan and 2023 Inducement Equity Incentive Plan;

●	an aggregate of 767,183 shares of Common Stock issuable upon vesting of restricted stock units that were issued pursuant to the 2021 Employee Stock Purchase Plan, 2021 Equity Incentive Plan, as amended, 2021 Management Equity Incentive Plan, and 2023 Inducement Equity Incentive Plan;

●	an aggregate of 2,113,961 shares of Common Stock issuable upon vesting of stock options that were issued pursuant to the 2021 Employee Stock Purchase Plan, 2021 Equity Incentive Plan, as amended, 2021 Management Equity Incentive Plan, and 2023 Inducement Equity Incentive Plan;

●	up to an aggregate of 725,000 shares of Common Stock issuable to certain former stockholders of Legacy Sonder upon the achievement of certain trading price targets for our Common Stock (the “Earn Out Shares”);

●	an aggregate of 724,997 shares of Common Stock issuable upon the exercise of our Public Warrants; and

●	an aggregate of 21,281 shares of Common Stock issuable upon the exercise of warrants assumed by us in connection with the Business Combination.

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RISK FACTORS

Investment in the shares of Common Stock offered pursuant to this prospectus involves risks. You should carefully consider the risk factors included below, and all other information contained in this prospectus, before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to This Offering

The conversion of the Series A Preferred Stock into shares of Common Stock would dilute the current holders of our Common Stock. In addition, the exercise or conversion of currently outstanding securities would further dilute holders of our Common Stock.

The issuance of an approximate additional 126,044,682 Conversion Shares and an approximate additional 500,000 NPA Warrant Shares would dilute our stockholders’ ownership interest, which among other things would have the effect of reducing their influence on matters on which our stockholders vote. In addition, the exercise or conversion of currently outstanding options and warrants would further dilute holders of our Common Stock.

The Selling Stockholders may choose to sell shares of Common Stock at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Conversion Shares or the Warrant Shares covered by this prospectus. Sales or other dispositions of such shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market by the Selling Stockholders, which may significantly depress the market price of our Common Stock.

The Conversion Shares and the Warrant Shares held or to be held by the Selling Stockholders will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market by the Selling Stockholders. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

Risks Related to Our Business and Industry

Our focus on achieving positive, sustainable free cash flow may be unsuccessful, we may not realize some or all of the expected benefits of our previously announced strategic initiatives or any future strategic initiatives, or of our portfolio optimization program, and these efforts may adversely affect our business.

Our primary focus is to put the business on a solid path to achieving sustainable positive adjusted free cash flow (“Adjusted FCF”) as soon as possible (the “Cash Flow Positive Plan”), by reducing cash costs, reducing our planned pace of signing new units that have signed real estate contracts but are not yet available for guests to book (“Contracted Units”), increasing our focus on signing “capital light” properties, and focusing on rapid payback revenue per available room (“RevPAR”) initiatives. The Cash Flow Positive Plan included a restructuring of operations, with a reduction in corporate and frontline headcount in June 2022, as well as further reductions in corporate headcount in 2023 and 2024. In early 2020, we also undertook staff furloughs and reductions, lease exits, and other cost-saving actions due to the COVID-19 pandemic, and we may undertake other restructuring or cost-saving initiatives in the future. As part of our focus on cash flow, we have also undertaken a portfolio optimization program, which involves discussions with landlords about renegotiating the terms of our leases primarily at certain underperforming properties. These efforts have resulted and are expected to result in the termination of certain leases, leading to exits of certain properties over time and the incurrence of expenses, including but not limited to impairment charges and contingent obligations, which could be material. The scope of the program can be expected to change over time, and we cannot predict the number or product mix of the units that may be ultimately affected or the related impact on our business, results of

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operations, financial condition, and cash flows. The terms, scope, and timing of any additional changes to our lease obligations, as well as any other effects on our landlord relationships or reputation with future real estate owners and guests who are affected by property transitions, are uncertain. Our portfolio optimization program and any past or future restructuring or cost-saving initiatives may not achieve our goal of achieving positive Adjusted FCF, result in the cost savings we expect, increase the number of “capital light” properties in our portfolio, or otherwise achieve our cash flow, profitability or operational objectives.

In addition, implementing any strategic initiative, including the portfolio optimization program, presents potential risks that may impair our ability to achieve anticipated cost reductions, revenue enhancements, or operational improvements. These risks include the potential for inadequate support of important business functions due to staffing changes and other cost reduction efforts, management distraction from ongoing business activities, potential failure to maintain adequate controls and procedures while executing our plans, and damage to our reputation and brand image with real estate owners, potential guests and others. Additionally, as a result of restructuring initiatives, we have experienced and may continue to experience a loss of continuity and accumulated knowledge, as well as adverse effects on employee morale and productivity and on our ability to attract and retain highly skilled employees. Increased employee attrition and difficulties in recruiting could, among other things, impair our ability to maintain and enhance our internal controls and procedures, complicate our efforts to pursue new RevPAR initiatives and execute effectively on engineering and technology development projects, cause inefficiencies, and make it more difficult to pursue, open and operate new properties. In addition, the reduction in our pace of signings and our increased focus on signing “capital light” properties may result in fewer units available for guest booking (“Live Units”) than we have forecasted, which may result in lower than expected revenues and cash flow. Any of the above consequences could adversely impact our business, and we may not achieve positive Adjusted FCF when we anticipate, or at all.

Our forecasts and projections are based upon assumptions, analyses and estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

Our forecasts and projections, including projected or anticipated revenues, margins, profitability, cash flows, the number of nights available for stays across all Lives Units (“Bookable Nights”), the number of nights occupied across all Live Units (“Occupancy Nights”), RevPAR, lease signings and Live Units, and our anticipated market opportunity, growth and penetration, are subject to significant uncertainties and are based on assumptions, analyses and estimates developed by our management, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate. These include assumptions, analyses and estimates about future pricing and Occupancy Rates (defined as Occupied Nights divided by Bookable Nights); the anticipated cost savings, more favorable capital requirements and other benefits of our Cash Flow Positive Plan, and the anticipated benefits of the Marriott Agreement; and the scope and outcome of our portfolio optimization program, including the number and type of properties involved, the terms of lease amendments, the timing of lease terminations, and related expenses. Other assumptions include the type and size of future properties, the timing of lease signings, building openings and development, the satisfaction of conditions or contingencies in signed leases, local regulatory environments, the terms of future leases, and future costs, all of which are subject to a wide variety of business, regulatory and competitive risks and uncertainties. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, we may have difficulties accurately budgeting for and managing our expenses, and our actual results may differ materially from those forecasted or projected, adversely affecting the value of our Common Stock.

Our revenue, expenses and operating results could be materially adversely affected by changes in travel, hospitality, and real estate markets, as well as general economic conditions such as an economic downturn or recession.

Our business is particularly sensitive to trends in the travel, hospitality, and real estate markets, and trends in the general economy, which are unpredictable. Travel, including demand for accommodations, is highly dependent on discretionary spending levels. As a result, hospitality sales tend to decline during general economic downturns and recessions, and times of political or economic uncertainty, as consumers engage in less discretionary spending, are concerned about unemployment or inflation, have reduced access to credit, or experience other concerns or effects that reduce their ability or willingness to travel. Leisure travel in particular, which we believe accounts for a majority of our bookings, is dependent on discretionary consumer spending levels. Downturns in worldwide or regional economic conditions or inflationary pressures have in the past led to a general decrease in leisure travel and travel spending, and similar downturns or inflationary pressures in the future may materially adversely impact demand for our accommodations. Such a shift in consumer behavior could materially and adversely affect our business, results of operations, financial condition, and cash flows.

In addition to the impact of economic conditions, our business could be adversely affected by other factors that cause reductions in travel, such as:

●	Public health concerns, such as the COVID-19 pandemic or other future public health crises;

●	Regional hostilities, war, terrorist attacks or civil unrest, such as the 2022 Russian invasion of Ukraine and recent events in the Middle East;

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●	Restrictions on residency and travel, such as governmental restrictions and advisories;
●	Imposition of travel- or hospitality-related taxes or surcharges by regulatory authorities;
●	Changes in regulations, policies, or conditions related to sustainability, including climate change, and the impact of climate change on seasonal destinations;
●	Work stoppages or labor unrest at a potential travel destination; or
●	Natural disasters or adverse weather conditions.

In addition to affecting demand, economic downturns, rising interest rates, rising construction costs, and other adverse developments in real estate markets may result in decreases in new construction starts, property conversions and renovations, and increases in foreclosures, which could result in fewer units available for leasing. Any or all of these and other factors could reduce the demand for our services and the supply of new units, thereby reducing our revenue. The above factors could also require higher marketing and other costs to attract guests, and could result in less favorable terms for new leases, which would increase our expenses.

We may not realize the anticipated benefits from our agreement with Marriott at the time or to the degree that we anticipate, or at all, and our agreement with Marriott may expose us to other risks and uncertainties.

On August 19, 2024, we announced that we entered into the Marriott Agreement, pursuant to which our property portfolio is in the process of joining the Marriott system under a new collection called “Sonder by Marriott Bonvoy.” Although we currently anticipate that the Marriott Agreement will provide us with revenue opportunities and operating efficiencies, we may not realize the anticipated benefits at the time or to the degree we anticipate, or at all. Among other risks, the integration of our portfolio with Marriott’s platforms, distribution channels, sales capabilities, and systems will take considerable time and investment and is subject to uncertainties, including potential delays and unanticipated disruptions, complications and costs. The Marriott Agreement may not result in the revenue enhancements that we currently expect for various reasons, such as possible differences in the preferences and demographics of our and Marriott’s existing and future guests, potential competition among various Marriott brands for guest demand and attention, the uncertain impact on our revenues of integration with Marriott’s guest loyalty program, and other factors. Integration of our properties and systems with Marriott’s will also require substantial investment and resources, and may be more costly, lengthier, and more disruptive than we anticipate. Furthermore, in operating under our current systems while also integrating our properties, technologies and systems with Marriott’s, we may encounter increased costs and other difficulties, including potential difficulties with employee staffing and retention. In addition, the fees which we are required to pay Marriott under the agreement may be higher than anticipated. We must also comply with specified Marriott standards and other conditions and requirements. Failure to successfully implement or comply with the Marriott Agreement could reduce the number of properties integrated into the Marriott relationship; increase our costs; result in termination of the agreement; adversely affect our brand, reputation, and relationships with property owners and other current or potential business partners; or have other adverse effects on us. Under the terms of the Marriott Agreement, subject to meeting certain conditions, we are entitled to receive $15 million of “Key Money” (as defined in the Marriott Agreement) in two tranches by March 31, 2025 to support the costs associated with the integration of our portfolio with Marriott’s platforms, of which $7.5 million was received on November 21, 2024. We may not be able to meet the conditions to receive the remaining $7.5 million of Key Money.

The Marriott Agreement has an initial term of 20 years after our properties’ initial onboarding date, subject to possible extensions, and our rights to terminate the agreement are limited. In addition, the agreement requires us to open new properties only if they are included under the Marriott Agreement, subject to limited exceptions, which increases our dependence upon Marriott. The potentially long-term nature of the Marriott relationship poses additional risks to our business and prospects. Particularly after we have integrated properties into Marriott’s systems and platforms, have invested in the integration process, and have realigned our technologies, staffing, and guest relationships and interactions due to the Marriott Agreement, we may find it difficult to operate properties or build or maintain guest loyalty outside of the Marriott relationship in the future, even if permitted under the Marriott Agreement or after it has been terminated. Among other termination provisions, the Marriott Agreement may be terminated by Marriott or us upon any transfer of 50% or more of the ownership interests in or day-to-day management of our portfolio of properties or of our company, other than to a controlled affiliate, subject to the payment of certain fees. These provisions could make it more complicated to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests. Our relationship with Marriott, and integration of our portfolio with Marriott over time, may also make it more difficult to enter into a similar strategic relationship with a different hospitality industry partner in the future.

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We may be unable to successfully negotiate satisfactory leases or other arrangements to operate new properties, amend existing leases, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all, any of which may limit our growth and could cause us to miss our growth or financial forecasts.

We currently lease all of our locations. When we identify attractive locations for growth, we pursue additional units by signing new leases or additions to existing leases, and we also pursue other arrangements with property owners and developers. If we fail to secure or renew leases or other arrangements for attractive properties, we will not be able to expand our portfolio of properties and may not achieve our growth and financial forecasts.

We may not be able to add sufficient properties to our portfolio that meet our brand standards, at an acceptable cost and on acceptable terms, or to meet our strategic growth goals and financial forecasts. Recent increases in interest rates, inflation in construction and other costs, and concerns about a recession have caused and may continue to cause some property developers to delay or abandon development projects that we would otherwise seek to add to our portfolio. Even where we identify suitable properties, we may not be able to negotiate leases or other arrangements on commercially reasonable terms. Real estate owners may not accept our proposed terms, including due to our focus on signing agreements with lower capital expenditure obligations and quick payback timeframes. In addition, certain real estate owners may defer or forego discussions with us until they have more information about our integration efforts with Marriott, and the potential implications for new leases that we may pursue. We may also have difficulties in providing real estate owners with acceptable letters of credit in lieu of cash deposits, and these difficulties may intensify due to any adverse developments affecting our letter of credit providers, such as the March 2023 government-arranged closure and receivership of Silicon Valley Bank (“SVB”), now a division of First Citizens Bank, which is one of the financial institutions that we use for letters of credit. Any such difficulties may result in higher cash outlays for lease security deposits, delays in signing leases as alternative sources of security are sought, or additional complications in signing leases in a timely manner. Certain real estate owners have been and may continue to be reluctant to enter into or continue transactions with us due to the decline in our stock price, our Reverse Stock Split to regain compliance with Nasdaq’s minimum bid price rule, the delay in our SEC reports resulting from our accounting restatement announced in March 2024, our portfolio optimization program, including the resulting lease amendments and terminations and property exits, potential concerns related to our ability to continue as a going concern, and related concerns of owners or their lenders about our creditworthiness, future cash position or ability to raise capital.

In addition, commercial terms that are negotiated by our real estate teams in existing markets may not be widely accepted in new markets, which may complicate or delay our planned expansion or make such expansion less attractive. Competition for attractive properties can be intense, and competitors may offer owners and developers more attractive terms. We also have relatively little experience with alternatives to traditional leases, which may make it more difficult for us to secure properties where the owner or developer prefers a management agreement or other occupancy arrangement over a lease.

Furthermore, our ability to extend an expiring lease on favorable terms or to secure an alternate location will depend on then-prevailing conditions in the real estate market, such as overall rental cost increases, competition from other would-be tenants for desirable leased spaces, our relationships with current and prospective building landlords, real estate owners’ perceptions of our creditworthiness and prospects, and other potential factors that are not within our control. For example, in markets where the prevailing rents for apartments have been increasing, real estate owners may also believe that, compared to the terms that we offer, they can achieve a superior return through more traditional individual tenancies. If we are not able to renew or replace an expiring lease, we will lose the opportunity to generate additional revenue from that space and will incur costs related to vacating it. If we renew or replace a lease with higher than expected rent or on terms that are otherwise less favorable to us than we expected, our profitability and cash flow could be adversely affected.

Delays in real estate development and construction projects related to our leases could adversely affect our ability to generate revenue from such leased properties, and newly leased properties may be more difficult or expensive to integrate into our operations than expected.

Our business is also subject to property development risks. We often enter into arrangements with property developers to lease all or a portion of a building that is being built or converted for housing accommodations. We expect the number of these early-stage development projects within our business to increase. Even where a project proceeds as planned, it can be many months or even years before the leased property is completed and Live Units become available for guest booking. In addition, the commitments of owners and developers under these arrangements are subject to various conditions and the completion of such development and construction projects are subject to numerous risks, including, in many cases, the owner’s or developer’s ability to obtain adequate financing, construction materials or labor, and governmental or regulatory approvals. Recent increases in interest rates, and inflation in construction and other costs, have caused and may continue to cause some property owners and developers to have difficulty financing, refinancing, or completing projects that we plan to lease. We have experienced unforeseen terminations of and delays in the readiness of property developments, and we expect to encounter similar events in the future. As a result, any such properties in our forecast property pipeline may not develop into new sources of revenue when we anticipated or at all.

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Even when we succeed in signing a lease for a new property, the landlord or developer may be unable or unwilling to deliver the property in the timeline initially provided for or in the condition originally agreed to, or we may encounter other unforeseen delays in preparing the property for initial guest bookings. We refer to this process as “building opening.” Delays in building openings also may occur due to supply chain shortages including fixtures, furnishings and other materials, delays in governmental permits and approvals, landlords’ and developers’ delays in obtaining adequate financing, labor shortages, or the unavailability of third-party contractors. Later than expected building openings at properties also results in a delay in generating revenue from such properties, which could cause us to miss our financial forecasts or fall short of our previously announced Cash Flow Positive Plan goals. In addition, the success of any new property will depend on our ability to integrate the property into existing operations and into Marriott’s programs and systems under the Marriott Agreement, which is subject to uncertainties including potential difficulties in integrating guest-facing and back-office systems or in engaging third-party vendors to service the properties. Newly leased properties could be more difficult or expensive to onboard, have undisclosed conditions that result in unanticipated expenses or claims against us for which we may have little or no effective recourse against the landlord, or otherwise may not provide their anticipated benefits.

Our limited operating history and evolving business make it difficult to predict whether we will achieve our financial, operating and growth forecasts.

Our business continues to evolve. We have expanded significantly since our inception, including the number of cities and countries in which we operate. After initially focusing on apartment-style units, we now also operate hotel properties that have more extensive and complex amenities and systems. In the last few years, we have also focused our expansion efforts on leasing full buildings or larger numbers of units or floors within a property. In addition, we have operated many of our leased properties for a limited period of time, and their early results may not be indicative of their long-term performance. At hotels whose former operators have relied heavily on group and corporate bookings, we have experienced and may continue to experience longer than expected revenue ramp-up periods, and we expect to devote more resources to sales efforts at future hotels. In addition, we have not yet completed the necessary integration of any of our properties with Marriott’s systems and programs, under the Marriott Agreement. Our relatively limited operating history and evolving business make it difficult to evaluate the likelihood that we will achieve our financial, operating and growth forecasts, and to predict and plan for the risks and challenges we may encounter. These risks and challenges include our ability to:

●	Forecast our revenue and budget for and manage our expenses, particularly at new buildings or in new markets;
●	Onboard new, high-quality units in a timely and cost-effective manner;
●	Keep existing units available for booking and reduce nights lost to repairs or other interruptions;
●	Successfully implement new systems and processes;
●	Integrate new properties into our and Marriott’s systems and processes, including integration challenges with new systems;
●	Comply with existing and new laws and regulations applicable to our business, including those related to short-term rentals, hotel operations and any future public health crises;
●	Plan for and manage capital expenditures for current and future properties, including renovations of units and development of new properties, and manage relationships with landlords, developers, service providers and other partners;
●	Anticipate and respond to macroeconomic changes, fluctuations in travel and tourism, and other changes in the markets in which we operate;
●	Maintain and enhance the value of our reputation and brand;
●	Effectively manage growth;
●	Successfully expand our geographic reach;
●	Hire, integrate and retain talented people at all levels of our organization; and
●	Successfully develop or integrate new features, amenities and services to enhance the experience of guests.

If we fail to address these risks and difficulties and others not listed above, our business, results of operations, financial condition, and cash flows could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving industry, any predictions about future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in more predictable markets. If we do not address these risks successfully, or if our assumptions regarding these risks and uncertainties, which are used to plan and operate our business, are incorrect or change, our results of operations could differ materially from expectations and our business, results of operations, financial condition, and cash flows could be adversely affected.

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We have a history of net losses, and we may not be able to achieve or maintain profitability or positive cash flow in the future.

We have incurred net losses and negative cash flow each year since our inception, and we may not be able to achieve or maintain profitability or positive cash flow in the future. We incurred substantial net losses over the past several years, resulting in an accumulated deficit of $1.4 billion and $1.5 billion at December 31, 2023 and September 30, 2024, respectively. We also had negative cash flow from operating activities of $110.9 million and $150.0 million for the years ended December 31, 2023 and 2022, respectively, and $90.5 million and $72.5 million for the nine months ended September 30, 2024 and September 31, 2023, respectively. Our expenses will likely increase in the future as we invest in integration efforts pursuant to the Marriott Agreement, seek to expand in existing and new domestic and international markets, focus heavily on sales and marketing efforts, continue to invest in new technologies, systems, designs and unit amenities, expand our operations, and hire additional employees. These efforts may be more costly than expected and may not result in expected increases in revenue or growth in our business, which would impair our ability to achieve or maintain profitability or positive cash flow. Our Cash Flow Positive Plan, our portfolio optimization program and the Marriott Agreement may not provide the cash flow, revenue improvement, cost savings or other benefits that we anticipate.

In addition, we generally lease properties under multi-year arrangements, but guest revenues are generated through stays that currently average less than a week. Any failure to increase our revenue sufficiently to keep pace with the fixed components of our lease obligations, investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow on a consistent basis or at all. If we are unable to successfully address these risks and challenges, our business, results of operations, financial condition, and cash flows would be adversely affected.

We depend on landlords for certain maintenance and other significant obligations related to our properties, and any failures in this area could hurt our business.

We do not own any of our properties and manage and operate them under leases with third-party landlords. At some properties, our guest units comprise only a portion of the building and common areas and amenities are shared with other tenants or unit owners. We often have limited control over the common areas and amenities of buildings in which our units are located. In addition, we depend on our landlords to deliver properties in a suitable condition and to perform important ongoing maintenance, repair and other activities with respect to common areas, amenities and building systems such as plumbing, elevators, electrical, and fire and life safety. If our landlords do not fulfill their obligations or fail to maintain and operate their buildings appropriately, we could be subject to claims by guests and other parties, and our business, reputation and guest relationships may suffer.

Disputes and litigation relating to our leases and our property optimization program have occurred and can be expected to occur in the future, which may result in significant costs, damage to landlord relationships, slower than expected expansion, and lower revenues.

The nature of our rights and responsibilities under our leases may be subject to interpretation, and our leasing relationships will from time to time give rise to disagreements, which have included and may include disagreements over the timing and amount of capital investments or improvements, requests by us or by our landlords to amend leases, operational and repair responsibilities, liability to third parties, a party’s right to terminate a lease, and reimbursement for certain renovations and costs. For example, we have experienced actual and threatened claims and legal proceedings initiated by property owners in connection with proposed lease amendments or terminations arising from our portfolio optimization program, and we may experience additional claims and proceedings.

We seek to resolve any disagreements and develop and maintain positive relations with current and potential landlords, but we cannot always do so. Failure to resolve such disagreements has resulted in litigation in the past and could result in litigation in the future. Disputes may be expensive to litigate, even if the outcome is ultimately in our favor. We cannot predict the outcome of any litigation. An adverse judgment, settlement, or court order in a proceeding could cause significant expenses and constraints in our business operations and expansion plans. For example, we are involved in litigation with our former landlord at 20 Broad Street in New York, arising out of the landlord’s failure to address Legionella bacteria contamination in the building’s water supply and the associated health risks posed to our guests. For additional information about this litigation, see the section entitled “Legal Proceedings” elsewhere in this prospectus. We are unable to predict the outcome of litigation, or our ultimate responsibility for any adverse outcome. Even if a lawsuit is resolved favorably, a proceeding may require substantial management attention as well as significant legal fees and expenses.

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The long-term and fixed-cost nature of our leases may limit our operating flexibility and could adversely affect our liquidity and results of operations.

We currently lease all of our properties and are committed for the leases’ terms, generally without the right to terminate early. Our obligations to landlords under these agreements extend for years, while we do not have a corresponding source of guaranteed revenue because guests typically stay for less than a week at our properties.

Our leases generally provide for fixed monthly payments that are not tied to Occupancy Rates or revenues, and our leases typically contain minimum rental payment obligations. We sometimes offer landlords lower minimum payments in return for a share of the property’s revenues, or other variable terms, but those currently represent a small portion of our portfolio, and we may be unsuccessful in securing variable or participating lease terms. There can be no assurance that we will be able to sign and operate successfully under leases with revenue-sharing or other variable terms. As a result of our fixed lease expenses, if we are unable to maintain sufficient Occupancy Rates and pricing, our lease expenses may exceed our revenue. For example, in an environment where the prevailing cost of accommodations may be decreasing, we may not be able to lower our fixed monthly payments under our leases at rates commensurate with the rates at which we would be pressured to lower our guest rates, which may also reduce our margins and cash flow. In any such event, we may be unable to reduce our rent under the lease or otherwise terminate the lease in accordance with its terms.

We have limited flexibility to rapidly alter our portfolio of properties and our lease commitments in response to changing circumstances. Leases require substantial time to negotiate and are typically multi-year commitments that can only be revised or terminated with the landlord’s agreement. In addition, some of our leases require the landlord’s consent to assign the lease or sublease the property, which may not be granted or may be granted only on unfavorable terms. Even if we are able to assign or sublease an unprofitable property, we may incur significant costs, including transaction costs associated with finding and negotiating with potential transferees, upfront payments or other inducements, costs to restore the property to its previous condition, and other costs to exit the property.

Our leases may be subject to termination before their scheduled expiration, which can be disruptive and costly.

Our leases may be subject to termination before they are scheduled to expire, in certain circumstances including the bankruptcy of a developer or landlord, noncompliance with underlying covenants governing the property, or, under some agreements, failure to meet specified financial or performance criteria. Some leases also contain conditions to the landlord’s or our obligations or permit the landlord to terminate before the scheduled expiration date, including due to any failure by us to provide a cash security deposit or an acceptable letter of credit, surety bond or other security instrument. Some leases for Contracted Units have contingencies (including construction financing contingencies, zoning, permitting or other regulatory conditions, landlord purchase contingencies, or other contingencies that we or the landlord must satisfy) that must be satisfied prior to our takeover of the units. If these contingencies are not satisfied prior to our takeover of the units, the lease is terminable by us or the landlord. In addition, certain leases are terminable by the landlord for other reasons.

Many of our leased properties have been pledged as collateral for mortgage loans entered into by the owners of the properties when those properties were purchased or refinanced. If those owners cannot repay or refinance maturing indebtedness on favorable terms or at all, such owners may declare bankruptcy and/or lenders could declare a default, accelerate the related debt, and foreclose on the subject property. In addition, some of our units are subleased from parties that lease the underlying property from its owner. If our landlord fails to comply with its underlying lease, or the lease is otherwise terminated earlier than expected, we could lose the right to continue to operate our units or could be forced to cure the landlord’s failure without being assured of recouping the related costs. From time to time, we have experienced the loss or disruption of leases for Contracted Units and Live Units for reasons such as those described above, and similar events may occur in the future.

The termination of our leases due to any of the foregoing events would eliminate our anticipated income and cash flows from the affected property, which could have a significant negative effect on our results of operations and liquidity. Landlords or other business partners may also assert the right to terminate leases or other significant contracts even where the agreements do not provide such a right. If terminations occur for these or other reasons, we may need to enforce our right to damages for breach of contract and related claims, which may cause us to incur significant legal fees and expenses. Any damages we ultimately collect could be less than the projected future value of the revenues and income we would have otherwise generated from the property. Early terminations of significant agreements could hurt our financial performance or our ability to grow our business.

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Our long-term success depends, in part, on our ability to expand internationally, and our business is susceptible to risks associated with international operations.

Although in June 2022, we announced plans to moderate our pace of signing new real estate contracts and to focus new signings on countries where we already have operations, we continue to expand our operations. Currently, we maintain properties in the United States, Canada, the United Kingdom, Ireland, continental Europe, Mexico and the United Arab Emirates, and plan to continue our efforts to expand globally, including, eventually, in jurisdictions where we do not currently operate. Managing a global organization is challenging, time consuming and expensive, and any international expansion efforts that we undertake may not be profitable in the near or long term or otherwise be successful. We have limited operating experience in many foreign jurisdictions and must continue to make significant investments to build our international operations. Conducting international operations subjects us to risks that we generally do not face in the United States. These risks include:

●	Costs, risks and uncertainties associated with tailoring our services in international jurisdictions as needed to better address and balance both our needs, the needs of our guests, and threats of local competitors with compliance under applicable rules and regulations;
●	Uncertainties in forecasting revenues and expenses in markets where we have not previously operated;
●	Costs and risks associated with international, national, and local laws, regulations and policies governing topics such as zoning (hotels and other accommodations) and permits, accessibility, property development and property rental, accessibility, health and safety, climate change and sustainability, and privacy, as well as labor and employment;
●	Differences in local real estate and hotel industry practices, including leasing and hotel transaction terms, that may make it challenging for us to add properties on satisfactory terms or that may require higher than expected upfront payments, security deposits, repair and maintenance expenses, amenity expenses, or other costs;
●	Operational and compliance challenges caused by distance, language, and cultural differences;
●	Costs and risks associated with compliance with international tax laws and regulations;
●	Costs and risks associated with compliance with the U.S. Foreign Corrupt Practices Act and other laws in the United States related to conducting business outside the United States, as well as the laws and regulations of non-U.S. jurisdictions governing bribery, anti-money laundering and other corrupt business activities;
●	Costs and risks associated with human trafficking, modern slavery and forced labor reporting, training and due diligence laws and regulations in various jurisdictions;
●	Being subject to other laws and regulations, including laws governing online advertising and other Internet activities, email and other messaging, collection, use and storage of personal information, ownership of intellectual property, taxation and other activities important to our online business practices;
●	Additional exposure to adverse movements in currency exchange rates;
●	Competition with companies that understand the local market better than we do or that have preexisting relationships with landlords, property developers, regulators and guests in those markets;
●	Adverse effects resulting from international relations;
●	Reduced or varied protection for intellectual property rights in some countries; and
●	Other events or factors, including political, social and macroeconomic factors, hostilities and war (including the 2022 Russian invasion of Ukraine and recent events in the Middle East), acts of terrorism or responses to these events.

Entry into certain transactions with foreign entities now or in the future may be subject to government regulations, including review related to foreign direct investment by U.S. or foreign government entities. If a transaction with a foreign entity is subject to regulatory review, such regulatory review might limit our ability to enter into the desired strategic alliance and thus our ability to carry out our long-term business strategy.

Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability and could instead result in increased costs without a corresponding benefit. We cannot guarantee that our international expansion efforts will be successful.

We may be unable to effectively manage our growth.

Since our inception, we have experienced rapid growth and continue to pursue significant unit growth in existing and new markets throughout the world. Consistent with our portfolio optimization program, we have moderated our planned pace of signing new units and intend to drive near-term growth primarily by opening already Contracted Units; however, we continue to pursue additional signings in various markets and continue to recruit and hire personnel to support building openings, guest service and other functions, both in the United States and internationally.

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Our business is becoming increasingly complex due in part to the continued rapid evolution of the hospitality industry (including rapid changes in regulations and guest preferences due to the COVID-19 pandemic), our continued expansion into new markets, the increasing number of hotels and larger buildings within our portfolio, the growing scope and variety of property amenities and systems for which we have or share responsibility, changing local and national tax regimes, regulatory requirements, and labor markets. This increased complexity and rapid growth have demanded, and will continue to demand, substantial resources and attention from our management. To support our planned growth, we will need to improve and maintain our technology infrastructure and business systems, which may be costly and is subject to uncertainties. We will also need to hire additional specialized personnel in the future as we balance the pursuit of our profitability and growth objectives. For example, we will need to hire, train and manage additional qualified employees to support our engineering, real estate, operations and support teams, as well as employees experienced in security and hospitality operations to support our growing city teams to properly manage our growth. When we enter or expand operations in a particular city, we will also need to hire building opening and guest services staff to meet target dates for opening new properties even before these properties begin to generate revenues.

We have experienced, and may in the future continue to experience, shortages of qualified hospitality personnel and local labor shortages may arise for other reasons, from time to time. If we are unable to hire, train and integrate a sufficient number of hospitality personnel when needed, if new hires perform poorly, or if we are unsuccessful in retaining existing employees, we may not be able to meet our business and growth objectives and provide effective guest services. A shortage of qualified hospitality personnel could also result in higher wages that would increase our labor costs, which could reduce our profits.

If we fail to attract new guests or generate repeat bookings from previous guests, our business, results of operations, financial condition, and cash flows would be materially adversely affected.

Our success depends significantly on attracting new guests and securing repeat bookings from previous guests. Our ability to attract and retain guests could be materially and adversely affected by a number of factors, including:

●	The impact of events beyond our control on demand for travel and accommodations in our markets, such as a public health crisis, changes in government travel restrictions or policies, labor or civic unrest, war, travel-related incidents and weather;
●	Failing to meet guests’ expectations or providing guests with timely and adequate customer/guest service support;
●	Increased competition from other hotel and alternative accommodation providers;
●	Any failure to provide differentiated, high-quality experiences at competitive prices;
●	Failure to provide new or enhanced amenities and services that guests value;
●	Any disruptions in guests’ access to properties or to the properties’ amenities;
●	Ineffectiveness of marketing efforts;
●	Negative associations with, or failure to raise awareness of, our brand;
●	Negative perceptions of the safety of our properties, including due to the absence of front desks or other traditional, onsite hotel staffing at some properties;
●	Negative perceptions of the security of our app or website, including due to the security incident involving unauthorized access to one of our systems that included certain guest records, which we disclosed in November 2022, or any other data security incident; and
●	Inflation, economic recessions or other macroeconomic factors, and other conditions outside of our control affecting travel and the hospitality industry generally.

In addition, we could fail to attract first-time guests or additional bookings from previous guests if our website and/or the Sonder app are not easy to navigate, if guests have an unsatisfactory sign-up, search, booking, payment, or check-in experience, if the listings and other content provided on our website or the Sonder app and on third-party listing platforms are not displayed effectively to guests, or if we fail to provide an experience that meets rapidly changing consumer preferences and travel needs, which could materially adversely affect our business, results of operations, financial condition, and cash flows. If we fail to attract new guests or generate repeat bookings due to these or other factors, our revenues could suffer, we may not meet our financial projections or achieve or maintain profitability, and our business and planned expansion could be adversely affected.

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We offer different types of hospitality services than traditional hospitality operators and short-term rental marketplaces, and if guest and property owner acceptance of this innovative approach to accommodations does not continue to grow or grows more slowly than we expect, our business, results of operations, financial condition, and cash flows could be adversely affected.

We offer a distinctive type of hospitality service for which the market is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all, and particularly during times of market volatility, rising interest rates, and general economic instability. Our success will depend on the willingness of potential guests and the market at large to widely adopt our particular model of hospitality services, which differs from both traditional hotels and short-term rental marketplaces such as Airbnb. In many geographies, including geographies that we hope to enter in the future, the market for our hospitality services is unproven, with little data or research available regarding the market and industry. If potential guests do not perceive our units’ designs, amenities, location, or pricing to be attractive, or choose different accommodations due to concerns regarding safety, the availability of onsite staffing, amenities or services associated with traditional hotels, affordability or other reasons, then the market for our accommodations may not further develop, may develop more slowly than expected or may not achieve its expected growth potential. Such outcomes could adversely affect our business, results of operations, financial condition, and cash flows.

Our growth also depends on the acceptance of our innovative business model by landlords and property developers, and on our ability to operate in markets without clear or well-established regulations covering properties used in our business. For these and other reasons, we may make errors in predicting demand and the supply of potential units in certain markets, which could cause us to spend more in a certain market than is justified by the resulting revenues, or to miss our financial targets, and could otherwise harm our business.

The hospitality market is highly competitive, and we may be unable to compete successfully with current or future competitors.

The hospitality market is highly competitive and fragmented. In addition, new competitors may enter the market at any time. Our current and potential competitors include global hotel brands, regional hotel chains, independent hotels, online travel agencies (“OTAs”) and short-term rental services. Numerous vacation, hotel and apartment rental listing websites and apps also compete directly with us for guests. Our competitors may continue to adopt aspects of our business model, which could reduce our ability to differentiate our services. For example, the COVID-19 pandemic caused some competitors, including traditional hotels, to introduce contactless check-in and self-service technologies that they did not previously offer, and to market their services to digital nomads, and has encouraged the development and rollout of in-room communications hubs and other technologies that may permit competitors to offer more technology-enabled guest services. Certain current and potential competitors may also offer inspiring designs at attractive locations or have greater economies of scale and other cost advantages that allow them to offer attractive pricing. We also compete with hotel operators, property rental and management companies, and others to secure leases for attractive properties to add to our portfolio. If we are unsuccessful in offering a distinctive combination of modern, technology-enabled service and superior design at an affordable price point, or are unable to lease new properties, we may be unable to compete effectively and may be unable to attract new or retain existing guests and landlords.

Additionally, current or new competitors may introduce new business models or services that we may need to adopt or otherwise adapt to in order to compete, which could reduce our ability to differentiate our business or services from those of our competitors. For example, some travel intermediaries, like OTAs, are entering into arrangements with hospitality providers that may compete with us more directly. Increased competition could result in a reduction in revenue, fewer attractive properties, higher lease rates, higher costs, or reduced market share.

We believe we compete for guests primarily on the basis of the quantity and quality of our units, the global diversity and attractiveness of our units, the quality of our guests’ experience, and our customer service, brand identity and price. Competitive factors in our industry are subject to change depending on customer preferences. If guests choose to use other competitive offerings in lieu of ours, our revenue could decrease, and we could be required to make additional expenditures to compete more effectively. Any of these events or results could harm our business, results of operations, financial condition, and cash flows.

Many of our competitors enjoy substantial competitive advantages, such as greater name recognition in their markets, well-established guest loyalty programs, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. Many competitors operate restaurants or other amenities at their properties that our properties may not provide. Future competitors may also have these advantages compared to us. Moreover, the hospitality services industry has experienced significant consolidation, and we expect this trend may continue as companies attempt to strengthen or hold their market positions in a highly competitive industry. Consolidation among our competitors would give them increased scale and may enhance their capacity, abilities, and resources, and lower their cost structures. In addition, our current or potential competitors may have access to larger developer, landlord or guest bases. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, regulatory regimes, or landlord or guest requirements. Furthermore, because of these advantages, existing and potential landlords and guests might accept our competitors’ offerings, even if they may be inferior to our own. For all of these reasons, we may not be able to compete successfully against our current and future competitors.

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We market our units through third-party distribution channels, and if such third parties do not perform adequately or terminate or modify their relationships with us, our business, results of operations, financial condition, and cash flows could be adversely affected.

Our success depends in part on our relationships with third-party distribution channels to list our units online and raise awareness of our brand. In particular, we generate demand by marketing our units with OTAs, such as Airbnb, Booking.com, and Expedia. Bookings through these OTAs and other indirect channels accounted for over half of our revenues in the year ended December 31, 2023 and is expected to account for over half of our revenues in the year ended December 31, 2024. The terms of some of our agreements with these partners allow the partner to change or terminate terms at their discretion. If any of our partners terminate their relationship with us or refuse to renew their agreement with us on commercially reasonable terms, we would need to find alternate providers and may not be able to secure similar terms or replace such providers in acceptable time frames. Additionally, many of these OTAs have discretion in how units are listed or prioritized within their platform and may unilaterally reduce the visibility of our units. Our revenues have in the past been and could be adversely affected if our units are not featured prominently or accurately within OTA platforms for any reason, including changes in an OTA’s relationship with us or its competitors, errors by an OTA, outages experienced by an OTA, disruptions in the interconnection of our systems with OTAs’ systems, or otherwise. For example, certain of our units have been temporarily removed from OTAs’ platforms due to misunderstandings about our units’ regulatory status or misclassification of units by local regulators, resulting in lost revenue. If our relationship with an OTA is terminated or the OTA makes changes that reduce the prominence of our units on its platform, our revenue could be materially adversely affected.

Our relationships with OTAs and other distribution partners may shift as industry dynamics change, and these third parties may be less willing to partner with us as such shifts occur. For example, should a significant distribution partner adjust its platform to compete more directly with us, that partner may be more likely to promote and sell its own offerings, impose additional conditions on us or even cease listing our units. Similarly, if any significant distribution partner decided to sell another competitor’s offerings over ours, it could adversely impact our sales and harm our business, operating results, and prospects.

Furthermore, any negative publicity related to any of our distribution partners, including any negative publicity related to quality standards, regulatory issues, or privacy or safety concerns at other properties listed by a particular channel partner, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

Business generated through indirect channels could adversely affect guest loyalty and poses other risks to us.

Our strategy includes increasing the proportion of stays booked directly with us through our website, mobile app, and our sales personnel, but we may be unsuccessful in increasing direct bookings, and we expect to continue to rely to a significant extent on bookings through OTAs and other internet-based travel intermediaries. In the year ended December 31, 2023 and the three and nine months ended September 30, 2024, over half of our revenues were attributable to bookings through OTAs and other indirect channels. Major Internet search companies also provide online travel services that compete with our direct bookings. If indirect channels increase in popularity, these intermediaries may be able to obtain higher commissions or other concessions from us. Some travel intermediaries are also entering into arrangements that compete with us more directly, such as partnering with hotel owners to provide access to technology or consumer data, or to operate under the intermediary’s brand. Intermediaries may reduce bookings at our properties by de-emphasizing our properties in search results on their platforms, or requiring our listings to meet certain criteria, and other online providers may divert business away from our properties.

There can be no assurance that we will be able to negotiate or maintain favorable terms with intermediaries. Moreover, hospitality intermediaries generally employ aggressive marketing strategies, including significant advertising spending to drive consumers to their websites, and some consumers are conducting an increasing portion of their activities through so-called “super-apps.” Consumers may develop brand loyalties to the intermediaries’ brands, websites, apps and reservations systems rather than to ours. This may make our branding efforts less effective, reduce guest loyalty and recurring demand, and require us to increase our marketing expenses.

Our results of operations vary from period-to-period, and historical performance may not be indicative of future performance.

Our results of operations have historically varied from period-to-period, and we expect that our results of operations will continue to do so for a variety of reasons, many of which are outside of our control and difficult to predict. Because our results of operations may vary significantly from quarter-to-quarter and year-to-year, the results of any one period should not be relied upon as an indication of future performance. Our revenue, expenses, operating results and cash flows, as well as our key operating metrics, have fluctuated from quarter-to-quarter in the past and are likely to continue to do so in the future. These fluctuations are due to, or may result from, many factors, including:

●	Changes in the number of our Live Units;
●	Changes in Occupancy Rates and average length of stay, which dictate many turnover costs;

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●	Seasonal fluctuations in demand, in certain markets;

●	Pricing fluctuations and the proportion of stays booked with extended stay discounts or promotional pricing;
●	The introduction and performance of new properties, amenities, technologies and services, including how quickly new properties are ready for booking by guests;

●	The effects of, and the extent to which we realize the expected benefits from, our Cash Flow Positive Plan and our portfolio optimization program, and our relationship with Marriott pursuant to the Marriott Agreement;
●	The timing, cost and success of advertising and marketing initiatives;
●	The amount and timing of financing activities, operating expenses and capital expenditures;
●	Changes in prevailing lease rates and any adjustments in rental rates under existing leases;
●	Changes in cash flow due to lease signings, renewals and amendments and property openings;
●	Changes in cash flow due to the unpredictability of guest cancellations;
●	Changes in the cost of labor and supplies due to inflation and supply chain disruptions;
●	Economic instability in major markets, and fluctuations in exchange rates;
●	Declines or disruptions in the hospitality industry, particularly in cities or regions where we generate substantial revenue;
●	The impact of natural disasters, and changes in the frequency and severity of natural disasters as a result of climate change;
●	Changes in the mix of stays booked through indirect distribution channels, rather than directly with us, and any changes in distribution channels’ fees or relationships with us;
●	Unanticipated disruptions or costs due to regulatory issues, including changes in short-term rental laws, hotel regulations, or zoning or accessibility laws;
●	Litigation and settlement costs, including unforeseen attorneys’ fees and costs;

●	New accounting pronouncements and changes in accounting standards or practices, particularly any affecting the recognition of revenue as well as accounting for leases;
●	Fluctuations in the fair value of certain of our warrants and other instruments carried at fair value, which have required and may in the future require us to record non-cash gains or losses in our quarterly results of operations, which may be material and which are driven by changes in our stock price and other factors outside of our control;
●	Any additional impairments of the right-of-use assets recorded with respect to our operating leases, or other impairments of long-lived assets, that may be recorded if there are any events or changes in circumstances that indicate that the carrying amount of the long-lived asset might not be recoverable, which have resulted in and may in the future result in additional non-cash expenses in our results of operations;
●	New laws or regulations, or new interpretations of existing laws or regulations, that harm our business or restrict short-term rentals, the hospitality industry, travel, the Internet, e-commerce, online payments, or online communications; and
●	Other risks described elsewhere herein.

Fluctuations in operating results may, particularly if unforeseen, cause us to miss projections or guidance we may have provided to the public. In addition, a significant portion of our expenses and investments, such as our leases, are fixed and such fluctuations in operating results may cause us to face short-term liquidity issues, impact our ability to retain or attract key personnel or expand our portfolio of properties, or cause other unanticipated issues. Company-wide margins may also be difficult to predict because a significant portion of the property portfolio will still be opening or only recently operating at any point in time, and therefore will not be comparable to the profitability of more mature units. In addition, seasonal fluctuations obscure important trends in key metrics such as free cash flow, which may fall below the expectations of investors or securities analysts and cause our stock price to fluctuate or decline. As a result of the potential variability in our quarterly revenue and operating results, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful, and the results of any one quarter should not be relied upon as an indication of future performance.

Certain of the measures we use to evaluate our operating performance are subject to inherent challenges in measurement and may be subject to future adjustments.

We track certain operational metrics, including key performance indicators such as Live Units, Contracted Units, Total Portfolio, Room Nights Booked, Bookable Nights, Occupied Nights, Occupancy Rate, Average Daily Rate, and RevPAR, with internal systems and tools that are not independently verified by any third party.

While the metrics presented herein are based on what we believe to be reasonable assumptions and estimates, our systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If the internal systems and tools we use to track these metrics understate or overstate key performance indicators or contain other technical errors, the data we report or rely upon for planning and forecasting may not be accurate. If investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our business, results of operations, financial condition, and cash flows could be adversely affected.

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Our business depends on our reputation and the strength of our brand, and any deterioration could adversely impact our market share, revenues, business, results of operations, financial condition, and cash flows.

Our business depends on our reputation and the strength of our brand. We believe that the strength of our reputation and brand is important to our ability to attract and retain guests, to compete for attractive new properties, and to establish and preserve good relationships with the communities in which we operate and with local governmental authorities and regulators. Many factors can affect our reputation and the strength of our brand, including:

●	The quality of guest service and the guest experience, and the nature and severity of guest complaints;
●	Guest safety and their perception of safety;

●	Guest privacy and data security practices, and any breaches of privacy or data security;
●	Publicized incidents in or around our properties;
●	After the integration of our properties with Marriott’s systems, distribution channels, and branding, the strength of Marriott’s brand and guests’ perception of our relationship with Marriott;
●	Delays in our SEC reports resulting from our accounting restatement announced in March 2024;
●	Our ability to continue as a going concern;
●	Employee and labor relations;
●	Any local concerns about perceived over-tourism or the effect of new hotels or other accommodations on affordable housing, noise or neighborhood congestion;
●	Our support for local communities, and other community relations matters;
●	Our approach to supply chain management, sustainability, human rights, and other matters relating to corporate social responsibility;
●	The extent to which we operate properties that carry the owner’s branding or are co-branded with us;
●	Our ability to protect and use our brand and trademarks; and
●	Any perceived or alleged non-compliance with regulatory requirements.

Reputational value is also based on perceptions, and broad access to social media makes it easy for anyone to provide public feedback that can influence perceptions of us, our brand, and our properties. It may be difficult to control or effectively manage negative publicity, regardless of whether it is accurate.

Our ability to control our reputation and brand is also limited due to the role of third parties in our business. For example, currently, guests who book stays through OTAs and other indirect channels sometimes have issues with their bookings that we do not control, such as refund and cancellation terms, which may result in disputes or otherwise negatively affect our reputation. Similar issues may arise with respect to bookings made through Marriott’s platform and distribution channels. We also rely on third-party companies to provide some guest services, including housekeeping and linen services at many of our locations, and remote guest support. We do not directly control these companies or their personnel. We also depend upon our landlords to perform important maintenance and other functions at our properties, particularly in common areas, and at many properties we do not control access to or amenities at the entire building, including pools, gyms and food and beverage services. Guest complaints or negative publicity about our properties, services or business activities, due to our own operations or actions or omissions of third parties, could diminish consumer confidence in the Sonder brand and impair our relationships with guests, landlords, governmental authorities, local residents, third-party business partners, and others that are important to our business.

We are involved in and may in the future become involved in claims, lawsuits, and other proceedings that could adversely affect our business, results of operations, financial condition, and cash flows.

We are involved in various legal proceedings relating to matters incidental to the ordinary course of our business and may be subject to additional legal proceedings from time to time. Such legal actions include tort and other general liability claims, employee claims, consumer protection claims, violation of privacy claims, commercial disputes, claims by guests, claims under state and federal law, intellectual property claims, and disputes with landlords. Due to the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes even where we have meritorious claims or defenses. We are involved in and may also in the future be the subject of subpoenas, requests for information, reviews, investigations, and proceedings (both formal and informal) by governmental agencies regarding our business activities. Legal and regulatory proceedings can be time-consuming, divert management’s attention and resources, and cause us to incur significant expenses or liability for substantial damages. The timing and amount of these expenses and damages are difficult to estimate and subject to change, and they could adversely affect our business, results of operations, financial condition, and cash flows.

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We may be subject to liability for the activities of our guests or other incidents at our properties, which could harm our reputation and increase our operating costs.

We may be subject to claims of liability based on events that occur at our properties, including those related to robbery, injury, illness, death, physical damage to property, and other similar incidents. These claims could increase our operating costs and adversely affect our business and results of operations, even if they do not result in liability, as we may incur costs related to investigation and defense. This risk is heightened due to the fact that, in many cases, we do not control access to certain areas of buildings in which our units are located. From time to time, we must also spend time and resources resolving issues with guests who remain past their paid stay, which results in lost revenue and higher costs. If we are subject to additional disputes, liability or claims of liability relating to the acts of our guests, third parties in or around our leased properties (including residents of these properties who are not our guests) or the condition of the leased properties, we may be subject to negative publicity, incur additional expenses, face regulatory or governmental scrutiny, and be subject to liability, any of which could harm our business and operating results.

We are subject to claims and liabilities associated with potential health and safety issues and hazardous substances at our properties.

We and the developers and owners of our leased properties are exposed to potentially significant liabilities and compliance costs as a result of any hazardous or unsafe conditions at our properties, including under environmental, health and safety laws and regulations. These laws and regulations govern matters such as the release, use, storage, and disposal of hazardous and toxic substances, such as asbestos, mold, radon gas, or lead, and unsafe or unhealthy conditions at hotels and other residential premises. Failure to comply with these laws, including any required permits or licenses, can result in substantial fines or possible revocation of our authority to conduct operations. Any impairment of our or our landlords’ authority to permit hospitality operations at our leased properties, due to these factors, could harm our reputation and revenue. We could also be liable under environmental, health and safety laws for the costs of investigation, removal, or remediation of hazardous or toxic substances or unsafe or unhealthy conditions at our currently or formerly leased or managed properties, even if we did not know of or cause the presence or release of the substances or conditions, and even where this is contractually the responsibility of our landlord.

The presence or release of toxic, unhealthy or hazardous substances or conditions at our properties could result in governmental investigations and third-party claims for personal injury, property or natural resource damages, business interruption or other losses, and costly disputes with our landlords and guests. For example, we have engaged in litigation with one of our landlords relating to the presence of toxic mold at one property, and we have faced expensive and disruptive claims relating to Legionella bacteria contamination in the water supply at another property, including lawsuits by guests. We expect to encounter claims, governmental investigations and potential enforcement actions about property conditions and related matters in the future. These claims and the need to investigate, remediate or otherwise address hazardous, toxic, or unsafe conditions could adversely affect our reputation, business, results of operations, financial condition, and cash flows. Environmental, health and safety requirements have also become increasingly stringent, and our costs may increase as a result. New or revised laws and regulations or new interpretations of existing laws and regulations, such as those related to climate change, could affect the operation of our properties or result in significant additional expense and restrictions on our business operations.

We rely on our third-party landlords to deliver properties to us in a safe and suitable condition, and in most cases we do not undertake to independently verify the safety, suitability or condition of the properties we lease. We expect to continue to rely on landlords to disclose information about their properties, though such disclosures may be inaccurate or incomplete, and to keep the properties in a safe and compliant condition in accordance with the terms of our leases and applicable law. If unsafe or unhealthy conditions are present or develop at our properties, our guests may be harmed, we may be subject to expensive and disruptive claims, and our reputation, business, results of operations, financial condition, and cash flows could be materially and adversely affected. In certain cases, we may undertake to terminate a lease based on a landlord’s failure to remediate an unsafe or unhealthy condition at the property, in which case we could be subject to costly litigation which could harm our business and operating results.

We are subject to the risk of financial and reputational damage due to fraud.

We have from time to time experienced, and expect to continue to experience, fraud in connection with bookings and payments. The methods used by perpetrators of fraud are complex and constantly evolving. We devote substantial resources to trust and security measures, but they may not detect all fraudulent activity or prevent stays that are disruptive or harmful to neighbors or other guests. As a result, we expect to continue to receive complaints from guests and requests for reimbursement of their payments, as well as actual or threatened related legal action against us, and lost revenue and other financial impacts, due to fraudulent activity or the actions of persons booking stays under false pretenses.

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We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain, motivate or integrate our personnel, our business, results of operations, financial condition, and cash flows could be adversely affected.

Our success depends to a significant degree on the continued service of our founders, senior management team, key technical, financial and operations employees and other highly skilled personnel and on our ability to identify, hire, develop, promote, motivate, retain, and integrate highly qualified personnel for all areas of our organization. We may not be successful in attracting and retaining qualified personnel to fulfill our current or future needs. In addition, all of our U.S.-based employees, including our management team, work for Sonder on an at-will basis, and there is no assurance that any such employee will remain with us. Competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult to find suitable replacements on a timely basis, on competitive terms or at all. If we are unable to attract and retain the necessary personnel, particularly in critical areas of our business, we may not achieve our strategic goals.

We face intense competition for highly skilled personnel in all areas of our business, and the move by companies to offer a remote or hybrid work environment may increase the competition for employees. To attract and retain top talent, we have had to offer, and we believe we will need to continue to offer, competitive compensation and benefits packages. Candidates and existing personnel often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, including due to the decline in our stock price since the Business Combination, our ability to attract and retain highly qualified personnel may be adversely affected.

Volatility or lack of performance in our stock price may also affect our ability to attract and retain employees. The value to employees of stock options that vest over time may be significantly affected by decreases in our stock price (whether or not related to or proportional to our operating performance) and may at any time be insufficient to counteract more lucrative offers from other companies. We may face challenges in retaining and recruiting such individuals due to sustained declines in our stock price that could reduce the retention value of equity awards.

We may experience challenges related to our continued focus on operational efficiencies such as the organizational changes that are expected to result from our new relationship with Marriott and may experience additional uncertainty among existing and prospective employees following our staff reductions in the prior three years, which may make it more difficult to retain or attract highly qualified personnel for important roles. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, or effectively retain current employees, our efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could adversely affect our business, results of operations, financial condition, and cash flows.

We are subject to risks associated with the employment of hospitality personnel, particularly at locations that employ unionized labor, and the use of third-party guest services contractors.

Our hospitality employees and other guest services personnel are critical to our ability to add properties, maintain our units, enhance the guest experience, and attract and retain guests. If our relationship with employees in any city or at any key property, or within our central guest services function, deteriorates for any reason, our reputation, guest relationships and revenue may suffer, and we may incur costs to replace and retrain additional personnel or third-party contractors. In addition, many of our guest services representatives and housekeepers who provide services to us and our guests are employed by third-party agencies, which we do not control. Our business and reputation could be harmed in the event of any dispute with these agencies by their staff or with us, or if their staff do not provide services that meet our or our guests’ standards and expectations. Guest services, live support for guest bookings, and our expenses may also be adversely affected by any event that disrupts the operations of our third-party guest services contractors. For example, we have experienced temporary disruptions in our operations due to natural disasters and other events. In addition, labor costs are a significant component of our operating expenses, and any increase in the cost of wages, benefits or other employee-related costs could cause our results of operations and cash flow to be lower than anticipated. Certain cities have also adopted re-hiring ordinances and other requirements with respect to hotel and other hospitality employees, and these and other employment regulations may increase our costs and impair our operations.

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Like other businesses in the hospitality industry, we may be adversely affected by organized labor activity. Certain of our non-U.S. employees are currently represented by labor unions and/or covered by a collective bargaining agreement. Union, worker council or other organized labor activity may occur at other locations. We cannot predict the outcome of any labor-related proposal or other organized labor activity. Increased unionization of our workforce or other collective labor action, new labor legislation or changes in regulations could be costly, reduce our staffing flexibility or otherwise disrupt our operations, and reduce our profitability. From time to time, hospitality operations may be disrupted because of strikes, lockouts, public demonstrations or other negative actions and publicity involving employees and third-party contractors. We may also incur increased legal costs and indirect labor costs because of disputes involving our workforce. The resolution of labor disputes or new or renegotiated labor contracts could lead to increased labor costs, which are a significant component of our operating costs, either by increases in wages or benefits or by changes in work rules that raise operating costs. Labor disputes and disruptions may also occur within the workforce of our landlords at buildings we lease, which could harm our guests’ experience and reduce bookings at the affected property.

We have identified material weaknesses in our internal control over financial reporting and may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our consolidated financial statements or other adverse consequences.

We have identified material weaknesses in our internal control over financial reporting as of December 31 2023 and September 30, 2024, which, if not remediated, could affect the reliability of our consolidated financial statements and have other adverse consequences. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

We have identified material weaknesses in internal control over financial reporting related to:

●	the process to capture and record lease agreements timely and accurately;
●	deficiencies in the control activities component of the relevant framework, relating to (a) establishing and consistently applying formal policies and procedures, and (b) hiring and training sufficient personnel to timely support our internal control objectives to ascertain whether the components of internal control are present and functioning; and
●	the asset impairment matters and related restatement of our previously issued financial statements which are discussed in Note 2, Restatement of Previously Issued Financial Statements, to the audited consolidated financial statements included in this prospectus.

Although we remain committed to taking actions to remediate these material weaknesses in our internal control over financial reporting, including efforts to enhance our control environment, we can give no assurance that our efforts will succeed in remediating these deficiencies in internal control over financial reporting or that additional material weaknesses in our internal control over financial reporting will not be identified in the future.

Pursuant to the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, as a public company, we are required to make a formal assessment of the effectiveness of our internal control over financial reporting, and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we have engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

Our failure to remediate any material weaknesses, and to implement and maintain effective internal control over financial reporting, could result in errors in our consolidated financial statements, including errors that could result in a restatement of our consolidated financial statements, and could cause us to fail to meet our reporting obligations and result in other adverse consequences, such as violations of contractual or debt covenants, potential delisting from Nasdaq, SEC or other regulatory investigations and civil or criminal sanctions, or claims or litigation against us, any of which could diminish investor confidence in us, require the expenditure of additional resources, make it more difficult to raise capital, and cause a decline in the price of our Common Stock and publicly traded warrants.

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If we fail to maintain effective disclosure controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of our Common Stock.

As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, that we maintain effective disclosure controls and procedures. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is accumulated and communicated to our management, including our principal executive and financial officers.

Our management has concluded that our disclosure controls and procedures were not effective due to the existence of the material weaknesses described above. Any failure to implement and maintain effective disclosure controls and procedures could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our publicly traded securities and could subject us to potential delisting from Nasdaq, SEC or other regulatory investigations and civil or criminal sanctions, or claims or litigation against us, any of which could diminish investor confidence in us, require the expenditure of additional resources, make it more difficult to raise capital, and cause a decline in the price of our Common Stock and publicly traded warrants.

We face risks related to the restatement of our previously issued consolidated financial statements and financial information, and that restatement and any future financial restatement or correction may adversely affect us.

As described in our Current Report on Form 8-K filed with the SEC dated March 15, 2024, on March 14, 2024, the Audit Committee of our Board of Directors determined, based on management’s recommendation, that our audited consolidated financial statements for the year ended December 31, 2022, and the unaudited condensed consolidated financial statements included in each of the Company’s Quarterly Reports on Form 10-Q filed with the SEC in 2023, should no longer be relied upon due to accounting errors related to the valuation and impairment of operating lease right of use assets and related items, and should be restated. See Note 2. Restatement of Previously Issued Financial Statements, to the audited consolidated financial statements included in this prospectus additional information.

As a result of the restatement, we are subject to a number of additional risks and uncertainties which may affect investor confidence in the accuracy of our financial disclosures and may raise reputational issues for our business. We expect to continue to face many risks and challenges related to potential errors in future financial statements as the existence of unremediated material weaknesses may not timely detect and prevent errors in future financial statements. The restatement process described in this prospectus has required, and the evaluation of controls, require additional professional fees and internal resources, including management time and attention, which negatively impact our business and financial results. We are also subject to litigation or other claims, disputes, investigations or proceedings, which may include, among others, claims invoking the federal and state securities laws, governmental investigations, or other claims, related to the above-described restatement, or to weaknesses or deficiencies in our internal control over financial reporting or our other controls and procedures. For example, in April 2024, a putative securities class action lawsuit was filed in the U.S. District Court for the Central District of California naming the us and certain of our current and former officers and directors as defendants, alleging that the defendants made false and misleading statements about our financial results and condition, including our valuation of operating lease right of use assets, in violation of Sections 10(b) and 20(a) of the Exchange Act. In January 2025, a putative stockholder derivative lawsuit was filed in the U.S. District Court for the Central District of California naming certain of our current and former officers and directors as defendants and naming us as a nominal defendant for making false and misleading statements about our financial results and condition in violation of Section 14(a) of the Exchange Act and for breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, waste of corporate assets and contribution under Sections 10(b) and 21D of the Exchange Act.

Although we have filed the 2023 Annual Report, which included our restated audited consolidated financial statements for the year ended December 31, 2022 and restated unaudited condensed consolidated financial statements for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, we cannot assure you that all of the risks described above will be eliminated or that the restatement described in this prospectus, or any future restatement, will not cause financial or reputational harm to our business. If one or more of the foregoing risks or challenges persist, our business, results of operations, financial condition, and cash flows could be materially and adversely affected.

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Our delayed SEC filings have made us currently ineligible to use certain registration statements to register the offer and sale of securities, which could have adverse effects including on our ability to raise capital or employee retention and recruitment.

Because we were unable to file the 2023 Annual Report or our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 with the SEC on a timely basis, we will not be eligible to register the offer and sale of our securities using a new short form Registration Statement on Form S-3 until we have timely filed all periodic reports required under the Exchange Act for one year. Should we wish to register the offer and sale of our securities to the public prior to the time we are eligible to use Form S-3, including for purposes of raising capital or permitting the resale of privately placed securities, we will be required to file a Registration Statement on Form S-1 and have it reviewed and declared effective by the SEC. Doing so would likely take longer than filing a Registration Statement on Form S-3 and increase our transaction costs, making it more difficult to execute any such transaction successfully and potentially harming our liquidity and financial condition. We will also need to file a post-effective amendment on Form S-1 to convert our previous Form S-3 registration statement with respect to resales of securities into a Form S-1, which may be reviewed and will need to be declared effective by the SEC. We cannot predict when we will regain eligibility to use Form S-3, due in part to the possibility of additional delays in our SEC filings.

Furthermore, our failure to timely file our periodic reports with the SEC resulted in the suspension of the availability of Form S-8 for issuances of shares pursuant to our equity incentive plans for employees and directors. For that reason, employees and directors have not been permitted to exercise outstanding stock options or receive unrestricted shares of our Common Stock pursuant to restricted stock units or other equity awards, and we will remain unable to grant other equity awards under our Form S-8 registration statements, until such time that we are deemed to have filed all reports and other materials required to be filed under the Exchange Act. This includes filing our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, future Quarterly Reports on Form 10-Q, and other SEC reports. The suspension of our ability to utilize Form S-8 has adversely impacted employee morale, incentives, and recruitment, and if we fail to file future required reports, our ability to use Form S-8 for the above purposes will remain or again be suspended, which could adversely affect our business.

If we are unable to adapt to changes in technology, our business could be harmed.

Our website and mobile app, and the technology-enabled features of our units, are critical to our business, and guests increasingly demand technology-driven features and amenities when they seek accommodations. Therefore, we will need to continuously modify and enhance our services and business systems to keep pace with technological changes, including changes related to the integration of our properties with Marriott’s systems pursuant to the Marriott Agreement. We may not be successful in developing necessary, functional, and popular modifications and enhancements. Furthermore, uncertainties about the timing and nature of these necessary changes could result in unplanned research and development expenses which could result in a failure to meet our financial projections or divert resources from other business initiatives. In addition, if our properties, website or mobile app, or internal systems fail to operate effectively with future technologies, we could experience guest dissatisfaction, lost revenue, difficulties in providing customer service or adding new properties to our portfolio, or other disruptions in our operations, any of which could materially harm our business.

We rely on certain third-party technologies and services, and any failures of or defects in these technologies or any inability to obtain or integrate third-party technologies could harm our business.

We rely on software and other technologies and services supplied by third parties to provide certain services to us and our guests, including internal communications, customer service communications, web hosting, payment processing of guest credit cards, fraud prevention, lease management, accounting and other internal functions, and other technologies employed to facilitate bookings and guests’ use and enjoyment of our properties, such as digital locks and streaming television services. As we increase the use of third-party systems in our business and as new technology is developed, and as we integrate our properties with Marriott’s systems and technologies under the Marriott Agreement, the integration of our products and services with one another and other companies’ offerings creates an increasingly complex ecosystem that is also partly reliant on third parties. Our business may be adversely affected to the extent such software, services and technologies contain errors or vulnerabilities, are compromised or experience outages, or otherwise fail to meet expectations. Errors, outages, vulnerabilities and other issues with third-party software, services and technologies have occurred in the past, and additional issues can be expected to occur in the future. Third-party vendors may also fail to provide timely and effective support. Our increasing reliance on third parties for technology development and support may also subject us to additional risks, including potential challenges in protecting our intellectual property rights in the related technology, and reduced control over the individuals working on our technology projects. Any of these risks could increase our costs and adversely affect our business, results of operations, financial condition, and cash flows. In addition, we are in the process of implementing additional third-party systems and other infrastructure, and we may encounter unexpected difficulties or disruptions in implementing or integrating these systems, possibly including disruptions to critical systems or other unanticipated effects on existing systems or other concurrent technology development projects.

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When we incorporate technology from third parties with our technology or otherwise use it to operate our business, we cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, our ability to operate some aspects of our business could be severely limited and our business could be harmed. In addition, some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. In addition, we may be unable to enter into new agreements on commercially reasonable terms or develop our own technologies and amenities relying on or containing technology previously obtained from third parties. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality to our guests or manage our business as we had intended, which could adversely affect our business, results of operations, financial condition, and cash flows.

We rely on third-party payment processors to process payments made by guests, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, results of operations, financial condition, and cash flows could be adversely affected.

We rely on third-party payment processors to process payments made by guests. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find alternate payment processors, and we may not be able to secure similar terms or replace such payment processors in an acceptable time frame. Furthermore, the software and services provided by our third-party payment processors may fail to meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to landlords, any of which could adversely affect our ability to attract and retain guests or disrupt our operations.

Nearly all payments made to us by our guests are made by credit card, debit card or through a third-party payment service, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to guests that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our guests, including with respect to money laundering, money transfers, privacy, and information security, and these regulations may differ by locality and can be expected to change over time.

If our data or information technology systems, or those of third parties with whom we work, are or were again compromised, we could experience, and have in the past experienced, adverse consequences including regulatory investigations or actions, litigation, including class claims; fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, loss of guest loyalty or sales, and other adverse consequences.

In the ordinary course of business, we and the third parties with whom we work, collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, process) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, sensitive third-party data, business plans, transactions, and financial information (collectively, sensitive data). Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties upon which we rely. As we integrate our properties with Marriott’s platform and systems pursuant to the Marriott Agreement, these third parties will include Marriott, and any third parties whose technologies, services or systems are incorporated into Marriott’s platform or systems or on which Marriott otherwise relies. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities.

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We and the third parties with whom we work are subject to a variety of evolving threats, including but not limited to, social engineering attacks (including through phishing and so-called deep fake attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service and credential stuffing attacks, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, adware, telecommunications failures, earthquakes, fires, floods, and other similar threats. We have experienced targeted and organized phishing and account takeover attacks and may experience more in the future. Severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations and ability to provide services to our guests, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. It may be difficult and/or costly to detect, investigate, mitigate, contain, and remediate a security incident. Our efforts to do so may not be successful. Actions taken by us or the third parties with whom we work to detect, investigate, mitigate, contain, and remediate a security incident could result in outages, data losses, and disruptions of our business. Threat actors may also gain access to other networks and systems after a compromise of our networks and systems. The foregoing risks are likely to increase as we expand our business, integrate our products and services with those of third parties or at new properties, and store and process more data, including personal data, and as the use of generative artificial intelligence may permit more automated and effective attacks. Our efforts to protect information from unauthorized access may be unsuccessful or may result in the rejection of legitimate attempts to book reservations, each of which could result in lost business and have a material adverse effect on our business, reputation, and results of operations.

Additionally, past or future business transactions (such as integrations of our systems and technologies with those of commercial partners, or any businesses we may acquire) could expose us to additional cybersecurity risks and vulnerabilities. Among other things, our systems could be negatively affected by vulnerabilities present in the third-party systems and technologies, or created by the integration. Furthermore, we may discover security issues that were not found during our analysis of any third-party business partner, and it may be difficult to integrate our information technology environment and security program with those of other companies.

We rely on third parties and third-party technologies to operate critical business systems to process sensitive data in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, employee email, content delivery to guests, and other functions. We also rely on third parties to provide other products, services, or technologies. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If the third parties with whom we work experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if those third parties fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised.

Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive data or our information technology systems, or those of the third parties upon whom we rely. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide our services.

We have experienced security incidents and may experience additional security incidents in the future. We may expend significant resources or modify our business activities to try to protect against security incidents. Additionally, certain data privacy and security obligations may require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect our information technology systems and sensitive data. Our existing security measures may not be successful in preventing security breaches and other incidents. In addition, sensitive information about our company or guests could be leaked, disclosed, or revealed as a result of or in connection with the use of generative artificial intelligence technologies by our vendors, contractors, or employees. Additionally, while we take steps designed to detect, mitigate and remediate vulnerabilities in our information systems, we may not be able to detect and remediate all vulnerabilities on a timely basis or at all, in part because the threats and techniques used to exploit the vulnerability change frequently and are often sophisticated in nature. Therefore, such vulnerabilities could be exploited but may not be detected until after a security incident has occurred. These vulnerabilities may pose material risks to our business, including the risk that they result in material weaknesses in our internal controls over financial reporting. We may experience or identify additional information security vulnerabilities. Further, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities.

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Security incidents, including the aforementioned, whether actual or perceived, experienced by us or third parties on whom we rely may result in adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive data (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); voluntary or mandatory notifications of guests, regulators, and other relevant stakeholders; the provision of credit monitoring and identity theft protection services or other potentially costly actions; lost revenues or other financial loss; and other similar harms. Security incidents and attendant consequences may cause guests to stop using our services, deter new guests from using our services, and negatively impact our ability to grow and operate our business, including by damaging our reputation. We incur costs in an effort to detect and prevent security breaches and other security-related incidents and we expect our costs will increase as we make improvements to our systems and processes designed to prevent further breaches and incidents. In the event of a future breach or incident, we could be required to expend additional significant capital and other resources in an effort to prevent further breaches or incidents, which may require us to divert substantial resources. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause. These issues are likely to become more difficult to manage as we expand the number of jurisdictions where we operate and the number and variety of services we offer, as we integrate our systems and technologies with those of additional third parties, and as the tools and techniques used in such attacks become more advanced. Our insurance policies have coverage limits and deductibles and such insurance coverage may not be adequate to protect us from or mitigate liabilities and losses caused by security breaches or incidents or otherwise related to our data privacy and security obligations, and we cannot be sure that such coverage will pay future claims or will continue to be available on commercially reasonable terms or at all. Additionally, our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations.

System capacity constraints or system or operational failures could materially adversely affect our business, results of operations, financial condition, and cash flows.

Since our founding, we have experienced rapid growth in consumer traffic to our website and usage of our app, and our portfolio of properties has grown and diversified. If our technologies, systems, and network infrastructure cannot be expanded or are not scaled to support increased demand or fail to perform, we could experience unanticipated disruptions in bookings and guest service, slower response times, decreased guest satisfaction, and delays in launching new properties and markets.

In the event of certain system failures, we may not have back-up systems, or may be unable to switch to back-up systems immediately, and the time to full recovery could be prolonged. We have experienced system failures from time to time, including failures of important guest-facing systems such as keyless entry systems at guest properties. In addition to placing increased burdens on our engineering staff, these outages can create a significant number of guest issues and complaints that need to be resolved by our guest services team. Any unscheduled interruption in our service could result in an immediate and significant loss of revenue, an increase in guest support costs (including refunds and reimbursements), and harm our reputation, and could result in some consumers switching to competitors or making claims against us. If we experience frequent or persistent system failures, our brand and reputation could be permanently and significantly harmed, and our business, results of operations, financial condition, and cash flows could be materially adversely affected. Our ongoing efforts to increase the reliability of our systems will be expensive and may not be completely effective in reducing the frequency or duration of unscheduled downtime or in system errors affecting guest experience or our operations. We do not carry business interruption insurance sufficient to compensate us for all losses that may occur.

We use both internally developed systems and third-party systems to operate our mobile app, website and other critical infrastructure, including transaction and payment processing, and financial and accounting systems, and certain technology-enabled features at guest properties. We cannot guarantee the reliability or availability of third-party systems. If the number of consumers using our website increases substantially, or if critical internally developed or third-party systems stop operating as designed, we may need to significantly upgrade, expand, or repair our systems and other infrastructure. We may not be able to upgrade our systems and infrastructure to accommodate such conditions in a timely manner, and our systems could be impacted for a meaningful period of time, which could materially adversely affect our business, results of operations, financial condition, and cash flows. The software underlying our services is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. Any errors or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of guests, disruption to our sales channels, loss of revenue, or liability for damages, any of which could adversely affect our growth prospects and business.

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Disruptions in Internet access or guests’ usage of their mobile devices could harm our business.

Our business depends on the performance and reliability of the Internet, telecommunications network operators, and other infrastructures that are not under our control. Our revenue and guest experience are also heavily dependent on consumers’ ability to interact with our mobile app and guest services functions using their mobile devices. Accordingly, we depend on consumers’ access to the Internet through mobile carriers and their systems and on centralized and property-level systems’ Internet access, which has been in the past and may be in the future subject to outages and other disruptions. Disruptions in Internet access could materially adversely affect our business, results of operations, financial condition, and cash flows.

Supply chain interruptions may increase our costs or reduce our revenues.

We depend on good vendor relationships and the effectiveness of our supply chain management systems to ensure reliable and sufficient supply of materials used in our renovation, building openings and operating activities, such as furniture, linens, unit decor and appliances, lighting, security equipment and consumables. The materials we purchase and use in the ordinary course of our business are sourced from a wide variety of suppliers around the world, including Vietnam, China, India, and the United States. We may experience disruptions in the supply chain due to public health crises, weather-related events, natural disasters, trade restrictions, tariffs, cyber-attacks, increases in interest rates, inflationary pressures, border controls, acts of war, terrorist attacks, third-party strikes, work stoppages or slowdowns, shipping capacity constraints, supply or shipping interruptions or other factors beyond our control. In the event of disruptions in our supply chain, the labor and materials we rely on in the ordinary course of our business may not be available at reasonable rates or at all. In some cases, we may rely on a single source for procurement of furniture or other supplies in a given region. Our supply chain also depends on third-party warehouses and logistics providers, including a central distribution center in Texas and smaller warehouses in other markets. Any disruption in the supply, storage, or delivery of materials to our leased properties could disrupt operations at our existing locations or significantly delay our opening of a new location, which may cause harm to our reputation and results of operations.

We may be subject to liability claims and our insurance may be inadequate to wholly cover our losses.

We are subject to various types of claims and liabilities in the operation of our business. Despite the procedures, systems, and internal controls we have implemented to avoid or mitigate risks, we have experienced and may experience additional claims and incur liabilities, whether through a weakness in these procedures, systems and internal controls, or because of negligence or the willful act of an employee, contractor, guest or other third-party. Our insurance policies may be inadequate to wholly cover the potentially significant losses that may result from claims arising from incidents related to our units or leased properties, guest or employee acts or omissions, disruptions in our service, including those caused by cybersecurity incidents, failures or disruptions to our infrastructure, catastrophic events, and disasters or otherwise. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, the insurance may not cover all claims made against us and may not cover potentially significant attorneys’ fees, and defending a suit, regardless of its merit, could be costly and divert management’s attention.

Our business is subject to the risks of earthquakes, fire, floods, geopolitical conflicts, and other catastrophic events.

A significant natural disaster could materially adversely affect our business, results of operations, financial condition, cash flows, and prospects. In addition, we may encounter performance problems with our technology infrastructure due to increased frequency or severity of natural disasters and similar events.

Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, or outbreak of pandemic diseases or other public health crises, we may be unable to continue our operations and may experience system interruptions and reputational harm. Acts of terrorism and other geopolitical unrest or armed conflict could also cause disruptions in our business or the business of our landlords, vendors or other business partners, or the economy as a whole. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate.

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Our business, operations, growth, and financial results had been adversely impacted by the effects of the COVID-19 pandemic and may be adversely impacted by COVID-19 or another pandemic, epidemic or infectious disease outbreak in the future.

The COVID-19 pandemic and related governmental and business responses had, and a resurgence of COVID-19 or another public health crisis may again have, an adverse effect on our customers, employees, landlords and other potential business partners, and our operations. For example, public health concerns arising out of the COVID-19 pandemic and efforts to mitigate its spread caused severe economic disruptions around the world as governments, public institutions and other organizations imposed or recommended, at various times and degrees, restrictions on a wide array of activities, including travel and in-person gatherings, as well as mandatory vaccination requirements, and quarantines and lockdowns. The COVID-19 pandemic drastically reduced demand for accommodations and necessitated more restrictive approaches to guest services, and required us to take drastic steps to reduce operating costs, including phasing units from our portfolio and laying off or furloughing employees. Similar actions that may be taken in response to any resurgence of COVID-19 or any future public health crisis may negatively our hospitality operations and guest satisfaction, damage our revenues and reputation, disrupt our operations, and lead to costly or disruptive disputes, impact our ability to attract and retain employees, result in reductions in our Live Unit and/or leased unit portfolio, and reduce our ability to realize revenue.

The extent to which a public health crisis could again impact us will depend on numerous evolving factors and future developments that are uncertain and that we are not able to predict at this time, including: the timing, extent, trajectory and duration of the pandemic or other health crisis; the emergence of new viral variants; the development, availability, distribution and effectiveness of vaccines and treatments; the imposition of protective public safety measures; and the impact of the pandemic or other crisis on the global economy and demand for our products and services. We could again experience adverse impacts to our business as a result of any economic recession that may occur from a resurgence of COVID-19 or other global pandemics.

Our technology contains third-party open-source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to operate as intended or could increase our costs.

Our technology contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our technology.

Some open-source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open-source software to avoid subjecting our technology to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our technology. From time to time, there have been claims challenging the ownership of open-source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open-source software. Moreover, we cannot assure you that our processes for controlling our use of open-source software in our technology will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that may not be economically feasible, re-engineer our technology, discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or make generally available, in source code form, our proprietary code, any of which could adversely affect our business, results of operations, financial condition, and cash flows.

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We may be unable to protect our brand and other intellectual property, and we have been and may be subject to legal proceedings and claims relating to intellectual property rights.

Our intellectual property is important to our success. We rely on a combination of trademark, copyright, and trade secret laws, employee, and third-party non-disclosure and/or invention assignment agreements and other methods to protect our intellectual property. However, these only afford limited protection, and unauthorized parties may attempt to copy aspects of our services, technology, mobile app, algorithms, or other features and functionality, or to use information that we consider proprietary or confidential. There can be no assurance that any of our intellectual property will be protectable by patents, but if it is, any efforts to obtain patent protection that are not successful may harm our business in that others will be able to use our technologies. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, copyrights, and similar proprietary rights. We endeavor to defend our intellectual property rights diligently, but intellectual property litigation is expensive and time-consuming, and may divert managerial attention and resources from our business objectives. We may not be able to successfully defend our intellectual property rights, which could have a material adverse effect on our business, brand, and results of operations.

From time to time, in the ordinary course of business, we have been and may be subject to legal proceedings and claims relating to the intellectual property rights of others, and we expect that third parties will continue to assert intellectual property claims, in particular trademark claims, against us, particularly as we expand the complexity and scope of our business. Successful claims against us could result in a significant monetary liability or prevent us from operating our business, or portions of our business. In addition, resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or to cease using those rights altogether. Any of these events could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

We expend resources relating to the preparation and repair of our leased properties, which may be higher than anticipated.

We typically devote resources to prepare a newly leased property for its initial guests and to keep our leased properties in a safe and attractive condition. Although we endeavor to have the landlord or developer bear the out-of-pocket opening costs, we are sometimes responsible for all or a portion of these costs. Even where landlords and developers are contractually responsible for some costs, they have in the past and may in the future dispute or fail to comply with their obligations. In addition, while the majority of our leases require landlords to bear responsibility for the repair and maintenance of building structures and systems, at times we are responsible for some of these obligations, and in most cases, we are responsible for the repair and maintenance of damage caused by our guests. Our leases may also require that we return the space to the landlord at the end of the lease term in essentially the same condition it was delivered to us, which may require repair work. The costs associated with our building openings, repair and maintenance may be significant and may vary from our forecasts.

We also periodically refurbish some of our units to keep pace with the changing needs of our guests and to maintain our brand and reputation. Although we include estimated refurbishments in our business and financial planning, refurbishments can result in lost revenues at the affected unit, may be more costly and time-consuming than we expect, may impair guests’ experiences in other units, and may otherwise adversely affect our results of operations, financial condition, and cash flows.

Our properties are concentrated in a limited number of cities, which increases our exposure to local factors affecting demand or hospitality operations.

Our operations are relatively concentrated in a limited number of cities, and we expect that the majority of our operations will continue to be concentrated in a limited number of cities. As of September 30, 2024, our five largest cities (New York City, Dubai, Montreal, Miami and London) accounted for approximately 36.7% of our Live Units, and our 10 largest cities accounted for approximately 58.7% of our Live Units. Geographic concentration magnifies the risk to us of localized economic, political, public health and other conditions such as natural disasters. Civil unrest, public health crises, unusual weather, natural disasters, or other factors affecting travel to these cities or other markets in which we are expanding, as well as changes in local competitive conditions and regulations affecting the hospitality industry, may have a disproportionate negative effect on our revenue and on our ability to secure sufficient staffing, supplies or services for our largest markets.

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We are exposed to fluctuations in currency exchange rates.

Since we conduct a portion of our business outside the United States but report our results in U.S. dollars, we face exposure to adverse movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. In addition, fluctuation in our mix of U.S. and foreign currency denominated transactions may contribute to this effect as exchange rates vary. Moreover, as a result of these exchange rate fluctuations, revenue, cost of revenue, operating expenses and other operating results may differ materially from expectations when translated from the local currency into U.S. dollars upon consolidation. For example, if the U.S. dollar strengthens relative to foreign currencies our non-U.S. revenue would be adversely affected when translated into U.S. dollars. Conversely, a decline in the U.S. dollar relative to foreign currencies would increase our non-U.S. revenue when translated into U.S. dollars. As exchange rates vary, revenue, cost of revenue, operating expenses, and other operating results, when translated, may differ materially from expectations. In addition, our revenue and operating results are subject to fluctuation if our mix of U.S. and foreign currency denominated transactions and expenses changes in the future. We do not currently have hedging arrangements to manage foreign currency exposure. If we do enter into such arrangements in the future, such activity may not completely eliminate fluctuations in our operating results.

We may focus on rapid innovation, expansion and growth, over short-term financial results.

Despite our Cash Flow Positive Plan and our portfolio optimization program, which focus on achieving sustainable positive free cash flow, we may decide to emphasize investments in innovation and growth over short-term financial results. We have taken actions in the past and may continue to make decisions that have the effect of reducing our short-term revenue or profitability if we believe that the decisions will benefit long-term revenue and profitability through enhanced guest experiences, penetration of new markets, greater familiarity with the Sonder brand, or otherwise. The short-term reductions in revenue or profitability could be more severe than anticipated. These decisions may not produce the expected long-term benefits, in which case our growth, guest experience, relationships with developers and landlords, and business and results of operations could be harmed.

If we are unable to introduce new or upgraded amenities, services or features that guests recognize as valuable, we may fail to attract guests, property developers and landlords. Our efforts to develop new and upgraded services and amenities could require us to incur significant costs.

In order to continue to attract new guests and generate repeat bookings from previous guests, and to attract property developers and landlords, we will need to continue to invest in the development of new amenities, services and features that add value to the Sonder brand and/or differentiate us from our competitors. The success of any new amenity, service or feature depends on several factors, including its timely completion, strategic introduction, and market acceptance, all of which remain subject to various uncertainties. If guests, property developers and landlords do not recognize the value of the new amenities, services, or features, they may choose not to engage with us.

Developing and delivering these new or upgraded amenities, services and features is costly and involves inherent risks and difficulties. Consumer preferences for interior design and furnishings and technology-related services are subject to frequent change. Technology development efforts may be unsuccessful, and any new features or services offered to guests through our website or app may be difficult to manage or maintain. We cannot guarantee that such efforts will succeed or that new or upgraded amenities, services and features will work as intended or provide their expected value. In addition, some new or upgraded amenities, services and features may be difficult for us to continue to market, may require additional regulatory permits and personnel, may subject us to additional liabilities, and may involve unfavorable pricing or fees. Further, the efforts required to develop, integrate, launch, and maintain new amenities, services, and features could divert resources away from other projects and initiatives. Even if we succeed in introducing new or upgraded amenities, services and features, we cannot guarantee that our guests or landlords will respond favorably to them, or that they will result in a positive return on investment.

In addition to developing our own amenities, features and services, we have and may continue to license or otherwise integrate applications, technologies, systems, content and data from third parties. These third-party applications, technologies and systems may not support our offerings as intended, may be difficult to integrate with our product offering, may cause unanticipated disruptions in guests’ bookings, in-room experience, or our other business operations, may not remain available on commercially reasonable terms, or at all, could give rise to guest complaints, and could damage our brand and reputation.

Changes in our effective tax rate could harm our future operating results.

We are subject to federal and state income taxes in the United States and in various international jurisdictions. Our provision for income taxes and our effective tax rate are subject to volatility and could be adversely affected by several factors, including:

●	Earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates;
●	Effects of certain non-tax-deductible expenses, including those arising from the requirement to expense stock options;

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●	Changes in the valuation of our deferred tax assets and liabilities;

●	Adverse outcomes resulting from any tax audit, including transfer pricing adjustments with respect to intercompany transactions;
●	Our ability to utilize our net operating losses, research and development credits, and other deferred tax assets; and
●	Changes in accounting principles or changes in tax laws and regulations, or the application of the tax laws and regulations, including possible U.S. changes to the deductibility of expenses attributable to foreign income or the foreign tax credit rules.

Our corporate structure and intercompany arrangements cause us to be subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which could materially adversely affect our business, results of operations, financial condition, cash flows, and prospects.

We are expanding our international operations and personnel to support our business in international markets. We generally conduct our international operations through wholly owned subsidiaries and are or may be required to report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by tax authorities in various jurisdictions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of such jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws, interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The relevant tax authorities have in the past disagreed and may in the future disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If additional disagreements were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations.

If existing tax laws, rules or regulations are amended, or if new unfavorable tax laws, rules or regulations are enacted, including with respect to occupancy, sales, value-added taxes, withholding taxes, revenue-based taxes, unclaimed property, or other tax laws applicable to the multinational businesses, the results of these changes could increase our tax liabilities. Possible outcomes include double taxation, multiple levels of taxation, or additional obligations, prospectively or retrospectively, including the potential imposition of interest and penalties. Demand for our products and services could decrease if such costs are passed on to our guests, result in increased costs to update or expand our technical or administrative infrastructure or effectively limit the scope of our business activities should we decide not to conduct business in particular jurisdictions.

We may be subject to substantial liabilities if it is determined that we should have collected, or in the future should collect, additional sales and use, value added or similar taxes.

We currently collect and remit applicable sales taxes and other applicable transaction taxes in jurisdictions where we, through our employees or economic activity, have a presence and where we have determined, based on applicable legal precedents, that sales of travel accommodations are classified as taxable. We do not currently collect and remit state and local excise, utility user, or transfer taxes, fees, or surcharges in jurisdictions where we believe we do not have sufficient “nexus.” There is uncertainty as to what constitutes sufficient nexus for a state or local jurisdiction to levy taxes, fees, and surcharges on sales made over the Internet, and there is also uncertainty as to whether our characterization of our traveler accommodations in certain jurisdictions will be accepted by state and local tax authorities.

The application of indirect taxes, such as sales and use, value added, goods and services, business, and gross receipts taxes, to businesses that transact online, such as ours, is a complex and evolving area. Where we sell our services through OTAs, we do not directly control how taxes are collected or remitted. There are substantial ongoing costs associated with complying with the various indirect tax requirements in the numerous markets in which we conduct or may conduct business, and resource and local personnel constraints can make it difficult for us to collect local taxes due from guests accurately, which could result in unanticipated additional tax liabilities. If an OTA does not collect such taxes from travelers, we could be held liable for such obligations. The application of existing or future indirect tax laws, whether in the United States or internationally, or the failure to collect and remit such taxes, could materially adversely affect our business, results of operations, financial condition, cash flows, and prospects.

Failure to comply with anti-bribery, anti-corruption laws and similar laws, could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Travel Act, the United Kingdom Bribery Act 2010, and possibly other anti-bribery and anti-corruption laws in countries outside of the United States in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or sometimes the private sector.

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We sometimes engage third parties to conduct our business abroad. We and our employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. We cannot guarantee that all of our employees and agents will not take actions in violation of applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, the risks under these laws may increase.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot guarantee that none of our employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of Company policies and applicable law, for which we may be ultimately held responsible.

Any allegations of or actual violation of the FCPA or other applicable anti-bribery and anti-corruption laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, all of which may have an adverse effect on our reputation, business, results of operations, and prospects. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We are subject to governmental export and import controls and economic sanctions programs that could impair our ability to compete in international markets or subject us to liability if we violate these controls.

In many cases, our business activities are subject to U.S. and international import and export control laws and regulations including trade and economic sanctions maintained by the Office of Foreign Assets Control. For example, restrictions may exist on our ability to provide services to persons located in certain U.S. embargoed or sanctioned countries or listed on certain lists of sanctioned persons. U.S. and other international authorities recently imposed, and may further impose, sanctions related to conflicts in the international community. Additionally, the import of furniture used in various properties must be conducted in accordance with applicable import laws and regulations. While we have policies and procedures in place designed to ensure compliance with sanctions and trade restrictions and other applicable laws, our employees, contractors, partners, and agents may take actions in violation of such policies and applicable law, for which we may be ultimately held responsible. If we were to fail to comply with such import or export control laws and regulations, trade and economic sanctions, or other similar laws, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, damage to our reputation, and the possible loss of export or import privileges, any of which could have a material and adverse impact on our business, results of operations, financial condition, and cash flows.

Risks Related to Government Regulation

Unfavorable changes in, or interpretations or enforcement of, government regulations or taxation of the evolving short-term and long-term rental, Internet and e-commerce industries could harm our operating results.

We operate in markets throughout the world and are subject to various regulatory and taxation requirements of the jurisdictions in which we operate. Our regulatory compliance efforts are burdensome because each local jurisdiction has different requirements, including with respect to zoning, licensing, permitting, sanitation, accessibility, taxes, employment, labor and health and safety, and regulations in the industry are constantly evolving. Compliance requirements that vary significantly from jurisdiction to jurisdiction reduce our ability to achieve economies of scale, add compliance costs, and increase the potential liability for compliance deficiencies. Additionally, laws or regulations that increase our costs, require changes in our business practices, or otherwise harm our business could be adopted, or interpreted in a manner that affects our activities, including but not limited to the regulation of personal and consumer information, consumer advertising, labor laws, accessibility, health and safety, taxation, and real estate and hotel licensing and zoning requirements. Violations or new interpretations of these laws or regulations may result in penalties, disrupt our ability to operate existing properties or to develop new ones, negatively impact our guest relations or operations in other ways, increase our expenses, and damage our reputation and business. Even when we are in compliance with applicable laws, a suspected violation of these laws or regulations can temporarily disrupt our ability to operate existing properties, negatively impact our guest relations or operations in other ways, damage our reputation and business, and result in loss of revenues, even if the matter is ultimately resolved in our favor.

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In addition, we have experienced and may continue to experience regulatory developments that affect our ability to offer units for specified durations or in certain neighborhoods. For example, certain municipalities have adopted ordinances that limit our ability to offer certain properties to guests for fewer than a stated number of consecutive nights, such as 30 nights, or for more than an aggregate total number of nights per year, and other cities may introduce similar regulations, including after we have already leased properties and begun to offer stays to guests there. The regulation of short-term rentals and related government enforcement efforts have been increasing in scope and intensity in many cities, often due to governments’ concerns about affordable housing or over-tourism, or due to pressures from private groups such as neighborhood associations. Even where we operate in compliance with existing regulations, local groups or governments have occasionally argued that we should comply with additional or different requirements, and similar developments can be expected in the future. Any such developments could reduce our revenues by limiting our ability to open or continue operating at certain properties or in certain cities, damage our reputation with landlords and others, result in expensive and disruptive disputes or regulatory proceedings, or require burdensome changes to our operations. In addition, many of the fundamental statutes and regulations that impose taxes or other obligations on travel and hospitality companies were established before the growth of the Internet and e-commerce, which creates a risk of these laws being used in ways not originally intended that could harm our business. These and other similar new and newly interpreted regulations could increase our costs, require us to reduce or even cease operations in certain locations, reduce the diversity and number of units available for us to lease and offer to guests, and otherwise harm our business and operating results.

From time to time, we have been involved in and expect to continue to become involved in challenges to or disputes with government agencies regarding interpretations of laws and regulations. There can be no assurance that we will be successful in these challenges or disputes. New, changed, or newly interpreted or applied laws, statutes, rules, regulations or ordinances, including tax laws, could also increase landlords’ compliance, operating and other costs. This, in turn, could deter landlords from renting their properties to us, negatively affect lease renewals, impair landlords’ ability or willingness to repair and maintain leased properties, or increase costs of doing business. Any or all of these events could adversely impact our business and financial performance.

Furthermore, as we expand or change our business and the services that we offer or the methods by which we offer them, we may become subject to additional legal regulations, tax requirements or other risks. Whether we comply with or challenge these additional regulations, our costs may increase, and our business could otherwise be harmed.

The costs and other risks associated with complying with the Americans with Disabilities Act and similar legislation outside of the United States may be substantial.

We are subject to the Americans with Disabilities Act (the “ADA”) and similar laws and regulations in certain jurisdictions outside of the United States. These laws and regulations require public accommodations to meet certain requirements related to access and use by disabled people. Our landlords may not have designed, constructed, or operated their properties to comply fully with the ADA or similar laws, and our operations may not fully comply with such laws. Operators of hospitality websites, including ourselves, are also occasionally targeted by complaints that they have failed to make their sites and online reservation systems sufficiently accessible. We have been subject to minor claims by litigants regarding such website compliance in the past, and may encounter claims, governmental investigations, and potential enforcement actions in the future. We may be required to expend substantial resources to remedy any noncompliance at our leased properties or in our app or website, or to defend against complaints of noncompliance, even if they lack merit. If we fail to comply with the requirements of the ADA or similar laws, we could be subject to fines, penalties, injunctive action, costly legal proceedings, an award of damages to private litigants, mandated capital expenditures to remedy such noncompliance, reputational harm, and other business effects that could materially and adversely affect our brand and results of operations.

We and the third parties with whom we work are subject to stringent and evolving U.S. and foreign laws, rules, contractual obligations, industry standards, policies, and other obligations relating to data privacy and security. Any actual or perceived failure to comply with such obligations has in the past and could in the future result in adverse consequences, including but not limited to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “process”), a large volume of personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, sensitive third-party data, business plans, transactions, and financial information (collectively, “sensitive data”). Our data processing activities subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.

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In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). Numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and giving residents certain rights concerning their personal data. Such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may adversely impact our business and ability to provide our services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance and allow private litigants affected by certain data breaches to recover significant statutory damages and we expect more jurisdictions to pass similar laws in the future. These developments may further complicate compliance efforts and increase legal risk and compliance costs for us and the third parties upon whom we rely.

Outside the United States, an increasing number of laws, regulations, and industry standards govern data privacy and security, and our collection, processing and security of data may be subject to these laws, regulations, and industry standards. For example, the EU GDPR and the UK GDPR (collectively, “GDPR”) impose strict requirements for processing personal data. In Canada, the PIPEDA and various related provincial laws, as well as Canada’s Anti-Spam Legislation, may apply to our operations. Violation of PIPEDA can lead to a court action brought by individuals or by the Office of the Privacy Commissioner of Canada. In addition, under the GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros, 17.5 million pounds sterling under the UK GDPR or, in each case, 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Other jurisdictions may adopt similar data protection regulations.

In the ordinary course of business, we may transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the UK have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws they believe are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA’s standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework, these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the UK or other jurisdictions to the United States, if we fail to comply with the requirements for a legally-compliant transfer or such requirements are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our processing or transferring of personal data necessary to operate our business. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations.

In addition to data privacy and security laws, we are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. We also publish privacy policies, marketing materials and other statements regarding data privacy and security. If these policies, materials, or statements are found to be deficient, lacking in transparency, deceptive, unfair, or not representative of our practices, we may be subject to investigation, enforcement actions by regulators or other adverse consequences.

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We could be adversely affected if legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, results of operations, financial condition, and cash flows. For example, federal, state, and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. The United States and foreign governments have enacted, have considered, or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. For example, in the EEA and the UK, regulators are increasingly focusing on compliance with requirements related to the targeted advertising ecosystem. European regulators have issued significant fines in certain circumstances where the regulators alleged that appropriate consent was not obtained in connection with targeted advertising activities. It is anticipated that the ePrivacy Regulation and national implementing laws will replace the current national laws implementing the ePrivacy Directive, which may require us to make significant operational changes. In the United States, the CCPA, for example, grants California residents the right to opt-out of a company’s sharing of personal data for advertising purposes in exchange for money or other valuable consideration and requires covered businesses to honor user-enabled browser signals from the Global Privacy Control. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Regulation of the use of these cookies and other online tracking and advertising practices, or a loss in our ability to make effective use of services that employ such technologies, could increase our costs of operations, and limit our ability to track trends, optimize our services, or acquire new guests on cost-effective terms and consequently, materially adversely affect our business, results of operations, financial condition, and cash flows. As a result, we may be required to change the way we market our accommodations and services.

Additionally, under various privacy laws and other obligations, we may be required to obtain certain consents to process personal data. For example, some of our data processing practices may be challenged under wiretapping laws, if we obtain consumer information from third parties through various methods, including chatbot and session replay providers, or via third-party marketing pixels. Recently, these practices have been subject to increased challenges by class action plaintiffs, and our inability or failure to obtain consent for these practices could result in adverse consequences, including class action litigation and mass arbitration demands. Such a demand could allow for the recovery of statutory damages on a per violation basis, which could be significant depending on the volume of data and the number of violations.

Regulators and legislatures have regulated the collection and use of biometric data, which plays an important role in our trust and safety processes. Specifically, the third parties that provide the identity verification process for us may use facial geometry data to verify that a guest’s picture matches the photograph on the government-issued identification provided by the guest, similar to a front desk worker at a traditional hotel visually comparing a guest’s government identification to the guest’s face. Legislation such as the EU GDPR and the Illinois Biometric Information Privacy Act (“BIPA”), as well as other U.S. and foreign laws and regulations, place tight regulation on the collection, use and sharing of biometric information, as well as requirements for notice and consent from individual data subjects. Violations of these laws may result in significant fines, damages, and other penalties. For example, BIPA provides for substantial penalties and statutory damages and has generated significant class action activity, and the cost of litigating and settling any claims that we have violated BIPA or similar laws could be significant. New laws and regulations regarding the collection, use, and sharing of biometric data have also recently been proposed or enacted in other states, and the eventual impact of those laws and regulations on Sonder’s operations remains uncertain. A failure, or alleged or perceived failure, by us to comply with these requirements could adversely affect our reputation, brand and business, and may result in claims, proceedings, or actions against us by governmental entities or private litigants or require us to change our operations and/or our ability to ensure the safety of our guests, which could adversely affect our reputation or require us to make significant investments in new technologies or processes.

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Obligations related to data privacy and security (and consumers’ data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be extremely complex, and subject to different and inconsistent applications and interpretations. Preparing for and complying with these obligations requires us to devote significant resources, which may necessitate changes to our services, information technologies, systems, and practices and to those of any third parties that process personal data on our behalf. We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties on whom we rely may fail to comply with such obligations, which could negatively impact our business operations. If we or the third parties with whom we work fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, significant consequences, including (but not limited to) government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims) and mass arbitration demands; additional reporting requirements and/or oversight; indemnification obligations; bans on processing personal data or credit cards; and orders to destroy or not use personal data. Additionally, plaintiffs have become increasingly active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for significant statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on our reputation, business, results of operations, financial condition, and cash flows, including but not limited to: loss of guests; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize new features, amenities, or services; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

Failure to comply with consumer protection, marketing and advertising laws, including with regard to direct marketing and internet marketing practices, could result in fines or place restrictions on our business.

Our business is subject to various laws and regulations governing consumer protection, advertising, and marketing. We have encountered and may continue to encounter governmental and private party investigations and complaints in areas such as the clarity, transparency, accuracy, and presentation of information on our website or in third-party listings of our properties, as has occurred with respect to other hospitality booking sites. In addition, as we attempt to increase the proportion of stays booked directly through our website, our marketing activities will be subject to various laws and regulations in the U.S. and internationally that govern online and other direct marketing and advertising practices. For example, the Telephone Consumer Protection Act of 1991 (“TCPA”) imposes specific requirements on communications with customers and various consumer consent requirements and other restrictions on certain communications with consumers by phone, fax or text message. TCPA violations can result in significant financial penalties, including penalties or criminal fines imposed by the Federal Communications Commission or fines of up to $1,500 per violation imposed through private litigation or by state authorities. Our marketing activities could be restricted, our guest relationships and revenues could be adversely affected, and our costs could increase, due to changes required in our marketing, listing, or booking practices, or any investigations, complaints, or other adverse developments related to these laws and regulations.

Industry-specific payment regulations and standards are evolving, and unfavorable industry-specific laws, regulations, interpretive positions or standards could harm our business.

Our payment processors expect attestation of compliance with the Payment Card Industry (“PCI”) Data Security Standards. If we are unable to comply with these guidelines or controls due to changes in business processes, supporting technology, or core technology, or if our third-party payment processors are unable to obtain regulatory approval to use our services where required, our business may be harmed. For example, failing to maintain our attestation of compliance for PCI could result in monthly fines or other adverse consequences until compliance is re-established via an external PCI qualified security assessor. Existing third parties or future business partnerships may opt out of processing payment card transactions if we are unable to achieve or maintain industry-specific certifications or other requirements or standards relevant to our guests, business partners, and other third parties.

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Risks Related to Indebtedness and Liquidity

There is substantial doubt about the Company’s ability to continue as a going concern, and this may adversely affect our stock price, our ability to raise capital or enter into strategic transactions, and our relationships with key stakeholders.

In accordance with ASC Topic 205-40, Going Concern, the Company’s management evaluates whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern. This evaluation includes considerations related to the Company’s forecasted liquidity and cash consumption requirements for one year from the date of issuance of the Q3 Form 10-Q. As discussed in Note 18, Subsequent Events, to the audited consolidated financial statements included in this prospectus, the Company has, throughout 2024, announced a series of financing arrangements and cost optimization initiatives. Additionally, in August 2024, the Company entered into the Marriott Agreement, whereby the Company’s portfolio of properties is expected to join the Marriott system under a newly-created collection called “Sonder by Marriott Bonvoy.”

While the 2024 actions discussed in Note 18, Subsequent Events, to the audited consolidated financial statements included in this prospectus demonstrate a series of material steps taken to improve the Company’s financial condition, the Company has a history of net losses and negative operating cash flows and expects to continue to incur additional losses in the near future. Additionally, the benefits of the Company’s recent financing arrangements and licensing agreement are contingent upon the successful execution of a number of critical milestones. The timing of the completion of these milestones cannot be guaranteed to ensure liquidity is available when needed to meet the Company’s obligations. As a result of these considerations, the Company’s management has concluded that there is substantial doubt, which is not alleviated, about the Company’s ability to continue as a going concern for at least one year from the date of issuance of the Q3 Form 10-Q.

The Company’s management has considered the mitigating impact of its substantial doubt remediation plan and has concluded that substantial doubt is not alleviated within the context of ASC Topic 205-40, Going Concern. There may be adverse impacts to the Company’s stock price, the Company’s ability to raise capital or enter into strategic transactions, or the Company’s relationship with its key stakeholders as a result of the uncertainty regarding our ability to continue as a going concern or the Company’s inability to successfully execute its substantial doubt mitigation plan. If we are unable to successfully execute our mitigation plan or obtain sufficient, timely financial resources, our business, results of operations, financial condition, and cash flows could be materially and adversely affected and we may be forced to terminate, significantly curtail or cease our operations or to pursue other strategic alternatives, including, but not limited to, commencing a case under the U.S. Bankruptcy Code.

Because the Company’s management has concluded that there is substantial doubt, which is not alleviated, about our ability to continue as a going concern for at least one year from the date of issuance of the Q3 Form 10-Q, the associated financial statement opinion includes a going concern explanatory paragraph. Accordingly, this going concern determination and related financial statement opinion that includes a going concern explanatory paragraph is not in compliance with our affirmative covenants. If not cured within 30 days by obtaining a waiver from the purchasers under the Delayed Draw Notes Purchase Agreement, it would then constitute an Event of Default as defined therein.

In October 2024, we entered into a limited waiver and consent agreement with the purchasers of the Delayed Draw Notes Purchase Agreement for this potential Event of Default. As a result of such waiver, the debt balances associated with the Delayed Draw Notes have been reclassified from current portion of long-term debt to long-term debt, net as of September 30, 2024. These events could further limit our ability to obtain adequate or satisfactory financing when we require it.

We may require additional capital to support business growth or respond to business challenges, and this capital might not be available in a timely manner or on favorable terms.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop or add new properties or services or enhance our existing properties or services, enhance our operating infrastructure, invest in the effort to integrate our properties with Marriott’s systems under the Marriott Agreement, add personnel, and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds in the future. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Common Stock. Any debt financing could involve restrictive covenants relating to financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions or strategic partnerships. The existence of our Series A Preferred Stock issued in August 2024 and November 2024 may also make it more difficult for us to raise capital in the future, because the purchasers of the Series A Preferred Stock collectively have a right to purchase up to 25% of any equity offering before August 2029 at a 25% discount and specified rights to consent to certain future securities issuances. If we are unable to obtain adequate or satisfactory financing when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

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Our indebtedness could adversely affect our business and financial condition.

We had indebtedness related to our Delayed Draw Notes (as defined in Note 8, Debt, to our audited consolidated financial statements included in this prospectus) in the aggregate principal amount of $222.1 million as of September 30, 2024 ($180.2 million as of December 31, 2023), including capitalized paid-in-kind interest, secured against substantially all of our assets. Risks relating to our indebtedness include:

●	Increasing our vulnerability to general adverse economic and industry conditions;
●	Requiring us to dedicate a portion of our cash flow to principal and interest payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, location acquisition costs, capital expenditures, acquisitions and investments and other general corporate purposes;
●	Making it more difficult for us to optimally capitalize and manage the cash flow for our businesses;
●	Limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate, due in part to restrictive covenants in our debt instruments;
●	Possibly placing us at a competitive disadvantage compared to our competitors that have less debt, a lower cost of borrowing or less restrictive debt covenants; and
●	Limiting our ability to borrow additional funds or to borrow funds at rates or on other terms that we find acceptable.

Our classification of the indebtedness related to our Delayed Draw Notes within the current portion of long-term debt, net may enhance these risks further and further adversely affect our business and financial condition.

Our indebtedness and credit facilities contain financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations, including as a result of a potential Event of Default under our Delayed Draw Notes.

The terms of certain of our indebtedness and credit facilities include a number of covenants that limit our ability and our subsidiaries’ ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate with other companies, sell or otherwise dispose of our assets, pay dividends, make redemptions and repurchases of stock, make investments, loans and acquisitions, change the nature of our business or engage in transactions with affiliates. In addition, we must comply with a minimum EBITDA covenant to the extent we have not cash collateralized letters of credit issued by our senior lender, as well as a minimum free cash flow covenant, and a minimum liquidity covenant, and maintain our Common Stock’s listing on Nasdaq. We have also added additional letters of credit issuance facilities and may seek additional or replacement credit arrangements, in part to support letters of credit or other security instruments for our leases of guest properties. Any future credit arrangements may have stricter covenants or other more onerous terms than our current arrangements. The terms of our indebtedness and credit facilities may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy, including potential acquisitions, and to compete against companies that are not subject to such restrictions.

Any failure to comply with the covenants or payment requirements specified in our credit agreements could result in an event of default under the agreements, which, if not cured or waived, would give the lenders the right to terminate their commitments to provide additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the interest rates applicable to such debt, and exercise rights and remedies, including by way of initiating foreclosure proceedings against any assets constituting collateral for the obligations under the credit facilities. If our debt were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could immediately adversely affect our business, results of operations, financial condition, and cash flows. Even if we were able to obtain new financing, such financing may not be on commercially reasonable terms or on terms that are acceptable to us.

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Risks Related to Ownership of Our Securities

We have been in non-compliance and may in the future be in non-compliance with Nasdaq’s requirements for continued listing of our securities. Any failure to maintain compliance with the listing standards of Nasdaq may result in our Common Stock and publicly traded warrants being delisted, which could have a material adverse effect on the liquidity and trading price of our Common Stock and warrants and on our ability to raise capital, and other adverse consequences.

Our Common Stock and publicly traded warrants currently trade on The Nasdaq Global Select Market. Nasdaq has requirements for our equity securities to remain listed on Nasdaq, including, among others, rules requiring timely filing of SEC reports, governance rules including requirements for stockholder approval of certain transactions, and a rule requiring our Common Stock to maintain a minimum closing bid price of $1.00 per share. We have received notices from Nasdaq notifying us that, because we were delinquent in filing our required periodic reports with the SEC, we are not in compliance with Nasdaq Listing Rule 5250(c)(1). We submitted a plan to regain compliance and, although we are working diligently toward regaining compliance, no assurance can be given that we will file such reports within the time periods required by Nasdaq. If we fail to do so, we expect the Nasdaq staff to notify us that our securities will be delisted, and at that time, we expect to appeal that determination to a Nasdaq Hearing Panel. The outcome of any such Nasdaq process is inherently uncertain. There can be no assurance that we will remain in compliance with Nasdaq’s listing requirements in the future.

If we fail to maintain compliance with Nasdaq’s listing requirements, our Common Stock and publicly traded warrants could be delisted from Nasdaq. If that occurs, the liquidity of our Common Stock and publicly traded warrants would be adversely affected, and their market prices could decrease. In addition, a suspension or removal of listing of our Common Stock from Nasdaq, or the initiation or threatening of additional proceedings from Nasdaq, could cause the second closing of our sale of Series A Preferred Stock not to occur. Delisting would also constitute an event of default under certain of our debt instruments, which would require us to expend cash to repay debt or replace letters of credit. It could cause other adverse consequences, such as difficulties in raising capital and in providing stock-based incentives to attract and retain personnel. Delisting could also impair our reputation and our relationships with real estate owners and other business partners, which could make it more difficult or costly for us to expand our portfolio of leased properties. In addition, our Common Stock could be deemed to be a “penny stock,” which could result in reduced levels of trading in our Common Stock, and we would also become subject to additional State securities regulations in connection with any sales of our securities.

The market price and trading volume of our Common Stock and publicly traded warrants may be volatile and could decline significantly.

The stock markets, including Nasdaq, have, from time to time, experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Common Stock, the market price of our Common Stock and our publicly traded warrants may be volatile and could decline significantly. In addition, the trading volume in our Common Stock and warrants may fluctuate and cause significant price variations to occur. The trading price of our Common Stock has recently declined and may decline further in the future. If the market price of our Common Stock declines significantly, you may be unable to resell your shares or warrants at or above the market price at which you acquired them. We cannot assure you that the market price of our Common Stock or warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	The realization of any of the risk factors presented in this prospectus;
●	Actual or anticipated differences or changes in our estimates, or in the estimates of analysts, for our revenues, free cash flow, or other cash flow measures, results of operations, operating metrics, level of indebtedness, liquidity or financial condition;
●	Actual or anticipated fluctuations in our quarterly or annual operating results;
●	Additions and departures of key personnel;
●	Failure to comply with the listing requirements of Nasdaq, or the disclosure of any notifications from Nasdaq about the listing status of our Common Stock;
●	Failure to comply with the Sarbanes-Oxley Act or other laws or regulations;
●	Future or anticipated issuances, sales, resales or repurchases of our securities, or any amendments or adjustments in their terms, including but not limited to the issuance and resale of additional shares of Common Stock upon conversion of our outstanding shares of Preferred Stock;
●	Publication of research reports about us or other publicity about us, our properties, or incidents at our properties;
●	The performance and market valuations of other similar companies;
●	Commencement of, or involvement in, litigation or other legal proceedings involving us;
●	Broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	Speculation in the press or investment community;

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●	Actual, potential or perceived control, accounting or reporting problems;
●	Changes in accounting principles, policies, and guidelines; and
●	Other events or factors, including those resulting from infectious diseases, health epidemics and pandemics, natural disasters, war, acts of terrorism, cyber-attacks, information security incidents, or responses to these events.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us. For example, in April 2024, a putative securities class action lawsuit was filed in the U.S. District Court for the Central District of California naming the us and certain of our current and former officers and directors as defendants, alleging that the defendants made false and misleading statements about our financial results and condition, including our valuation of operating lease right of use assets, in violation of Sections 10(b) and 20(a) of the Exchange Act. In December 2024, a putative stockholder of Gores Metropoulos II, Inc., our predecessor (“GMII”) filed a purported class action lawsuit in the Court of Chancery of the State of Delaware against GMII, the directors and officers of GMII, and two of our officers, asserting claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty and unjust enrichment in connection with the merger between GMII and Legacy Sonder. In January 2025, a putative stockholder derivative lawsuit was filed in the U.S. District Court for the Central District of California naming certain of our current and former officers and directors as defendants and naming us as a nominal defendant for making false and misleading statements about our financial results and condition in violation of Section 14(a) of the Exchange Act and for breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, waste of corporate assets and contribution under Sections 10(b) and 21D of the Exchange Act.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of our Common Stock, and may be dilutive to existing stockholders.

The Preferred Stock ranks senior to our Common Stock, and in the future, we may incur debt or issue additional equity securities ranking senior to our Common Stock. The Preferred Stock and any future senior securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences, and privileges more favorable than those of our Common Stock or provide for the issuance of additional equity securities that could be dilutive to existing stockholders. Because any decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, and because of our existing Preferred Stock’s rights to participate in and/or consent to certain future securities issuances, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our Common Stock and be dilutive to existing stockholders.

There is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless.

Our Public Warrants are exercisable on the basis of 20 Public Warrants for one share of Common Stock, at an exercise price of $230.00 per share. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration and they may expire worthless.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50.0% of the then-outstanding Public Warrants.

Our Public Warrants were issued in registered form under a warrant agreement with Computershare Trust Company N.A. that provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50.0% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50.0% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50.0% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period, or decrease the number of shares of Common Stock purchasable upon exercise of a Public Warrant.

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We may redeem unexpired Public Warrants prior to their exercise at a time and at a price that is disadvantageous to warrant holders, thereby making their Public Warrants worthless, and an exercise of a significant number of warrants could adversely affect the market price of our Common Stock.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of our Common Stock equals or exceeds $360.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force the warrant holders: (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants. Additionally, if a significant number of Public Warrant holders exercise their Public Warrants instead of accepting the nominal redemption price, the issuance of these shares would dilute other equity holders, which could reduce the market price of our Common Stock. As of the date of this prospectus, our Common Stock has never traded above $360.00 per share.

In addition, we may redeem Public Warrants after they become exercisable for a number of shares of Common Stock determined based on the redemption date and the fair market value of our Common Stock, starting at a trading price of $200.00. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Public Warrants are “out-of-the-money,” in which case holders of Public Warrants would lose any potential embedded value from a subsequent increase in the value of the Common Stock had such holders’ Public Warrants remained outstanding.

Provisions in our amended and restated bylaws (as amended, the “Amended and Restated Bylaws”) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to bring a claim in a judicial forum that it finds favorable for disputes with us or with our directors, officers or employees and may discourage stockholders from bringing such claims.

Our Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court of the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for:

●	Any derivative action or proceeding brought on our behalf;
●	Any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders;
●	Any action arising pursuant to any provision of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws; or
●	Any action asserting a claim governed by the internal affairs doctrine.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Notwithstanding the foregoing, this exclusive forum provision will not apply to actions arising under the Securities Act, as other provisions in the Amended and Restated Bylaws designate the federal district courts of the United States as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of our securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provision. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Bylaws. However, there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive forum provision contained in the Amended and Restated Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, financial condition, and cash flows.

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USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all NPA Warrants outstanding for cash, we will receive an aggregate of approximately $5,000, but will not receive any proceeds from the sale of the NPA Warrant Shares. We expect to use the net proceeds from the exercise of the NPA Warrants, if any, for general corporate purposes. There is no assurance that the holders of the NPA Warrants will elect to exercise for cash any or all of such warrants. To the extent that any NPA Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the NPA Warrants will decrease.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

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DESCRIPTION OF SECURITIES

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. The following description of our capital stock summarizes certain provisions of our Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. The description is intended as a summary, and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, and with respect to the description below of our Public Warrants, by reference to the Warrant Agreement (as defined below), copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

As of the February 10, 2025, our authorized shares of capital stock were 409,309,144 shares, of which:

●	159,309,144 shares were designated Common Stock, which included:

o	157,309,144 shares designated as Common Stock; and

o	2,000,000 shares designated as Special Voting Common Stock; and

●	250,000,000 shares were designated Preferred Stock, which included 43,300,000 designated as Series A Preferred Stock.

Common Stock

Voting Rights

Holders of Common Stock and Special Voting Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of Common Stock and Special Voting Common Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Amended and Restated Certificate of Incorporation (as it may be amended from time to time). Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:

●	If we were to seek to amend the Amended and Restated Certificate of Incorporation to increase or decrease the aggregate number of authorized shares of such class, or increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and

●	If we were to seek to amend the Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Election of Directors

Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the Board will be fixed solely by resolution adopted by a majority of the Board.

The Amended and Restated Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends out of funds legally available if the Board in its discretion, determines to issue dividends and then only at the times that the Board may determine. Any dividends paid to the holders of shares of Common Stock will be paid on a pro rata basis. The holders of the Special Voting Common Stock will not be entitled to receive any dividends out of any assets of the Company.

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Preemptive or Similar Rights

The Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions except as described below.

Redemption of Special Voting Common Stock

Sonder Canada Inc., a corporation existing under the laws of the province of Québec and a subsidiary of the Company (“Sonder Canada”), has a series of shares that were initially issued in connection with the Business Combination, pursuant to Sonder Canada’s Articles of Amendment (as amended and/or restated from time to time, the “Sonder Canada Articles”) (collectively, the “Canada Exchangeable Common Shares”). Each Canada Exchangeable Common Share may be exchanged for one share of Common Stock in accordance with the terms of the Sonder Canada Articles and that certain Exchange Rights Agreement, dated December 18, 2019 (as amended and/or restated from time to time, the “Exchange Rights Agreement”), by and among the Company, Sonder Canada, Sonder Exchange ULC and the holders of Canada Exchangeable Common Shares, to which the Company has intervened. The Company will automatically redeem, on the date on which any Canada Exchangeable Common Shares held by a holder are redeemed, exchanged or otherwise transferred for Common Stock pursuant to the Sonder Canada Articles or the Exchange Rights Agreement, such number of shares of Special Voting Common Stock held by such holder corresponding to the number of Canada Exchangeable Common Shares then redeemed, exchanged or otherwise transferred (the “Redeemed Shares”) for an amount equal to $0.000001 per share, and such Redeemed Shares may not be reissued by the Company.

Liquidation, Dissolution and Winding Up

If the Company becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of Common Stock and any participating series of Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock. The holders of the Special Voting Common Stock will not be entitled to receive any distribution of assets of the Company in such event.

Preferred Stock

The Board is authorized, subject to limitations prescribed by law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The Board will be empowered to increase, but not above the total number of authorized shares of Preferred Stock, or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The Board will be able to authorize the issuance of Preferred Stock with voting or conversion rights that could adversely impact the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and might adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock.

Series A Preferred Stock

Designation

On August 13, 2024, the Company filed the Certificate of Designation with the Secretary of State of the State of Delaware to designate 43,300,000 shares of our authorized and unissued Preferred Stock as Series A Preferred Stock, and establish the voting powers, designations, preferences and other rights and qualifications, limitations and restrictions thereof as described below.

Rank

The shares of Series A Preferred Stock rank, with respect to dividend rights and rights upon liquidation, dissolution, or winding up of the Company, senior to all classes of Common Stock, Special Voting Common Stock and each other class or series of equity security of the Company which is not expressly senior or on parity with Series A Preferred Stock.

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Dividends

Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of the Company, cumulative dividends in cash (subject to certain conditions), at a rate of (a) fifteen percent (15.00%) from August 13, 2024 through August 13, 2025, (b) ten percent (10.00%) from August 14, 2025 through August 13, 2027, and (c) five percent (5.00%) from August 14, 2027 through August 13, 2028 on the sum of (i) the Liquidation Preference (as defined in the Certificate of Designation) and (ii) all accumulated and unpaid dividends (if any), payable quarterly, in arrears. Dividends accumulate on a daily basis from the most recent date as to which dividends have been paid, or, if no dividends have been paid, from the date of issuance of such shares of Series A Preferred Stock (whether or not (i) any of the Company’s agreements prohibit the current payment of dividends, (ii) there are earnings or funds of the Company legally available for the payment of such dividends or (iii) the Company declares the payment of dividends), until the earlier of: (a) the date that the Company publicly reports that it has realized at least $87 million of free cash flow (representing cash used in operating activities plus cash used in investing activities) over a twelve month period; or (b) August 13, 2028.

Duration and Conversion

The shares of Series A Preferred Stock have no stated maturity and will remain outstanding indefinitely unless converted into Common Stock. The shares of Series A Preferred Stock are convertible into shares of Common Stock and are not subject to mandatory redemption or conversion.

Conversion Price

The shares of Series A Preferred Stock are convertible, at the election of each holder, into shares of Common Stock by providing written notice to the Company. Each share of Series A Preferred Stock is convertible into a number of shares of Common Stock equal to (x) the Liquidation Preference, which is $1.00 per share (as adjusted for any stock dividends, splits, combinations or other similar events on the Common Stock or the Series A Preferred Stock), plus an amount equal to all accumulated and unpaid dividends on such shares (including dividends accrued and unpaid on previously unpaid dividends) divided by (y) the Optional Conversion Price, which is the lower of (i) $1.00 per share (as adjusted for any stock dividends, splits, combinations or other similar events on the Common Stock or the Series A Preferred Stock), and (ii) a ten percent (10%) discount to the lowest daily VWAP (as defined in the Certificate of Designation) of the Common Stock on the principal trading market therefor in the seven (7) trading days prior to the conversion date; provided that the Optional Conversion Price cannot be less than $0.50.

Conversion and Issuance Limitations

The Certificate of Designation provides that the Company cannot effect any conversion of the Series A Preferred Stock, and no holder of Series A Preferred Stock may convert any portion of its Series A Preferred Stock, to the extent that, after giving effect to an attempted conversion, such holder (together with any other person whose beneficial ownership of Common Stock would be aggregated with such holders for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the SEC, including any “group” of which such holder is a member) would beneficially own a number of shares of Common Stock in excess of a beneficial ownership limitation between 4.9% and 19.9% of the fully-diluted shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock, as elected by such holder, if applicable.

The Certificate of Designation also provides that no holder of Series A Preferred Stock will be entitled to receive Conversion Shares to the extent that such receipt would exceed such holder’s pro rata portion of the 19.99% Cap (as defined in the Certificate of Designation), or if such conversion would otherwise result in a “change of control” within the meaning of Nasdaq Listing Rule 5635(b), unless the Company has obtained stockholder approval, which approval was obtained on September 30, 2024 at a special meeting of stockholders.

Transferability

The shares of Series A Preferred Stock are not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Subject to the applicable securities laws, the shares of Series A Preferred Stock may be transferred at the option of the holder upon execution by the transferee or assignee of a certain Adoption Agreement, set forth as Exhibit A to the voting agreement entered into by certain holders shares of Series A Preferred Stock and the Company. Under the Securities Purchase Agreements, the resale of the shares of Common Stock upon conversion of Series A Preferred Stock will have the benefit of registration rights.

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Adjustments

The Optional Conversion Price of the Series A Preferred Stock and the number of shares of Common Stock issuable upon the conversion of Series A Preferred Stock are subject to adjustment in certain circumstances.

Rights Upon Distribution of Assets

If the Company declares or makes certain payments, dividends or other distributions of the Company’s assets or securities to holders of shares of Common Stock, the Optional Conversion Price in effect immediately prior to the record date fixed for determination of holders entitled to receive the distribution will be reduced pursuant to certain formulas set forth in the Certificate of Designation and the number of shares issuable upon conversion of the Series A Preferred Stock will be adjusted accordingly.

Listing

There is no established public trading market for the Series A Preferred Stock, and the Company does not expect a market to develop. In addition, the Company does not intend to apply for listing of the Series A Preferred Stock on any national securities exchange or other nationally recognized trading system.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Certificate of Designation and generally including any merger with or into another entity (excluding a merger effected solely to change our name or domicile), sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Common Stock, the shares of Series A Preferred Stock are, after the Company receives written notice from a holder, redeemable for the greater of (i) the Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends on the Series A Preferred Stock or (ii) the amount that such holder would have received in the fundamental transaction on an as-converted basis.

Rights as a Stockholder

Subject to certain limitations set forth in the Certificate of Designation, the shares of Series A Preferred Stock are entitled to vote on all matters submitted to the stockholders for a vote together with the holders of Common Stock and Special Voting Common Stock as a single class, on an as-converted basis, with a number of votes per share equal to (x) the Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends on such shares (including dividends accrued and unpaid on previously unpaid dividends) divided by (y) $1.47 (as adjusted for any stock dividends, splits, combinations or other similar events on Common Stock or Series A Preferred Stock).

Subject to certain limitations set forth in the Certificate of Designation, so long as shares of the Series A Preferred Stock remain outstanding, the Company cannot, without first obtaining the approval of the Requisite Holders, among other things, (i) increase the authorized number of shares of Common Stock prior to July 1, 2025, (ii) issue more than 1.5 million shares of Common Stock prior to July 1, 2025, (iii) alter the terms of the Series A Preferred Stock or (iv) issue any parity securities or senior securities.

Warrants

Public Warrants

With respect to the Public Warrants, each twenty whole warrants entitle the registered holder to purchase one whole share of our Common Stock at a price of $230.00 per share (the “Warrant Exercise Price”), subject to certain adjustments. A warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a multiple of twenty whole Public Warrants may be exercised at any given time by a warrant holder. The Public Warrants will expire on January 18, 2027 (five years after the consummation of the Business Combination), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No Public Warrant is exercisable for cash or on a cashless basis.

Redemption of Public Warrants for Cash

We may call the Public Warrants for redemption:

●	In whole and not in part;

●	At a price of $0.01 per Public Warrant;

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●	Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	If, and only if, the reported last sale price of the Common Stock equals or exceeds $360.00 per share (the “Warrant Redemption Trigger Price”) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Public Warrant holders.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the Warrant Redemption Trigger Price as well as the Warrant Exercise Price after the redemption notice is issued.

In the event we elect to redeem the outstanding Public Warrants, we will fix a date for the redemption (the “Redemption Date”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by us not less than thirty days prior to the Redemption Date to the registered holders of the Public Warrants (who will, in turn, notify the beneficial holders thereof).

Redemption of Public Warrants for Common Stock

Commencing 90 days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

●	In whole and not in part;

●	At a price equal to a number of shares of Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock except as otherwise described below;

●	If, and only if, there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given;

●	Upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	If, and only if, the last reported sale price of our Common Stock equals or exceeds $200.00 per share (as adjusted for share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, of twenty whole Public Warrants, based on the “fair market value” of our Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below, and references to such prices elsewhere in this description, will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below will be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of twenty whole Public Warrants.

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Redemption Date	Fair Market Value of Common Stock
(period to expiration of warrants)	<$200	$220	$240	$260	$280	$300	$320	$340	$360
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

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The “fair market value” of our Common Stock means the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $220.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Common Stock for each 20 whole Public Warrants. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $270.00 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 shares of Common Stock for each 20 whole Public Warrants. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Common Stock is below the exercise price of the Public Warrants) and about to expire.

Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors will only receive “fair market value” for such Public Warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash when the trading price for the Common Stock exceeds $360.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the shares of Common Stock are trading at or above $200.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of Common Stock, instead of cash, for “fair value” without the warrants having to reach the $360.00 per share threshold set forth above under “—Redemption of Public Warrants for Cash.” Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of January 19, 2021. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Common Stock, and therefore have certainty as to (i) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Common Stock, without having to negotiate a redemption price with the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Public Warrants when the shares of Common Stock are trading at a price starting at $200.00, which is below the exercise price of $230.00, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Common Stock). If we choose to redeem the Public Warrants when the Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their warrants for Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $230.00.

No fractional shares of Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Common Stock to be issued to the holder.

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Redemption Procedures and Cashless Exercise

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (a) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (b) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends, or (iii) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend our Amended and Restated Certificate of Incorporation with respect to any provisions relating to stockholders’ rights, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

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In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant.

Additional Information about the Public Warrants

The Public Warrants were issued in registered form under the Warrant Agreement between Computershare Trust Company, N.A., as warrant agent, and us (the “Warrant Agreement”). You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrant.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder of such shares will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

Anti-Takeover Provisions

Certain provisions of Delaware law, the Amended and Restated Certificate of Incorporation, and the Amended and Restated Bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in the Company’s best interests, including transactions that provide for payment of a premium over the market price for the Company’s shares.

Delaware Law

The Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;

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●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the time the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to an interested stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years (subject to certain other requirements), did own, 15% or more of the corporation’s outstanding voting stock. We anticipate that Section 203 may also have the effect of delaying, deferring, or preventing changes in control of the Company.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions

The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management team, including the following:

●	Board of Directors Vacancies. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only a majority of the remaining members of the Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of Preferred Stock, the number of directors constituting the Board will be permitted to be set only by a resolution adopted by a majority of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

●	Classified Board. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board is divided into three classes of directors. The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

●	Directors Removed Only for Cause. The Amended and Restated Certificate of Incorporation provides that stockholders may remove directors only for cause.

●	Stockholder Action; Special Meeting of Stockholders. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of the Company’s capital stock would not be able to amend the Amended and Restated Bylaws, amend the Amended and Restated Certificate of Incorporation or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that special meetings of stockholders may be called only by a majority of the Board, the chair of the Board, the Chief Executive Officer of the Company or the president of the Company, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at stockholder meetings. The Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

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●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

●	Amendment of Charter and Bylaws Provisions. Any amendment of the above provisions in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will require approval by holders of at least two-thirds of the voting power of the Company’s then outstanding voting securities.

●	Issuance of Undesignated Preferred Stock. The Amended and Restated Certificate of Incorporation provides that the Board will have the authority, without further action by stockholders, to issue up to 250,000,000 shares of undesignated Preferred Stock with rights, powers and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of Preferred Stock would enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, or other means.

●	Exclusive Forum. The Amended and Restated Bylaws provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Amended and Restated Bylaws further provide that, unless otherwise consented to by the Company in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Bylaws. However, there can be no assurance that the provision will be enforced by a court in those other jurisdictions. Any person or entity purchasing, holding, or otherwise acquiring any interest in the Company’s securities shall be deemed to have notice of and consented to these provisions. These provisions may have the effect of discouraging lawsuits against the Company or its directors and officers.

Rule 144

A person who has beneficially owned restricted shares of Common Stock or Special Voting Common Stock for at least six months would be entitled to sell their shares provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports). Persons who have beneficially owned restricted shares of Common Stock or Special Voting Common Stock for at least six months but who are the Company’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

●	1% of the number of shares then outstanding; and

●	The average weekly trading volume of the shares of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

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Limitation of Liability and Indemnification

The Amended and Restated Certificate of Incorporation limits the Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	For any transaction from which the director derives an improper personal benefit;

●	For any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	For any unlawful payment of dividends or redemption of shares; or

●	For any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Amended and Restated Bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Company has entered into and will continue to enter into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

The Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Company believes these provisions in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws and these indemnification agreements and insurance arrangements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Our Common Stock is listed on Nasdaq under the symbol “SOND” and our Public Warrants are listed on Nasdaq under the symbol “SONDW”.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s Common Stock is Computershare Inc.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our Common Stock and the Public Warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax considerations different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

●	persons subject to the alternative minimum tax;

●	tax-exempt organizations;

●	pension plans and tax-qualified retirement plans;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass through entities (or investors in such entities or arrangements);

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

●	persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold our Common Stock or Public Warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

●	persons who hold or receive our Common Stock or Public Warrants pursuant to the exercise of any option;

●	persons who do not hold our Common Stock or Public Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);

●	persons deemed to sell our Common Stock or Public Warrants under the constructive sale provisions of the Code; or

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock or Public Warrants being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Common Stock or Public Warrants, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. A partner in a partnership that will hold our Common Stock or Public Warrants should consult his, her or its own tax advisor regarding the tax considerations of the purchase, ownership and disposition of our Common Stock through a partnership.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations of the purchase, ownership and disposition of our Common Stock or Public Warrants arising under the U.S. federal gift or estate tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

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For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is not a partnership and is:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock, and we do not anticipate paying any dividends on our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “-Tax Considerations Applicable to U.S. Holders-Gain on Disposition of Common Stock.”

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain on Disposition of Common Stock

You generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) your adjusted tax basis in its Common Stock so disposed of. Your adjusted tax basis in your Common Stock generally will equal your acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a warrant, your initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. holders generally are eligible under current law for reduced rates of tax. If your holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of Public Warrants

Except as discussed below with respect to the cashless exercise of Public Warrants, you generally will not recognize taxable gain or loss upon the exercise of a Public Warrant for cash. Your initial tax basis in the share of our Common Stock received upon exercise of the Public Warrant generally will be an amount equal to the sum of your acquisition cost of the Public Warrant and the exercise price of such Public Warrant. It is unclear whether your holding period for the Common Stock received upon exercise of the Registered Warrant would commence on the date of exercise of the Public Warrant or the day following the date of exercise of the Public Warrant; however, in either case the holding period will not include the period during which you held the Registered Warrants.

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In certain circumstances, the Public Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a Public Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. You are urged to consult your tax advisors as to the consequences of an exercise of a Public Warrant on a cashless basis, including with respect to your holding period and tax basis in the Common Stock received upon exercise of the Warrant.

Sale or other Disposition of Public Warrants

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Public Warrant, you will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) your adjusted tax basis in the Public Warrant. Your adjusted tax basis in the Public Warrants generally will equal your acquisition cost of the Public Warrants, increased by the amount of any constructive distributions included in income by you (as described below under “Tax Considerations Applicable to U.S. Holders-Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Public Warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration.

If a Public Warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to your adjusted tax basis in the Public Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Public Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Public Warrant provide for an adjustment to the number of shares of Common Stock for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities-Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. holder of Public Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Public Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “-Tax Considerations Applicable to U.S. Holders-Distributions” in the same manner as if such U.S. holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock, and we do not anticipate paying any dividends on our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “-Tax Considerations Applicable to Non-U.S. Holders -Gain on Disposition of Common Stock and Public Warrants.”

Subject to the discussions below regarding effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our Common Stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends,

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although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock, including the application of any applicable tax treaties that may provide for different rules.

Exercise of Public Warrants

The U.S. federal income tax treatment of your exercise of a Public Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Public Warrant by a U.S. holder, as described under “-Tax Considerations Applicable to U.S. Holders-Exercise of Public Warrants” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to you would be the same as those described below in “-Tax Considerations Applicable to Non-U.S. Holders-Gain on Disposition of Common Stock and Public Warrants.”

Gain on Disposition of Common Stock and Public Warrants

Subject to the discussions below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or Public Warrants unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

●	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	our Common Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Common Stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock and Public Warrants are regularly traded on an established securities market, your Common Stock and Public Warrants will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of our regularly traded Common Stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Common Stock. It is unclear how your ownership of Registered Warrants will affect the determination of whether you own more than five percent of our Common Stock. In addition, special rules may apply in the case of a disposition of Registered Warrants if our Common Stock is considered to be regularly traded, but our Registered Warrants are not considered to be publicly traded. If we are a USRPHC at any time within the applicable testing period and either our Common Stock and/or Public Warrants are not regularly traded on an established securities market or you hold more than five percent of our outstanding Common Stock and/or Public Warrants, directly, indirectly, or constructively, at any time during the applicable testing period, you will generally be taxed on any gain realized upon the sale or other disposition of our Common Stock and/or Public Warrants in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC at any time within the applicable testing period and our Common Stock and/or Public Warrants are not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a URSPHC.

If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

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Possible Constructive Distributions

The terms of each Public Warrant provide for an adjustment to the number of shares of Common Stock ck for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities-Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, you would be treated as receiving a constructive distribution from us if, for example, the adjustment increases your proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Public Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock that is taxable to such holders as a distribution. You would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders-Distributions” under that section in the same manner as if you received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Common Stock or Public Warrants made to you may be subject to backup withholding at the applicable statutory rate unless you establish an exemption, for example, by providing a properly completed IRS Form W-9 certifying your exemption from backup withholding or properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

FATCA, including sections 1471 through 1474 of the Code and the Treasury Regulations and other official IRS guidance issued thereunder, generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Common Stock or Public Warrants, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Common Stock or Public Warrants paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.

The withholding obligations under FATCA generally apply to dividends on our Common Stock or Public Warrants and to the payment of gross proceeds of a sale or other disposition of our Common Stock or Public Warrants. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our Common Stock (but not on payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded. The withholding tax will apply regardless of whether the payment otherwise would be exempt from withholding tax, including under the exemptions described above. Under certain circumstances, you might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and your country of residence may modify the requirements described in this section. You should consult with your own tax advisors regarding the application of FATCA withholding to your investment in, and ownership and disposition of, our Common Stock or Public Warrants.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. You should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax considerations of purchasing, owning and disposing of our Common Stock or Public Warrants, including the consequences of any proposed change in applicable laws.

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THE PRIVATE PLACEMENT, DELAYED DRAW NOTE WARRANTS AND NPA WARRANTS

Private Placement

On August 13, 2024, we entered into the Securities Purchase Agreements with certain qualified institutional buyers or accredited investors (each a “Purchaser” and collectively, the “Purchasers”), pursuant to which we agreed to issue and sell to the Purchasers in a private placement (the “Private Placement”) an aggregate of 43,300,000 shares of Series A Preferred Stock, for $1.00 per share of Series A Preferred Stock, and having an initial conversion price of $1.00 (See “—Conversion Price” above), having the rights, preferences, privileges and restrictions set forth in the Certificate of Designation.

The Private Placement took place in two separate closings. The first closing took place on August 13, 2024 (the “First Closing”), and we issued an aggregate of 14,692,000 shares of Series A Preferred Stock. The second closing took place in multiple closings in November 2024, and we issued an additional 28,608,000 shares of Series A Preferred Stock.

The shares of Series A Preferred Stock issued and sold in the Private Placement were issued and sold in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506(b) thereunder. The Conversion Shares will be issued and sold in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506(b) thereunder.

Pursuant to the terms and conditions of the Securities Purchase Agreements, we agreed to file a registration statement with the SEC covering resales of the Conversion Shares no later than 30 calendar days following the date we filed the Delinquent Filings and to use our commercially reasonable efforts to have such registration statement declared effective within 45 to 90 days thereafter, depending on whether or not the SEC notifies us that it will “review” the registration statement. We agreed to bear all expenses of such registration of the resale of the Conversion Shares. The registration statement of which this prospectus forms a part is being filed in connection with such requirement.

The Purchasers consisted of a select group of existing stockholders who were qualified institutional buyers, institutional accredited investors or accredited investors and include affiliates of Atreides Management, LP, the beneficial owner of 9.15% of our Common Stock prior to the First Closing, Francis Davidson, our Chief Executive Officer and Chairman of the Board and the beneficial owner of 5.4% of our Common Stock prior to the First Closing, and Sanjay Banker, a member of the Board. Each of the affiliates of Atreides Management, LP, Mr. Davidson and Mr. Banker participated on the same terms and subject to the same conditions as all other Purchasers, except with respect to certain expense reimbursements for one of the Purchasers.

The Securities Purchase Agreements grant the Purchasers the right to purchase up to 25% of any equity offering within the next five years (a “Subsequent Financing”). The Purchasers are entitled to participate on a pro-rata basis (determined by their proportionate participation in the Private Placement) at a purchase price equal to 75% of the purchase price of any other investor in such Subsequent Financing. The Company recognized a liability for this preferred stock participation right of $1.3 million within other current liabilities in the condensed consolidated balance sheets as of September 30, 2024. The Company recognized a change in fair value of the participation right of $12 thousand as the remeasurement reflecting fluctuations in the underlying variables and assumptions from inception on August 13, 2024 through the quarter ended on September 30, 2024.

The Securities Purchase Agreements contain customary representations, warranties and covenants of the Company and the Purchasers.

Delayed Draw Note Warrants

On December 10, 2021, the Company entered into the Note and Warrant Purchase Agreement with the Note Investors for the sale of delayed draw notes in aggregate of $165.0 million to be available to the Company following the consummation of the Business Combination. The Note and Warrant Purchase Agreement also provided for the issuance of warrants to purchase an aggregate of 123,750 shares of Common Stock with an exercise price of $250.00 per share (the “Original Delayed Draw Warrants”).

On June 10, 2024, the Company entered into an amendment (the “Notes Amendment”), by and among the Note Obligors (as defined below), the Guarantors (as defined below), the Note Investors (as defined below) and Agent (as defined below), to the Note and Warrant Purchase Agreement, dated as of December 10, 2021, as amended by the Omnibus Amendment, dated as of December 21, 2022, as further amended by the Second Omnibus Amendment, dated as of November 6, 2023 and the Waiver, Forbearance and Third Amendment, dated as of June 10, 2024 (the “Note and Warrant Purchase Agreement”), by and among the subsidiary note obligors party thereto (together with the Company, the “Note Obligors”), the subsidiary guarantors party thereto (the “Guarantors”), the investors party thereto (the “Note Investors”) and Alter Domus (US) LLC, as collateral agent (“Agent”), and certain documents related thereto. Among other things, the Notes Amendment provided for (i) a permanent waiver of any non-compliance resulting from the Waived Matters (as defined in the Notes Amendment), (ii) the Limited Forbearance (as defined in the Notes Amendment) of certain rights and remedies available under the Transaction Documents (as defined in the Notes Amendment) prior to the Forbearance Termination Date (as defined in the Notes Amendment), (iii) the amendment of certain financial covenants set forth therein, and (iv) additional commitments with an aggregate principal amount of $10 million, each as more fully detailed in the Notes Amendment. The Original Delayed Draw Warrants were cancelled in connection with the Notes Amendment.

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On June 10, 2024, the Company issued in a single draw an aggregate of $10 million (100% of the Commitment (as defined in the Notes Amendment)) of delayed draw subordinated secured notes (the “Delayed Draw Notes”), pursuant to the Note and Warrant Purchase Agreement. The Company used the proceeds of the Delayed Draw Notes for general corporate purposes.

In connection with the Draw, the purchasers of Delayed Draw Notes received the Delayed Draw Note Warrants to purchase an aggregate of up to 475,264 shares of Common Stock (the “Delayed Draw Warrant Shares”), each with an exercise price of $0.01 per share and an expiration date five years after the issuance date. The purchasers of the Delayed Draw Notes were also provided with customary registration rights for the shares issuable upon exercise of the Delayed Draw Note Warrants. On August 13, 2024, all Delayed Draw Note Warrants were exercised for an aggregate gross proceeds of $4,752 and we issued to the holders an aggregate of 473,458 Delayed Draw Warrant Shares, excluding 1,806 shares of Common Stock we withheld to cover the purchasers’ tax liability.

The Delayed Draw Note Warrants and Delayed Draw Warrant Shares were issued and sold in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506(b) thereunder.

NPA Warrants

On October 28, 2024, the Company entered into a limited waiver and consent agreement (the “NPA Waiver”), by and among the Note Obligors, the Guarantors, the Note Investors and Agent, to the Note and Warrant Purchase Agreement, and certain documents related thereto. Among other things, the NPA Waiver provides for (a) a permanent waiver of any non-compliance resulting from the NPA Waived Matters (as defined in the NPA Waiver) and (b) the Company’s commitment to, on the date that the Company files its Current Report on Form 8-K disclosing the voting results of the 2024 Annual Meeting, (1) if the Share Increase Proposal is approved at the 2024 Annual Meeting, issue warrants to the Note Investors to purchase an aggregate of (A) 500,000 shares of Common Stock, if the Company elects to issue warrants with an exercise price of $0.01 or (B) 625,000 shares of Common Stock, if the Company elects to issue warrants with an exercise price of $1.00, or (2) if the Share Increase Proposal is not approved at the 2024 Annual Meeting, make a payment to the Note Investors in the aggregate amount of $3,000,000.

On December 31, 2024, following the approval of the Share Increase Proposal at the 2024 Annual Meeting, the Company elected to issue NPA Warrants to the Note Investors to purchase an aggregate of 500,000 shares of Common Stock, each with an exercise price of $0.01 per shares and an expiration date five years after the issuance date.

The NPA Warrants were, and the NPA Warrant Shares will be, issued and sold in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506(b) thereunder.

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SELLING STOCKHOLDERS

This prospectus relates to the resale by Selling Stockholders of (i) up to 126,044,682 Conversion Shares, (ii) up to 473,458 Delayed Draw Warrant Shares, and (iii) up to 500,000 NPA Warrant Shares.

When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Common Stock other than through a public sale. Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares of Common Stock pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares of Common Stock registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares of Common Stock in this prospectus. See “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The following table is prepared based on information provided to us by the Selling Stockholders or otherwise known to us as of February 10, 2025. Percentage ownership of outstanding shares of Common Stock is based on 11,585,625 shares of our Common Stock issued and outstanding as of February 10, 2025. The number of Conversion Shares for each Selling Stockholder is based on a liquidation price of $1.00 plus all accumulated and unpaid dividends on all shares of Series A Preferred Stock (including dividends accrued and unpaid on previously unpaid dividends) held by such Selling Stockholder, assuming all shares of Series A Preferred Stock remain outstanding and accumulate dividends until August 13, 2028 and a conversion price of $0.50. The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus. Under the terms of the Series A Preferred Stock, a Selling Stockholder may not convert the Series A Preferred Stock to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock in excess of a beneficial ownership limitation between 4.9% and 19.9% of the fully-diluted shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock, as elected by such holder, if applicable. The number of shares in the second and third columns does not reflect this limitation for the applicable Selling Stockholders.

	Before the Offering			After the Offering
Name of Selling Stockholders	Number of Shares of Common Stock		Number of Shares of Common Stock Being Offered(1)	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock
Atreides Foundation Master Fund LP	44,460,592	(2)	43,534,390	926,202	7.40%
iNovia Growth Capital Inc.	14,923,299	(3)	14,511,463	411,836	3.43%
Polar Multi-Strategy Master Fund	14,511,463	(4)	14,511,463	—	—
Prashant Gupta	9,204,935	(5)	8,754,935	450,000	3.74%
Valor Sonder Holdings, LLC	6,280,906	(6)	5,804,585	476,321	3.95%
Entities affiliated with ScaleUP	6,124,009	(7)	5,964,776	159,233	1.36%
Francis Davidson	5,070,011	(8)	4,433,534	636,477	5.21%
Kent Thexton	3,879,948	(9)	3,779,948	100,000	*
Flying Walrus Investments Inc.	2,902,292	(10)	2,902,292	—	—
Jeffrey Lee	2,902,292	(11)	2,902,292	—	—
Maat Tech Ltd	2,902,292	(12)	2,902,292	—	—
KOURAJE MANAGEMENT INC.	2,917,792	(13)	2,902,292	15,500	*
Senator Global Opportunity Master Fund L.P	3,419,956	(14)	3,419,956	—	—
Prime Properties Inc,	2,031,604	(15)	2,031,604	—	—
1436244 Ontario Inc.	1,451,146	(16)	1,451,146	—	—
Niraj Javeri	1,536,146	(17)	1,451,146	85,000	*
Otimo Retail, Inc.	1,086,001	(18)	1,015,802	70,199	*

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	Before the Offering			After the Offering
Name of Selling Stockholders	Number of Shares of Common Stock		Number of Shares of Common Stock Being Offered(1)	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock
Daniel Robichaud Trust	870,687	(19)	870,687	—	—
Vyom Gupta	911,887	(20)	870,687	19,500	*
Brian C. Black	793,908	(21)	725,573	68,335	*
The KingFan Investment G.P.	770,573	(22)	725,573	45,000	*
Entities affiliated with BlackRock, Inc.	668,915	(23)	535,890	133,025	1.15%
CR SONDER II, LLC	435,343	(24)	435,343	—	*
Sanjay Banker	487,152	(25)	290,229	196,923	1.67%
Investissements PLCB Inc.	155,368	(26)	145,114	10,254	*
The Edward Tsun-Wei Chen Irrevocable Trust dated July 12, 2020	145,114	(27)	145,114	—	—

*	Less than 1%.

(1)	The amounts set forth in this column are the number of shares of Common Stock that may be offered by such Selling Stockholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Stockholder may own beneficially or otherwise.

(2)	Consists of (a) 926,202 shares of Common Stock and (b) 43,534,390 shares of Common Stock issuable upon conversion of 15,000,000 shares of Series A Preferred Stock held by Atreides Foundation Master Fund LP (“Atreides”), which are subject to a 9.9% beneficial ownership limitation, which prohibit the selling stockholder from converting shares of Series A Preferred Stock if, following such conversion Atreides’ ownership of our shares of Common Stock would exceed such beneficial ownership limitation. Atreides Foundation Fund GP, LLC (as the General Partner of Atreides) and Gavin Baker (as the investment manager for Atreides) each had shared voting power and dispositive power with regards to such shares and may be deemed to beneficially own the securities owned directly by Atreides. The business address of each of the person and entities identified in this footnote is c/o Atreides Management, LP, One International Place, Suite 4410, Boston, MA 02110.

(3)	Consists of (a) 306,897 shares of Common Stock, of which 152,964 shares are owned directly by iNovia Growth Fund, L.P., 17,534 shares are owned directly by iNovia Growth Fund-A, L.P. and 136,399 shares are owned directly by iNovia Growth SPV - Quebec, L.P., (b) 14,511,463 shares of Common Stock issuable upon conversion of 5,000,000 shares of Series A Preferred Stock, of which 4,489,785 shares of Series A Preferred Stock are owned directly by iNovia Growth Fund, L.P. and 510,215 shares of Series A Preferred Stock are owned directly by iNovia Growth Fund-A, L.P., and (c) 104,939 shares of Common Stock issuable upon the exchange of exchangeable shares of Sonder Canada Inc., a subsidiary of the Company, corresponding to 104,939 shares of Special Voting Common Stock, of which 95,835 shares are owned directly by iNovia Growth Fund, L.P. and 9,104 shares are owned directly by iNovia Growth Fund-A, L.P. Excludes 29,508 shares of Common Stock to be issued upon the achievement of certain share price targets, of which 17,826 shares, 1,909 shares and 9,773 shares will be issued to iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and iNovia Growth SPV - Quebec, L.P., respectively. iNovia Growth Capital Inc. is the general partner of each of iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and iNovia Growth SPV - Quebec, L.P., and may be deemed to share beneficial ownership of the shares of Common Stock of which each of iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and iNovia Growth SPV - Quebec, L.P. is the record owner. iNovia Growth Capital Inc. is the general partner of each of iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and iNovia Growth SPV - Quebec, L.P. In such capacities, iNovia Growth Capital Inc. may be deemed to beneficially own the securities owned directly by iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and Inovia Growth SPV - Quebec, L.P., but disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein. The address of the principal business office of iNovia Growth Capital Inc. is 3 Place Ville-Marie, Suite, 12350, Montreal, Quebec, Canada 1H3B 0E7.

(4)	Consists of 14,511,463 shares of Common Stock issuable upon conversion of 5,000,000 shares of Series A Preferred Stock held by Polar Multi-Strategy Master Fund (“Polar Fund”). The Polar Fund is managed by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Fund and has sole voting and dispositive power over the shares held by the Polar Fund. As such, PAMPI may be deemed to beneficially own the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Polar Fund and PAMPI is c/o PAMPI, 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(5)	Consists of (a) (i) 438,000 shares of Common Stock held directly by the Prashant Gupta 2015 Revocable Trust and (ii) 12,000 shares of Common Stock held directly by the NEEM 2020 Trust, and (b) 8,754,935 shares of Common Stock issuable upon conversion of 3,000,000 shares of Series A Preferred Stock held by the RAASHI 2021 GST Trust (together with the Prashant Gupta 2015 Revocable Trust and the NEEM 2020 Trust, the “Affiliated Trusts”), which are subject to a 4.9% beneficial ownership limitation, which prohibit the selling stockholder from converting shares of Series A Preferred Stock if, following such conversion the ownership of the Affiliated Trusts of our shares of Common Stock would exceed such beneficial ownership limitation. Mr. Gupta is the trustee of each of the Affiliated Trusts, has sole voting and dispositive control over such shares, and disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The principal business address of such Affiliated Trusts and Mr. Gupta is c/o NEEM Partners LLC, 16192 Coastal Highway, Lewes, DE 19958.

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(6)	Consists of (a) 476,321 shares of Common Stock held directly by Valor Sonder Holdings, LLC (“Valor Sonder”) and (b) 5,804,585 shares of Common Stock issuable upon conversion of 2,000,000 shares of Series A Preferred Stock held by Valor Sonder, which are subject to a 9.9% beneficial ownership limitation, which prohibit the selling stockholder from converting shares of Series A Preferred Stock if, following such conversion Valor Sonder’s ownership of our shares of Common Stock would exceed such beneficial ownership limitation. Valor Funds Group LLC is the general partner of Valor Management L.P., which is the managing member of Valor Equity Capital IV LLC, which is the general partner of Valor Equity Associates IV L.P., which is the general partner of limited partnerships (Valor Equity Partners IV L.P, Valor Equity Partners IV-A L.P. and Valor Equity Partners IV-B L.P.) that are the members of Valor Sonder and for which Valor Management LLC serves as investment advisor. Each of the above Valor entities, together with Antonio Gracias, by virtue of his positions with Valor Sonder and certain of the Valor entities, may be deemed to share beneficial ownership over the shares held by Valor Sonder; however, Mr. Gracias disclaims beneficial ownership of the shares held by Valor Sonder except to the extent of any pecuniary interest therein. The address for each of the persons and entities identified in this footnote is c/o Valor Equity Partners, 320 N Sangamon St Suite 1200, Chicago, IL 60607.

(7)	Consists of (a) 150,971 shares of Common Stock held directly by ScaleUP Venture Fund I LP and 8,262 shares of Common Stock held directly by ScaleUP Venture Fund I International LP and (b) (i) 455,112 shares of Common Stock issuable upon the conversion of 152,600 shares of Series A Preferred Stock held by SCALEUP OPPORTUNITY FUND I (INTER), LP, (ii) 2,527,276 shares of Common Stock issuable upon the conversion of 847,400 shares of Series A Preferred Stock held by SCALEUP OPPORTUNITY FUND I, LP, (iii) 2,827,900 shares of Common Stock issuable upon the conversion of 948,100 shares of Series A Preferred Stock held by ScaleUP Venture Fund I LP, and (iv) 154,488 shares of Common Stock issuable upon the conversion of 51,890 shares of Series A Preferred Stock held by ScaleUP Venture Fund I International LP. ScaleUP Venture Partners Inc, as the general partner of each of ScaleUP Venture Fund I LP and ScaleUP Venture Fund I International LP, has sole voting and dispositive control over shares held by such entities. ScaleUP Opportunity Fund Partners, Inc, as the general partner of each of SCALEUP OPPORTUNITY FUND I (INTER), LP and SCALEUP OPPORTUNITY FUND I, LP, has sole voting and dispositive control over shares held by such entities. ScaleUP Venture Partners Inc and ScaleUP Opportunity Fund Partners, Inc may be deemed to beneficially own the shares owned by each of ScaleUP Venture Fund I LP, ScaleUP Venture Fund I International LP, SCALEUP OPPORTUNITY FUND I (INTER), LP and SCALEUP OPPORTUNITY FUND I, LP, but disclaims beneficial ownership of the shares reported herein except to the extent of their respective pecuniary interest therein. The business address of each of the aforesaid entities is 59 Hayden Street, Suite 320, Toronto, Ontario M4Y 0E7, Canada.

(8)	Consists of (a) 203,010 shares of Common Stock held beneficially by Mr. Davidson, of which 74,942 shares are subject to a Company repurchase right that will terminate unless the Company achieves a stock price of $105.40 by November 15, 2026, (b) 371,069 shares of Special Voting Common Stock, (c) 62,398 shares of Common Stock subject to outstanding options which are exercisable within 60 days of February 10, 2025, and (d) 4,433,534 shares of Common Stock issuable upon conversion of 1,500,000 shares of Series A Preferred Stock held by Mr. Davidson. Excludes 416,274 shares held by Mr. Davidson, of which (i) 371,069 shares are issuable upon the exchange of Legacy Sonder Canada Exchangeable Common Shares corresponding to 371,069 shares of Special Voting Common Stock and (ii) 45,205 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Mr. Davidson is the Chief Executive Officer of the Company and serves as Chairman of the Board. Mr. Davidson’s business address is c/o Sonder Holdings Inc., 447 Sutter St., Suite 405 #542, San Francisco, CA 94108.

(9)	Consists of (a) 100,000 shares of Common Stock held directly by Kent Thexton and (b) 3,779,948 shares of Common Stock issuable upon conversion of 1,300,000 shares of Series A Preferred Stock held by Mr. Thexton. Mr. Thexton’s business address is 7302 Summerland Road, Ramara, Ontario, Canada L0K 2B0.
(10)	Consists of 2,902,292 shares of Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock held by Flying Walrus Investments Inc (“Flying Walrus”). Paul Sabourin, a director of Flying Walrus, has sole voting and dispositive control over shares held by such entities. Mr. Sabourin may be deemed to beneficially own the shares owned by Flying Walrus but disclaims beneficial ownership of the shares reported herein except to the extent of his respective pecuniary interest therein. The business address of each of Mr. Sabourin and Flying Walrus is c/o PAMPI, 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(11)	Consists of 2,902,292 shares of Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock held by Jeffrey Lee. Mr. Lee’s business address is 3641 Mt. Diablo Blvd #461, Lafayette, CA 94549.

(12)	Consists of 2,902,292 shares of Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock held by Maat Tech Ltd (“Maat”). Cameron Thompson is a director of Sinclair Corporate Services Ltd, which is the sold director of Sinclair Directors Ltd, which is the sold director of Maat. Each of the above entities and Mr. Thompson, may be deemed to share beneficial ownership over the shares held by Matt; however, Mr. Thompson disclaims beneficial ownership of the shares held by Maat except to the extent of any pecuniary interest therein. The address for each of the person and entities identified in this footnote is c/o Sinclairs Directors Ltd., 3rd Floor, Genesis Building, Genesis Close, PO Box 498, George Town, Grand Cayman, KY1-1106, Cayman Islands.
(13)	Consists of (a) 15,500 shares of Common Stock held directly by KOURAJE MANAGEMENT INC. and (b) 2,902,292 shares of Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock held by KOURAJE MANAGEMENT INC. Mike Cegelski has sole voting and dispositive power over the shares held by KOURAJE MANAGEMENT INC. and may be deemed to beneficially own the shares held by KOURAJE MANAGEMENT INC. Mr. Cegelski disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Mr. Cegelski and KOURAJE MANAGEMENT INC. is 40, Des Pres street, Bromont, Québec, Canada J2L 3N4.

(14)	Consists of (a) 2,982,388 shares of Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock held by Senator Global Opportunity Master Fund L.P. (“Senator Global”), (b) 215,210 shares of Common Stock upon exercise of the Delayed Draw Note Warrants, and (c) 222,358 shares of Common Stock upon exercise of NPA Warrants to purchase up to 222,358 shares of Common Stock held by Senator Global, which are subject to a 4.9% beneficial ownership limitation, which prohibit the selling stockholder from converting shares of Series A Preferred Stock or exercising the Delayed Draw Note Warrants or the NPA Warrants, as applicable, if, following such conversion Senator Global’s ownership of our shares of Common Stock would exceed such beneficial ownership limitation. Senator Investment Group LP (“Senator Investment Group”) serves as investment manager to various investment funds (collectively, the “Funds”), and as such, has investment discretion with respect to the Funds. Douglas Silverman has control of a Delaware limited liability company that may be deemed to control Senator Investment Group. The address of each of the person and entities identified in this footnote is 510 Madison Avenue, 28th Floor, New York, NY 10022.

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(15)	Consists of 2,031,604 shares of Common Stock issuable upon conversion of 700,000 shares of Series A Preferred Stock held by Prime Properties Inc. Karsten Rumpf has voting and dispositive control over such shares. The business address of Prime Properties Inc. is 1201 Sherbrooke Street West, Montreal, Quebec, Canada H3A 1E9.

(16)	Consists of 1,451,146 shares of Common Stock issuable upon conversion of 500,000 shares of Series A Preferred Stock held by 1436244 Ontario Inc. Kevin Kimsa has sole voting and dispositive power over the shares held by 1436244 Ontario Inc. and may be deemed to beneficially own the shares held by 1436244 Ontario Inc. Mr. Kimsa disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Mr. Kimsa and 1436244 Ontario Inc. is 424 Lake Front, Toronto, Ontario, Canada M4E 1A8.

(17)	Consists of (a) 85,000 shares of Common Stock held directly by Niraj Javeri and (b) 1,451,146 shares of Common Stock issuable upon conversion of 500,000 shares of Series A Preferred Stock held by Mr. Javeri. Mr. Javeri’s business address is 2555 Filbert St, San Francisco, CA 94123.

(18)	Consists of (a) 70,199 shares of Common Stock held directly by Otimo Retail, Inc, and (b) 1,015,802 shares of Common Stock issuable upon conversion of 350,000 shares of Series A Preferred Stock held by Otimo Retail, Inc. Matthew Stotland has sole voting and dispositive power over the shares held by Otimo Retail, Inc, and may be deemed to beneficially own the shares held by Otimo Retail, Inc. Mr. Stotland disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Mr. Stotland and Otimo Retail, Inc. is 4823 Sherbrooke Street West Suite 215, Westmount, QC H3Z1G7, Canada.

(19)	Consists of 870,687 shares of Common Stock issuable upon conversion of 300,000 shares of Series A Preferred Stock held by Daniel Robichaud Trust. Daniel Robichaud has sole voting and dispositive power over the shares held by Daniel Robichaud Trust and may be deemed to beneficially own the shares held by Daniel Robichaud Trust. Mr. Robichaud disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Mr. Robichaud and Daniel Robichaud Trust is 160 De Rouville, Bromont, Quebec, Canada J2L 2B9.

(20)	Consists of (a) 19,500 shares of Common Stock held directly by Vyom Gupta and (b) 870,687 shares of Common Stock issuable upon conversion of 300,000 shares of Series A Preferred Stock held by Mr. Gupta. Mr. Gupta’s business address is 20 2nd St., Jersey City, NJ 07302.

(21)	Consists of (a) 68,335 shares of Common Stock held directly by Brian C. Black and (b) 725,573 shares of Common Stock issuable upon conversion of 250,000 shares of Series A Preferred Stock held by Mr. Black. Mr. Black’s business address is 2450 N. Lakeview Ave., Chicago, IL 60614.

(22)	Consists of (a) 45,000 shares of Common Stock held directly by The KingFan Investment G.P. and (b) 725,573 shares of Common Stock issuable upon conversion of 250,000 shares of Series A Preferred Stock held by The KingFan Investment G.P. Joel King has sole voting and dispositive power over the shares held by The KingFan Investment G.P. and may be deemed to beneficially own the shares held by The KingFan Investment G.P. Mr. King disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Mr. King and The KingFan Investment G.P. is 1 Wood Avenue, Apt. 2104, Westmount, Quebec, Canada H3Z 3C5.

(23)	Consists of (a) 133,025 shares of Common Stock, (b) 258,248 shares of Common Stock upon exercise of Delayed Draw Note Warrants, and (c) 277,642 shares of Common Stock upon exercise of warrants to purchase up to 277,642 shares of Common Stock held by entities affiliated with BlackRock, Inc. (“BlackRock”). The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock: BlackRock ESG Capital Allocation Term Trust; BlackRock Global Allocation Fund (Aust); BlackRock Capital Allocation Term Trust; BlackRock Global Allocation Fund, Inc.; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; BlackRock Strategic Global Bond Fund, Inc.; BlackRock Global Allocation Collective Fund; Strategic Income Opportunities Bond Fund; BlackRock Total Return Bond Fund; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; Brighthouse Funds Trust II - BlackRock Bond Income Portfolio; BlackRock Total Return Fund of BlackRock Bond Fund, Inc.; LVIP BLACKROCK GLOBAL ALLOCATION FUND. BlackRock is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock.

(24)	Consists of 435,343 shares of Common Stock issuable upon conversion of 150,000 shares of Series A Preferred Stock held by CR SONDER II, LLC. Craig Robins has sole voting and dispositive power over the shares held by CR SONDER II, LLC and may be deemed to beneficially own the shares held by CR SONDER II, LLC. Mr. Robins disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Mr. Robins and CR SONDER II, LLC is 3841 NE 2nd Avenue, Suite 400, Miami, FL 33137.

(25)	Consists of (a) 4,200 shares of Common Stock held directly by Mr. Banker, (b) 182,266 shares of Common Stock subject to outstanding options, (c) 10,457 shares of Common Stock subject to outstanding restricted stock units which are exercisable or will vest within 60 days of February 10, 2025, and (d) 290,229 shares of Common Stock issuable upon conversion of 100,000 shares of Series A Preferred Stock held by Mr. Banker.

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(26)	Consists of (a) 10,254 shares of Common Stock held directly by Investissements PLCB Inc. and (b) 145,114 shares of Common Stock issuable upon conversion of 50,000 shares of Series A Preferred Stock held by Investissements PLCB Inc. Patrick Laurin has sole voting and dispositive power over the shares held by Investissements PLCB Inc. and may be deemed to beneficially own the shares held by Investissements PLCB Inc. Mr. Laurin disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Mr. Laurin and Investissements PLCB Inc. is 147 Portland Avenue, Town of Mount-Royal, Québec, Canada, H3R 1T9.

(27)	Consists of 145,114 shares of Common Stock issuable upon conversion of 50,000 shares of Series A Preferred Stock held by The Edward Tsun-Wei Chen Irrevocable Trust dated July 12, 2020 (the “Chen Trust”). Edward Tsun-Wei Chen has sole voting and dispositive power over the shares held by the Chen Trust and may be deemed to beneficially own the shares held by the Chen Trust. Mr. Chen disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Mr. Chen and the Chen Trust is 200 East 94th Street, #2109, New York, NY 10128.

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PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Common Stock or interests in our Common Stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Common Stock or interests in our Common Stock on any stock exchange, market or trading facility on which shares of our Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their shares of Common Stock or interests therein:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	One or more underwritten offerings on a firm commitment or best efforts basis;

●	Block trades in which the broker-dealer will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	An exchange distribution in accordance with the rules of the applicable exchange;

●	Privately negotiated transactions;

●	Distributions or transfers to their members, partners or shareholders;

●	Short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

●	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	In market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	Directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	In “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	Through agents;

●	Through broker-dealers who may agree with the Selling Stockholders to sell a specified number of such shares of Common Stock at a stipulated price per share;

●	By entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our shares of Common Stock; and

●	A combination of any such methods of sale or any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some shares of our Common Stock owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer shares of our Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge shares of our Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the Selling Stockholders from the sale of shares of our Common Stock offered by them will be the purchase price of such shares of our Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

There can be no assurance that the Selling Stockholders will sell all or any of the shares of our Common Stock offered by this prospectus. The Selling Stockholders also may in the future resell a portion of our Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Common Stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Common Stock to be sold, the purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Common Stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Common Stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Common Stock by bidding for or purchasing shares of Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Common Stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Stockholders may solicit offers to purchase shares of our Common Stock directly from, and they may sell such shares of our Common Stock directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement to the extent required.

It is possible that one or more underwriters may make a market in shares of our Common Stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our shares of our Common Stock.

Our Common Stock is listed on Nasdaq under the symbol “SOND” and our Public Warrants are listed on Nasdaq under the symbol “SONDW”.

The Selling Stockholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase shares of our Common Stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Stockholders pay for solicitation of these contracts. The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Stockholders, or perform services for us or the Selling Stockholders, in the ordinary course of business.

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Under the Securities Purchase Agreements, we have agreed to indemnify the Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, we and the Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement, sold under Rule 144 of the Securities Act, or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Stockholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

Selling Stockholders may use this prospectus in connection with resales of shares of our Common Stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our Common Stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with shares of our Common Stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of shares of our Common Stock.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners, or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Common Stock pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our Common Stock to be offered and sold pursuant to this prospectus.

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BUSINESS

Overview

We are a leading global brand of premium, design-forward apartments and intimate boutique hotels serving the modern traveler. Launched in 2014, Sonder offers inspiring, thoughtfully designed accommodations and innovative, tech-enabled service combined into one seamless experience. Sonder properties are found in prime locations in over 40 markets, spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all. In the summer of 2024, the company announced a strategic licensing agreement with Marriott. As of September 30, 2024, we had approximately 10,100 units available for guests to book at over 200 properties in 44 cities in 10 countries.

The Company’s Business Model

We lease properties that meet our standards furnish and decorate them to provide a design-led, technology-enabled experience, and then make them available for guests to book directly (through the Sonder app, our website, or our sales personnel) or through indirect channels (such as Airbnb, Expedia, and Booking.com). We manage our properties using proprietary and third-party technologies and deliver services to guests via the Sonder app and 24/7 on-the-ground support. Incorporating technology into all aspects of the business, we offer consistent quality at a compelling value to our guests.

Our accommodations come in a variety of shapes and sizes to suit guests’ needs – from a multiple-bedroom apartment with fully-equipped kitchen and private laundry facilities, to a hotel room or suite. Our guests include leisure travelers, families, digital nomads, and business travelers.

We currently lease all of our properties. In many of our leases, we have negotiated an upfront allowance paid by the real estate owner to help offset the capital invested to prepare and furnish a building and the individual units.

Guest Experience

We strive to deliver a better way to stay through technology and design and put the guest experience at the center of everything we do.

We have reimagined the guest journey based on a belief that the ubiquity of mobile devices provides an opportunity to modernize the traveler’s entire experience, alongside the anticipation of guest needs and a design-focused experience. Our mobile-first guest experience, from check-in to check-out, is supported by the Sonder app, regardless of how a guest books their stay. All guests are encouraged to download and use the Sonder app to interact with our services and enhance their stay, but use of the Sonder app is not required.

The Sonder app puts the “lobby on your phone” and empowers guests to seamlessly navigate their entire journey, from booking through check-out. This includes:

●	Search, Discovery & Booking: Easy, intuitive browsing and booking of any unit in our portfolio;

●	Check-In: Virtual check-in, online receipt of access instructions, and the ability to request a paid early check-in directly through the Sonder app;

●	One-Touch WiFi: In-app, one-touch connections to our speedy WiFi;

●	Digital Concierge: Curated localized recommendations, available through the app;

●	Customer Service On Demand: App-based service requests; and

●	Check-out: In-app requests for paid late check-out and information regarding on- and off-premises baggage storage.

While our guest experience is primarily contactless and self-service, our guest services team can be reached 24/7 through the Sonder app, by telephone, text/WhatsApp, and email. For any requests requiring in-person support, we have local team members on the ground in each of our cities.

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We also bring a passion for design and creativity to our guests’ experiences. We take pride in the spaces we bring to life through our interdisciplinary teams and external partnerships spanning architecture, product and service design, graphic communications, and more. Our properties have been featured in publications including Apartment Therapy, Condé Nast Traveler, Forbes, Good Housekeeping, House Beautiful, National Geographic, Rolling Stone, and Travel + Leisure. Fully equipped kitchens, extra living space, and private laundry facilities are available in many of our apartment-style spaces, providing our guests a wide variety of options whether traveling for leisure or business, individually or as a group.

Properties

As of September 30, 2024, we had approximately 10,100 units available for guests to book at over 200 properties in 44 cities and 10 countries. At September 30, 2024, our five largest cities (New York City, Dubai, Montreal, Miami, and London) accounted for 36.7% of our Live Units, and our 10 largest cities accounted for 58.7% of our Live Units.

Our properties include 1-, 2-, and 3+ bedroom and studio furnished apartments, nearly all of which include in-unit laundry appliances and fully stocked kitchens, as well as thoughtfully designed studio and 1-bedroom hotel rooms. The majority of our Live and Contracted Units (“Total Portfolio”) consist of commercial or mixed use apartment developments ranging from small 10 or 20 unit buildings to modern 300+ unit towers, with larger buildings comprising an increasing proportion of our apartment portfolio in recent years. Over the past few years, we have gone from leasing portions of buildings to now primarily focusing on leasing full buildings going forward. A smaller, but growing proportion of our portfolio consists of hotels, where we have partnered with independent hotel property owners to convert existing properties into Sonder-branded or co-branded hotels, putting a modern spin on the traditional hotel, with inspiring design and tech-enabled service.

Portfolio Optimization Program

In November 2023, we implemented a portfolio optimization program to mitigate losses related to certain underperforming properties and to assess the Company’s portfolio of rents relative to current operations and existing market rents. As of September 30, 2024, we had entered into agreements to exit or reduce rent for approximately 105 buildings, or 4,300 units. Of the approximately 80 buildings, or 3,200 units, with finalized exit agreements, we have exited approximately 70 buildings, or 2,800 units, as of September 30, 2024. We expect to exit the remaining buildings in 2025.

As of September 30, 2024, we had approximately 10,100 Live Units and 1,100 Contracted Units, and we leased and operated properties in 44 cities and 10 countries.

Demand Generation and Revenue Management

We generate a majority of our demand by listing our units on internet-based accommodations marketplaces and on websites operated by OTAs. OTAs are paid a percentage channel fee for each Sonder stay booked on their platform. As of September 30, 2024, the primary OTAs that travelers use to book our units are Airbnb, Booking.com and Expedia, with 49.4% of 2023 revenue coming through these three OTAs and 49.7% in 2022.

We also generate a substantial percentage of revenue directly through Sonder.com, the Sonder app, or our sales personnel. Direct bookings accounted for approximately 47.0% of total revenue in 2023 and approximately 47.6% and 46.4% of total revenue in the three and nine months ended September 30, 2024, respectively. We derive direct bookings from performance marketing, repeat bookings, and other organic traffic on Sonder.com. In the last few years, we have also developed a sales team to focus on corporate and group travel. These are typically significant revenue sources for urban hotels, but they have not been as much of a revenue source for us.

Data-Driven Revenue Management

Our revenue management team uses analytics and data science to optimize pricing and occupancy levels. This includes software that enables our revenue managers to set pricing strategies on a market-by-market basis, taking into account the anticipated response of occupancy rates to pricing changes. We have built pricing automation technology and a room attribution algorithm, which we use to create competitive and dynamic prices.

Ancillary Revenue Opportunities

To complement our typical revenue received through bookings, we are continuing to explore opportunities to generate ancillary revenue from value-added services for additional fees. For example, we offer paid early check-in and late check-out at some of our properties. We are also exploring separate charges for room upgrades and value-added room amenities, such as guaranteed parking.

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Marriott Agreement

In August 2024, we entered into the Marriott Agreement, pursuant to which our portfolio of properties is expected to join the Marriott system under a newly-created collection called “Sonder by Marriott Bonvoy.” Pursuant to the Marriott Agreement, our properties will become available for booking on Marriott’s digital platforms, including Marriott.com and the Marriott Bonvoy mobile app. We will also gain access to Marriott’s global sales and marketing capabilities and distribution platform.

Leases and Transaction Process

We lease all of our properties, including both existing buildings and development projects. A majority of our leases are fixed leases, whereby we agree to a fixed periodic fee per unit, many times subject to negotiated rent escalations. We also offer flexible contract structures, including mixed lease structures, whereby we agree to pay the real estate owner a minimum fixed periodic fee, plus a certain share of property revenue, at times with a capped periodic amount, and revenue share agreements, whereby we agree to pay the real estate owner a variable fee based on revenue related metrics as specified in the agreement, rather than a fixed periodic fee.

The majority of our property leases have 5 to 7-year initial terms, with up to two 5-year renewals at our option. Our leases commonly include upfront rent abatement to offset the initial setup costs and revenue ramp for new units. They also frequently include downside protections, including partial rent relief in the event of a recession, regulatory changes, and force majeure events.

Additionally, in many of our leases, we have negotiated an upfront allowance paid by the real estate owner to help offset the capital invested to prepare and furnish the individual units and building common spaces. We are able to negotiate these allowances by offering real estate owners a higher expected yield on their investment, through future lease payments, compared to a deal without an allowance.

Operations

Our operations teams focus on servicing our guests. They also efficiently and effectively open new Sonder locations, and provide best practice playbooks for ongoing operations. The team includes both local service staff focused on guest service requests requiring in-person assistance and the opening of new locations, as well as central teams focused on supply chain, interior design, real estate development, guest service, and operational excellence.

Supply Chain

In the United States and Canada, we have built a streamlined global supply chain powered by warehouse and inventory management technology. Furniture, art, decor, linens, and other guest facing items are curated and sourced by our centralized sourcing and merchandising team, and initially stored in central warehouses for distribution to local properties. Typically, new buildings receive furniture and decor items all at once, as a full “hotel in a box.” In Europe, the Middle East and Mexico, we work with local providers to deliver a similar aesthetic and grade of product to deliver a high-quality guest experience, brand consistency, and fast deployment.

New Location Openings

Our highly experienced on-the-ground teams focus on onboarding new properties quickly and efficiently. Before welcoming guests to a new property, our local teams ensure that the spaces are immaculately set up and well-photographed.

Day-to-Day Operations

Our day-to-day operations are delivered by central and locally based teams, powered by a combination of proprietary and third-party software, to address guests’ inquiries, issues, and requests quickly and effectively. Back-of-house teams such as housekeeping — both Sonder-employed and third-party providers — use software to help them deliver clean spaces and resolve any guest issues or requests that might arise.

Competition

Given the nature of our business model, we operate in two highly competitive environments: (i) attracting guests; and (ii) securing desirable real estate supply.

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Competition for Guests

Travelers have many options as they search for a stay that best suits their needs. We compete for guests based on many factors, including the location and quality of accommodations, property amenities, reputation for guest services and guest-facing technologies, pricing, and brand loyalty. Within traditional hospitality, we have historically competed primarily with major incumbent operators in the upscale and upper upscale hotel segments, such as Marriott, Hilton, and Hyatt, who have built their brands and customer loyalty over several decades. We also compete against boutique hotel operators and smaller hotel chains, particularly in non-U.S. markets.

Guests are increasingly shifting their hospitality spend to alternative accommodation providers that offer differentiated, often home-like experiences at price points below that of traditional hotels. Within alternative accommodations, we compete with a wide variety of operators, many of which focus on a small number of markets. The alternative accommodation space also includes OTAs such as Airbnb, Vrbo (owned by Expedia Group), and other marketplaces, and various large internet-based companies that advertise vacation homes, home-shares, hotel rooms, and other travel services. While OTAs market and list competitors’ accommodations, they are also an important channel partner for us.

Competition for Real Estate Supply

We compete against various parties to lease potential new properties in our target markets. On the apartment side, we compete against other leasing styles (e.g., traditional lease-up to 12-month term tenants) as well as other short-term rental companies with similar business models to our own. On the hotel side, we primarily compete against traditional hotel property managers.

We believe that we offer a compelling value proposition to the developers and owners of apartments and hotels. We provide apartment developers potentially superior economics by eliminating lengthy lease-up periods, minimizing sales and marketing costs, simplifying rent collections from a single master lessee, and removing many daily operational burdens. For independent hotel owners, we offer a steady stream of income while taking the operational headaches off their hands and applying technology and design to improve the property’s performance. We believe that we are the preferred counterparty of many of our partners due to our scaled operations and proven track record.

Regulatory Compliance

Our strategy includes rigorous attention to regulatory compliance, as our operations are subject to regulations in the following principal areas, across a wide variety of jurisdictions.

Property and Accommodations Regulation

Our business is subject to U.S. and foreign federal, state, and local laws and regulations that vary widely by city, country, and property type. In many cities, local regulations affect our ability to offer accommodations for specified durations or in certain neighborhoods. Hospitality and transient accommodations operations are also subject to compliance with the U.S. Americans with Disabilities Act and other laws and regulations relating to accessibility, and to laws, regulations, and standards in other areas such as zoning and land use, licensing, permitting and registrations, fire and life safety, environmental and other property condition matters, staffing and employee training, cleaning protocols, and property “star” ratings where required. Additionally, our real estate owners are responsible for their own compliance with laws, including with respect to their employees, property maintenance, and operations, environmental laws, and other matters.

Before signing any new leases in a new market, we engage local legal counsel to help identify relevant regulatory requirements. This research includes analysis on licensing and zoning, building code, accessibility and operations requirements, fire and life safety regulations, tax compliance, and local employment laws. Every leased property has unique characteristics, requiring further due diligence and regulatory analyses before each new lease signing.

Privacy and Data Protection Regulation

In the ordinary course of our business, we process personal or sensitive data, including information about guests and their stays. Accordingly, we are subject to numerous obligations related to our collection, processing and security of data, including federal, state, local, and foreign laws, regulations, guidance, and industry standards related to data privacy, security, and protection. Such obligations may include the European Union’s General Data Protection Regulation (“EU GDPR”) and variations and implementations of that regulation in the member states of the European Union, the United Kingdom (“UK”) General Data Protection Regulation (“UK GDPR”) (collectively with the EU GDPR, “GDPR”), the Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”), as well as privacy, biometric, medical information, and data protection laws and regulations in various U.S. states and other jurisdictions, such as the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (collectively, with their implementing regulations, the “CCPA”).

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See the section titled “Risk Factors” in this prospectus for additional information about the privacy, data protection, and related laws and regulations to which we are and may become subject and the risks to our business associated with such laws and regulations.

Employment Laws and Regulations

We are also subject to laws governing our relationship with employees, including laws governing wages and hours, benefits, immigration, workplace safety and health, and hotel-specific ordinances.

Securities, Accounting, and Nasdaq Regulation

We are subject to laws and regulations affecting corporate governance, accounting obligations, and corporate reporting, including the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the rules and regulations of the SEC, and the listing standards of Nasdaq. See the section entitled “Risk Factors” in this prospectus for a description of the previously disclosed notices that we have received from Nasdaq regarding the late filing of certain of our SEC reports.

Other Regulation

Our business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising, and marketing, the U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As we expand into additional markets, especially outside of the U.S., we will be subject to additional laws and regulations.

The regulatory environment in each market is often complex and evolving and can be subject to significant change. Some relevant laws and regulations are inconsistent and ambiguous and could be interpreted by regulators and courts in ways that could adversely affect our business, results of operations, financial condition, and cash flows. Moreover, certain laws and regulations have not historically been applied to an innovative hospitality provider such as Sonder, which often makes their application to our business uncertain. For additional information regarding the laws and regulations that affect our business, see the section entitled “Risk Factors” in this prospectus.

Environmental, Social and Governance (“ESG”)

We understand the importance of responsible business practices, including attention to ESG matters, across the organization. Our ESG goal is to foster the social, environmental, and economic well-being of the communities we call home. Initial efforts include, among others, the publication of core corporate social responsibility policies, such as a Supplier Code of Conduct, Diversity, Equity, and Inclusion Statement, Modern Slavery Act Statement, and Zero Tolerance policy reflected in the “house rules” applicable to guest stays. We have also implemented a policy granting time-off to permit employees to engage in local U.S. elections, and a Volunteer Time Off Policy to facilitate employee volunteering.

Sonder Employees and Culture

Employees

As of September 30, 2024, we had 705 employees in the United States, and 716 employees located in 11 countries outside of the U.S. Our workforce consisted of 931 salaried and 485 hourly employees as of that date. Certain non-U.S. employees are currently represented by unions or covered by a collective bargaining agreement. See Note 18, Subsequent Events, to the audited consolidated financial statements included in this prospectus for additional information regarding our reduction in force actions which took place in February 2024.

Culture

Our people philosophy is to create a workplace where everyone can thrive. Our culture is defined by ten leadership principles, which are designed to ignite more innovation, to encourage agility and strategic thinking, to keep us inspired and coordinated, and be a better place to work.

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Diversity, Equity, and Inclusion

“Extend hospitality to all” is one of our leadership principles. Living up to that principle means fully embracing diversity so that all of our employees, guests, partners, and communities feel safe, respected, included, cared for, and empowered. In accordance with our employment practices and non-discrimination and harassment policy, Sonder strives to create and maintain a work environment in which people are treated with dignity, decency, and respect, and is committed to providing a workplace free from discrimination, harassment, racism, sexism, intimidation, or violence of any kind.

Intellectual Property

We rely on trademarks, domain names, copyrights, trade secrets, contractual provisions, and restrictions on access and use to establish and protect our proprietary rights.

As of September 30, 2024, we had 102 trademark registrations and pending applications. This includes registrations for “Sonder” in the United States, Canada and various other countries, applications and registrations for the Sonder bird logo in 27 countries, three registrations for “SONDER in Chinese Characters” in China, and one registration and one application for “SANG DU in Chinese Characters” in China.

In addition to trademark protection, we reserve and register domain names when and where deemed appropriate and are the registered holder of more than 80 domain names, including “sonder.com.”

In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with certain of our employees, consultants, contractors, and business partners. Certain employees and contractors are also subject to invention assignment agreements. We further control the use of our proprietary technology and intellectual property through provisions in the terms of use on our website and guest app.

Seasonality

Seasonality causes period-to-period variances in a particular property’s operating metrics, such as occupancy and pricing, depending upon seasonal factors, including but not limited to weather patterns, local events, and holidays, as well as property location and type. Our RevPAR and thus total company free cash flow, tend to be lower across our portfolio in the first quarter and fourth quarters of each year due to seasonal factors such as weather and holidays and the market mix and product mix of our portfolio at the time. However, the effect of seasonality will vary as our market mix and product mix continues to evolve. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, for more information.

Corporate Information

We were originally incorporated in Delaware on July 21, 2020 under the name “Gores Metropoulos II, Inc.” as a special purpose acquisition company, formed for the purpose of effecting an initial business combination with one or more target businesses. On January 22, 2021, we consummated our initial public offering. On January 18, 2022, we consummated the Business Combination with Sonder Operating Inc. f/k/a Sonder Holdings Inc. (“Legacy Sonder”), a privately held operating company, and changed our name to Sonder Holdings Inc.

Going Concern Considerations

In accordance with ASC Topic 205-40, Going Concern, the Company’s management evaluates whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern. This evaluation includes considerations related to the Company’s forecasted liquidity and cash consumption requirements for one year from the date of issuance of the Q3 Form 10-Q.

As discussed in Note 18, Subsequent Events, to the audited consolidated financial statements included in this prospectus, the Company has, throughout 2024, announced a series of financing arrangements and cost optimization initiatives. Additionally, as discussed in Note 18, Subsequent Events, to the audited consolidated financial statements included in this prospectus, and in Note 1, Basis of Presentation, to the unaudited condensed consolidated financial statements included in this prospectus, in August 2024, the Company entered into the Marriott Agreement, whereby the Company’s portfolio of properties is expected to join the Marriott system under a newly-created collection called “Sonder by Marriott Bonvoy.”

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While the 2024 actions discussed in Note 18, Subsequent Events, to the audited consolidated financial statements included in this prospectus, demonstrate a series of material steps taken to improve the Company’s financial condition, the Company has a history of net losses and negative operating cash flows and expects to continue to incur additional losses in the near future. Additionally, the benefits of the Company’s recent financing arrangements and licensing agreement are contingent upon the successful execution of a number of critical milestones. The timing of the completion of these milestones cannot be guaranteed to ensure liquidity is available when needed to meet the Company’s obligations. As a result of these considerations, the Company’s management has concluded that there is substantial doubt, which is not alleviated, about the Company’s ability to continue as a going concern for at least one year from the date of issuance of the Q3 Form 10-Q.

To address the substantial doubt about the Company’s ability to continue as a going concern, as described above, the Company has embarked on the following actions:

●	engaged a financial advisor to assist in identifying and securing strategic alternatives and financing arrangements,
●	launched a portfolio optimization program, which involves discussions with landlords about renegotiating the terms of our leases, including terminations, at certain properties; As of June 10, 2024, the Company has signed agreements to exit or reduce rent for approximately 105 buildings, or 4,300 units, which is expected to lead to estimated annualized run-rate free cash flow improvements of over $40 million of which the Company expects termination fees of less than $20 million associated with these agreements; Of the approximately 80 buildings, or 3,200 units, with finalized exit agreements, the Company has already exited approximately 70 buildings, or 2,800 units, as of September 30 2024 and expects to exit the remaining buildings throughout the remainder of 2024 and 2025,
●	implemented a series of deep cost-cutting initiatives; In February 2024, the Company announced a reduction in force plan affecting 17% of the corporate workforce, which is estimated to result in approximately $11 million in annualized cost savings; The Company continues to be focused on identifying and executing cost optimization initiatives, including further rent reductions, better sourcing contracts that lower property-level direct costs, and further savings in overhead costs,
●	entered into the Marriott Agreement which allows us to integrate our properties with Marriott’s systems, distribution channels, and branding, and, subject to meeting certain conditions, entitles the Company to receive $15 million of Key Money in two tranches by March 31, 2025; This agreement provides the opportunity for the Company to increase its financial performance through the potential to increase revenue by integrating with Marriott’s commercial engine, deliver costs savings through synergies and scale and power future growth,
●	received financing from the Company’s existing noteholders in the amount of $16 million during June and July 2024, as previously announced, and
●	secured financing arrangements that provide the Company with access to approximately $139 million in additional liquidity, including

◦	issuing approximately $43 million in Series A Preferred Stock to certain qualified institutional buyers or accredited investors, of which $14.7 million was received in August 2024 and $28.6 million was received in November 2024,

◦	approximately $83 million in additional liquidity, including $4 million in financing funded in August 2024, and approximately $79 million in the form of a 30-month extension (through the end of 2026) of the paid-in-kind feature of the Note and Warrant Purchase Agreement (21 months of which is at Sonder’s option), and

◦	other sources of liquidity totaling $13 million.

The Company’s management considered the mitigating effect of management’s plans in evaluating whether substantial doubt is alleviated. As previously discussed, the Company’s recent financing arrangements and licensing agreement are contingent upon the successful execution of a number of critical milestones, of which the timing of completion cannot be guaranteed to ensure liquidity is available when needed to meet the Company’s obligations. As a result of these considerations, the Company’s management has concluded that substantial doubt about the Company’s ability to continue as a going concern has not been alleviated for at least one year from the date of issuance of the Q3 Form 10-Q.

Accordingly, we were not in compliance with our affirmative covenants because of this going concern determination and related financial statement opinion that included a going concern explanatory paragraph as of the date of issuance of the 2023 Annual Report. If not cured within 30 days from the date of issuance of the 2023 Annual Report by obtaining a waiver from the purchasers under the Delayed Draw Notes Purchase Agreement, it would then constitute an Event of Default as defined therein.

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In October 2024, we entered into a limited waiver and consent agreement with the purchasers of the Delayed Draw Notes Purchase Agreement for this potential Event of Default. As a result of such waiver, the debt balances associated with the Delayed Draw Notes have been reclassified from current portion of long-term debt to long-term debt, net as of September 30, 2024. These events could further limit our ability to obtain adequate or satisfactory financing when we require it, result in acceleration of the related debt, or cause other risks described in “Risk Factors—Risks Related to Indebtedness and Liquidity.”

Available Information

Our website is www.sonder.com. We make available, free of charge, various information for investors on the Investor Relations page of our website, investors.sonder.com, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, proxy statements and other information, as soon as reasonably practicable after we electronically file that material with, or furnish it to, the SEC. We also use the Investor Relations page of our website for purposes of compliance with Regulation FD and as a routine channel for distribution of important information, including blogs, news releases, investor presentations, financial information, and corporate governance practices. The information found on our website is not part of this or any other report we file with, or furnish to, the SEC. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

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PROPERTIES

A substantial percentage of Sonder’s corporate staff, including senior management, works remotely. Sonder leases or licenses office space for corporate and administrative purposes at various locations from time to time, none of which is material to its operations.

Sonder’s principal warehouse for furniture distribution in the United States and Canada is in Fort Worth, Texas at a facility owned by a third-party, where Sonder was utilizing approximately 170,000 square feet of storage space as of August 30, 2024, under a contract that expires on December 31, 2026 unless terminated earlier pursuant to its terms. Sonder also leases smaller warehouse and storage spaces to support various cities’ operations.

Sonder believes that its existing facilities are adequate for its near-term needs, and that suitable alternative space would be available if required in the future on commercially reasonable terms.

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LEGAL PROCEEDINGS

Sonder has been and expects to continue to become involved in litigation or other legal proceedings from time to time, including the matters described below. The Company routinely reviews the status of each significant matter and assesses its potential financial exposure. Due to the unpredictable nature and inherent uncertainties involved, litigation and other legal proceedings can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, possible restrictions on the business as a result of settlement or adverse outcomes, and other factors.

New York City Litigation

In February 2020, the Company was informed about an investigation underway by the New York City Department of Health and Mental Hygiene relating to possible Legionella bacteria contamination in the water supply at the Company’s property located at 20 Broad Street, New York, NY (the “Broad Street Property”). Due to the failure of the owner of the Broad Street Property (the “Broad Street Landlord”) to address the Legionella bacteria contamination and the associated health risks posed to guests, the Company withheld payment of rent to the Broad Street Landlord on grounds of, among other reasons, constructive eviction. On July 30, 2020, the Broad Street Landlord sued Sonder USA Inc., Sonder Canada Inc., and Sonder Holdings Inc. (the “Sonder Parties”) for breach of the lease, seeking no less than $3.9 million in damages. The Sonder Parties filed counterclaims against the Broad Street Landlord and the property management company for breach of contract, seeking significant damages. The Broad Street Landlord filed a motion for summary judgment. The hearing and oral argument for the summary judgment motion occurred on December 21, 2021. On October 13, 2023, the court issued an order granting the summary judgment motion with respect to liability for the claim for breach of guaranty against Sonder Canada Inc., the claim for breach of contract against Sonder USA Inc., and reasonable attorney’s fees; dismissing the Sonder Parties’ counterclaims; and ordering a trial for the amount of damages. On November 13, 2023, the Sonder Parties filed a notice of appeal of the October 13, 2023 court order on liability. On May 9, 2024, the appellate court affirmed the trial court’s order as to liability, but directed the trial court to allow the Sonder Parties the right to conduct discovery concerning the amount of the Broad Street Landlord’s alleged damages. Discovery has commenced in the trial court regarding the Broad Street Landlord’s alleged damages. A trial date to determine damages has not yet been set. On June 12, 2024, the Sonder Parties filed a motion in the appellate court seeking leave to reargue aspects of the appellate court’s order, or alternatively, for leave to appeal the order. On September 26, 2024, the appellate court granted the Sonder Parties’ motion to reargue and issued an order reversing the portion of the trial court’s decision dismissing the Sonder Parties’ breach of contract claim related to the Broad Street Landlord’s failure to maintain the plumbing systems in good repair for the period prior to when the Sonder Parties began withholding payment of rent. On October 21, 2024, the Broad Street Landlord filed a motion seeking leave to amend its complaint in order to assert $37 million in damages. Oral argument on that motion is scheduled to occur in the trial court on March 5, 2025, and discovery is stayed pending the court’s determination of the motion.

Sonder Stockholder Litigation

On April 11, 2024, a putative securities class action lawsuit titled Duffaydar v. Sonder Holdings Inc., et al., Case No. 24-cv-2952 was filed in the U.S. District Court for the Central District of California naming the Company and certain of its current and former officers and directors as defendants. A lead plaintiff and lead counsel were appointed, and an amended complaint was filed on December 23, 2024. The amended complaint purports to bring suit on behalf of stockholders who purchased or otherwise acquired the Company’s securities between March 16, 2023 and March 15, 2024, and alleges that the defendants made false and misleading statements about the Company’s financial results and condition, including the Company’s valuation of operating lease right of use assets, in violation of Sections 10(b) and 20(a) of the Exchange Act. The amended complaint seeks unspecified compensatory damages, fees and costs. The Company cannot reasonably estimate the amount of any possible financial loss that could result from this matter. The Company believes the plaintiffs’ allegations are without merit and intends to defend the action vigorously.

On January 28, 2025, a putative stockholder derivative lawsuit titled Versen v. Davidson, et al., Case No. 25-cv-761 was filed in the U.S. District Court for the Central District of California naming certain of the Company’s current and former officers and directors as defendants and naming the Company as a nominal defendant. The derivative complaint is based on allegations similar to those in the Duffaydar class action and purports to assert claims against the individual defendants for making false and misleading statements about the Company’s financial results and condition in violation of Section 14(a) of the Exchange Act and for breach of their fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, waste of corporate assets and contribution under Sections 10(b) and 21D of the Exchange Act. The plaintiff seeks corporate reforms, unspecified damages and restitution, and fees and costs. The Company cannot reasonably estimate the amount of any possible financial loss that could result from this matter.

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GMII Litigation

On December 23, 2024, a putative stockholder of GMII filed a purported class action lawsuit titled Porter v. Metropoulos, et al., Case No. 2024-1336 in the Court of Chancery of the State of Delaware against Gores Metropoulos Sponsor II, the directors and officers of GMII, and two of the Company’s officers. The complaint purports to assert claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty and unjust enrichment in connection with the merger between GMII and Legacy Sonder and seeks unspecified damages and disgorgement. The Company cannot reasonably estimate the amount of any possible financial loss that could result from this matter.

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MARKET INFORMATION, HOLDERS OF COMMON STOCK, AND DIVIDENDS

Our Common Stock and publicly traded warrants are traded on the Nasdaq Global Select Market under the symbols “SOND” and “SONDW”, respectively. On February 10, 2025, there were 142 holders of record of our Common Stock and one holder of record of our publicly traded warrants. Such numbers do not include beneficial owners holding our securities through nominees.

Dividend Policy

We do not intend to declare or pay any cash dividends in the foreseeable future.

Equity Compensation Plan Information

In connection with the Business Combination, our stockholders approved the Management Equity Incentive Plan, the 2021 Equity Incentive Plan and the 2021 Employee Stock Purchase Plan. We also assumed all outstanding awards under the Legacy Sonder 2019 Equity Incentive Plan (as amended from time to time) (the “Legacy 2019 Equity Incentive Plan”) and the Legacy Sonder Stock Option Plan dated February 25, 2015 (as amended and restated from time to time) (the “Legacy Stock Option Plan”), each of which had been previously approved by the stockholders of Legacy Sonder. Additionally, in January 2023, the Board adopted the 2023 Inducement Equity Incentive Plan, which was amended in August 2023 (the “2023 Inducement Plan”), to provide for inducement grants to new hires or re-hires as material inducements to their acceptance of employment with the Company which grants are intended to comply the exemption provided by Nasdaq Listing Rule 5635(c)(4).

The following table summarizes our equity compensation plan information as of December 31, 2024.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted- average exercise price of outstanding options(3)	(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))(4)(5)
Equity compensation plans approved by stockholders(1)	2,720,022	$27.90	8,869,490
Equity compensation plans not approved by stockholders(2)	161,122	$12.35	338,878

(1)	Includes options to purchase 296,341 shares of Common Stock outstanding under the Legacy Stock Option Plan, options to purchase 44,833 shares of Common Stock and 587 unvested restricted stock units outstanding under the Legacy 2019 Equity Incentive Plan, and options to purchase 1,611,665 shares of Common Stock and 234,600 unvested restricted stock units outstanding under the 2021 Equity Incentive Plan. This number also includes a maximum of 531,996 shares of Common Stock issuable pursuant to outstanding performance share awards under the 2021 Management Equity Incentive Plan.
(2)	Reflects options to purchase shares of Common Stock outstanding under the 2023 Inducement Plan.
(3)	Does not reflect shares of Common Stock underlying outstanding unvested restricted stock units or performance share awards included in column (a) because these units and awards have no exercise price.
(4)	Includes 8,676,486 shares of Common Stock available for future issuance under the 2021 Equity Incentive Plan, 193,004 shares of Common Stock available for future issuance under the 2021 Management Equity Incentive Plan and 463,930 shares of Common Stock available for future issuance under the 2021 Employee Stock Purchase Plan.
(5)	The number of shares of Common Stock available for issuance under the 2021 Equity Incentive Plan increases automatically on the first day of each fiscal year of the Company beginning with the 2022 fiscal year and ending with the 2031 fiscal year, in an amount equal to the lesser of (i) 1,641,007 shares, (ii) 5% of the number of outstanding shares of Common Stock on the last day of the immediately preceding fiscal year and (iii) such number of shares determined by the Board or the Compensation Committee. The number of shares available for issuance under the 2021 Employee Stock Purchase Plan increases automatically on the first day of each fiscal year of the Company beginning with the 2022 fiscal year and ending with the 2041 fiscal year, in an amount equal to the lesser of (i) 328,201 shares, (ii) 1% of the number of outstanding shares of Common Stock on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by the Board or the Compensation Committee.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Sonder should be read together with Sonder’s audited consolidated financial statements and related notes and unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Sonder’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors” herein and our subsequent SEC filings. Sonder’s historical results are not necessarily indicative of the results that may be expected for any period in the future. Except as otherwise noted, all references to 2023 refer to the year ended December 31, 2023.

Overview

We are a leading global brand of premium, design-forward apartments and intimate boutique hotels serving the modern traveler. Launched in 2014, Sonder offers inspiring, thoughtfully designed accommodations and innovative, tech-enabled service combined into one seamless experience. Sonder properties are found in prime locations in over 40 markets, spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all. In the summer of 2024, the company announced a strategic licensing agreement with Marriott. As of September 30, 2024, we had approximately 10,100 units available for guests to book at over 200 properties in 44 cities in 10 countries.

The Company’s Business Model

We lease properties that meet our standards and furnish and decorate them to provide a design-led, technology-enabled experience, and then make them available for guests to book directly (through the Sonder app, our website, or our sales personnel) or through indirect channels (such as Airbnb, Expedia, and Booking.com). We manage our properties using proprietary and third-party technologies and deliver services to guests via the Sonder app and 24/7 on-the-ground support. Incorporating technology into all aspects of the business, we offer consistent quality at a compelling value to our guests.

Our accommodations come in a variety of shapes and sizes to suit guests’ needs – from a multiple-bedroom apartment with fully-equipped kitchen and private laundry facilities, to a hotel room or suite. Our guests include leisure travelers, families, digital nomads, and business travelers.

We currently lease all of our properties. In many of our leases, we have negotiated an upfront allowance paid by the real estate owner to help offset the capital invested to prepare and furnish a building and the individual units.

Recent Developments

Portfolio Optimization - In November 2023, we implemented a portfolio optimization program to mitigate losses related to certain underperforming properties and to assess the Company’s portfolio of rents relative to current operations and existing market rents. As described in the Company’s Current Report on Form 8-K filed with the SEC on June 11, 2024, as of June 10, 2024, we had signed agreements to exit or reduce rent for approximately 105 buildings, or 4,300 units. Of the approximately 80 buildings, or 3,200 units, with finalized exit agreements, we had exited approximately 70 buildings, or 2,800 units, as of September 30, 2024. We expect to exit the remaining buildings throughout the remainder of 2024 and 2025. As of September 30, 2024, we had approximately 10,100 Live Units and 1,100 Contracted Units, and we leased and operated properties in 44 cities and 10 countries.

Notes and Warrants - On June 11, 2024 and July 15, 2024, we announced that we had issued $10.0 million and $6.0 million, respectively, of Delayed Draw Notes, and issued New Delayed Draw Warrants to purchase 475,264 shares of Common Stock to the Purchasers, pursuant to amendments to the Delayed Draw Note Purchase Agreement. The Delayed Draw Warrants to purchase 123,750 shares of our Common Stock that were originally issued to the Purchasers were canceled in connection with such amendments. In August 2024, all of the New Delayed Draw Warrants were exercised for cash.

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Marriott License Agreement - On August 13, 2024, we entered into the Marriott Agreement, whereby our portfolio of properties is expected to join the Marriott system under a newly-created collection called “Sonder by Marriott Bonvoy.” Under the Marriott Agreement, our properties will become available for booking on Marriott’s digital platforms, including Marriott.com and the Marriott Bonvoy mobile app, and we will also gain access to Marriott’s global sales and marketing capabilities and distribution platform. Subject to us providing Marriott with reasonably satisfactory evidence that we have funded the Holistic Capital Solution and there being no monetary, bankruptcy related or exclusivity default by us under the Marriott Agreement, Marriott will provide us with $15 million of Key Money in two tranches by March 31, 2025. If the Marriott Agreement is terminated for any reason, we must reimburse Marriott, before the effective date of the termination, the Unamortized Key Money. We received the first tranche proceeds of $7.5 million on November 21, 2024.

Issuance of Series A Preferred Stock - On August 13, 2024, we entered into Securities Purchase Agreements (the “Securities Purchase Agreements”) with certain qualified institutional buyers or accredited investors (collectively, the “Purchasers”) (the “Private Placement”) of an aggregate of 43.3 million newly issued shares of Series A Preferred Stock, in exchange for cash consideration in an aggregate amount of approximately $43.3 million. The sale of the Series A Preferred Stock pursuant to the Securities Purchase Agreements took place in two tranches. The first tranche, comprised of approximately 14.7 million shares of Series A Preferred Stock for an aggregate purchase price of approximately $14.7 million, closed on August 13, 2024. The second tranche, comprised of approximately 28.6 million shares of Series A Preferred Stock in total for an aggregate purchase price of approximately $28.6 million, closed in multiple closings in November 2024. The Securities Purchase Agreements grant the Purchasers the right to purchase up to 25% of any equity offering within the next five years (a “Subsequent Financing”). The Purchasers are entitled to participate on a pro-rata basis (determined by their proportionate participation in the Private Placement) at a purchase price equal to 75% of the purchase price of any other investor in such Subsequent Financing.

Certificates of Amendment to the Amended and Restated Certificate of Incorporation - On October 1, 2024, following the approval of the stockholders at a special meeting of stockholders on September 30, 2024, the Company filed a certificate of amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect an increase in the number of authorized shares of Common Stock, effective as of 4:01 p.m., Eastern Time, on October 1, 2024. As of the effective time, the Company’s total number of authorized shares of all classes of capital stock increased from 272,000,000 to 401,809,144. The number of authorized shares of Common Stock increased from 20,000,000 shares to 149,809,144 shares. The number of authorized shares of Special Voting Common Stock remained unchanged, with 2,000,000 shares authorized. The number of authorized shares of Preferred Stock remained unchanged with 250,000,000 shares authorized. On December 23, 2024, following the approval of the stockholders at our 2024 Annual Meeting, we filed a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect an increase in the number of authorized shares of capital stock of the Company, effective as of 4:01 p.m. Eastern Time on December 23, 2024. As of the effective time, our total number of authorized shares of all classes of capital stock was increased from 401,809,144 to 409,309,144, consisting of (a) (i) 157,309,144 shares of Common Stock, and (ii) 2,000,000 shares of Special Voting Common Stock, and (b) 250,000,000 shares of Preferred Stock.

NPA Waiver Warrants - On October 28, 2024, we entered into a limited waiver and consent agreement to that certain Delayed Draw Notes Purchase Agreement, dated December 10, 2021, as amended. Following the approval of the proposal to increase our authorized shares at the Annual Meeting, on December 31, 2024, we issued to the private placement investors of such Delayed Draw Notes Purchase Agreement warrants to purchase an aggregate of 500,000 shares of Common Stock, each with an exercise price of $0.01 per share and an expiration date five years after the issuance date. The purchasers of such warrants were also provided with customary registration rights for the shares issuable upon exercise of such warrants.

Management Discussion Regarding Opportunities, Challenges and Risks

Cash Flow Positive Plan

Our primary focus is to put the business on a solid path to achieving sustainable positive Adjusted FCF as soon as possible. Adjusted FCF is a non-GAAP measure, and the most directly comparable GAAP measure is cash used in operating activities, which was $(90.5) million for the nine months ended September 30, 2024 compared to $(72.5) million for the nine months ended September 30, 2023. We have continued to make progress toward this goal as our Adjusted FCF of $(63.9) million for the nine months ended September 30, 2024 was a $18.9 million improvement compared to the nine months ended September 30, 2023.

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As part of our efforts to reach positive Adjusted FCF, we have undertaken a portfolio optimization program, which involves discussions with landlords about renegotiating the terms of our leases at certain properties. This process has resulted and may result in contract modifications resulting in changes to rent amounts, lease durations, or other provisions of our lease agreements and has resulted and may result in the termination of certain leases leading to the transition of certain properties over time and the incurrence of certain expenses including but not limited to termination fees and impairment charges, which could be material. The goal of this initiative is to reduce those properties’ impact on our profitability and cash flow through mutually agreeable solutions. The scope of the initiative can be expected to change over time, and we cannot predict the number or product mix of the units that may be ultimately affected. Although we are optimistic about reaching mutually beneficial outcomes in many of these continuing discussions, the terms, scope, and timing of any additional changes to our lease obligations, as well as any other effects on our landlord relationships or reputation with future real estate owners and guests who are affected by property transitions, are uncertain.

Our ability to reach our Adjusted FCF goal is subject to certain risks, including potential changes in travel demand due to macroeconomic factors or other developments affecting travel; inflation; uncertainties associated with the timing and scope of new property openings; uncertainties associated with the portfolio optimization program described above; our ability to achieve our other intended cost reductions and efficiencies; and other risks and uncertainties described under “Risk Factors” in this prospectus.

Supply Growth

A key driver of our revenue growth is our ability to convert Contracted Units into Live Units and, to a lesser extent, to continue signing properties with favorable terms. Certain signed leases have contingencies or conditions that we or the landlord must satisfy before we lease the units, and from time to time, we exclude some of these leases from our Contracted Units total based on our judgment about the likelihood that the contingencies or conditions will be satisfied.

As part of our Cash Flow Positive Plan, we slowed our planned pace of new unit signings to focus on growth primarily through the conversion of our Contracted Units into Live Units. Our Live Units grew by the conversion of Contracted Units into Live Units. However, this growth was offset by the exit of certain units as part of the Company portfolio optimization program. As such, the Live Units decreased 14.4% from September 30, 2023 to September 30, 2024 to approximately 10,100 units. We are also focused on targeting high quality and 100% capital light deals (as defined in the section entitled “Non-GAAP Financial Measures” below) for incremental unit signings. While we continue to sign high quality, capital light units, development cost uncertainty and augmented risk around financing and landlord sentiment surrounding our stock price performance began to slow the pace of signings starting in the second half of 2022. These challenges were more acute in the second, third, and fourth quarters of 2023, resulting in fewer units signed in these periods than in prior quarters, and persisted in 2024. Despite these challenges, we continue to meaningfully scale the business, primarily by continuing to convert our Contracted Units into Live Units.

Ability to Attract and Retain Guests

Another key driver of our revenue growth is our ability to bring back repeat guests and to attract new guests through various channels. We source demand from a variety of channels, including directly, through Sonder.com, the Sonder app, or our sales personnel, and indirectly, through OTAs such as Airbnb, Expedia, and Booking.com. While bookings made through OTAs incur channel transaction fees, they allow us to attract new guests who may not be familiar with the Sonder brand. In general, direct bookings are more advantageous to us as they do not incur channel transaction fees and also allow us to have a more direct relationship with our guests. Direct revenue as a percentage of total revenue has fluctuated in recent years due to the COVID-19 pandemic but has stabilized above 40% (47.6% for the three months ended September 30, 2024). Additionally, we continue to focus on expanding our corporate sales business.

Technology

We have invested, and will continue to invest, in resources in our technology architecture and infrastructure and in integrating our properties and systems into Marriott’s platform and systems pursuant to the Marriott Agreement. Technology is essential to our user experience, as it leads guests through their entire Sonder stay, from booking through check-out. Technology also underpins our hospitality operations, from underwriting and supply growth, to building openings, pricing and revenue management, demand generation, interior design, and day-to-day operations. By leveraging technology, our goal is to reduce operating costs and provide a better guest experience at a compelling value.

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Key Business Metrics

We track the following key business metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. Accordingly, we believe these key business metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team. These key business metrics may be different from similarly titled metrics presented by other companies.

The following table provides the key metrics (rounded):

	Three months ended September 30,		Change		Nine months ended September 30,		Change
	2024	2023	No.	%	2024	2023	No.	%
Live Units (end of period)	10,100	11,800	(1,700)	(14.4)%	10,100	11,800	(1,700)	(14.4)%
Bookable Nights	922,000	1,048,000	(126,000)	(12.0)%	3,014,000	2,903,000	111,000	3.8%
Occupied Nights	783,000	868,000	(85,000)	(9.8)%	2,405,000	2,379,000	26,000	1.1%
Total Portfolio(1)	11,200	17,100	(5,900)	(34.5)%	11,200	17,100	(5,900)	(34.5)%
RevPAR	$176	$154	$22	14.3%	$153	$151	$2	1.3%
ADR	$207	$185	$22	11.9%	$191	$184	$7	3.8%
Occupancy rate	84.9%	82.8%	2.1%	2.5%	79.8%	81.9%	(2.1)%	(2.6)%

(1)	Total Portfolio consists of Live Units and Contracted Units at the end of the period noted.

Live Units

Live Units generate Bookable Nights (as defined below) which generate revenue. Live Units are a key driver of revenue, and a key measure of the scale of our business, which in turn drives our financial performance.

Growth in Live Units is driven by the number of units contracted in prior periods, and the lead time and opening period associated with making those units available to guests. The time from contract signing to building opening varies widely, ranging from relatively short periods for hotels that already meet our brand standards and/or that are already live hotels operating under another brand, to many months or even years for projects under renovation or construction. The number of Live Units at the end of a period is also affected by the number of units that were removed from our portfolio during that same period, which we refer to as dropped units.

The decrease in Live Units from September 30, 2023 to September 30, 2024 was driven by our portfolio optimization program and reduction of Live Units thereof. As of September 30, 2024, our five largest cities (New York City, Dubai, Montreal, Miami, and London) accounted for approximately 36.7% of our Live Units, and our 10 largest cities accounted for approximately 58.7% of our Live Units. The decrease in Total Portfolio from September 30, 2023 to September 30, 2024 was also driven by our portfolio optimization program.

Bookable Nights / Occupied Nights

Bookable Nights represent the total number of nights available for stays across all Live Units. This excludes nights lost to full building closures of greater than 30 nights. Occupied Nights represent the total number of nights occupied across all Live Units. Occupancy Rate (“OR”) is calculated as Occupied Nights divided by Bookable Nights. Bookable Nights, Occupied Nights, and OR are key drivers of revenue, which in turn drives financial performance.

The decrease in Bookable Nights and Occupied Nights from the three months ended September 30, 2023 to the three months ended September 30, 2024 and from the nine months ended September 30, 2023 to the nine months ended September 30, 2024 was largely driven by the portfolio optimization program.

RevPAR and Average Daily Rate

RevPAR represents the average revenue earned per available night and can be calculated either by dividing revenue by Bookable Nights, or by multiplying ADR by OR. ADR represents the average revenue earned per night occupied and is calculated as Revenue divided by Occupied Nights. RevPAR and ADR are key drivers of revenue, and key measures of our ability to attract and retain guests, which in turn drives financial performance.

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Several factors may explain period-to-period RevPAR variances, including:

●	Live Units that became live in recent months and have not yet reached mature economics. Typically, new Live Units take several months to achieve mature ADR and OR as buildings stabilize and drive organic bookings. If a period has a significant increase in Live Units, this may reduce the portfolio’s RevPAR.

●	Market mix represents the composition of our portfolio based on geographic presence. Certain markets such as New York or London typically earn higher RevPARs, while certain other markets such as Houston or Phoenix typically earn lower RevPARs. Therefore, if the market mix shifts toward lower RevPAR markets, it may adversely impact the portfolio’s RevPAR.

●	Product mix represents the composition of our portfolio between apartment and hotel style units. In general, apartments are higher RevPAR bookings because they typically offer more amenities (e.g., kitchen, in-unit washer/dryer) and have higher square footage compared to hotel units. Therefore, if the product mix shifts towards hotel units, it may reduce the average portfolio-wide RevPAR.

●	Seasonality drives typical period-to-period variances in a particular property’s RevPAR depending upon seasonal factors (e.g., weather patterns, local attractions and events, holidays) as well as property location and type. Based on results prior to the COVID-19 pandemic, RevPAR tends to be lower across our portfolio in the first quarter and fourth quarters of each year due to seasonal factors such as weather and holidays and the market mix and product mix of our portfolio at the time. However, the effect of seasonality will vary as our market mix and product mix continues to evolve.

The increases in RevPAR from the three and nine months ended September 30, 2023 to the three and nine months ended September 30, 2024, respectively, were driven by the impact of the portfolio optimization program, broader travel industry trends, product mix between hotels and apartments, geographic mix, and the impact of corporate sales and pricing strategies.

Results of Operations

Three months ended September 30, 2024 compared to three months ended September 30, 2023

The following table sets forth our results of operations as a percentage of revenue (in thousands, except percentages):

	Three months ended September 30,
	2024		2023
Revenue	$162,114	100.0%	$160,896	100.0%
Cost of revenue (excluding depreciation and amortization)	92,991	57.4%	103,374	64.2%
Operations and support	45,292	27.9%	50,376	31.3%
General and administrative	29,731	18.3%	30,548	19.0%
Research and development	4,427	2.7%	5,344	3.3%
Sales and marketing	22,292	13.8%	20,996	13.0%
Impairment loss	—	—%	1,087	0.7%
Restructuring and other charges	1,304	0.8%	12	—%
Total costs and operating expenses	$196,037	120.9%	$211,737	131.6%
Loss from operations	$(33,923)	(20.9)%	$(50,841)	(31.6)%
Total non-operating (income) expense, net	145,266	89.6%	6,714	4.2%
(Income) loss before income taxes	(179,189)	(110.5)%	(57,555)	(35.8)%
Provision (benefit) for income taxes	202	0.1%	75	—%
Net income (loss)	$(179,391)	(110.7)%	$(57,630)	(35.8)%
Other comprehensive income (loss):
Change in foreign currency translation adjustment	$(5,439)	(3.4)%	$3,547	2.2%
Comprehensive income (loss)	$(184,830)	(114.0)%	$(54,083)	(33.6)%

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Revenue

The following table sets forth our revenue (in thousands, except percentages):

	Three months ended September 30,		Change
	2024	2023	$	%
Revenue	$162,114	$160,896	$1,218	0.8%

Revenue increased, primarily due to a 14.3% increase in RevPAR partially offset by a 12.0% decrease in Bookable Nights. The increase in RevPAR was driven by the portfolio optimization program, broader travel industry trends, product mix between hotels and apartments, geographic mix, cohort mix and the impact of corporate sales and pricing strategies. The decrease in Bookable Nights is the result of the portfolio optimization program.

Costs and Operating Expenses

The following table sets forth our total costs and operating expenses (in thousands, except percentages):

	Three months ended September 30,		Change
	2024	2023	$	%
Cost of revenue (excluding depreciation and amortization)	$92,991	$103,374	$(10,383)	(10.0)%
Operations and support	45,292	50,376	(5,084)	(10.1)%
General and administrative	29,731	30,548	(817)	(2.7)%
Research and development	4,427	5,344	(917)	(17.2)%
Sales and marketing	22,292	20,996	1,296	6.2%
Impairment loss	—	1,087	(1,087)	(100.0)%
Restructuring and other charges	1,304	12	1,292	10766.7%
Total costs and operating expenses	$196,037	$211,737	$(15,700)	(7.4)%

Cost of Revenue (excluding depreciation and amortization): Cost of revenue decreased, primarily due to a $10.9 million decrease in rent expense driven by the portfolio optimization program.

Operations and support: The decrease in operations and support was primarily due to: (i) a $2.3 million decrease in employee compensation cost, due to a decrease in average headcount, (ii) a $1.6 million decrease in unit-related expenses primarily smaller non-capitalized items for the units such as bedding, decor, furniture and lighting, and (iii) a $1.3 million decrease in pre-opening costs due primarily to the timing of costs related to onboarding new units in the three months ended September 30, 2024 compared to the three months ended September 30, 2023, and (iv) partially offset by multiple less significant amounts and a $2.2 million increase in taxes due primarily to property tax assessments.

General and administrative: General and administrative decreased, primarily due to: (i) a $6.9 million decrease in employee compensation cost, due to a decrease in average headcount, (ii) a $3.8 million increase in taxes, primarily value added taxes offset by property taxes, (iii) a $1.2 million decrease in insurance and (iv) the cumulative impact of other less significant expense decreases; partially offset by a $5.8 million increase in legal and professional fees related to corporate matters which includes one-time fees associated with the strategic licensing agreement with Marriott and financing deals, all announced in August 2024.

Research and development: Research and development decreased, primarily due to: (i) a $0.4 million decrease in depreciation, primarily due to a decrease in capitalized software costs, (ii) a $0.2 million decrease in computer software expense, and (iii) a $0.4 million decrease in employee compensation expense, driven by a decrease in average headcount, partially offset by a $0.1 million increase in legal and professional fees.

Sales and marketing: The increase in sales and marketing was primarily due to: (i) a $0.6 million increase in channel transaction fees resulting from an increase in revenue booked through third-party OTAs, consistent with total revenue growth, and (ii) a $0.4 million increase in performance marketing expense.

Impairment Loss: Impairment losses decreased, primarily due to improved factors related to the valuation of our operating lease right-of-use (“ROU”) assets, that triggered an impairment charge recognized by the Company in the corresponding prior period.

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Restructuring and other charges: For the three months ended September 30, 2023, the restructuring and other charges consists certain adjustments related to the employee termination benefits as a result of the restructuring announced on March 1, 2023. The majority of the restructuring charges were recognized in the first quarter of 2023. For the three months ended September 30, 2024, this represents the residual restructuring and other charges for employee termination benefits as a result of a restructuring announced on February 20, 2024. The entirety of the increase in restructuring and other charges is due to the difference in amounts recognized for each of the restructurings discussed above.

Total Non-Operating Expense, Net

The following table sets forth our total non-operating (income) expense, net (in thousands, except percentages):

	Three months ended September 30,		Change
	2024	2023	$	%
Interest expense, net	$9,256	$6,423	$2,833	44.1%
Change in fair value of SPAC Warrants	24	(276)	300	(108.7)%
Change in fair value of Earn Out Liability	11	(209)	220	(105.3)%
Lease adjustment gains, net	(555)	(139)	(416)	299.3%
Loss on preferred stock issuance	59,490	—	59,490	—%
Change in fair value of forward contracts	86,570	—	86,570	—%
Other income, net	(9,530)	915	(10,445)	(1141.5)%
Total non-operating expense, net	$145,266	$6,714	$138,552	2063.6%

Interest expense, net. Interest expense, net increased, primarily due to interest expense recognized on the Company’s Delayed Draw Notes.

Change in fair value of SPAC Warrants. The change in the fair value of the SPAC Warrants is impacted by the initial recognition of, and subsequent fair value adjustments to, the SPAC Warrants. The change in the fair value of this line item resulted primarily from a decrease in our stock price period-over-period.

Change in fair value of Earn Out Liability. The change in the fair value of the Earn Out Liability is impacted by the initial recognition of, and subsequent fair value adjustments to, the Earn Out Liability. The change in the fair value of this line item resulted from a decrease in our stock price period-over-period.

Lease adjustment (gain) loss. The lease adjustment (gain) loss is due to the residual impact of lease terminations. The Company in 2024 has undertaken an initiative to renegotiate or exit certain properties where there exists unfavorable lease terms.

Loss on preferred stock issuance. The loss on issuance of $58.2 million of Series A Preferred Stock was recorded for the three months ended September 30, 2024, attributable to the Securities Purchase Agreements entered into by the Company on August 13, 2024. The agreement provided for 43.3 million newly issued shares of Series A Preferred Stock, in exchange for cash consideration in an aggregate amount of approximately $43.3 million. The shares were valued in excess of the proceeds received as part of the transaction. The Company identified the following two freestanding financial instruments issued in connection with the transaction, a) Mezzanine equity-classified Series A Preferred Stock and b) Liability-classified forward contract for commitments of investors to purchase, and commitments of the Company to sell additional Series A Preferred Stock. As of the transaction inception, these instruments had an aggregate fair value of $72.9 million and the Company received $14.7 million from the first tranche closing, resulting in the $58.2 million loss on such issuance. No similar loss was recognized during the three months ended September 30, 2023, as no issuance of this nature occurred.

The Securities Purchase Agreements also grants the Purchasers the right to purchase up to 25% of any equity offering within the next five years (a “Subsequent Financing”). The Purchasers are entitled to participate on a pro-rata basis (determined by their proportionate participation in the Private Placement) at a purchase price equal to 75% of the purchase price of any other investor in such Subsequent Financing. The Company recognized a liability for this preferred stock participation right of $1.3 million within other current liabilities in the condensed consolidated balance sheets as of September 30, 2024. The Company recognized a change in fair value of the participation right of $12 thousand as the remeasurement reflecting fluctuations in the underlying variables and assumptions from inception on August 13, 2024 through the quarter ended on September 30, 2024.

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Change in fair value of forward contracts. As part of the Securities Purchase Agreements entered into by the Company on August 13, 2024, the transaction included a Liability-classified forward contract for commitments of investors to purchase, and commitments of the Company to sell additional Series A Preferred Stock. The change in fair value of the forward contract of $86.6 million represents the remeasurement reflecting fluctuations in the underlying variables and assumptions from inception on August 13, 2024 through the quarter ended on September 30, 2024. No similar change in fair value of forward contract was recognized during the three months ended September 30, 2023, as no issuance of this nature occurred.

Other income, net. The change in other income, net is primarily due to fluctuations in foreign currency rates which impacted the remeasurement of foreign balances to reporting currency.

Provision for Income Taxes

As of September 30, 2024 and 2023, we have recorded a full valuation allowance against our deferred tax assets due to our history of losses.

The following table sets forth the provision for income taxes (in thousands, except percentages):

	Three months ended September 30,		Change
	2024	2023	$	%
Provision for income taxes	$202	$75	$127	169.3%

The provision for income taxes increased, primarily as a result of taxes to operations in foreign jurisdictions.

Nine months ended September 30, 2024 compared to nine months ended September 30, 2023

The following table sets forth our results of operations as a percentage of revenue (in thousands, except percentages):

	Nine months ended September 30,
	2024		2023
Revenue	$460,194	100.0%	$437,802	100.0%
Cost of revenue (excluding depreciation and amortization)	288,006	62.6%	289,947	66.2%
Operations and support	141,683	30.8%	154,426	35.3%
General and administrative	83,288	18.1%	92,937	21.2%
Research and development	13,491	2.9%	17,289	3.9%
Sales and marketing	63,113	13.7%	54,894	12.5%
Impairment loss	—	—%	1,087	0.2%
Restructuring and other charges	3,896	0.8%	2,119	0.5%
Total costs and operating expenses	$593,477	129.0%	$612,699	139.9%
Loss from operations	$(133,283)	(29.0)%	$(174,897)	(39.9)%
Total non-operating expense, net	63,222	13.7%	8,655	2.0%
Loss before income taxes	(196,505)	(42.7)%	(183,552)	(41.9)%
Provision for income taxes	626	0.1%	127	—%
Net loss	$(197,131)	(42.8)%	$(183,679)	(42.0)%
Other comprehensive loss:
Change in foreign currency translation adjustment	$(4,633)	(1.0)%	$(3,249)	(0.7)%
Comprehensive loss	$(201,764)	(43.8)%	$(186,928)	(42.7)%

Revenue

The following table sets forth our revenue (in thousands, except percentages):

	Nine months ended September 30,		Change
	2024	2023	$	%
Revenue	$460,194	$437,802	$22,392	5.1%

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Revenue increased primarily due to a 1.3% increase in RevPAR and a 3.8% increase in Bookable Nights. The increase in RevPAR was driven by the portfolio optimization program, broader industry trends, product mix between hotels and apartments, geographic mix, cohort mix and the impact of corporate sales and pricing strategies. The increase in Bookable Nights was driven by the timing of Live Unit growth relative to Live Unit decline from the portfolio optimization program.

Costs and Operating Expenses

The following table sets forth our total costs and operating expenses (in thousands, except percentages):

	Nine months ended September 30,		Change
	2024	2023	$	%
Cost of revenue (excluding depreciation and amortization)	$288,006	$289,947	$(1,941)	(0.7)%
Operations and support	141,683	154,426	(12,743)	(8.3)%
General and administrative	83,288	92,937	(9,649)	(10.4)%
Research and development	13,491	17,289	(3,798)	(22.0)%
Sales and marketing	63,113	54,894	8,219	15.0%
Impairment loss	—	1,087	(1,087)	(100.0)%
Restructuring and other charges	3,896	2,119	1,777	83.9%
Total costs and operating expenses	$593,477	$612,699	$(19,222)	(3.1)%

Cost of Revenue (excluding depreciation and amortization): Cost of revenue decreased primarily due to: (i) a $6.2 million decrease in rent expense due to the portfolio optimization program, (ii) a $2.7 million increase in cleaning expenses as a result of an increase in the number of checkouts, (iii) a $1.5 million increase in other cost of revenue expenses, and (iv) a $0.1 million increase in credit card fees due to an increase in bookings.

Operations and support: The decrease in operations and support was primarily due to: (i) a $5.7 million decrease in unit-related expenses primarily smaller non-capitalized items for the units such as bedding, decor, furniture and lighting, (ii) a $5.1 million decrease in employee compensation cost, due to a decrease in average headcount, (iii) a $3.5 million decrease in legal and professional fees, and (iv) a $1.9 million decrease in depreciation expense, partially offset by the cumulative impact of other less significant expense increases.

General and administrative: General and administrative expenses decreased, primarily due to: (i) a $21.1 million decrease in employee compensation cost, due to a decrease in average headcount, (ii) a $3.2 million decrease in unit related costs due to the decrease in Live Units, (iii) a $2.5 million decrease in facilities expense related to a reduction on office space and related rent, (iv) additional less significant decreases in insurance, depreciation and other, partially offset by a $14.3 million increase in legal and professional expenses related to corporate matters which includes one-time fees associated with the strategic licensing agreement with Marriott and financing deals, all announced in August 2024 and a $6.8 million increase in taxes primarily related to value added taxes.

Research and development: Research and development decreased, primarily due to (i) a net $2.3 million decrease in employee compensation driven by a decrease in average headcount, and (ii) a $1.3 million decrease in depreciation, primarily due to a decrease in capitalized software costs.

Sales and marketing: The increase in sales and marketing was primarily due to: (i) a $3.9 million increase in performance marketing expense, and (ii) a $3.2 million increase in channel transaction fees resulting from an increase in revenue booked through third-party OTAs, consistent with total revenue growth.

Impairment loss: Impairment loss decreased, primarily due to improved factors related to the valuation of our operating lease ROU assets, that triggered an impairment charge recognized by the Company in the corresponding prior period.

Restructuring and other charges: For the nine months ended September 30, 2023, the restructuring and other charges consists primarily of employee termination benefits as a result of the restructuring announced on March 1, 2023. For the nine months ended September 30, 2024, the restructuring and other charges consists of employee termination benefits as a result of a restructuring announced on February 20, 2024. The entirety of the increase in restructuring and other charges is due to the difference in amounts recognized for each of the restructurings discussed above.

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Total Non-Operating Expense, Net

The following table sets forth our total non-operating expense, net (in thousands, except percentages):

	Nine months ended September 30,		Change
	2024	2023	$	%
Interest expense, net	$24,595	$18,285	$6,310	34.5%
Change in fair value of SPAC Warrants	7	(674)	681	(101.0)%
Change in fair value of Earn Out Liability	(5)	(2,142)	2,137	(99.8)%
Lease adjustment gains, net	(95,579)	(8,576)	(87,003)	*
Loss on preferred stock issuance	59,490	—	59,490	—%
Change in fair value of forward contract	86,570	—	86,570	—%
Other (income) expense, net	(11,856)	1,762	(13,618)	(772.9)%
Total non-operating expense, net	$63,222	$8,655	$54,567	630.5%

*	Due to the significance of the change, the percentage is not considered meaningful.

Interest expense, net. Interest expense, net increased primarily due to interest expense recognized on the Company’s Delayed Draw Notes.

Change in fair value of SPAC Warrants. The change in the fair value of this line item resulted primarily from a decrease in our stock price period-over-period.

Change in fair value of Earn Out Liability. The change in the fair value of this line item resulted from a decrease in our stock price period-over-period.

Lease adjustment gains, net. The lease adjustment gains, net is due to the residual impact of lease terminations. The Company in 2024 has undertaken an initiative to renegotiate or exit certain properties where there exists unfavorable lease terms.

Loss on preferred stock issuance. The loss on issuance of $58.2 million of Series A Preferred Stock was recorded for the nine months ended September 30, 2024, attributable to the Securities Purchase Agreements entered into by the Company on August 13, 2024. The agreement provided for 43.3 million newly issued shares of Series A Preferred Stock, in exchange for cash consideration in an aggregate amount of approximately $43.3 million. The shares were valued in excess of the proceeds received as part of the transaction. The Company identified the following two freestanding financial instruments issued in connection with the transaction, a) Mezzanine equity-classified Series A Preferred Stock and b) Liability-classified forward contract for commitments of investors to purchase, and commitments of the Company to sell additional Series A Preferred Stock. As of the transaction inception, these instruments had an aggregate fair value of $72.9 million and the Company received $14.7 million from the first tranche closing, resulting in the $58.2 million loss on such issuance. No similar loss was recognized during the nine months ended September 30, 2023, as no issuance of this nature occurred.

The Securities Purchase Agreements also grants the Purchasers the right to purchase up to 25% of any equity offering within the next five years (a “Subsequent Financing”). The Purchasers are entitled to participate on a pro-rata basis (determined by their proportionate participation in the Private Placement) at a purchase price equal to 75% of the purchase price of any other investor in such Subsequent Financing. The Company recognized a liability for this preferred stock participation right of $1.3 million within other current liabilities in the condensed consolidated balance sheets as of September 30, 2024. The Company recognized a change in fair value of the participation right of $12 thousand as the remeasurement reflecting fluctuations in the underlying variables and assumptions from inception on August 13, 2024 through the quarter ended on September 30, 2024.

Change in fair value of forward contracts. As part of the Securities Purchase Agreements entered into by the Company on August 13, 2024, the transaction included a Liability-classified forward contract for commitments of investors to purchase, and commitments of the Company to sell additional Series A Preferred Stock. The change in fair value of the forward contract of $86.6 million represents the remeasurement reflecting fluctuations in the underlying variables and assumptions from inception on August 13, 2024 through the quarter ended on September 30, 2024. No similar change in fair value of forward contract was recognized during the nine months ended September 30, 2023, as no issuance of this nature occurred.

Other (income) expense, net. The change in other (income) expense, net is primarily due to fluctuations in foreign currency rates which impacted the remeasurement of foreign balances to reporting currency.

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Provision for Income Taxes

The following table sets forth the provision for income taxes (in thousands, except percentages):

	Nine months ended September 30,		Change
	2024	2023	$	%
Provision for income taxes	$626	$127	$499	392.9%

The provision for income taxes increased, primarily as a result of growth of our operations and taxable income in foreign jurisdictions.

Non-GAAP Financial Measures

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP” or “U.S. GAAP”). However, some of the financial measures discussed herein are non-GAAP financial measures. In accordance with SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our condensed consolidated statements of operations and comprehensive income (loss), balance sheets, or statements of cash flows.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted FCF, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, and Operating Lease Related Rent Charges (“Adjusted EBITDAR”) (collectively, the “non-GAAP financial measures”). We may periodically review and update our non-GAAP financial measures based on our determination of their relevance to our business which could result in the addition or elimination of select non-GAAP financial measures in the future.

Free Cash Flow (FCF)

The following table presents the calculation of Adjusted FCF (in thousands):

	Nine months ended September 30,
	2024	2023
Cash used in operating activities	$(90,451)	$(72,537)
Cash used in investing activities	(2,095)	(12,436)
FCF, including cash paid for lease terminations, restructuring, and professional fees	$(92,546)	$(84,973)
Cash paid for lease termination costs	14,335	—
Cash paid for restructuring costs	2,965	2,150
Cash paid for non-recurring professional fees	11,300	—
Adjusted FCF	$(63,946)	$(82,823)

Adjusted FCF represents cash used in operating activities plus cash used in investing activities, excluding the impact of lease terminations, restructuring, and non-recurring professional fee charges related to non-operational activities. The most directly comparable GAAP financial measures are cash used in operating activities when combined with cash used investing activities. Our near-term focus is to reach sustainable positive Adjusted FCF as detailed in our Cash Flow Positive Plan.

We believe Adjusted FCF is meaningful to investors as it is the primary liquidity measure that we focus on internally to evaluate our progress towards the objectives outlined in our Cash Flow Positive Plan. We believe that achieving our goals around this measure will put us on a path to financial sustainability and will help fund our future growth.

Our FCF measures may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of these measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, this measure may not provide a complete understanding of our cash flow as a whole. As such, these measures should be reviewed in conjunction with our GAAP cash flow.

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The change in Adjusted FCF period-over-period represented a 22.8% increase, primarily driven by increased adjustments for cash paid for lease terminations, restructuring and professional fees totaling $26.5 million, a decrease in cash used in investing activities of $10.3 million and offset by an increase in cash used in operating activities of $17.9 million. Refer to the section entitled “Liquidity and Capital Resources – Cash Flow Information” below for further discussion surrounding the changes in our cash flow figures period-over-period.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) as adjusted to eliminate the impact of net interest expense, provision for income taxes, depreciation and amortization expense, and certain other items as indicated. The exclusion of these items and other similar items in our non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The indicated other items excluded are as follows:

Stock-based Compensation Expense. Non-cash, stock-based compensation expense relates to our equity plan. We exclude such expense when assessing the effectiveness of our operating performance since stock-based compensation does not necessarily correlate with the underlying operating performance of the business.

Lease adjustment gains, net. These net gains reflect the impact of lease terminations and modifications.

Impairment loss. Impairment loss includes impairment charges recognized related to the valuation of our operating lease ROU assets.

Loss on preferred stock issuance. The loss on preferred stock issuance was recorded due to the Series A Preferred Stock being valued in excess of the proceeds received, as part of the Securities Purchase Agreements transactions.

Change in fair value of forward contract. The change in fair value of the liability-classified forward contract, which resulted from the commitments of investors to purchase, and commitments of the Company to sell, additional Series A Preferred Stock, as part of the Securities Purchase Agreements.

Restructuring and other related charges. The aggregate adjustment for expenses associated with our restructuring plans as discussed in Note 14, Restructuring Activities, to the unaudited condensed consolidated financial statements included in this prospectus.

Professional fees. One-time and/or non-recurring professional fees associated with special projects, including but not limited to our strategic licensing agreement with Marriott, financing activities, restatement, and other non-operating initiatives.

We believe Adjusted EBITDA is meaningful to investors as it is the primary operating performance measure that we focus on internally to evaluate our core operating performance. Adjusted EBITDA provides a consistent basis for comparison across reporting periods by excluding interest, taxes, depreciation and amortization, and certain one-time, non-recurring or non-operational items, such as lease adjustment gains, net, restructuring and other related charges, and professional fees related to discrete projects such as fees associated with the integration in connection with the strategic licensing agreement with Marriott and restatement activities. It serves as a key measure for us to align the Company financial performance with our internal financial planning and analysis.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net income (loss)	$(179,391)	$(57,630)	$(197,131)	$(183,679)
Provision for income taxes	9,256	6,423	24,595	18,285
Interest expense, net	202	75	626	127
Depreciation and amortization expense	3,385	5,882	13,350	18,908
EBITDA	$(166,548)	$(45,250)	$(158,560)	$(146,359)
Stock-based compensation	1,614	4,924	6,402	23,982
Lease adjustment gains, net	(555)	(139)	(95,579)	(8,576)
Impairment loss	—	1,087	—	1,087
Loss on preferred stock issuance(1)	59,490	—	59,490	—
Change in fair value of forward contract	86,570	—	86,570	—
Restructuring and other related charges	1,304	12	3,896	2,119
Non-recurring professional fees	5,728	—	12,605	—
Adjusted EBITDA	$(12,397)	$(39,366)	$(85,176)	$(127,747)

(1) Includes $1.3 million associated with the preferred stock participation right.

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Adjusted EBITDAR

We define Adjusted EBITDAR as Adjusted EBITDA adjusted for operating lease related rent charges. We believe Adjusted EBITDAR is meaningful to investors as it is an operating performance measure that further enables us to assess our operating performance independent of operating leases, offering insights into our cash flow and performance.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Adjusted EBITDA	$(12,397)	$(39,366)	$(85,176)	$(127,747)
Operating lease related rent charges	72,614	83,845	230,776	236,660
Adjusted EBITDAR	$60,217	$44,479	$145,600	$108,913

We believe these non-GAAP measures are helpful to investors by providing a clearer view of our core operations and allowing better comparability with other companies.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following table sets forth our results of operations as a percentage of revenue (in thousands, except percentages):

	Year ended December 31,
			As Restated
	2023		2022
Revenue	$602,066	100.0%	$464,978	100.0%
Cost of revenue (excluding depreciation and amortization)	392,898	65.3%	327,607	70.5%
Operations and support	212,913	35.4%	204,026	43.9%
General and administrative	112,082	18.6%	131,877	28.4%
Research and development	22,365	3.7%	28,612	6.2%
Sales and marketing	78,566	13.0%	52,672	11.3%
Impairment losses	59,165	9.8%	82,050	17.6%
Restructuring and other charges	2,119	0.4%	4,033	0.9%
Total costs and operating expenses	880,108	146.2%	830,877	178.7%
Loss from operations	(278,042)	(46.2)%	(365,899)	(78.7)%
Total non-operating expense (income), net	18,559	3.1%	(121,490)	(26.1)%
Loss before income taxes	(296,601)	(49.3)%	(244,409)	(52.6)%
(Benefit) provision for income taxes	(933)	(0.2)%	622	0.1%
Net loss	$(295,668)	(49.1)%	$(245,031)	(52.7)%
Other comprehensive loss:
Change in foreign currency translation adjustment	(8,050)	(1.3)%	5,727	1.2%
Comprehensive loss	$(303,718)	(50.4)%	$(239,304)	(51.5)%

Revenue

Sonder generates revenues by providing accommodations to its guests. Direct revenue is generated from stays booked through Sonder.com, the Sonder app, or directly with our sales personnel, while indirect revenue is generated from stays booked through OTAs.

The following table sets forth our revenue (in thousands, except percentages):

	Year ended December 31,		Change
		As Restated
	2023	2022	$	%
Revenue	$602,066	$464,978	$137,088	29.5%

Revenue increased, primarily due to an increase of 25.8% in Live Units contributing to a 32.7% increase in Occupied Nights.

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Costs and Operating Expenses

The following table sets forth our total costs and operating expenses (in thousands, except percentages):

	Year ended December 31,		Change
		As Restated
	2023	2022	$	%
Cost of revenue (excluding depreciation and amortization)	$392,898	$327,607	$65,291	19.9%
Operations and support	212,913	204,026	8,887	4.4%
General and administrative	112,082	131,877	(19,795)	(15.0)%
Research and development	22,365	28,612	(6,247)	(21.8)%
Sales and marketing	78,566	52,672	25,894	49.2%
Impairment losses	59,165	82,050	(22,885)	(27.9)%
Restructuring and other charges	2,119	4,033	(1,914)	(47.5)%
Total costs and operating expenses	$880,108	$830,877	$49,231	5.9%

Cost of Revenue (excluding depreciation and amortization): Cost of revenue expenses primarily consists of lease costs to real estate owners for our Live Units, cleaning costs, and payment processing charges. We expect our cost of revenue will continue to increase on an absolute dollar basis for the foreseeable future as we experience growth in bookings and expand our portfolio of properties. Cost of revenue may vary as a percentage of revenue from period-to-period based on the timing and seasonality of bookings. Additionally, our cost of revenue does not necessarily increase at a rate commensurate with the increase in revenue, given that drivers of increases in revenue, such as increases in ADR, do not necessarily require additional costs.

Cost of revenue increased, primarily due to: (i) a $48.4 million increase in rent expense related to leases as a result of a 2,500 unit increase in Live Units; (ii) a $8.3 million increase in cleaning expenses as a result of an increase in the number of Occupied Nights; and (iii) a $5.5 million increase in payment processing fees due to an increase in bookings, driven by solid demand for travel and our Live Unit growth.

Operations and support: Operations and support expenses are related to guest-facing functions and variable expenses associated with property-level operations, such as customer service and hospitality, depreciation of property and equipment, utilities, costs to open new properties, and the cost of guest-room consumable items and low-cost furnishings. We expect operations and support costs to increase on an absolute dollar basis, but decrease or remain stable on a percentage of revenue basis, for the foreseeable future to the extent that we continue to grow our Live Units.

Operations and support increased, primarily due to: (i) a $19.3 million increase in unit-related expenses due to an increase in Live Units, along with an increase in Occupied Nights; partially offset by (ii) a $12.0 million decrease in certain pre-opening costs primarily due to the timing of costs related to onboarding new units.

General and administrative: General and administrative expenses primarily consist of personnel-related expenses for administrative functions, such as legal, finance and accounting, public policy, and human resources. It also includes certain professional services fees, technology expenses, bad debt expense, general corporate and director and officer insurance, and other corporate-level expenses we incur to manage and support our operations. We expect to continue to incur certain general and administrative costs as a result of operating as a public company, including expenses to comply with the rules and regulations of the SEC and Nasdaq, as well as expenses for corporate insurance, director and officer insurance, investor relations, and professional services. Overall, we expect our general and administrative costs will decrease as a percentage of revenue in 2024 as compared to 2023 through cost reductions.

General and administrative decreased, primarily due to: (i) a $12.5 million decrease in legal and professional fees due to audit, consulting, and other professional fees incurred as a result of the Company focusing on identifying more cost-efficient alternatives; (ii) a $6.5 million decrease in taxes due to a decrease in sales tax as a result of reduced tax leakage; and (iii) a $5.9 million decrease in employee compensation cost, due to a decrease in average headcount.

Research and development: Research and development expenses primarily consist of personnel-related expenses and an allocation of our facility expenses incurred in connection with the development of our existing and new services. Our research and development efforts in the short- to mid-term are focused primarily on increasing the functionality and enhancing the ease of use of existing services, and to a lesser extent, adding new features and services. We capitalize the portion of our software development costs that meets the criteria for capitalization. We expect that our research and development expenses will decrease as a percentage of revenue in 2024 as compared to 2023.

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Research and development decreased, primarily due to: (i) a $4.5 million decrease in employee compensation expense, driven by a decrease in average headcount; (ii) a $1.1 million decrease in depreciation, primarily due to a decrease in capitalized software costs; and (iii) a $0.6 million decrease in legal and professional fees.

Sales and marketing: Sales and marketing expenses primarily consist of service charges for bookings made through OTAs, personnel-related expenses for sales, marketing, advertising costs, and branding. We expect our sales and marketing expense will decrease or remain stable as a percentage of revenue in 2024 as compared to 2023.

Sales and marketing increased, primarily due to: (i) a $15.9 million increase in channel transaction fees resulting from an increase in revenue booked through OTAs, consistent with total revenue growth; and (ii) a $8.9 million increase in performance marketing expense.

Impairment losses: Impairment loss charges includes impairment of long lived assets.

Impairment losses decreased, primarily due to improved factors related to the valuation of our operating lease ROU assets, that triggered an impairment charge identified by the Company, relating to both 2023 and 2022.

Restructuring and other charges: Restructuring and other charges consists primarily of employee termination benefits of approximately $2.1 million for the year ended December 31, 2023 as a result of the restructuring announced in March 2023, and approximately $4.0 million for the year ended December 31, 2022 from the restructuring completed in conjunction with the Cash Flow Positive Plan. The entirety of the decrease in restructuring and other charges is due to the difference in amounts recognized for each of the restructurings discussed above.

On February 20, 2024, the Company announced a reduction in force plan affecting 106 corporate roles, or 17% of the corporate workforce, which is estimated to lead to approximately $11 million in annualized cost savings. We substantially completed these efforts during the first quarter of 2024. Total costs and cash expenditures were approximately $3 million, primarily related to employee severance and benefits costs, and were recognized and paid in the first quarter of 2024.

Total Non-operating Expense (Income), Net

Total non-operating expense (income), net consists primarily of the change in fair value of the Earn Out Liability, SPAC Warrants, and other instruments carried at fair value, realized and unrealized gains and losses on foreign currency transactions and balances, and interest expense related to the term loans and convertible debt.

The following table sets forth our total non-operating expense (income), net (in thousands, except percentages):

	Year ended December 31,		Change
		As Restated
	2023	2022	$	%
Interest expense, net	$25,409	$21,505	$3,904	18.2%
Change in fair value of SPAC Warrants	(615)	(25,190)	24,575	(97.6)%
Change in fair value of Earn Out Liability	(2,372)	(95,700)	93,328	(97.5)%
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	—	(29,512)	29,512	(100.0)%
Other (income) expense, net	(3,863)	7,407	(11,270)	(152.2)%
Total non-operating expense (income), net	$18,559	$(121,490)	$140,049	(115.3)%

Interest expense, net: Interest expense, net increased primarily due to interest expense recognized on the Company’s Delayed Draw Notes.

Change in fair value of SPAC Warrants. The change in the fair value of this line item resulted primarily from a decrease in our stock price period-over-period.

Change in fair value of Earn Out Liability. The change in the fair value of this line item resulted from a decrease in our stock price period-over-period.

Change in fair value of share-settled redemption feature and gain on conversion of convertible notes. This change is a result of fair value adjustments due to the decrease in our stock price period-over-period and as a result of the conversion of the Company’s convertible notes.

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Other expense (income), net. The change in other (income) expense, net is primarily due to fluctuations in foreign currency rates which impacted the remeasurement of foreign balances to reporting currency.

Provision for income taxes

As of December 31, 2023 and 2022, except for Canada, we have recorded a full valuation allowance against our deferred tax assets due to our history of losses.

We are subject to income taxes in the United States and foreign jurisdictions in which we do business. Foreign jurisdictions have different statutory tax rates than those in the United States. Additionally, certain of our foreign earnings may also be taxable in the United States.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured as the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We recognize interest and penalties, if any, related to income tax matters as a component of income tax expense.

The following table sets forth the provision for income taxes (in thousands, except percentages):

	Year ended December 31,		Change
		As Restated
	2023	2022	$	%
(Benefit) provision for income taxes	$(933)	$622	$(1,555)	(250.0)%

The (benefit) provision for income taxes change is primarily due to taxes related to operations in foreign jurisdictions.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table sets forth our results of operations as a percentage of revenue (in thousands, except percentages):

	Year ended December 31,
	As Restated		As Restated
	2022		2021
Revenue	$464,978	100.0%	$234,145	100.0%
Cost of revenue (excluding depreciation and amortization)	327,607	70.5%	202,323	86.4%
Operations and support	204,026	43.9%	143,083	61.1%
General and administrative	131,877	28.4%	105,671	45.1%
Research and development	28,612	6.2%	19,091	8.2%
Sales and marketing	52,672	11.3%	23,490	10.0%
Impairment losses	82,050	17.6%	—	—%
Restructuring and other charges	4,033	0.9%	—	—%
Total costs and operating expenses	830,877	178.7%	493,658	210.8%
Loss from operations	(365,899)	(78.7)%	(259,513)	(110.8)%
Total non-operating expense (income), net	(121,490)	(26.1)%	34,200	14.6%
Loss before income taxes	(244,409)	(52.6)%	(293,713)	(125.4)%
Provision for income taxes	622	0.1%	242	0.1%
Net loss	$(245,031)	(52.7)%	$(293,955)	(125.5)%
Other comprehensive loss:
Change in foreign currency translation adjustment	5,727	1.2%	1,633	0.7%
Comprehensive loss	$(239,304)	(51.5)%	$(292,322)	(124.8)%

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Revenue

The following table sets forth our revenue (in thousands, except percentages):

	Year ended December 31,		Change
	As Restated	As Restated
	2022	2021	$	%
Revenue	$464,978	$234,145	$230,833	98.6%

Revenue increased, primarily due to a 34.5% increase in RevPAR, driven by continued travel market recovery and our strategy targeting higher occupancy, along with an increase of 27.6% in Live Units contributing to a 78.7% increase in Occupied Nights.

Costs and Operating Expenses

The following table sets forth our total costs and operating expenses (in thousands, except percentages):

	Year ended December 31,		Change
	As Restated	As Restated
	2022	2021	$	%
Cost of revenue (excluding depreciation and amortization)	$327,607	$202,323	$125,284	61.9%
Operations and support	204,026	143,083	60,943	42.6%
General and administrative	131,877	105,671	26,206	24.8%
Research and development	28,612	19,091	9,521	49.9%
Sales and marketing	52,672	23,490	29,182	124.2%
Impairment losses	82,050	—	82,050	(100.0)%
Restructuring and other charges	4,033	—	4,033	(100.0)%
Total costs and operating expenses	$830,877	$493,658	$337,219	68.3%

Cost of Revenue (excluding depreciation and amortization): Cost of revenue increased, primarily due to: (i) a $94.4 million increase in rent expense related to leases as a result of a 2,100 unit increase in Live Units; (ii) a $20.0 million increase in cleaning expenses as a result of an increase in the number of Occupied Nights; and (iii) a $8.2 million increase in payment processing fees due to an increase in bookings, driven by continued travel recovery and our Live Unit growth.

Operations and support: Operations and support increased, primarily due to: (i) a $23.1 million increase in unit-related expenses due to an increase in Live Units, along with an increase in Occupied Nights; (ii) a $22.8 million increase in employee compensation expense, inclusive of stock compensation expense, due to an increase in average headcount; (iii) a $6.5 million increase in onboarding costs as a result of our focus on converting Contracted Units into Live Units; and (iv) a $5.7 million increase in customer service costs, driven by an increase in Occupied Nights.

General and administrative: General and administrative increased, primarily due to: (i) a $6.7 million increase in legal and professional fees due to ongoing routine legal and professional costs; (ii) a $6.2 million increase in tax expense related to transaction (sales and value-added tax) taxes, largely driven by an increase in bookings due to continued travel recovery during the period and our Live Unit growth; (iii) a $5.1 million increase in employee compensation expense, inclusive of stock compensation expense, due to an increase in average headcount; and (iv) a $4.9 million increase in insurance expense due to additional costs incurred in connection with becoming a public company.

Research and development: Research and development increased, primarily due to: (i) a $5.8 million increase in employee compensation expense, inclusive of stock compensation expense, driven by an increase in average headcount; (ii) a $1.6 million increase in computer software expense related to the growth of our business; and (iii) a $1.3 million increase in professional fees related to the growth of our business and in connection with becoming a public company.

Sales and marketing: Sales and marketing increased, primarily due to: (i) a $24.3 million increase in channel transaction fees resulting from an increase in revenue booked through third-party OTAs, consistent with total revenue growth; and (ii) a $3.4 million increase in compensation expense, inclusive of stock compensation expense, driven by an increase in average headcount.

Impairment losses: Impairment losses increased, primarily due to factors related to the valuation of our operating lease ROU assets, that triggered an impairment charge identified by the Company, relating to 2022.

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Restructuring and other charges: Restructuring and other charges consists primarily of employee termination benefits of approximately $4.0 million for the year ended December 31, 2022 as part of our Cash Flow Positive Plan announced in the second quarter of 2022.

Total Non-operating Expense (Income), Net

Total non-operating expense (income), net consists primarily of the change in fair value of the Earn Out Liability, SPAC Warrants, and other instruments carried at fair value, realized and unrealized gains and losses on foreign currency transactions and balances, and interest expense related to the term loans and convertible debt.

The following table sets forth our total non-operating expense (income), net (in thousands, except percentages):

	Year ended December 31,		Change
	As Restated	As Restated
	2022	2021	$	%
Interest expense, net	$21,505	$44,090	$(22,585)	(51.2)%
Change in fair value of SPAC Warrants	(25,190)	—	(25,190)	(100.0)%
Change in fair value of Earn Out Liability	(95,700)	—	(95,700)	(100.0)%
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	(29,512)	—	(29,512)	(100.0)%
Other expense (income), net	7,407	(9,890)	17,297	(174.9)%
Total non-operating expense (income), net	$(121,490)	$34,200	$(155,690)	(455.2)%

Interest expense, net: Interest expense, net decreased due to the conversion of the Convertible Notes to equity in January 2022, offset by interest expense recognized in connection with the payoff of the term loan in January 2022 and interest expense on the Delayed Draw Notes issued in January 2022.

Change in fair value of SPAC Warrants: The change in the fair value of the SPAC Warrants is impacted by the initial recognition of, and subsequent fair value adjustments to, the SPAC Warrants. The decrease in the fair value of this line item resulted from a decrease in our stock price period-over-period and is recognized as a credit on the consolidated statements of operations and comprehensive loss, thereby decreasing our net loss.

Change in fair value of Earn Out Liability: The change in the fair value of the Earn Out Liability is impacted by the initial recognition of, and subsequent fair value adjustments to, the Earn Out Liability. The decrease in the fair value of this line item resulted from a decrease in our stock price period-over-period and is recognized as a credit on the consolidated statements of operations and comprehensive loss, thereby decreasing our net loss.

Change in fair value of share-settled redemption feature and gain on conversion of convertible notes: The change in fair value of the share-settled redemption feature related to the Convertible Notes resulted from an increase in other income as a result of the conversion of the Convertible Notes.

Other expense (income), net: Other expense (income), net increased primarily due to a decrease in the fair value adjustments for preferred stock warrant liabilities that were converted to equity as a result of the consummation of the Business Combination and fluctuations in foreign currency which impacted the remeasurement of foreign balances to reporting currency.

Provision for income taxes

As of December 31, 2022 and 2021, we have recorded a full valuation allowance against our deferred tax assets due to our history of losses.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured as the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We recognize interest and penalties, if any, related to income tax matters as a component of income tax expense.

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The following table sets forth the provision for income taxes (in thousands, except percentages):

	Year ended December 31,		Change
	As Restated	As Restated
	2022	2021	$	%
Provision for income taxes	$622	$242	$380	157.0%

The provision for income taxes change is primarily due to taxes related to operations in foreign jurisdictions.

Liquidity and Capital Resources

Going Concern Considerations

In accordance with ASC Topic 205-40, Going Concern, management evaluates whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern. This evaluation includes considerations related to the Company’s forecasted liquidity and cash consumption requirements for one year from the date of issuance of the Q3 Form 10-Q.

As discussed in Note 1, Basis of Presentation, to the unaudited condensed consolidated financial statements included in this prospectus, the Company has, throughout 2024, announced a series of financing arrangements and cost optimization initiatives. Additionally, in August 2024, the Company entered into the Marriott Agreement, whereby the Company’s portfolio of properties is expected to join the Marriott system under a newly-created collection called “Sonder by Marriott Bonvoy.”

While the 2024 actions discussed in Note 1, Basis of Presentation, to the unaudited condensed consolidated financial statements included in this prospectus, demonstrate a series of material steps taken to improve the Company’s financial condition, the Company has a history of net losses and negative operating cash flows and expects to continue to incur additional losses in the near future. Additionally, the benefits of the Company’s recent financing arrangements and licensing agreement are contingent upon the successful execution of a number of critical milestones. The timing of the completion of these milestones cannot be guaranteed to ensure liquidity is available when needed to meet the Company’s obligations. As a result of these considerations, management has concluded that there is substantial doubt, which is not alleviated, about the Company’s ability to continue as a going concern for at least one year from the date of issuance of the Q3 Form 10-Q.

To address the substantial doubt about the Company’s ability to continue as a going concern, as described above, the Company has embarked on the following actions:

●	engaged a financial advisor to assist in identifying and securing strategic alternatives and financing arrangements,
●	launched a portfolio optimization program, which involves discussions with landlords about renegotiating the terms of our leases, including terminations, at certain properties; as of June 10, 2024, the Company has signed agreements to exit or reduce rent for approximately 105 buildings, or 4,300 units, which is expected to lead to estimated annualized run-rate FCF improvements of over $40.0 million of which the Company expects termination fees of less than $20.0 million associated with these agreements; of the approximately 80 buildings, or 3,200 units, with finalized exit agreements, the Company has exited approximately 70 buildings, or 2,800 units, as of September 30, 2024 and expects to exit the remaining buildings throughout the remainder of 2024 and 2025,
●	implemented a series of deep cost-cutting initiatives; in February 2024, the Company announced a reduction in force plan affecting 17% of the corporate workforce, which is estimated to result in approximately $11 million in annualized cost savings; the Company continues to be focused on identifying and executing cost optimization initiatives, including further rent reductions, better sourcing contracts that lower property-level direct costs, and further savings in overhead costs,

●	entered into the Marriott Agreement which allows us to integrate our properties with Marriott’s systems, distribution channels, and branding, and, subject to meeting certain conditions, entitles the Company to receive $15 million of Key Money in two tranches by March 31, 2025 of which we received $7.5 million on November 21, 2024; this agreement provides the opportunity for the Company to increase its financial performance through the potential to increase revenue by integrating with Marriott’s commercial engine, deliver costs savings through synergies and scale and power future growth,
●	received financing from the Company’s existing noteholders in the amount of $16 million during June and July 2024, as previously announced, and
●	secured financing arrangements that provide the Company with access to approximately $139 million in additional liquidity, including

o	issuing approximately $43 million of Series A Preferred Stock to certain qualified institutional buyers or accredited investors, of which $14.7 million was received in August 2024 and an additional $28.6 million was received in November 2024,

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o	approximately $83 million in additional liquidity, including $4 million in financing funded in August 2024, and approximately $79 million in the form of a 30-month extension (through the end of 2026) of the paid-in-kind feature of the Note Purchase Agreement (21 months of which is at Sonder’s option), and
o	other sources of liquidity totaling $13 million.

Sources and Uses of Cash

At September 30, 2024, we had a cash balance, not including restricted cash, of $27.0 million, which was held for working capital purposes. Cash consists of checking and interest-bearing accounts. Reaching sustainable positive FCF is our primary focus in the near-term, as detailed in our Cash Flow Positive Plan. Once we reach sustainable positive FCF, we expect cash from operations will provide our principal source of liquidity. We generate cash from transactions with customers booking directly through Sonder.com and the Sonder app, which are settled through a payment processor, from transactions with third-party corporate customers which are settled based on contractual terms, and indirectly through OTAs, which are also settled based on contractual terms. The most significant source of liquidity in 2024 was cash inflows from both current period and future guest bookings.

We have incurred losses since inception, and we expect to continue to incur additional losses in the future. Our operations to date have been financed primarily by private equity investments in our common and convertible preferred stock, convertible notes, and other note and warrant purchase agreements, as described in Note 6, Debt, and Note 15, Subsequent Events, to the unaudited condensed consolidated financial statements included in this prospectus.

We believe that our existing cash on hand combined with our anticipated estimated FCF may be insufficient to fund our operations and debt obligations for at least the next 12 months. Our management has concluded there is substantial doubt about the Company’s ability to continue as a going concern, which is not alleviated, for one year from the date of issuance of the Q3 Form 10-Q. Our future capital requirements will depend on many factors, including, but not limited to, our successful execution of a number of critical milestones required under our recent financing arrangements and licensing agreement, our rate of RevPAR growth, our ability to achieve cost efficiencies, our ability to provide security instruments such as letters of credit in lieu of cash deposits pursuant to leases, and the extent of real estate owners’ funding of capital expenditures and other pre-opening costs at our leased properties. To the extent that our existing cash balance and ongoing cash from operations are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing, including convertible debt, short-term bridge financing, or otherwise, but such funds may not be available on acceptable terms. If sufficient cash from operations or external funding is not available, we may be unable to adequately fund our business plans and it could have a negative effect on our business, operating cash flows, financial condition, and cash flows.

Most of our cash was held in the United States as of September 30, 2024. Our foreign subsidiaries held approximately $5.3 million of cash in foreign jurisdictions. We currently do not intend or foresee a need to repatriate these foreign funds. As a result of the Tax Cuts and Jobs Act of 2017, however, we anticipate the U.S. federal tax impact to be minimal if these foreign funds are repatriated and would not repatriate funds where there was a material tax cost. In addition, based on our current and future needs, we believe our current funding and capital resources for our international operations are adequate.

Debt Arrangements

Debt arrangements, such as our credit facilities and Delayed Draw Notes, have been a source of cash for our day-to-day operations. Refer to Note 6, Debt and Note 15, Subsequent Events, to the unaudited condensed consolidated financial statements included in this prospectus for discussion of our debt arrangements, including the timing of expected maturity of such arrangements. These arrangements include our 2022 Loan and Security Agreement which currently has a letter of credit sublimit of $45.0 million. As of September 30, 2024, because we are unable to satisfy the minimum consolidated adjusted EBITDA covenant, we are required to cash collateralize our obligations under the 2022 Loan and Security Agreement.

Future Cash Obligations

Our estimated future obligations as of September 30, 2024 include both current and long-term obligations. Our debt obligations, including both capitalized to-date and future paid-in-kind interest through the election date of June 2024, totaled $316.0 million, of which, $1.0 million was short-term, and the remainder was long-term. Interest on the foregoing debt obligations is payable in cash after the June 2024 election date. Additionally, we had $47.5 million of irrevocable standby letters of credit outstanding which were collateralized by our restricted cash, all of which represents a long-term cash obligation. Under our operating leases as discussed in Note 8, Leases, to the unaudited condensed consolidated financial statements included in this prospectus, we had a current obligation of $170.0 million and a long-term obligation of $1.1 billion as of September 30, 2024.

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Operating lease obligations primarily represent the initial contracted term for leases that have commenced as of September 30, 2024, not including any future optional renewal periods. In addition, as of September 30, 2024, we have entered into leases that have not yet commenced with future lease payments totaling $760.0 million, excluding purchase options, that are not yet recorded on the condensed consolidated balance sheets and are not reflected in the figure above. These leases will commence between 2024 and 2029 with lease terms of three to 20 years.

As part of our efforts to reach positive FCF, we have undertaken a portfolio optimization program, which involves renegotiating the terms of our leases at certain properties and terminating certain leases. This process has resulted and may result in contract modifications resulting in changes to rent amounts, lease durations, or other provisions of our lease agreements and has resulted and may result in the termination of certain leases leading to the transition of certain properties over time and the incurrence of certain expenses including but not limited to termination fees and impairment charges, which could be material.

Cash Flow Information

The following table sets forth our cash flows (in thousands):

	Nine months ended September 30,
	2024	2023	$ Change
Net cash used in operating activities	$(90,451)	$(72,537)	$(17,914)
Net cash used in investing activities	(2,095)	(12,436)	10,341
Net cash provided by financing activities	32,287	2,758	29,529
Effects of foreign exchange on cash	(339)	262	(601)
Net change in cash, cash equivalents, and restricted cash	$(60,598)	$(81,953)	$21,355

	Year ended December 31,
	2023	2022	$ Change
Net cash used in operating activities	$(110,904)	$(149,988)	$39,084
Net cash used in investing activities	(12,362)	(29,693)	17,331
Net cash (used in) provided by financing activities	(32,232)	400,599	(432,831)
Effects of foreign exchange on cash	2,809	(1,673)	4,482
Net change in cash, cash equivalents, and restricted cash	$(152,689)	$219,245	$(371,934)

Operating Activities

Net cash used in operating activities increased for the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023, primarily due to an increase in cash paid for lease terminations, restructuring, and professional fees partially offset by an improvement in our operating loss performance due to a 5.1% increase in revenue. Cash used in operating activities is subject to variability period-over-period as a result of timing differences, including with respect to the collection of receivables and payments of interest expense, accounts payable, and other items, as well as variability in our stock price as it relates to fair value of the SPAC Warrants and Earn Out Liability.

Net cash used in operating activities decreased year-over year, primarily due to an improvement in our operating loss performance on the 29.5% increase in revenue. Cash used in operating activities is subject to variability period-over-period as a result of timing differences, including with respect to the collection of receivables and payments of interest expense, accounts payable, and other items, as well as variability in our stock price as it relates to fair value of the SPAC Warrants and Earn Out Liability.

Investing Activities

Net cash used in investing activities decreased for the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023, primarily as a result of a decrease in purchases of property and equipment of $9.5 million, largely related to a decrease in purchases for furnishings and fixtures for our Live Units.

Net cash used in investing activities decreased year-over-year, primarily as a result of a decrease in purchases of property and equipment of $16.3 million, largely related to a decrease in purchases for furnishings and fixtures for our Live Units.

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Financing Activities

Net cash provided by financing activities increased for the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023, primarily due to debt financing proceeds from the issuance of an aggregate of $20.0 million of Delayed Draw Notes, together with the Warrants, as described in Note 6, Debt, to the unaudited condensed consolidated financial statements included in this prospectus, as well as $14.7 million of proceeds from the preferred stock issuance.

Net cash provided by (used in) financing activities decreased year-over-year, primarily related to proceeds received in the year ended December 31, 2022 of $159.2 million from the Delayed Draw Notes, net of issuance costs and proceeds of $325.9 million from the Business Combination and PIPE (as defined in Note 16. Business Combination, to our audited consolidated financial statements included in this prospectus) offering, partially offset by an increase in proceeds from the issuance of debt of $3.0 million and an increase in cash outflows of $58.6 million for Common Stock issuance costs, primarily related to the close of the Business Combination, and to the $35.2 million partial repayment of the Delayed Draw Notes in the year ended December 31, 2023.

Off-Balance Sheet Arrangements

As of September 30, 2024, we had the following off-balance sheet arrangements:

Letters of Credit

As of September 30, 2024 and December 31, 2023, we had $47.5 million and $37.6 million, respectively, of irrevocable standby letters of credit outstanding, which were collateralized by our restricted cash, of which $32.5 million and $36.0 million, respectively, was under our revolving credit facilities. Letters of credit are primarily used as a form of security deposits for the buildings and partial buildings we lease.

Surety Bonds

A portion of our leases are supported by surety bonds provided by affiliates of certain insurance companies. As of September 30, 2024 and December 31, 2023, we had assembled commitments from six surety providers in the amount of $39.2 million and $44.5 million, respectively, of which $16.6 million and $40.8 million, respectively, was outstanding and was an off-balance sheet arrangement. The availability, terms and conditions, and pricing of bonding capacity are dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity, our corporate credit rating, and the general perception of our financial performance.

Indemnification Agreements

See Note 12, Commitments and Contingencies, to the unaudited condensed consolidated financial statements included in this prospectus for additional information regarding our indemnification agreements.

Effect of Exchange Rates

Our changes in cash can be impacted by the effect of fluctuating exchange rates. Foreign exchange had a negative effect on cash for the nine months ended September 30, 2024 of $0.3 million. Foreign exchange had a positive effect on cash for nine months ended September 30, 2023 of $0.3 million.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenue, and expenses. We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present consolidated results of operations, financial condition, and cash flows. These policies and estimates are considered critical because they have a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require us to make significant judgments, assumptions, or estimates. We believe that the judgments, estimates, and assumptions used in the preparation of our financial statements are reasonable and appropriate, based on the information available at the time they were made. However, actual results may differ from those estimates, and these differences may be material.

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The Company has identified a critical accounting estimate associated with the fair market value of the Securities Purchase Agreements. As part of the Securities Purchase Agreements, the Company identified three freestanding financial instruments issued in connection with the transaction: a) Mezzanine equity-classified Series A Convertible Preferred Stock, b) Liability-classified forward contract for commitments of investors to purchase, and commitments of the Company to sell, additional Series A Convertible Preferred Stock and c) Liability-classified preferred stock participation rights. The Company recognized a loss on the preferred stock transaction based on the fair market value of a) the equity-classified preferred stock, b) the liability-classified forward contract and c) the liability-classified participation rights as of the transaction date. The liability-classified forward contract and participation rights are remeasured each reporting period reflecting fluctuations in the underlying variables and assumptions.

In addition, the Company has identified a critical accounting estimate related to the fair market value of liabilities associated with the Securities Purchase Agreements. See Note 7, Redeemable Preferred Stock, to our unaudited condensed consolidated financial statements included in this prospectus for further discussion.

Leases

Our cost of revenue primarily consists of rental expenses from buildings or portions of buildings that serve as accommodations for our guests. We also lease other properties such as warehouses to store furniture. Our rent payment schedules vary by lease term per executed lease agreements and can be monthly, quarterly, or bi-annually. A large majority of our leases contain provisions for rent abatement periods, rent escalation, and tenant improvement allowances. Certain leases require the payment of real estate taxes, insurance, utilities, and certain common area maintenance costs in addition to minimum rent payments. These amounts are expensed as incurred and are included within cost of revenue on our consolidated statement of operations if paid directly to the lessor, or in operations and support if paid to the authority assessing the cost for guest properties and within general and administrative on our consolidated statement of operations for our warehouses.

In accordance with Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), (“ASU 2016-02” or Accounting Standards Codification (“ASC”) 842), at the inception of an arrangement, we determine whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and short-term and long-term lease liabilities, as applicable. We do not have material financing leases.

Operating lease liabilities and their corresponding right-of-use assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received. The interest rate implicit in lease contracts is typically not readily determinable. As a result, we utilize our incremental borrowing rate to discount lease payments, which reflects the fixed rate at which we could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. The determination of our incremental borrowing rate requires estimates surrounding our credit rating, credit spread, and the impact of collateral. To estimate our incremental borrowing rate, a credit rating applicable to us is estimated using a synthetic credit rating analysis since we do not currently have an agency-based credit rating. Prospectively, we will adjust the right-of-use assets for straight-line rent expense or any incentives received and remeasure the lease liability at the net present value using the same incremental borrowing rate that was in effect as of the lease commencement or transition date.

We have elected not to recognize leases with an original term of one year or less on the balance sheet. We typically only include an initial lease term in our assessment of a lease arrangement. Options to renew a lease are not included in our assessment unless there is reasonable certainty that we will renew. Assumptions that we made at the commencement date are re-evaluated upon occurrence of certain events, including a lease modification. A lease modification results in a separate contract when the modification grants the lessee an additional right of use not included in the original lease and when lease payments increase commensurate with the standalone price for the additional right of use. When a lease modification results in a separate contract, it is accounted for in the same manner as a new lease.

In accordance with ASC 842, components of a lease should be split into three categories: lease components; non-lease components; and non-components. The fixed and in-substance fixed contract consideration (including any consideration related to non-components) must be allocated based on the respective relative fair values to the lease components and non-lease components. Entities may elect not to separate lease and non-lease components. Rather, entities would account for each lease component and related non-lease component together as a single lease component. We have elected to account for lease and non-lease components together as a single lease component for all underlying assets and allocate all of the contract consideration to the lease component only. ASC 842 allows for the use of judgment in determining whether the assumed lease term is for a major part of the remaining economic life of the underlying asset and whether the present value of lease payments represents substantially all of the fair value of the underlying asset. We apply the bright line thresholds referenced in ASC 842-10-55-2 to assist in evaluating leases for appropriate classification. The aforementioned bright lines are applied consistently to our entire portfolio of leases.

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Upon termination of a lease, related lease balances on the consolidated balance sheet are written-off. A liability for costs to terminate a lease before the end of its term is recognized in accordance with the lease terms and recorded in operations and support on the consolidated statement of operations and comprehensive loss.

Impairment of Long-Lived Assets

Long-lived assets that are held and used by the Company are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Determination of recoverability of long-lived assets is based on an estimate of the undiscounted cash flows resulting from the use of the asset and its eventual disposition. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, as well as other methods and approaches, as necessary.

Any impairments to ROU assets, leasehold improvements, or other assets as a result of a sublease, abandonment, or other similar factor are recorded as an operating expense. Similar to other long-lived assets, management tests ROU assets for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. For ROU assets, such circumstances may include subleases that do not fully recover the costs of the associated leases or a decision to abandon the use of all or part of an asset.

Income Taxes

We are subject to income taxes in the United States and foreign jurisdictions in which we operate. We account for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry-forwards. We account for uncertainty in tax positions by recognizing a tax benefit from uncertain tax positions when it is more likely than not that the position will be sustained upon examination. Evaluating our uncertain tax positions, determining our provision for income taxes, and evaluating the impact of tax law changes, are inherently uncertain and require making judgments, assumptions, and estimates.

In determining the need for a valuation allowance, we weigh both positive and negative evidence in the various jurisdictions in which we operate to determine whether it is more likely than not that our deferred tax assets are recoverable. We regularly assess all available evidence, including cumulative historic losses and forecasted earnings. Due to cumulative losses in the U.S. during the current and prior two years, including tax deductible stock compensation, and based on all available positive and negative evidence, we do not believe it is more likely than not that our net U.S. deferred tax assets will be realized as of December 31, 2023. Accordingly, a full valuation allowance has been established in the United States, and no deferred tax assets and related tax benefit have been recognized in the consolidated financial statements.

While we believe that we have adequately reserved for our uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences may impact the provision for income taxes and the effective tax rate in the period in which such determination is made.

Stock-Based Compensation

Stock-based compensation expense attributable to equity awards granted to employees is measured at the grant date based on the fair value of the award. The expense is recognized on a straight-line basis over the requisite service period for awards that vest, which is generally the period from the grant date to the end of the vesting period. We estimate the fair value of stock option awards granted using the Black-Scholes option pricing model. This model requires various significant judgmental assumptions in order to derive a fair value determination for each type of award, including the fair value of our Common Stock, the expected term, expected volatility, expected dividend yield, and risk-free interest rate. These assumptions used in the Black-Scholes option-pricing model are estimated as follows:

●	Expected term — The expected term for options granted to employees, officers, and directors is calculated based on our historical pattern of option exercise behavior and the period of time they are expected to be outstanding.

●	Risk-free interest rate — The risk-free interest rate used in the valuation method is the implied yield currently available on the United States treasury zero-coupon issues, with a remaining term equal to the expected term of our options.

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●	Expected volatility — The expected volatility is based on the average volatility of similar public entities within our peer group as our stock has not been publicly trading for a long enough period to rely on our own expected volatility.

●	Expected dividend yield — Expected dividend yield is zero, as we have not paid and do not anticipate paying dividends on our Common Stock.

All grants of stock options have an exercise price equal to or greater than the fair value of our Common Stock on the date of grant. We account for forfeitures as they occur.

Recent Accounting Standards

See Note 2, Recently Issued Accounting Standards, to the unaudited condensed consolidated financial statements included in this prospectus and Note 3, Recently Issued Accounting Standards, to the audited consolidated financial statements included in this prospectus for a description of recently adopted accounting standards and recently issued accounting standards not yet adopted.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth certain information regarding our executive officers and directors, as of February 10, 2025:

Name	Age	Position(s) with the Company
Francis Davidson	32	President, Chief Executive Officer and Director
Michael Hughes	50	Chief Financial Officer
Martin Picard	39	Chief Real Estate Officer
Thomas Buoy	56	Chief Commercial Officer
Rahul Thumati	47	Interim Chief Accounting Officer
Prashant (Sean) Aggarwal	59	Director
Sanjay Banker	50	Director
Michelle Frymire	58	Director
Janice Sears	64	Director (Chairperson of the Board)
Simon Turner	63	Director
Frits Dirk van Paasschen	63	Director
Erin Wallace	65	Director

Francis Davidson

Francis Davidson has served as our Chief Executive Officer and a director since our initial public offering in January 2022. Mr. Davidson previously served as Chairperson of the Board from January 2022 to December 2024. Mr. Davidson co-founded Legacy Sonder and previously served as its Chief Executive Officer and Chairperson since January 2014. Mr. Davidson has been named one of the 100 most powerful people in global hospitality and was included in Forbes’ 2018 30 Under 30. Mr. Davidson attended McGill University where he studied Philosophy and Economics.

Mr. Davidson brings to the Board his perspective and experience as our current Chief Executive Officer and as the Chief Executive Officer and a co-founder of Legacy Sonder.

Michael Hughes

Michael Hughes has served as our Chief Financial Officer since January 2025. Mr. Hughes joined the Company from Spirit Realty Capital, Inc., a real estate investment trust, where he served as the Executive Vice President, Chief Financial Officer since April 2018. Mr. Hughes has also served in various leadership roles, including as Executive Vice President, Chief Financial Officer, at FelCor Lodging Trust Inc., a real estate investment trust, from May 2006 to October 2017. Mr. Hughes also served as Vice President, Corporate Finance at Wyndham Hotels & Resorts, Inc., a hospitality company, from February 2002 to April 2006. Mr. Hughes holds a Chartered Financial Analyst designation and received a Bachelor of Arts in Business Administration and Management from Rhodes College.

Martin Picard

Martin Picard is one of our founders and has served as our Chief Real Estate Officer since August 2022. Mr. Picard previously served as our Global Head of Real Estate since January 2022 and Legacy Sonder’s Global Head of Real Estate since February 2019. He previously served as Legacy Sonder’s Vice President of Finance from May 2015 to February 2019. From September 2013 to March 2015, Mr. Picard was the Chief Executive Officer of Adzura Inc., an online advertising marketplace that he co-founded. Mr. Picard holds a Bachelor of Commerce in Accounting from Concordia University.

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Thomas Buoy

Thomas Buoy has served as our Chief Commercial Officer since December 2023 and previously served as a director from September 2023 to December 2023.  Mr. Buoy previously served as President and Chief Executive Officer of Revenue Buoy, LLC, a strategic advisory and consulting firm, from July 2020 to December 2023. Mr. Buoy previously served as the Interim Chief Executive Officer and a director on the board of directors at Radisson Hotel Group Americas, a hospitality company, from December 2021 to August 2022, and Executive Vice President and Chief Commercial Officer from July 2021 to August 2022. Mr. Buoy also served in various roles at Extended Stay America, Inc., a  hotel company, including as Executive Vice President, Revenue from October 2017 to March 2020, Executive Vice President, Marketing and Revenue Management from September 2016 to October 2017, and Executive Vice President, Pricing and Revenue Optimization from August 2011 to September 2016. Mr. Buoy also previously served in a variety of positions at Morgans Hotel Group Co., a hospitality company, including Senior Vice President, Marketing and Revenue Management from December 2007 to August 2011, Senior Vice President, Revenue Management and Distribution from December 2005 to December 2007, and Vice President, Revenue Management and Distribution from December 2003 to December 2005. Mr. Buoy holds a Bachelor of Science in Business and Psychology from Ithaca College and a Master of Professional Studies in Real Estate Finance and Operations Management from Cornell University.

Rahul Thumati

Rahul Thumati joined the Company as a consultant in December 2024 and has served as our Interim Chief Accounting Officer since January 2025. Since 2016, Mr. Thumati has served as a consultant in accounting and finance leadership roles in various companies. Mr. Thumati served as Chief Accounting Officer at F45 Training Holdings Inc., a fitness company, from March 2021 to October 2021. Mr. Thumati also served in interim Chief Financial Officer and interim Chief Accounting Officer roles while he was a consultant at Armanino LLP, an accounting and business consulting firm, from November 2018 to February 2020. Mr. Thumati is a certified public accountant (inactive) and received a B.S. in Business Administration from the University of Southern California and a Master of Accountancy from the University of Arizona.

Prashant (Sean) Aggarwal

Prashant (Sean) Aggarwal has served as our director since October 2022. Since February 2022, Mr. Aggarwal has served as Co-Founder and Chairman of Borderless AI, an artificial intelligence-powered human resource management platform. Mr. Aggarwal also serves as the Chief Executive Officer of Soar Capital LLC, an investment firm, since 2016. Mr. Aggarwal previously served as the Chief Financial Officer at Trulia, Inc. (“Trulia”), an online real estate company. Prior to Trulia, Mr. Aggarwal served as the Vice President of Finance at PayPal, Inc., an online payments company and previously served in various finance roles at eBay Inc., an e-commerce company, including Vice President of Finance. Mr. Aggarwal has also served as Director of Finance at Amazon.com, Inc., an e-commerce Company and he started his career in investment banking with Merrill Lynch, Pierce, Fenner & Smith Incorporated, a financial services company. Mr. Aggarwal has served as a member of the board of directors of Arlo Technologies, Inc., a home security company, since October 2018, and Lyft, Inc., a transportation company, since February 2016. In addition, in the past five years, he served on the board of directors of Yatra Online, Inc., an online travel company from March 2018 to January 2022. Mr. Aggarwal holds a Master of Management from Northwestern University, Kellogg School of Management.

Mr. Aggarwal brings to the Board his significant operational experience as an executive with technology companies, and his deep understanding of finance, financial reporting, strategy, operations and risk management.

Sanjay Banker

Sanjay Banker has served as our director since January 2023. Mr. Banker has served as Chief Executive Officer of Private Medical, a leading high-end concierge medicine provider, since June 2024. Mr. Banker previously served as our President and Chief Financial Officer from January 2022 to December 2022. Mr. Banker also served as Chief Financial Officer at Legacy Sonder from January 2019 to January 2022 and President from September 2020 to January 2022. Mr. Banker previously served in a variety of positions and most recently as Partner at TPG Growth, an investment firm, from March 2013 to January 2019. From September 2004 to March 2013, Mr. Banker served in a variety of positions and most recently as Principal at Bain Capital L.P., an investment firm. Mr. Banker was with McKinsey & Company, a management consulting firm, from September 1996 to August 2004, where he served most recently as an Engagement Manager. Mr. Banker holds a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania and a Master of Business Administration from Harvard Business School.

Mr. Banker brings to the Board his perspective and experience as our former President and Chief Financial Officer.

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Michelle Frymire

Michelle Frymire has served as our director since September 2022. Ms. Frymire most recently served as Chief Executive Officer of CWT, a travel management platform, from May 2021 to May 2022, and roles of increasing responsibility, including President and Chief Financial Officer, from January 2019. Ms. Frymire also served as Chief Financial Officer for U.S. Risk Insurance Group, LLC, a privately owned specialty lines underwriting manager and wholesale broker, from 2017 to 2019. From 2015 to 2017, she served as Chief Financial Officer for Service King Collision Repair Centers, an automotive collision repair company. Ms. Frymire also served in positions from 2009 to 2015 at Service Master Companies, Inc., a company that provides services to residential and commercial customers, most recently as Vice President, Corporate FP&A and Strategy. From 2009 to 2013, Ms. Frymire served as the Chief Financial Officer for TruGreen Companies LLC and from 2005 to 2009, she served as Chief Financial Officer, Vacation Ownership for Starwood Hotels & Resorts Worldwide, Inc., a hospitality company. Prior to this, Ms. Frymire served in positions at Delta Air Lines, Inc., Continental Airlines, Inc, and American Airlines Group, Inc., each being a commercial airline company. Ms. Frymire serves on the board of directors of Six Flags Entertainment Corporation, an owner and operator of amusement parks, water parks and hotels, as the chair of the audit committee and a member of the people, compensation, and culture committee. She also serves as director, chair of the audit committee and a member of the compensation committee of NCR Atleos Corporation, a provider of automated teller machines (“ATM”) and ATM servicing. Ms. Frymire previously served as director and as a member of the audit and nominating & governance committees of Spirit Realty Capital, Inc. a real estate investment trust from 2021 to 2023. Ms. Frymire received a Bachelor of Arts in Economics from Austin College and a Master of Business Administration from the University of Texas at Austin McCombs School of Business.

Ms. Frymire brings to the Board her extensive experience in strategy, multisite business operations, finance and financial expertise, knowledge and experience in internal and external risk oversight, and executive leadership and management experience in the travel industry.

Janice L. Sears

Janice L. Sears has served as our director since January 2022, as Chairperson since January 2025, and previously as Lead Independent Director from December 2023 to January 2025. Ms. Sears previously served as a director of Legacy Sonder since August 2021. From April 1988 to January 2009, Ms. Sears served in a variety of positions at Banc of America Securities, an investment bank, including as Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group and concurrently served as the San Francisco Market President for Bank of America, a financial services company. Prior to this, Ms. Sears was a Real Estate Economist at both Chemical Bank Corporation, a bank holding company, and Citigroup Inc., a financial services company. She serves on the board of directors as a member of the compensation committee and audit committee and previously served as the chair of the audit committee at Invitation Homes Inc., a single-family home rental business. Ms. Sears also serves on the board of directors as audit committee chair, member of the compensation committee, and member of the special committee at IQHQ, Inc., a life sciences real estate investment trust. Ms. Sears previously served on the board of directors and as audit committee chair of both Essex Property Trust Inc., a multi-family real estate investment trust, from 2011 to 2020, and BioMed Realty Trust, a life sciences real estate investment trust. She has also served as chair of the board of directors of The Swig Company, an owner of office buildings in New York and California. Ms. Sears holds a Bachelor of Arts in Economics and Marketing from the University of Delaware.

Ms. Sears brings to the Board her extensive financial background and experience working in the commercial real estate industry.

Simon Turner

Simon Turner has served as our director since 2023. Mr. Turner is the founder of and is the Managing Director of Alpha Lodging Partners, LLC, a hospitality investment and advisory firm, since 2017. Mr. Turner previously served as President, Global Development of Starwood Hotels & Resorts Worldwide, Inc., a hospitality company, from 2008 to 2016 prior to its acquisition by Marriott. Prior to this, Mr. Turner held positions at Hotel Capital Advisors, Inc., a hotel investment advisory firm, Salomon Brothers, Inc., an investment bank, and Pannell Kerr Forster, an accounting and consulting firm. Mr. Turner currently serves on the board of directors of Goldman Sachs Real Estate Income Trust, Inc., a real estate investment trust, Goldman Sachs Real Estate Finance Trust Inc, a real estate debt enterprise, since November 2024, Purchase Senior Learning Community Inc., a senior-living community, and previously served on the boards of Watermark Lodging Trust, a hospitality real estate investment trust, Steigenberger Hotels AG, a German hotel company,  ESH Hospitality, Inc., a real estate investment trust that owns and operates extended stay hotels, from 2020 to 2021, ClubCorp Holdings, Inc., a golf and leisure business, Fairmont Raffles Hotels International, a global hotel management company, and Four Seasons Hotels Limited, a luxury hotel and resort company.

Mr. Turner brings to the Board his extensive experience as an executive and board member in the hospitality and real estate sectors.

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Frits Dirk van Paasschen

Frits Dirk van Paasschen has served as our director since January 2022 and previously served as a director of Legacy Sonder since February 2020. From September 2007 to February 2015, Mr. van Paasschen served as the President and Chief Executive Officer of Starwood Hotels and Resorts Worldwide, Inc., a hospitality company. Prior to that, Mr. van Paasschen served as the President and Chief Executive Officer of Coors Brewing Company, a brewery and beer company, from 2005 to 2007. He currently serves on the board of directors at DSM-Frimenich AG, a science-driven company specializing in nutrition and health, Williams-Sonoma, Inc., a consumer retail company specializing in kitchen-wares and home furnishings, and Amadeus IT Group, S.A., a company that provides digital infrastructure for the travel industry. Mr. van Paasschen also serves on the board of directors of several private companies and as an advisor to a global investment firm. Mr. van Paasschen holds a Bachelor of Arts in Economics and Biology from Amherst College and a Master of Business Administration from Harvard Business School.

Mr. van Paasschen brings to the Board his extensive knowledge of the real estate and hospitality industries and his international experience.

Erin Wallace

Ms. Wallace has served as our director since January 2025. Ms. Wallace has over 30 years of industry experience and nearly 10 years as a board member. She served as the Chief Operating Officer at Great Wolf Resorts, Inc., an entertainment and hospitality corporation, from August 2016 to December 2019. She also served as the Chief Operating Officer of The Learning Care Group, Inc., a childcare and early childhood education company, from February 2015 to August 2016. Ms. Wallace’s business experience includes several leadership roles with The Walt Disney Company, a mass media and entertainment corporation, from 1985 to 2015. Since October 2015, Ms. Wallace has served as a director of FirstService Corporation, a North American leader in the property services sector, where she chairs the governance committee and is a member of the executive compensation committee. Ms. Wallace also has served on the board of directors of Coast Entertainment Holdings Limited, an entertainment and leisure company, since January 2022. She received a Master of Business Administration from Rollins College and a Bachelor of Science in Industrial Engineering from the University of Florida.

Ms. Wallace brings to the Board her operational experience and knowledge in the hospitality industry and extensive knowledge of serving on boards of directors of public companies.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

There are no material legal proceedings in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of any such director, officer, affiliate, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, other executive officers, and other senior financial personnel. A copy of our Code of Business Conduct and Ethics is available in the Investor Relations section of our website at investors.sonder.com under “Corporate Governance—Document & Charters—Governance Documents.” Information on or accessible through our website is not incorporated by reference in this prospectus. If we make any substantive amendment to a provision of our Code of Business Conduct and Ethics that applies to, or grant any waiver from a provision of our Code of Business Conduct and Ethics to, our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will promptly disclose the date and nature of the amendment or waiver (including the name of the person to whom the waiver was granted) on our website in accordance with the requirements of Item 5.05 of Current Report on Form 8-K.

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Corporate Governance

Board Composition

Our Board currently consists of eight members. In accordance with our Amended and Restated Certificate of Incorporation (the “Restated Certificate”) and our Bylaws, our Board is divided into three classes with staggered terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board. Our directors are divided among the three classes as follows:

●	Class I directors consist of Francis Davidson and Prashant (Sean) Aggarwal, whose terms expire at the 2025 annual meeting of stockholders;

●	Class II directors consist of Michelle Frymire, Simon Turner and Erin Wallace, whose terms expire at the 2026 annual meeting of stockholders; and
●	Class III directors consist of Janice Sears, Frits Dirk van Paasschen and Sanjay Banker, whose terms expire at the 2027 annual meeting of stockholders.

Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation or removal.

Board Diversity

The Governance Committee identifies, reviews and makes recommendations of candidates to serve on our Board, and considers director qualifications that include, without limitation, diversity factors such as professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.

Our directors represent a wide variety of skills and backgrounds. The below Board Diversity Matrix reports self-identified diversity statistics for the Board in the format required by Nasdaq’s rules.

Board Diversity Matrix (As of February 10, 2025)
Total Number of Directors	8

	Female	Male
Part I: Gender Identity
Directors	3	5
Part II: Demographic Background
Asian	—	2
Hispanic or Latinx	—	—
White	3	3

Audit Committee of the Board of Directors

The Audit Committee was established by the Board to assist the Board in its oversight of:

●	the quality and integrity of the Company’s accounting and financial reporting processes and internal controls;
●	the Company’s financial statement audits and the integrity of the Company’s financial statements;
●	the Company’s compliance with laws applicable to the financial statement and accounting and financial reporting processes;
●	the Company’s compliance with ethical standards adopted by the Company;
●	the Company’s systems of disclosure controls and procedures;
●	the implementation and performance of the Company’s internal audit function;
●	disclosures related to ESG matters; and
●	the Company’s enterprise-wide risk assessment, focusing on material risks.

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The Audit Committee also assists the Board in its oversight of the qualification, independence and performance of our independent registered public accounting firm and recommends to the Board the appointment of our independent registered public accounting firm and approval of audit and non-audit services provided by our independent registered public accounting firm. In addition, the Company’s Internal Audit function, together with the Audit Committee, has developed and maintains an enterprise risk management platform.

The Audit Committee currently consists of three directors: Mses. Sears (Chair) and Frymire and Mr. van Paasschen. The Board annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that all members of the Audit Committee are “independent” and comply with all financial literacy requirements of Nasdaq. The Board has determined that Ms. Sears qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making that determination, the Board relied on the past business experience of Ms. Sears, as described above under the heading “—Directors and Executive Officers”.

As required by its charter, the Audit Committee conducts a self-evaluation at least annually. The Audit Committee also reviews and assesses the adequacy of its charter at least annually and recommends any proposed changes to the Board for its consideration.

Insider Trading Policy

We have adopted an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations.

We believe it is improper and inappropriate for any person associated with Sonder to engage in short-term or speculative transactions involving the Company’s securities. Our Insider Trading Policy prohibits directors, officers and employees of the Company from (a) engaging in short sales involving the Company’s securities, and (b) directly or indirectly, (i) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to them by the Company) or (ii) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities either granted to them by the Company as part of their compensation or held, directly or indirectly, by them.

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EXECUTIVE COMPENSATION

As a company operating in a highly competitive market at the intersection of the hospitality and technology industries, Sonder views its people as key drivers of its success. Sonder’s compensation program is designed to attract, retain and motivate talented leaders, who enable us to succeed in a rapidly evolving competitive environment and achieve Sonder’s mission of revolutionizing the hospitality industry. Sonder expects its executive team to demonstrate strong leadership and management capabilities and to strengthen its culture, in order to achieve competitive advantage and speed of innovation.

Sonder’s executive compensation program is oriented towards long-term retention and value creation objectives, and structured to ensure that a significant portion of an executive’s compensation opportunity is tied to performance and the delivery of stockholder value.

Sonder’s compensation philosophy strives to achieve the following objectives:

●	Provide market-competitive compensation opportunities to hire, motivate, and retain high performing executives whose experience, skills and impact are critical to our success;
●	Provide fixed cash compensation and long-term incentives that encourage appropriate levels of risk-taking by the executive team and align their interests with those of company stakeholders;
●	Ensure that Sonder’s compensation program is equitable for similarly-situated executives to drive collaboration towards achievement of its long-term business goals; and
●	For executives other than Sonder’s CEO, Sonder’s compensation program has two basic components: base salaries and initial and periodic grants of stock options with four-year vesting.

This section provides an overview of Sonder’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by or paid to (i) each person who served as our principal executive officer at any time during 2024 and (ii) the two other most highly compensated persons serving as our executive officers at December 31, 2024 (together, “our named executive officers”), for the fiscal years ended December 31, 2024, and 2023.

Name and Principal Position	Year	Salary(1)	Option Awards(2)	All Other Compensation(3)	Total
Francis Davidson Chief Executive Officer	2024	$360,000	$—	$2,469	$362,469
	2023	$360,000	$1,199,990	$—	$1,559,990
Dominique Bourgault Chief Financial Officer(4)	2024	$477,865	$—	$—	$477,865
	2023	$390,288	$1,340,690	$—	$1,730,978
Martin Picard Chief Real Estate Officer	2024	$378,708	$—	$11,121	$389,829
	2023	$355,635	$504,990	$800	$861,425
Katherine E. Potter(5) Chief Legal and Administrative Officer	2024	$450,865	$—	$717	$451,582
	2023	$121,154	$—	$—	$121,154

(1)	The amounts in this column for Mr. Picard for fiscal year 2024 were converted into USD using the Bank of Canada annual CAD to USD 2024 exchange rate of US$1.00 = CAD 1.3698 or CAD 1.00 = US$0.7300. The amounts in this column for Mr. Picard for fiscal year 2023 were converted into USD using the Bank of Canada annual CAD to USD 2023 exchange rate of US$1.00 = CAD 1.3497 or CAD 1.00 = US$0.7409.

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(2)	The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer in 2024 and 2023 (where applicable), computed in accordance with FASB ASC Topic 718. See Note 11, Equity Incentive Plans and Stock-Based Compensation, to the audited consolidated financial statements included in this prospectus for additional information regarding the assumptions made by Sonder in determining the grant-date fair value of Sonder’s equity awards.

(3)	For Mr. Picard, consists of expense reimbursements, including personal cellular phone and certified public accountant professional fees.
(4)	Mr. Bourgault resigned from the Company effective December 2, 2024. The amount shown in the salary column for 2024 represents a partial year’s salary based on his December 2, 2024 end date. Mr. Bourgault’s annual salary was $495,000.
(5)	Ms. Potter joined the Company as General Counsel and Secretary effective September 11, 2023. The amount shown in the salary column for 2023 represents a partial year’s salary based on her September 11, 2023 start date. Ms. Potter resigned from the Company effective November 22, 2024. The amount shown in the salary column for 2024 represents a partial year’s salary based on her November 22, 2024 end date. Ms. Potter’s annual salary was $495,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2024, after the application of adjustments to reflect the impact of the Business Combination (for awards granted prior to January 18, 2022) and further adjustments to reflect the impact of the Reverse Stock Split (for awards granted prior to September 20, 2023).

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	Option Awards(1)(2)						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Francis Davidson	—	236,431	(5)(6)	$34.80	(7)	2/19/2031	74,942	(8)	$238,316	—	—
	54,599	70,400	(9)	18.09	(10)	3/16/2033	—		—	464,999	$1,478,697
Dominique Bourgault	57,105	—	(11)	18.00	(10)	3/16/2033	—		—	—	—
	1,950	—	(12)	7.40	(10)	9/12/2033	—		—	—	—
Martin Picard	1,287	—	(13)	13.40	(14)	8/3/2027	—		—	49,999	$158,997
	1,415	—	(15)	13.40	(14)	11/9/2027	—		—	—	—
	8,254	—	(16)	27.80	(14)	1/28/2029	—		—	—	—
	12,162	—	(17)	27.80	(14)	1/28/2029	—		—	—	—
	7	—	(18)	27.80	(14)	1/28/2029	—		—	—	—
	77	—	(19)	27.80	(14)	1/28/2029	—		—	—	—
	3	—	(20)	57.00	(14)	11/15/2029	—		—	—	—
	8,879	—	(5)(21)	34.80	(7)	2/7/2030	—		—	—	—
	68	—	(5)(22)	34.80	(7)	2/7/2030	—		—	—	—
	74	—	(5)(23)	34.80	(7)	8/18/2030	—		—	—	—
	3,088	—	(5)(24)	34.80	(7)	11/5/2030	—		—	—	—
	11,644	525	(5)(25)	34.80	(7)	2/19/2031	—		—	—	—
	941	217	(5)(26)	34.80	(7)	11/11/2031	—		—	—	—
	30,541	21,886	(5)(27)	34.80	(7)	8/16/2032	—		—	—	—
	21,840	28,159	(28)	18.00	(10)	3/16/2033	—		—	—	—
	1,950	4,300	(29)	7.40	(10)	9/12/2033	—		—	—	—

(1)	All stock options granted prior to 2020 were granted pursuant to the Sonder Canada Inc. Stock Option Plan. All stock options granted in 2020 and 2021 were granted pursuant to the Legacy Sonder 2019 Equity Incentive Plan, as amended (the “2019 Plan”). Unless otherwise indicated in the footnotes, all stock options granted in 2022 and 2023 were granted pursuant to the 2021 Equity Incentive Plan.
(2)	In connection with the Reverse Stock Split, each then-outstanding stock option then held by our named executive officers was adjusted as follows: (a) the number of shares subject to each such option was divided by twenty, with the resulting number rounded down to the nearest whole share; and (b) the exercise price applicable to each such outstanding option was multiplied by twenty, with the resulting price rounded up to the nearest whole cent. The amounts set forth in the table above with respect to options granted prior to September 21, 2023 reflect such adjustments.

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(3)	The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with FASB’s ASC Topic 718. See Note 11, Equity Incentive Plans and Stock-Based Compensation, to the audited consolidated financial statements included in this prospectus for additional information regarding the assumptions used in the valuation of these awards.
(4)	The amounts in this column represent the performance-based RSU awards granted on May 15, 2022 under the 2021 Management Equity Incentive Plan (the “MEIP”), which vest (i) 1/6th on the date on which the Common Share Price (as defined in the MEIP) is equal to or greater than $260.00 (as adjusted for the Reverse Stock Split, Triggering Event I (as defined in the Merger Agreement)), (ii) 1/6th on the date on which the Common Share Price is equal to or greater than $310.00 (as adjusted for the Reverse Stock Split, Triggering Event II (as defined in the Merger Agreement)), (iii) 1/6th on the date on which the Common Share Price is equal to or greater than $360.00 (as adjusted for the Reverse Stock Split, Triggering Event III (as defined in the Merger Agreement)), (iv) 1/6th on the date on which the Common Share Price is equal to or greater than $410.00 (as adjusted for the Reverse Stock Split, Triggering Event IV (as defined in the Merger Agreement)), (v) 1/6th on the date on which the Common Share Price is equal to or greater than $460.00 (as adjusted for the Reverse Stock Split, Triggering Event V (as defined in the Merger Agreement)), and (vi) 1/6th on the date on which the Common Share Price is equal to or greater than $510.00 (as adjusted for the Reverse Stock Split, Triggering Event VI (as defined in the Merger Agreement)), subject in each case to the executive officer’s continued employment through the applicable vesting date. The performance period for the RSUs expires on July 17, 2027.

(5)	On December 1, 2022, certain of the Company’s named executive officers along with other employees participated in the Company’s one-time offer to reprice eligible stock options (the “Offer”), which expired on December 1, 2022 (the “Repricing Date”). The executive officer elected to tender this option for repricing pursuant to the Offer. On the Repricing Date, pursuant to the terms of the Offer, this option (i) had its per share exercise price repriced, (ii) became 100% unvested, and (iii) received a modified vesting schedule (with a 1-year vesting cliff which expired on December 1, 2023 (the “Vesting Cliff Date”)). On the Vesting Cliff Date, a number of shares subject to the option vested equal to the number of shares subject to the option that would have been vested on the Vesting Cliff Date if the option had not been tendered for repricing (including shares subject to the option that were vested as of the Repricing Date and shares subject to the option which would have vested during the period commencing on the Repricing Date and ending on the Vesting Cliff Date). Following the Vesting Cliff Date, the option will continue to vest according to the vesting schedule applicable to the option prior to the Repricing Date.
(6)	Represents an option to purchase stock granted on February 19, 2021 subject to performance-based vesting conditions with an original strike price of $121.80, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. Subject to Mr. Davidson remaining an employee through the applicable measurement date, the shares subject to the option will vest in three equal tranches if Sonder achieves certain market capitalization targets prior to December 31, 2025, December 31, 2026, and December 31, 2027, respectively. If an applicable market capitalization target is not achieved by the applicable deadline date, the shares subject to such target will be forfeited at no cost to the Company. The market value targets may be equitably adjusted for any capitalization adjustments pursuant to the 2019 Plan as determined by the Board in its sole and absolute discretion. Mr. Davidson elected to tender this option for repricing pursuant to the Offer. On the Repricing Date, pursuant to the terms of the Offer, the option (i) had its per share exercise price repriced, and (ii) received a modified vesting schedule (with a 1-year vesting cliff which expired on December 1, 2023).
(7)	Represents the closing price of one share of Common Stock on the Nasdaq Global Select Market on the Repricing Date, as adjusted for the Reverse Stock Split.
(8)	Represents shares subject to performance-based vesting conditions. These shares were issued upon the exercise of an option granted on November 15, 2019, which was fully exercised for 8,243,677 shares by Mr. Davidson on December 2, 2019 through the issuance of a promissory note to Sonder in the amount of $24.6 million. On January 14, 2022, prior to the closing of the Business Combination, Legacy Sonder repurchased 1,855,938 shares of Common Stock of Legacy Sonder held by Mr. Davidson (the equivalent of 136,281 shares of Common Stock after adjusting for the impact of the Business Combination and the Reverse Stock Split), and the proceeds of such sale were used to completely extinguish Mr. Davidson’s promissory note to the Company, which had a total principal and accrued interest amount of $25,704,735.34 as of the date of the transaction. 149,885 of the shares subject to the award vested in 72 equal monthly installments starting on October 1, 2017, generally subject to Mr. Davidson’s continued employment through each applicable vesting date. 262,298 shares subject to the award vest upon the achievement of performance-based vesting conditions: 112,414 shares vest upon a liquidity event, 74,942 shares vest upon a financing event, and 74,942 shares vest if Sonder achieves a target stock price of $105.40 (as adjusted for the Reverse Stock Split) on or prior to November 15, 2026, subject to Mr. Davidson remaining an employee through such vesting date. The shares subject to the liquidity event vesting condition and financing event vesting condition vested in February 2021. The shares subject to time-based vesting fully vested in September 2023. This award is subject to certain acceleration benefits pursuant to the underlying option agreement as described below under “Potential Payments Upon Termination or Change in Control.” 149,885 of the shares subject to the award vested in 72 equal monthly installments starting on October 1, 2017, generally subject to Mr. Davidson’s continued employment through each applicable vesting date. 262,298 shares subject to the award vest upon the achievement of performance-based vesting conditions: 112,414 shares vest upon a liquidity event, 74,942 shares vest upon a financing event, and 74,942 shares vest if Sonder achieves a target stock price of $105.40 (as adjusted for the Reverse Stock Split) on or prior to November 15, 2026, subject to Mr. Davidson remaining an employee through such vesting date. The shares subject to the liquidity event vesting condition and financing event vesting condition vested in February 2021. The shares subject to time-based vesting fully vested in September 2023. This award is subject to certain acceleration benefits pursuant to the underlying option agreement as described below under “Potential Payments Upon Termination or Change in Control.”
(9)	Represents an option to purchase Common Stock granted on March 16, 2023, which vests in equal monthly installments over a period of 4 years beginning on April 13, 2023, generally subject to Mr. Davidson’s continued employment through each vesting date.
(10)	Represents the closing price of one share of Common Stock on the Nasdaq Global Select Market on the date of the grant, as adjusted for the Reverse Stock Split (where applicable).
(11)	Represents an option to purchase Common Stock granted pursuant to the 2023 Inducement Plan on March 16, 2023, which vests 25% on March 6, 2024 and vests in equal monthly installments on the 6th day of the month over a period of 36 months thereafter, generally subject to Mr. Bourgault’s continued employment through each applicable vesting date.
(12)	Represents an option to purchase Common Stock granted on September 12, 2023, which vests in equal monthly installments over a period of 4 years beginning on October 1, 2023, generally subject to Mr. Bourgault’s continued employment through each vesting date.
(13)	Represents an option to purchase Common Stock granted on August 3, 2017, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. This option vested 1/48th monthly beginning on May 1, 2017 and is 100% vested.

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(14)	Represents the fair market value of a share of Legacy Sonder Common Stock on the date of the grant, as determined by the Legacy Board, as adjusted to reflect the impact of the Business Combination and the Reverse Stock Split.
(15)	Represents an option to purchase Common Stock granted on November 9, 2017, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. This option vested 1/48th monthly beginning on August 1, 2017 and is 100% vested.
(16)	Represents an option to purchase Common Stock granted on January 28, 2019, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. The option vested 25% on January 28, 2020, 1/48th on January 31, 2020, and thereafter vested 1/48th in equal monthly installments on the last day of the month. This option is 100% vested.
(17)	Represents an option to purchase Common Stock granted on January 28, 2019, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. This option vested 1/48th monthly beginning on February 1, 2018 and is 100% vested.

(18)	Represents an option to purchase Common Stock granted on January 28, 2019, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. This option vested 25% on December 14, 2019, 1/48th on December 31, 2019, and thereafter vested 1/48th in equal monthly installments on the last day of the month. This option is 100% vested.
(19)	Represents an option to purchase Common Stock granted on January 28, 2019, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. This option vested 25% on March 27, 2018, 1/48th on March 31, 2018, and thereafter vested 1/48th in equal monthly installments on the last day of the month. This option is 100% vested.
(20)	Represents an option to purchase Common Stock granted on November 15, 2019, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. This option vested 25% on August 13, 2020 and thereafter vested 1/48th in equal monthly installments. This option is 100% vested.
(21)	Represents an option to purchase Common Stock granted on February 7, 2020 with an original strike price of $57.00, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. Mr. Picard elected to tender this option for repricing pursuant to the Offer. This option vests 1/48th monthly beginning on March 4, 2020 (subject to a 12-month pause in vesting following the Repricing Date, which expired on the Vesting Cliff Date), generally subject to Mr. Picard’s continued employment through each vesting date.
(22)	Represents an option to purchase Common Stock granted on February 7, 2020 with an original strike price of $57.00, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. Mr. Picard elected to tender this option for repricing pursuant to the Offer. This option vested 25% on May 5, 2016, 1/48 on June 30, 2016, and thereafter vested 1/48th in equal monthly installments over a period of 36 months (subject to a 12 month pause in vesting following the Repricing Date, which expired on the Vesting Cliff Date). This option is 100% vested.
(23)	Represents an option to purchase Common Stock granted on June 18, 2020 with an original strike price of $60.00, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. Mr. Picard elected to tender this option for repricing pursuant to the Offer. This option was originally 100% vested on the grant date. Pursuant to the terms of the Offer, this option became 100% unvested on the Repricing Date and became 100% vested again on the Vesting Cliff Date.
(24)	Represents an option to purchase Common Stock granted on November 5, 2020 with an original strike price of $58.60, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. Mr. Picard elected to tender this option for repricing pursuant to the Offer. This option vested 25% on November 5, 2021 and thereafter vests in equal monthly installments over a period of 36 months (subject to a 12-month pause in vesting following the Repricing Date, which expired on the Vesting Cliff Date).
(25)	Represents an option to purchase Common Stock granted on February 19, 2021 with an original strike price of $121.80, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. Mr. Picard elected to tender this option for repricing pursuant to the Offer. This option vests 1/48th in equal monthly installments over a period of 48 months starting on March 1, 2021 (subject to a 12-month pause in vesting following the Repricing Date, which expired on the Vesting Cliff Date).
(26)	Represents an option to purchase Common Stock granted on November 11, 2021 with an original strike price of $164.60, after the application of adjustments to reflect the impact of the Business Combination and the Reverse Stock Split. Mr. Picard elected to tender this option for repricing pursuant to the Offer. This option vests 1/48th in equal monthly installments over a period of 48 months starting on October 1, 2021 (subject to a 12-month pause in vesting following the Repricing Date, which expired on the Vesting Cliff Date).
(27)	Represents an option to purchase Common Stock granted on August 16, 2022 with an original strike price of $51.00, after the application of adjustments to reflect the Reverse Stock Split. Mr. Picard elected to tender this option for repricing pursuant to the Offer. This option vests 1/48th in equal monthly installments over a period of 48 months starting on September 16, 2022 (subject to a 12-month pause in vesting following the Repricing Date, which expired on the Vesting Cliff Date).
(28)	Represents an option to purchase Common Stock granted on March 16, 2023. This option vests 1/48th in equal monthly installments over a period of 48 months starting on April 13, 2023, generally subject to Mr. Picard’s continued employment through each vesting date.
(29)	Represents an option to purchase Common Stock granted on September 12, 2023. This option vests 1/48th in equal monthly installments over a period of 48 months starting on October 1, 2023, generally subject to Mr. Picard’s continued employment through each vesting date.

Named Executive Officer Employment Arrangements

We have entered into employment agreements or confirmatory offer letters setting forth the material terms and conditions of employment for each of Sonder’s named executive officers, as described below.

Francis Davidson

Legacy Sonder entered into a confirmatory offer letter with Mr. Davidson, its Chief Executive Officer, on September 14, 2021. Mr. Davidson’s offer letter provides for an annual base salary and eligibility to participate in Sonder’s employee benefit plans. Since September 14, 2021, Mr. Davidson’s annual base salary has been $360,000.

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Dominique Bourgault

Mr. Bourgault entered into an offer letter with Sonder on February 23, 2023 in connection with his appointment as the Company’s Chief Financial Officer, effective March 6, 2023. Mr. Bourgault’s offer letter provided for (a) an annual base salary of $495,000, (b) an initial grant of options to purchase 137,051 shares of Common Stock, which was granted on March 16, 2023, vesting over four years (vesting 25% after a one-year cliff and monthly thereafter), subject to Mr. Bourgault’s continued service, (c) participation in the Company’s Key Executive Change in Control and Severance Plans, and (d) eligibility to participate in Sonder’s employee benefit plans. Mr. Bourgault resigned from the Company effective December 2, 2024. Following his resignation, all unvested options were cancelled and vested options are exercisable until the one-year anniversary of his resignation.

Martin Picard

Legacy Sonder entered into an employment agreement with Mr. Picard, its Chief Real Estate Officer, which was effective on February 10, 2020. Mr. Picard’s offer letter provides for an annual base salary and eligibility to participate in Sonder’s employee benefit plans. Since August 16, 2022, Mr. Picard’s annual base salary has been CAD480,000.

Employee Benefit Plans

Our named executive officers are entitled to participate in our equity incentive plans and are eligible to participate in our 401(k) plan on the same terms as all other employees. We do not maintain any supplemental health or welfare plans for our named executive officers.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of Sonder. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs.

Directors who are employees of the Company do not receive additional compensation for their service as directors. The Board has adopted a compensation policy that governs the cash and equity compensation for our non-employee directors, which was amended in September 2023, May 2024 and December 2024 as described below (as amended from time to time, the “Outside Director Compensation Policy”). The Outside Director Compensation Policy was developed with input from an independent compensation consultant regarding practices and compensation levels at comparable companies. It is designed to attract, retain, and reward non-employee directors. Under the Outside Director Compensation Policy, each of our non-employee directors receives the cash and equity compensation for services described below. We will also continue to reimburse our non-employee directors for reasonable, customary, and documented travel expenses to Board or committee meetings.

The Outside Director Compensation Policy provides for a maximum annual limit of $750,000 of aggregate compensation (cash retainers and fees and equity awards) that may be paid, issued or granted to a non-employee director in any fiscal year, and this limit is increased to $1,000,000 in an individual’s first year of service as a non-employee director. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), does not count towards such limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

In September 2023, the Board reduced the grant date fair value of the Initial Award (as defined below) under the Outside Director Compensation Policy from $320,000 to $160,000. In May 2024, the Board increased the annual cash retainer payable to the Lead Independent Director under the Outside Director Compensation Policy from $15,000 to $35,000. In December 2024, the Board (i) increased the annual cash retainer payable to each non-employee director under the Outside Director Compensation Policy from $35,000 to $65,000, (ii) removed the annual cash retainer payable to members of the committees, (iii) increased the annual cash retainer payable to the Board Chair (previously the Independent Lead Director) from $35,000 to $50,000, (iv) increased the annual cash retainer payable to the chair of each committee, (v) established the annual cash retainer payable to the Investment Committee Chair as $20,000, and (vi) reduced the grant date fair value of the Initial Award from $160,000 to $125,000.

Cash Compensation

Our non-employee directors are entitled to receive the following in cash compensation for their services under the Outside Director Compensation Policy:

●	$65,000 per year for service as a board member;

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●	$50,000 per year for service as a board chair ($35,000 for service as the Independent Lead Director per year prior to December 31, 2024);

●	$25,000 per year for service as chair of the Audit Committee ($20,000 per year prior to December 31, 2024);
●	$20,000 per year for service as chair of the Compensation Committee ($12,000 per year prior to December 31, 2024);
●	$20,000 per year for service as chair of the Investment Committee; and
●	$15,000 per year for service as chair of the Nominating and Governance Committee ($8,000 per year prior to December 31, 2024).

Under the Outside Director Compensation Policy, each non-employee director who serves as the chair of a committee is entitled to receive only the annual cash fee as the chair of the committee, and not the annual cash fee as a member of the committee, provided that each non-employee director who serves as the lead independent director is entitled to receive the annual cash fee for service as a board member and the additional annual cash fee for service as the lead independent director. All cash payments to non-employee directors are paid by us quarterly in arrears on a pro-rated basis.

Equity Compensation

Annual Award

Each non-employee director, other than the excluded directors and the Board Chair, automatically receives, on the date of each annual meeting of our stockholders, an annual award of restricted stock units (an “Annual Award”) covering a number of shares of our Common Stock having a grant date fair value (determined in accordance with GAAP) of $125,000; provided that the first Annual Award granted to an individual following his or her initial election to the Board as a non-employee director will have a grant date fair value equal to the product of (A) $125,000 multiplied by (B) a fraction, (i) the numerator of which is equal to the number of calendar months in which the non-employee director first became a non-employee director and ending with the calendar month in which the first annual meeting following such calendar month occurs, and (ii) the denominator of which is 12; and provided further that any resulting fraction will be rounded down to the nearest whole share. The Board Chair will be granted an Annual Award covering a number of shares of our Common Stock having a grant date fair value (determined in accordance with GAAP) of $175,000. Each Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next annual meeting of our stockholders following the grant date, in each case, subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. A non-employee director that is not independent in accordance with the applicable rules of the Nasdaq and the SEC will be paid fifty percent of the equity compensation such non-employee director would otherwise receive.

In the event of a “change in control” (as defined in the 2021 Equity Incentive Plan), each non-employee director will fully vest in their outstanding company equity awards issued under the Outside Director Compensation Policy, including any Initial Award or Annual Award, immediately prior to the consummation of the change in control, provided that the non-employee director continues to be a non-employee director through such date.

2024 Director Compensation Table

The following table lists actual compensation paid to each of our non-employee directors for the year ended December 31, 2024. Mr. Davidson, our CEO, does not receive additional compensation for his service as a director. All compensation paid to Mr. Davidson is reported in the “Summary Compensation Table” appearing earlier in this prospectus.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Nabeel Hyatt(4)	$39,000	$159,967	$—	$198,967
Frits Dirk van Paasschen	48,737	159,967	—	208,704
Janice Sears	82,230	159,967	—	242,197
Michelle Frymire	73,765	133,308	—	207,073
Prashant (Sean) Aggarwal	51,230	119,979	—	171,209
Sanjay Banker	35,000	399,966	509,367	944,333
Simon Turner	45,131	218,567	—	263,698

(1)	Includes annual retainer, committee and chair fees and the lead independent director fee paid to our non-employee directors under the Outside Director Compensation Policy. Director fees are generally paid quarterly in arrears..

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(2)	Amounts shown in this column represent the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the following grants of time-based restricted stock units granted to our non-employee directors under the Outside Director Compensation Policy: (i) for Mr. van Paasschen and Ms. Sears, an annual director grant of 12,517 restricted stock units on June 7, 2023; (ii) for Mr. Hyatt, an annual director grant of 12,517 restricted stock units on June 7, 2023, which units were forfeited on April 23, 2024; (iii) for Ms. Frymire and Mr. Aggarwal, a prorated annual director grant of 10,431 and 9,388 restricted stock units on June 7, 2023, respectively; (iv) for Mr. Banker, an initial director grant of 12,598 restricted stock units on January 3, 2023 and a prorated annual director grant of 6,258 restricted stock units on June 7, 2023; and (v) for Mr. Turner, an initial director grant of 26,622 restricted stock units on October 1, 2023. See Note 11, Equity Incentive Plans and Stock-Based Compensation, to the consolidated financial statements included in this prospectus for additional information regarding the assumptions used in the valuation of these awards.

(3)	Each current non-employee director had the following number of stock awards and/or options outstanding as of December 31, 2024:

Name	Unvested Restricted Stock Units	Outstanding Option Awards
Nabeel Hyatt	—	—
Frits Dirk van Paasschen	12,517	10,424
Janice Sears	13,104	—
Michelle Frymire	15,193	—
Prashant (Sean) Aggarwal	15,031	—
Sanjay Banker	18,856	182,266
Simon Turner	26,622	—

(4)	On December 31, 2024, Mr. Hyatt resigned from his position as a member of the Board, effective as of the same date.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information known to us regarding beneficial ownership of our voting securities as of February 10, 2025 by:

●	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;
●	each of our named executive officers;
●	each of our directors; and
●	all current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if they possess the sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of February 10, 2025.

Percentage ownership of our voting securities is based on 11,585,625 shares of our Common Stock issued and outstanding as of February 10, 2025, assumes that none of the up to 725,000 shares of Common Stock in potential Earn Out Shares (as defined below) will be earned within 60 days of February 10, 2025 and are therefore excluded, and is adjusted for the Reverse Stock Split. In connection with the Business Combination, holders of Legacy Sonder’s common stock and certain other securityholders are entitled to receive their pro rata share of up to an aggregate of 725,000 additional shares of our Common Stock (after adjusting for the Reverse Stock Split, referred to as the “Earn Out Shares”) as consideration, if our Common Stock achieves certain benchmark share prices (each achievement of such a benchmark being referred to as a “Triggering Event”) as contemplated by the Agreement and Plan of Merger for the Business Combination (the “Merger Agreement”). If no Triggering Event occurs prior to July 17, 2027, no Earn Out Shares will be issued.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all of the securities beneficially owned by them. To our knowledge, no shares beneficially owned by any executive officer or director have been pledged as security, other than certain shares of Sonder Canada Inc. (which are exchangeable into shares of Common Stock) held by our CEO that are pledged to the Canada Revenue.

Agency as a security for payment of tax obligations. Unless otherwise indicated, the mailing address of each of person below is c/o Sonder Holdings Inc., 447 Sutter Street Suite 405 #542, San Francisco, CA 94108.

Principal Stockholders

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned(1)	Number of Shares of Series A Preferred Stock Beneficially Owned	Percentage of Shares of Series A Preferred Stock Beneficially Owned
5% stockholders
Polar Multi-Strategy Master Fund(2)	5,000,000	30.1%	5,000,000	11.5%
Entities affiliated with ScaleUP(3)	2,159,233	15.9%	2,000,000	4.6%
Francis Davidson(4)	2,133,478	16.23%	1,500,000	3.5%
Kent Thexton(5)	1,410,000	10.8%	1,300,000	3.0%
iNovia Growth Capital Inc.(6)	1,285,861	9.99%	5,000,000	11.5%
Atreides Foundation Master Fund LP(7)	1,273,004	9.9%	15,000,000	34.6%
Valor Sonder Holdings, LLC(8)	1,273,004	9.9%	2,000,000	4.6%
KOURAJE MANAGEMENT INC.(9)	1,015,500	8.1%	1,000,000	2.3%
Flying Walrus Investments Inc.(10)	1,000,000	7.9%	1,000,000	2.3%
Jeffrey Lee(11)	1,000,000	7.9%	1,000,000	2.3%
Maat Tech Ltd(12)	1,000,000	7.9%	1,000,000	2.3%
Entities affiliated with Spark Capital(13)	733,927	6.0%	—	—

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Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned(1)	Number of Shares of Series A Preferred Stock Beneficially Owned	Percentage of Shares of Series A Preferred Stock Beneficially Owned
Prime Properties Inc.(14)	700,000	5.7%	700,000	1.6%
Entities affiliated with BlackRock, Inc.(15)	668,915	5.6%	—	—
Directors and named executive officers
Francis Davidson(5)	2,133,478	16.23%	1,500,000	3.5%
Michael Hughes	—	—	—	—
Rahul Thumati	—	—	—	—
Sanjay Banker(16)	196,923	1.67%	100,000	*
Martin Picard(17)	112,333	*	—	—
Thomas Buoy(18)	33,333	*	—	—
Frits Dirk van Paasschen(19)	30,809	*	—	—
Janice Sears(20)	18,650	*	—	—
Michelle Frymire(21)	15,192	*	—	—
Simon Turner(22)	8,874	*	—	—
Prashant (Sean) Aggarwal(23)	15,032	*	—	—
Erin Wallace	—	—	—	—
All directors and executive officers as a group (12 persons)	2,531,291	17.93%		3.5%

*	Represents less than 1% of our outstanding Common Stock or outstanding shares of Series A, as applicable.
(1)	Percentage ownership of Sonder voting securities is based on 11,585,625 shares of Common Stock issued and outstanding as of February 10, 2025. The number of shares of Common Stock and the Series A Preferred Stock included in the table above excludes any accumulated and unpaid dividends on all shares of Series A Preferred Stock (including dividends accrued and unpaid on previously unpaid dividends) and assumes a conversion price of $1.00 per share of Series A Preferred Stock.

(2)	Consists of 5,000,000 shares of Common Stock issuable upon the conversion of 5,000,000 shares of Series A Preferred Stock held by Polar Fund. The Polar Fund is managed by PAMPI, which serves as Investment Advisor to the Polar Fund and has sole voting and dispositive power over the shares held by the Polar Fund. As such, PAMPI may be deemed to beneficially own the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Polar Fund and PAMPI is c/o PAMPI, 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.
(3)	Consists of (a) 150,971 shares of Common Stock held directly by ScaleUP Venture Fund I LP and 8,262 shares of Common Stock held directly by ScaleUP Venture Fund I International LP, and (b) (i) 152,600 shares of Common Stock issuable upon the conversion of 152,600 shares of Series A Preferred Stock held by SCALEUP OPPORTUNITY FUND I (INTER), LP, (ii) 847,400 shares of Common Stock issuable upon the conversion of 847,400 shares of Series A Preferred Stock held by SCALEUP OPPORTUNITY FUND I, LP, (iii) 948,100 shares of Common Stock issuable upon the conversion of 948,100 shares of Series A Preferred Stock held by ScaleUP Venture Fund I LP, and (iv) 51,890 shares of Common Stock issuable upon the conversion of 51,890 shares of Series A Preferred Stock held by ScaleUP Venture Fund I International LP. ScaleUP Venture Partners Inc, as the general partner of each of ScaleUP Venture Fund I LP and ScaleUP Venture Fund I International LP, has sole voting and dispositive control over shares held by such entities. ScaleUP Opportunity Fund Partners, Inc, as the general partner of each of SCALEUP OPPORTUNITY FUND I (INTER), LP and SCALEUP OPPORTUNITY FUND I, LP, has sole voting and dispositive control over shares held by such entities. ScaleUP Venture Partners Inc and ScaleUP Opportunity Fund Partners, Inc may be deemed to beneficially own the shares owned by each of ScaleUP Venture Fund I LP, ScaleUP Venture Fund I International LP, SCALEUP OPPORTUNITY FUND I (INTER), LP and SCALEUP OPPORTUNITY FUND I, LP, but disclaims beneficial ownership of the shares reported herein except to the extent of their respective pecuniary interest therein. The business address of each of the aforesaid entities is 59 Hayden Street, Suite 320, Toronto, Ontario M4Y 0E7, Canada.

(4)	Consists of (a) 203,010 shares of Common Stock held directly by Mr. Davidson, of which 74,942 shares are subject to a Company repurchase right that will terminate unless Sonder achieves a stock price of $105.40 by November 15, 2026, (b) 371,069 shares of special voting common stock, (c) 62,398 shares of Common Stock subject to outstanding options which are exercisable within 60 days of February 10, 2025, and (d) 1,500,000 shares of Common Stock issuable upon the conversion of 1,500,000 shares of Series A Preferred Stock held by Mr. Davidson. Mr. Davidson is the Chief Executive Officer of the Company and serves as Chairman of the Board. Mr. Davidson’s business address is c/o Sonder Holdings Inc., 447 Sutter St., Suite 405 #542, San Francisco, CA 94108.

(5)	Consists of (a) 110,000 shares of Common Stock held directly by Kent Thexton and (b) 1,300,000 shares of Common Stock issuable upon conversion of 1,300,000 shares of Series A Preferred Stock held by Mr. Thexton. Mr. Thexton’s business address is 7302 Summerland Road, Ramara, Ontario, Canada L0K 2B0.

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(6)	Consists of (a) 306,897 shares of Common Stock, of which 152,964 shares are owned directly by iNovia Growth Fund, L.P., 17,534 shares are owned directly by iNovia Growth Fund-A, L.P. and 136,399 shares are owned directly by iNovia Growth SPV - Quebec, L.P., (b) 5,000,000 shares of Common Stock issuable upon conversion of 5,000,000 shares of Series A Preferred Stock, and (c) 104,939 shares of Common Stock issuable upon the exchange of exchangeable shares of Sonder Canada Inc., a subsidiary of the Company, corresponding to 104,939 shares of post-combination special voting common stock, par value $0.0001 per share, of the Company, of which 95,835 shares are owned directly by iNovia Growth Fund, L.P. and 9,104 shares are owned directly by iNovia Growth Fund-A, L.P, which are subject to a 9.99% beneficial ownership limitation. Excludes 29,508 shares of Common Stock to be issued upon the achievement of certain share price targets, of which 17,826 shares, 1,909 shares and 9,773 shares will be issued to iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and iNovia Growth SPV - Quebec, L.P., respectively. iNovia Growth Capital Inc. is the general partner of each of iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and iNovia Growth SPV - Quebec, L.P., and may be deemed to share beneficial ownership of the shares of Common Stock of which each of iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and iNovia Growth SPV - Quebec, L.P. is the record owner. iNovia Growth Capital Inc. is the general partner of each of iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and iNovia Growth SPV - Quebec, L.P. In such capacities, iNovia Growth Capital Inc. may be deemed to beneficially own the securities owned directly by iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and Inovia Growth SPV - Quebec, L.P., but disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein. The address of the principal business office of iNovia Growth Capital Inc. is 3 Place Ville-Marie, Suite, 12350, Montreal, Quebec, Canada 1H3B 0E7.
(7)	Consists of 926,202 shares of Common Stock and 346,802 shares of Common Stock issuable upon the conversion of 15,000,000 shares of Series A Preferred Stock held by Atreides Foundation Master Fund LP, which are subject to a 9.9% beneficial ownership limitation. Atreides Foundation Fund GP, LLC (as the General Partner of Atreides) and Gavin Baker (as the investment manager for Atreides) each had shared voting power and dispositive power with regards to such shares and may be deemed to beneficially own the securities owned directly by Atreides. The business address of each of the person and entities identified in this footnote is c/o Atreides Management, LP, One International Place, Suite 4410, Boston, MA 02110.
(8)	Consists of 476,321 shares of Common Stock and 796,683 shares of Common Stock issuable upon the conversion of 2,000,000 shares of Series A Preferred Stock held directly by Valor Sonder Holdings, LLC, which are subject to a 9.9% beneficial ownership limitation. Valor Funds Group LLC is the general partner of Valor Management L.P., which is the managing member of Valor Equity Capital IV LLC, which is the general partner of Valor Equity Associates IV L.P., which is the general partner of limited partnerships (Valor Equity Partners IV L.P, Valor Equity Partners IV-A L.P. and Valor Equity Partners IV-B L.P.) that are the members of Valor Sonder and for which Valor Management LLC serves as investment advisor. Each of the above Valor entities, together with Antonio Gracias, by virtue of his positions with Valor Sonder and certain of the Valor entities, may be deemed to share beneficial ownership over the shares held by Valor Sonder; however, Mr. Gracias disclaims beneficial ownership of the shares held by Valor Sonder except to the extent of any pecuniary interest therein. The address for each of the persons and entities identified in this footnote is c/o Valor Equity Partners, 320 N Sangamon St Suite 1200, Chicago, IL 60607.
(9)	Consists of (a) 15,500 shares of Common Stock held directly by KOURAJE MANAGEMENT INC. and (b) 1,000,000 shares of Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock held by KOURAJE MANAGEMENT INC. Mike Cegelski has sole voting and dispositive power over the shares held by KOURAJE MANAGEMENT INC. and may be deemed to beneficially own the shares held by KOURAJE MANAGEMENT INC. Mr. Cegelski disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of each of Mr. Cegelski and KOURAJE MANAGEMENT INC. is 40, Des Pres street, Bromont, Québec, Canada J2L 3N4.
(10)	Consists of 1,000,000 shares of Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock held by Flying Walrus. Paul Sabourin, a director of Flying Walrus, has sole voting and dispositive control over shares held by such entities. Mr. Sabourin may be deemed to beneficially own the shares owned by Flying Walrus but disclaims beneficial ownership of the shares reported herein except to the extent of his respective pecuniary interest therein. The business address of each of Mr. Sabourin and Flying Walrus is c/o PAMPI, 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.
(11)	Consists of 1,000,000 shares of Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock held by Jeffrey Lee. Mr. Lee’s business address is 3641 Mt. Diablo Blvd #461, Lafayette, CA 94549.
(12)	Consists of 1,000,000 shares of Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock held by Maat. Cameron Thompson is a director of Sinclair Corporate Services Ltd, which is the sold director of Sinclair Directors Ltd, which is the sold director of Maat. Each of the above entities and Mr. Thompson, may be deemed to share beneficial ownership over the shares held by Matt; however, Mr. Thompson disclaims beneficial ownership of the shares held by Maat except to the extent of any pecuniary interest therein. The address for each of the person and entities identified in this footnote is c/o Sinclairs Directors Ltd., 3rd Floor, Genesis Building, Genesis Close, PO Box 498, George Town, Grand Cayman, KY1-1106, Cayman Islands.
(13)	Beneficial ownership is as of December 31, 2023, and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 6, 2024 by Spark Capital IV, L.P. (“Spark IV”), Spark Capital Founders’ Fund IV, L.P. (“Spark IV FF”) and Spark Management Partners IV, LLC (“Spark IV GP”). Consists of (a) 726,737 shares of Common Stock held of record by Spark IV and (b) 7,190 shares of Common Stock held of record by Spark IV FF. Spark IV GP is the general partner of Spark IV and may be deemed to have voting, investment and dispositive power with respect to these securities. Paul Conway, Alex Finkelstein and Santo Politi are the managing members of Spark IV GP and may be deemed to share voting, investment and dispositive power with respect to these securities. Nabeel Hyatt, a member of the Company’s Board of Directors, holds an interest in Spark IV GP but does not share voting, investment or dispositive power with respect to these securities.

(14)	Consists of 700,000 shares of Common Stock issuable upon conversion of 700,000 shares of Series A Preferred Stock held by Prime Properties Inc. Karsten Rumpf has voting and dispositive control over such shares. The business address of Prime Properties Inc. is 1201 Sherbrooke Street West, Montreal, Quebec, Canada H3A 1E9.

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(15)	Consists of (a) 133,025 shares of Common Stock, (b) 258,248 shares of Common Stock upon exercise of Delayed Draw Note Warrants, and (c) 277,642 shares of Common Stock upon exercise of warrants to purchase up to 277,642 shares of Common Stock held by entities affiliated with BlackRock. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock: BlackRock ESG Capital Allocation Term Trust; BlackRock Global Allocation Fund (Aust); BlackRock Capital Allocation Term Trust; BlackRock Global Allocation Fund, Inc.; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; BlackRock Strategic Global Bond Fund, Inc.; BlackRock Global Allocation Collective Fund; Strategic Income Opportunities Bond Fund; BlackRock Total Return Bond Fund; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; Brighthouse Funds Trust II - BlackRock Bond Income Portfolio; BlackRock Total Return Fund of BlackRock Bond Fund, Inc.; LVIP BLACKROCK GLOBAL ALLOCATION FUND. BlackRock is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock.

(16)	Consists of (a) 4,200 shares of Common Stock held directly by Mr. Banker, (b) 182,266 shares of Common Stock subject to outstanding options and 10,457 shares of Common Stock subject to outstanding RSUs which are exercisable or will vest within 60 days of February 10, 2025, and (c) 100,000 shares of Common Stock issuable upon conversion of 100,000 shares of Series A Preferred Stock held by Mr. Banker.

(17)	Consists of (a) 2,570 shares of Common Stock held beneficially by Mr. Picard and (b) 98,601 shares of Common Stock subject to outstanding options which are exercisable within 60 days of February 10, 2025.
(18)	Consists of 33,333 shares of Common Stock subject to outstanding options held by Mr. Buoy which are exercisable within 60 days of February 10, 2025.

(19)	Consists of (a) 7,868 shares of Common Stock held directly by Mr. van Paasschen and (b) 10,424 shares of Common Stock subject to outstanding options and 12,517 shares of Common Stock subject to outstanding RSUs which are exercisable within 60 days of February 10, 2025.
(20)	Consists of (a) 5,546 shares of Common Stock held directly by Ms. Sears and (b) 13,104 shares of Common Stock subject to outstanding RSUs which will vest within 60 days of February 10, 2025.
(21)	Consists of (a) 2,380 shares of Common Stock held directly by Ms. Frymire and (b) 12,812 shares of Common Stock subject to outstanding RSUs which will vest within 60 days of February 10, 2025.
(22)	Consists of 8,874 shares of Common Stock subject to outstanding RSUs which will vest within 60 days of February 10, 2025.
(23)	Consists of (a) 2,822 shares of Common Stock held directly by Mr. Aggarwal and (b) 12,210 shares of Common Stock subject to outstanding RSUs which will vest within 60 days of February 10, 2025.

125

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Director Independence

The Board has affirmatively determined that all of the director nominees and continuing directors, other than Messrs. Banker and Davidson due to their status as employees or former employees of the Company, have no relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such individuals are independent directors within the meaning of the applicable Nasdaq listing standards and relevant securities and other laws, rules and regulations regarding the definition of “independent”. All members of the Audit Committee of the Board (the “Audit Committee”), the Governance Committee and the Compensation Committee of the Board (the “Compensation Committee”) are independent directors.

Certain Relationships and Related Party Transactions

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following is a description of each transaction since the beginning of the last two fiscal years ended December 31, 2024 and 2023 and each currently proposed transaction in which:

●	we have been or are to be a participant;
●	the amounts involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years; and
●	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Earn Out Shares

In addition to the consideration paid at the closing of the Business Combination in January 2022, holders of Legacy Sonder’s common stock, Series AA Common Exchangeable Preferred Shares of Sonder Canada Inc. and warrants of Legacy Sonder immediately prior to the effective time of the Business Combination (which holders include certain directors, officers and 5% holders of the Company’s capital stock) may receive their pro rata share of the Earn Out Shares as consideration as a result of the common stock achieving a Triggering Event certain benchmark share prices as contemplated by the Merger Agreement. If no Triggering Event occurs by July 17, 2027, no Earn Out Shares will be issued.

August 2024 Preferred Stock Offering

On August 13, 2024, the Company entered into the Private Placement of an aggregate of 43.3 million newly issued shares of Series A Preferred Stock, in exchange for cash consideration in an aggregate amount of approximately $43.3 million. The sale of the Series A Preferred Stock pursuant to the Securities Purchase Agreements took place in two tranches. The first tranche, comprised of approximately 14.7 million shares of preferred stock for an aggregate purchase price of approximately $14.7 million, closed on August 13, 2024. The second tranche, comprised of approximately 28.6 million shares of preferred stock in total for an aggregate purchase price of approximately $28.6 million, closed in multiple closings in November 2024.

Affiliates of Atreides Management, LP, the beneficial owner of 9.1% of our Common Stock prior to the closing on August 13, 2024, Francis Davidson, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, and Sanjay Banker, a member of the Company’s Board of Directors, are parties to the Securities Purchase Agreements, with commitments of approximately $15,000,000, $1,500,000, and $100,000, respectively, in the Private Placement.

Review, Approval, and Ratification of Transactions with Related Parties

The Board has adopted a written related person transactions policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions” (the “Related Person Transaction Policy”). For purposes of the Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) or any proposed transaction, arrangement or relationship, in which the Company is a participant and in which any “related person” has, had or will have a direct or indirect material interest (as contemplated by Item 404(a) of Regulation S-K under the Exchange Act) and the aggregate amount involved exceeds One Hundred Twenty Thousand U.S. Dollars ($120,000).

126

Transactions involving compensation for services provided to the Company as an employee, consultant or director will not be considered related person transactions under this policy. For purposes of the Company’s policy, a related person is (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company; (ii) nominees for director of the Company; (iii) any person or entity known by the Company to be the beneficial owner of more than five percent (5%) of any class of the Company’s voting securities (each, a “5% Stockholder”); (iv) any immediate family member of any of the foregoing; or (v) affiliates of the Company (i.e., subsidiaries).

Under the Related Person Transaction Policy, each of the Company’s directors and executive officers (and, to the extent that they are otherwise employed by or affiliated with the Company, 5% Stockholders) will inform the Company’s General Counsel or their designee of any potential related person transactions of which they become aware. The Audit Committee will review (with management) on a periodic basis, and no less than quarterly, (i) any proposed related person transactions, or (ii) any related person transactions of which they have become aware and which have not previously been approved by the Audit Committee. The Audit Committee’s review will include, in each case, the terms, business purposes and proposed value of such transactions. After review, the Audit Committee will approve, ratify or disapprove such transactions. In certain limited situations the Chairperson of the Audit Committee may review and approve related person transactions if the aggregate amount involved in any such transaction, or series of related transactions, is expected to be less than Two Hundred Fifty Thousand U.S. Dollars ($250,000). Any such approval will be reported to the Audit Committee at its next regularly scheduled meeting.

To identify related person transactions in advance, the Company will rely on information supplied by the Company’s executive officers, directors and certain significant stockholders.

In considering related person transactions, the Audit Committee will take into account the following factors, to the extent relevant to the related person transaction:

●	whether the related person transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;
●	the extent of the related person’s interest in the transaction;
●	whether there are business reasons for the Company to enter into the related person transaction;
●	whether the related person transaction would impair the independence of an outside director, including the ability of any director to serve on a committee of the Board; and
●	whether the related person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

The Related Person Transaction Policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our Common Stock and all holders of our Common Stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our Related Person Transaction Policy, our Audit Committee charter provides that our Audit Committee shall review and approve or disapprove any related person transactions.

All of the transactions described above was reviewed and approved by our Audit Committee pursuant to the Related Person Transactions Policy.

127

LEGAL MATTERS

Sullivan & Worcester LLP, Boston, Massachusetts, has passed upon the validity of the shares of Common Stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Sonder Holdings Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public without charge on, or accessible through, our website (https://www.sonder.com). The information on our website is not, and should not be deemed to be, a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Channels for Disclosure of Information

Investors, the media and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to continue to announce material information to the public through filings with the SEC, the Investor Relations page on our website, press releases, public conference calls and webcasts, and the following channels:

●	Sonder’s LinkedIn: https://www.linkedin.com/company/sonder-inc/

●	Sonder’s Twitter Feed: https://twitter.com/sonderstays

●	Francis Davidson’s Personal Twitter Feed: https://twitter.com/fdavidsont

We use these channels to expedite public access to time-critical information regarding Sonder in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. The information that we post or otherwise disclose on the foregoing channels could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Sonder to review the information posted on these channels. However, information disclosed through these channels does not constitute part of this prospectus and is not incorporated by reference herein.

Any updates to the list of disclosure channels through which we will announce information will be posted on the Investor Relations page on our website and/or our SEC filings.

128

SONDER HOLDINGS INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Sonder Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sonder Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows, for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative operating cash flows and is not in compliance with an affirmative debt covenant, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of 2022 and 2021 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying 2022 and 2021 financial statements have been restated to correct misstatements.

Change in Accounting Principle

As discussed in Note 3 to the financial statements, effective January 1, 2022, the Company adopted FASB ASU No. 2016-02, Leases (“ASC 842”) using the optional transition method. This change in accounting principle is also communicated as a critical audit matter below.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Leases — Refer to Notes 1 and 9 to the financial statements

Critical Audit Matter Description

The Company leases buildings or portions of buildings for guest usage, as warehouses to store furniture, and as corporate offices under operating lease agreements. The Company adopted ASC 842, Leases (“ASC 842”), effective January 1, 2022, using the modified retrospective method. As of December 31, 2023, lease ROU assets were $1.3 billion, current lease liabilities were $199 million, and non-current lease liabilities were $1.4 billion. In accordance with ASC 842, the Company determines whether an arrangement is or contains a lease, and how to account for the lease, based on the unique facts and circumstances present in the arrangement.

Lease liabilities and their corresponding right-of-use (“ROU”) assets are recorded based on the present value of lease payments over the expected remaining lease term. The Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments used in measuring lease ROU assets and liabilities. The incremental borrowing rate reflects the fixed rate at which an entity could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. Since the Company does not currently have a ratings agency-based credit rating, the Company estimates its incremental borrowing rate using a synthetic credit rating analysis, its estimated credit spread, and an estimated impact of collateral on the respective lease.

We identified the accounting for leases as a critical audit matter because of a) the complexities associated with evaluating the unique facts and circumstances, including those in contractual provisions, present in certain of the Company’s leases, and b) the significant estimates and assumptions made by the Company such as its credit rating, credit spread, and the impact of collateral in the determination of the incremental borrowing rate. This required extensive audit effort due to the volume and complexities of the Company’s leases and a high degree of auditor judgment and an increased extent of audit effort, including the need to involve our fair value specialists, when performing audit procedures to evaluate the reasonableness of estimates used in the Company’s accounting for leases and determination of the incremental borrowing rate.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the accounting for leases included the following, among others:

●	We selected a sample of leases and performed the following:
–	Tested the facts and circumstances used in the calculation of the ROU asset and the lease liability by agreeing the underlying inputs, such as the lease commencement date, lease term, and lease payments to executed lease agreements.
–	Evaluated the Company’s application of ASC 842 to the facts and circumstances of the lease.
–	Tested the mathematical accuracy of the Company’s calculation of the lease ROU asset and lease liability.

●	With the assistance of our fair value specialists, we:
–	Evaluated the reasonableness of the methodology used by the Company in applying the principles of ASC 842 to estimate the incremental borrowing rate.
–	Evaluated the reasonableness of significant estimates and assumptions made by the Company such as its credit rating, credit spread, and the impact of collateral in the determination of the incremental borrowing rate by comparing them to the Company-specific benchmarks, information regarding comparable companies, and other market information.
–	Tested the mathematical accuracy of the Company’s calculation used in determining the incremental borrowing rate.

F-3

Long-lived Asset Impairment — Refer to Notes 1, 2, 7, and 9 to the financial statements

Critical Audit Matter Description

Long-lived assets that are held and used by the Company, including ROU assets, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Determination of recoverability of long-lived assets is based on an estimate of the undiscounted cash flows resulting from the use of the asset and its eventual disposition. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as necessary. Impairment charges recorded related to long-lived assets for the year ended December 31, 2023 were $59.2 million.

We identified long-lived asset impairment as a critical audit matter because the determination of the estimated future cash flows to assess the recoverability of long-lived assets requires significant management estimates and assumptions, specifically forecasting future revenue, property level costs, and costs of revenue. Additionally, the measurement of an impairment loss also involves determination of the fair value of the Company’s asset group, which includes estimates of market rental rates and discount rates.

Performing audit procedures to evaluate the reasonableness of the Company’s assumptions used in assessing and measuring the impairment of long-lived assets involved a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists and to deploy more experienced audit professionals.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management's judgments regarding the estimated future cash flows, specifically projection of future revenue, property level costs, and costs of revenue growth assumptions and fair value of the asset group included the following, among others:

●	We evaluated management's ability to reasonably estimate future cash flows by comparing actual results to management's historical forecasts.
●	We evaluated the reasonableness of management's estimated future cash flows by comparing the projections to historical results, industry publications and other relevant publicly available information.
●	With the assistance of our fair value specialists, we evaluated the appropriateness of the methodology utilized by management to estimate the fair value of the asset group.
●	We evaluated the mathematical accuracy and consistency of the application of the Company's valuation model with the assistance of our fair value specialists, including the fair market rental rates utilized by management to estimate the fair value of the asset group.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

September 26, 2024

We have served as the Company’s auditor since 2019.

F-4

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2023 and 2022

(in thousands, except share data)

		2022
	2023	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$95,763	$246,624
Restricted cash	40,734	42,562
Total cash, cash equivalents and restricted cash	136,497	289,186
Accounts receivable, net of allowance of $6,196 and $972 at December 31, 2023 and 2022, respectively	7,999	6,462
Prepaid expenses	5,366	8,776
Other current assets	11,345	9,424
Total current assets	161,207	313,848
Property and equipment, net	22,775	32,606
Operating lease ROU assets	1,322,135	1,136,647
Other non-current assets	15,150	15,525
Total assets	$1,521,267	$1,498,626

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$23,560	$16,471
Accrued liabilities	38,626	33,896
Taxes payable	14,005	14,608
Deferred revenue	61,971	41,664
Current portion of long-term debt, net	168,710	—
Current operating lease liabilities	199,364	153,789
Total current liabilities	506,236	260,428
Non-current operating lease liabilities	1,389,580	1,163,233
Long-term debt, net	1,500	172,950
Other non-current liabilities	652	3,500
Total liabilities	1,897,968	1,600,111

Commitments and contingencies (Note 13)

Stockholders’ deficit:
Common stock (1)	1	1
Additional paid-in capital (1)	977,503	949,001
Cumulative translation adjustment	4,976	13,026
Accumulated deficit	(1,359,181)	(1,063,513)
Total stockholders’ deficit	(376,701)	(101,485)
Total liabilities and stockholders’ deficit	$1,521,267	$1,498,626

(1)	Prior period balances have been adjusted to reflect the Reverse Stock Split at a ratio of 1-for-20 that became effective on September 20, 2023. See Note 1, Basis of Presentation, for additional information regarding the Reverse Stock Split.

See accompanying notes to consolidated financial statements.

F-5

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Years ended December 31, 2023, 2022, and 2021

(in thousands, except share data)

		2022	2021
	2023	(As Restated)	(As Restated)
Revenue	$602,066	$464,978	$234,145
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	392,898	327,607	202,323
Operations and support	212,913	204,026	143,083
General and administrative	112,082	131,877	105,671
Research and development	22,365	28,612	19,091
Sales and marketing	78,566	52,672	23,490
Impairment losses	59,165	82,050	—
Restructuring and other charges	2,119	4,033	—
Total costs and operating expenses	880,108	830,877	493,658
Loss from operations	(278,042)	(365,899)	(259,513)

Interest expense, net	25,409	21,505	44,090
Change in fair value of SPAC Warrants	(615)	(25,190)	—
Change in fair value of Earn Out Liability	(2,372)	(95,700)	—
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	—	(29,512)	—
Other (income) expense, net	(3,863)	7,407	(9,890)
Total non-operating expense (income), net	18,559	(121,490)	34,200
Loss before income taxes	(296,601)	(244,409)	(293,713)
(Benefit) provision for income taxes	(933)	622	242
Net loss	(295,668)	(245,031)	(293,955)

Basic and diluted net loss per common share (1)	$(27.04)	$(23.79)	$(499.67)

Other comprehensive loss:
Net loss	(295,668)	(245,031)	(293,955)
Change in foreign currency translation adjustment	(8,050)	5,727	1,633
Comprehensive loss	(303,718)	(239,304)	(292,322)

(1)	Prior period balances have been adjusted to reflect the Reverse Stock Split at a ratio of 1-for-20 that became effective on September 20, 2023. See Note 1, Basis of Presentation, for additional information regarding the Reverse Stock Split.

See accompanying notes to consolidated financial statements.

F-6

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND

STOCKHOLDERS’ DEFICIT

Years ended December 31, 2023, 2022, and 2021

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Exchangeable Preferred Stock		Common Stock		Exchangeable Series AA Stock		Post-Combination Exchangeable Common Stock		Additional Paid-in	Accumulated Translation	Accumulated	Total Stockholders’
	Shares(1)	Amount(1)	Shares(1)	Amount	Shares(1)	Amount(1)	Shares(1)	Amount	Shares	Amount	Capital(1)	Adjustment	Deficit	Deficit
Balance at December 31, 2020 (As Restated)	3,783,233	$517,730	630,308	$49,733	358,487	$—	471,868	$—	—	$—	$13,899	$5,666	$(524,527)	$(504,962)
Retroactive adjustment to reflect the exchange ratio due to business combination	1,772,818	—	295,361	—	167,987	—	221,116	—	—	—	—	—	—	—
Balance at December 31, 2020 (As Adjusted and Restated)	5,556,051	$517,730	925,669	$49,733	526,474	$—	692,984	$—	—	$—	$13,899	$5,666	$(524,527)	$(504,962)
Issuance of Series E Convertible Preferred Stock	6,819	1,020	—	—	—	—	—	—	—	—	—	—	—	—
Exchange of Series AA stock to common stock	—	—	—	—	1,187	—	(1,187)	—	—	—	—	—	—	—
Exchange of Exchangeable Preferred Stock to Convertible Preferred Stock	699	—	(699)	—	—	—	—	—	—	—	—	—	—	—
Exercise of common stock options	—	—	—	—	105,830	—	—	—	—	—	3,841	—	—	3,841
Exercise of common stock warrants	—	—	—	—	4,117	—	—	—	—	—	120	—	—	120
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	25,247	—	—	25,247
Components of comprehensive loss:
Net loss (As Restated)	—	—	—	—	—	—	—	—	—	—	—	—	(293,955)	(293,955)
Change in cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	—	1,633	—	1,633
Balance at December 31, 2021 (As Restated)	5,563,569	$518,750	924,970	$49,733	637,608	$—	691,797	$—	—	$—	$43,107	$7,299	$(818,482)	$(768,076)

F-7

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND

STOCKHOLDERS’ DEFICIT (continued)

Years ended December 31, 2023, 2022, and 2021

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Exchangeable Preferred Stock		Common Stock		Exchangeable Series AA Stock		Post-Combination Exchangeable Common Stock		Additional Paid-in	Accumulated Translation	Accumulated	Total Stockholders’
	Shares(1)	Amount(1)	Shares(1)	Amount	Shares(1)	Amount(1)	Shares(1)	Amount	Shares	Amount	Capital(1)	Adjustment	Deficit	Deficit
Balance at December 31, 2021 (As Restated)	5,563,569	518,750	924,970	49,733	637,608	—	691,797	—	—	—	43,107	7,299	(818,482)	(768,076)
Conversion of Sonder Legacy Warrants from liabilities to equity	—	—	—	—	—	—	—	—	—	—	2,111	—	—	2,111
CEO promissory note settlement	—	—	—	—	(136,281)	—	—	—	—	—	—	—	—	—
Conversion of Sonder Legacy Warrants	—	—	—	—	7,761	—	—	—	—	—	1,243	—	—	1,243
Conversion of convertible note	—	—	—	—	950,855	—	—	—	—	—	159,173	—	—	159,173
Conversion of preferred stock	(5,563,569)	(518,750)	—	—	5,563,569	1	—	—	—	—	518,760	—	—	518,761
Issuance of common stock in connection with the business combination and PIPE offering	—	—	—	—	2,192,291	—	—	—	—	—	267,362	—	—	267,362
Assumption of SPAC Warrants upon consummation of business combination	—	—	—	—	—	—	—	—	—	—	(25,985)	—	—	(25,985)
Earn Out Liability recognized upon consummation of business combination	—	—	—	—	—	—	—	—	—	—	(98,117)	—	—	(98,117)
Issuance of Delayed Draw Warrants	—	—	—	—	—	—	—	—	—	—	5,598	—	—	5,598
Conversion of exchangeable stock in connection with the business combination	—	—	(924,970)	(49,733)	—	—	(691,797)	—	1,616,767	—	49,733	—	—	49,733
Exercise of common stock options	—	—	—	—	46,568	—	—	—	—	—	1,620	—	—	1,620
Vesting of restricted stock units	—	—	—	—	60,038	—	—	—	—	—	58	—	—	58
Conversion of exchangeable stock	—	—	—	—	597,307	—	—	—	(597,307)	—	1	—	—	1
Stock-based compensation (As Restated)	—	—	—	—	—	—	—	—	—	—	24,337	—	—	24,337
Components of comprehensive loss:
Net loss (As Restated)	—	—	—	—	—	—	—	—	—	—	—	—	(245,031)	(245,031)
Change in cumulative translation adjustment (As Restated)	—	—	—	—	—	—	—	—	—	—	—	5,727	—	5,727
Balance at December 31, 2022 (As Restated)	—	$—	—	$—	9,919,716	$1	—	$—	1,019,460	$—	$949,001	$13,026	$(1,063,513)	$(101,485)

F-8

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND

STOCKHOLDERS’ DEFICIT (continued)

Years ended December 31, 2023, 2022, and 2021

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Exchangeable Preferred Stock		Common Stock		Exchangeable Series AA Stock		Post-Combination Exchangeable Common Stock		Additional Paid-in	Accumulated Translation	Accumulated	Total Stockholders’
	Shares(1)	Amount(1)	Shares(1)	Amount	Shares(1)	Amount(1)	Shares(1)	Amount	Shares	Amount	Capital(1)	Adjustment	Deficit	Deficit
Balance at December 31, 2022 (As Restated)	—	$—	—	$—	9,919,716	$1	—	$—	1,019,460	$—	$949,001	$13,026	$(1,063,513)	$(101,485)
Exercise of common stock options	—	—	—	—	469	—	—	—	—	—	8	—	—	8
Vesting of restricted stock units	—	—	—	—	154,062	—	—	—	—	—	—	—	—	—
Conversion of exchangeable stock	—	—	—	—	306,478	—	—	—	(306,478)	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	28,494	—	—	28,494
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(295,668)	(295,668)
Change in cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(8,050)	—	(8,050)
Balance at December 31, 2023	—	$—	—	$—	10,380,725	$1	—	$—	712,982	$—	$977,503	$4,976	$(1,359,181)	$(376,701)

(1)	Prior period balances have been adjusted to reflect the Reverse Stock Split at a ratio of 1-for-20 that became effective on September 20, 2023. See Note 1, Basis of Presentation, for additional information regarding the Reverse Stock Split.

See accompanying notes to consolidated financial statements.

F-9

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2023, 2022 and 2021

(in thousands)

		2022	2021
	2023	(As Restated)	(As Restated)
Cash flows from operating activities:
Net loss	$(295,668)	$(245,031)	$(293,955)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,147	23,914	17,714
Stock-based compensation	28,494	24,337	25,247
Amortization of operating lease ROU assets	184,718	142,391	—
Impairment losses	59,165	82,050	—
Straight-line rent	—	—	37,525
(Gain) loss on foreign exchange	(5,691)	6,590	2,387
Capitalization of paid-in-kind interest on long-term debt	26,934	18,359	—
Amortization of debt issuance costs	12	151	2,378
Amortization of debt discounts	2,557	3,802	35,067
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	—	(29,512)	(14,834)
Change in fair value of warrants	—	—	2,148
Change in fair value of SPAC Warrants	(615)	(25,190)	—
Change in fair value of Earn Out Liability	(2,372)	(95,700)	—
Other operating activities	1,123	1,249	810
Changes in:
Accounts receivable, net	(2,591)	(2,522)	(3,067)
Prepaid expenses	3,657	(3,135)	4,400
Other current and non-current assets	(636)	8,390	(22,284)
Accounts payable	6,810	(21,506)	8,593
Accrued liabilities	3,839	19,105	10,762
Taxes payable	(727)	6,243	1,366
Deferred revenue	20,068	22,400	7,123
Operating lease ROU assets and operating lease liabilities, net	(162,327)	(86,410)	—
Other current and non-current liabilities	199	37	(1,329)
Net cash used in operating activities	(110,904)	(149,988)	(179,949)
Cash flows from investing activities:
Purchase of property and equipment	(10,566)	(26,897)	(15,603)
Capitalization of internal-use software	(1,796)	(2,796)	(5,426)
Net cash used in investing activities	(12,362)	(29,693)	(21,029)
Cash flows from financing activities:
Proceeds from Delayed Draw Notes	—	159,225	—
Repayment of debt and related fees	(35,240)	(27,745)	(18,776)
Proceeds from issuance of debt	3,000	—	162,366
Proceeds from business combination and PIPE offering	—	325,928	—
Common stock issuance costs	—	(58,555)	—
Proceeds from exercise of stock options and common stock warrants	8	1,746	3,961
Issuance of redeemable convertible preferred stock	—	—	1,020
Net cash (used in) provided by financing activities	(32,232)	400,599	148,571
Effects of foreign exchange on cash	2,809	(1,673)	(760)
Net change in cash, cash equivalents, and restricted cash	(152,689)	219,245	(53,167)
Cash, cash equivalents, and restricted cash at beginning of year	289,186	69,941	123,108
Cash, cash equivalents, and restricted cash at end of year	$136,497	$289,186	$69,941

See accompanying notes to consolidated financial statements.

F-10

SONDER HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

Nature of Operations

Sonder Holdings Inc., together with its wholly owned subsidiaries (collectively, the “Company”), provides short and long-term accommodations to travelers in various cities across North America, Europe, and the Middle East. The units in each apartment-style building and each hotel property are selected, designed, and managed directly by the Company. The Company also provides accommodations to travelers through boutique hotels that are designated as Powered by Sonder properties, each with its own unique design elements and features.

On January 18, 2022, the Company consummated the previously announced business combination by and among Gores Metropoulos II, Inc. (“GMII”), two subsidiaries of GMII, and Sonder Operating Inc., a Delaware corporation formerly known as Sonder Holdings Inc. (“Legacy Sonder”) (the “Business Combination”). Refer to Note 16, Business Combination, for details of the transaction. The consolidated financial statements presented herein for the year ended December 31, 2021 represent the consolidated financial statements of Legacy Sonder.

Basis of Financial Statement Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”, “U.S. GAAP”, or “generally accepted accounting principles”). The consolidated financial statements present the results of operations, financial position, and cash flows of Sonder Holdings Inc., its wholly owned subsidiaries, and one variable interest entity (“VIE”) for which it is the primary beneficiary in accordance with consolidation accounting guidance. All intercompany balances and transactions have been eliminated in consolidation.

The Company accounts for its VIE in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation and evaluates its ownership, contractual, and other interests in entities to assess whether it has a variable interest in entities in which it has a financial relationship and, if so, whether or not those entities are VIEs. For an entity to qualify as a VIE, ASC 810 requires the Company to determine if it is the primary beneficiary of the VIE, and, if so, to consolidate such entity into its consolidated financial statements. If the Company determines that it is not the primary beneficiary of the VIE, the ASC 810 requires the Company, to account for the investment or other variable interest in a VIE in accordance with applicable U.S. GAAP. The Company consolidates its VIE in which it holds a controlling financial interest, and is therefore deemed the primary beneficiary. Periodically, the Company reevaluates its ownership, contractual, and other interests in entities to determine whether any changes in its interest or relationship with an entity impacts the determination of whether it is still the primary beneficiary of such entity. As of December 31, 2023 and 2022, the Company’s consolidated VIE was not material to the consolidated financial statements.

The Company qualifies as an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, and as a "smaller reporting company" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, and, as such, may take advantage of specified reduced reporting requirements and deferred accounting standards adoption dates, and is relieved of other significant requirements that are otherwise generally applicable to other public companies.

Reverse Stock Split

On September 19, 2023, the Company filed a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the outstanding shares of the Company’s common stock (including special voting common stock), par value $0.0001 per share, effective as of 4:01 p.m., Eastern Time, on September 20, 2023 (the “Effective Time”). As of the Effective Time, every 20 shares of the Company’s issued and outstanding common stock and every 20 shares of its issued and outstanding special voting common stock were combined into one issued and outstanding share of common stock or one issued and outstanding share of special voting common stock, respectively. The total number of authorized shares of common stock was reduced from 400,000,000 to 20,000,000, and the total number of authorized shares of special voting common stock was reduced from 40,000,000 to 2,000,000. The number of authorized shares of preferred stock remained unchanged at 250,000,000 shares, and the par value of the Company’s common stock (including special voting common stock) remained unchanged at $0.0001 per share.

F-11

As of the Effective Time, proportional adjustments to reflect the Reverse Stock Split were also made to the number of shares of common stock issuable upon the exercise of the Company’s outstanding warrants and stock options, the number of shares issuable pursuant to outstanding restricted stock units, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive and employee stock purchase plans. The exercise prices and stock price targets of outstanding stock options, warrants, and equity awards were also proportionately adjusted, as applicable. Accordingly, with respect to the Company’s publicly traded warrants trading under the symbol “SONDW,” every 20 warrants outstanding immediately prior to the Reverse Stock Split became exercisable for one share of common stock at an exercise price of $230.00 per share. Proportional adjustments were also made to the number of shares issuable pursuant to the Earn Out provided for in the Company’s Agreement and Plan of Merger dated April 29, 2021, as amended, and its triggering event share prices. The outstanding Post-Combination Exchangeable Common Stock of the Company’s subsidiary, Sonder Canada Inc., were also consolidated on a 1-for-20 basis to reflect the Reverse Stock Split. Any fractional interests in the Post-Combination Exchangeable Common Stock were paid out in cash, applying the same per-share price applicable to the Company’s common stock, and fractional interests in the related shares of special voting common stock were paid out in cash with reference to their automatic redemption price as stated in the Company’s certificate of incorporation.

The effects of the Reverse Stock Split have been reflected in these consolidated financial statements and the accompanying footnotes for all periods presented, which includes adjusting the description of any activity that may have been transacted on a pre-Reverse Stock Split basis.

Going Concern

The accompanying consolidated financial statements are prepared in accordance with general accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a history of net losses and negative operating cash flows and expects to continue to incur additional losses in the future and is not in compliance with one affirmative debt covenant. The Company’s liquidity may be insufficient to meet its obligations for at least one year from the date of issuance of these financial statements, which raises substantial doubt about the Company’s ability to continue as a going concern.

Because the Company’s management has concluded that there is substantial doubt, which is not alleviated, about our ability to continue as a going concern for at least one year from the date of issuance of these financial statements, the associated financial statement opinion includes a going concern explanatory paragraph. Accordingly, this going concern determination and related financial statement opinion that includes a going concern explanatory paragraph is not in compliance with our affirmative covenants. If not cured within 30 days by obtaining a waiver from the purchasers under the Delayed Draw Notes Purchase Agreement, it would then constitute an Event of Default as defined therein. We are in discussions with the Purchasers under the Delayed Draw Notes Purchase Agreement to obtain a waiver for this potential Event of Default.

Management’s plans to address these conditions include: i) meet the requirements and milestones as described in Note 18 to obtain additional funds through recent arrangements, including $28.6 million from convertible preferred stock and $15 million from the Marriott agreement, ii) realize improved operations, including anticipated improvements from integration through the Marriott agreement, iii) renegotiate lease terms, including possible terminations, of certain properties, iv) implement cost-cutting initiatives, and v) negotiate a waiver of the debt covenant non-compliance.

There can be no assurances of the Company’s ability to realize these plans. As a result, these conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of issuance of these financial statements.

As a result of the potential Event of Default, the indebtedness related to our Delayed Draw Notes as of December 31, 2023 has been reclassified from long-term debt, net to current portion of long term-debt, net. See Note 8, Debt, for additional information regarding the impacts to our debt reclassification related to the potential Event of Default to our Delayed Draw Notes.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company manages the credit risk associated with cash and cash equivalents by investing in lower risk money market funds and by maintaining operating accounts that are diversified among various institutions with good credit quality. The Company maintains cash accounts that, at times, exceed federally insured limits. The Company has not experienced any losses from maintaining cash accounts in excess of such limits. Management believes that it is not exposed to any significant risks on its cash and cash equivalent accounts.

F-12

Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting periods. Examples of where management makes estimates and assumptions included, but are not limited to the fair value of share-based awards, estimated useful life of long-lived assets, bad-debt allowances, valuation of intellectual property and intangible assets, contingent liabilities, valuation allowance for deferred tax assets, ROU asset impairment, and valuation of non-routine complex transactions, such as recognition of the Earn Out Liability and SPAC Warrants (both as defined below), among others. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.

Segment Information

An operating segment is defined as a component of an entity that: (i) engages in business activities from which it may earn revenues and incur expenses; (ii) is regularly reviewed by the Chief Operating Decision Maker (“CODM”) for performance assessment and resource allocation decisions; and (iii) has discrete financial information available. The Company’s CODM is its Chief Executive Officer.

The Company has one operating and reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of performance assessment and resource allocation.

Impairment of Long-Lived Assets

Long-lived assets that are held and used by the Company are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Determination of recoverability of long-lived assets is based on an estimate of the undiscounted cash flows resulting from the use of the asset and its eventual disposition. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, as well as other methods and approaches, as necessary.

Any impairments to ROU assets, leasehold improvements, or other assets as a result of a sublease, abandonment, or other similar factor are recorded as an operating expense. Similar to other long-lived assets, the Company tests ROU assets for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. For ROU assets, such circumstances may include subleases that do not fully recover the costs of the associated leases or a decision to abandon the use of all or part of an asset.

Revenue Recognition and Deferred Revenue

The Company generates revenues primarily by providing short-term or month-to-month accommodations to its guests. As a result, the Company’s performance obligation is to facilitate a stay, which is satisfied over time as the stay occurs. Revenues are recognized over time for guest stays, commencing upon guest check-in and ending at guest check-out, net of discounts and refunds. For short-term accommodations, the Company's guests agree to its Terms of Service (“ToS”) and make payments for their accommodations at the time of reservation. For month-to-month accommodations, the Company’s guests agree to its ToS and make payments for their accommodations in accordance with the related contracts. For accommodations booked through online travel agencies (“OTAs”), payments for accommodations are made by OTAs to the Company based on the ToS that the Company has with travel agencies.

Guests generally have the right to cancel prior to check-in, and are entitled to refunds in accordance with the agreed-upon ToS. Payments received from guests prior to check-in are recognized as deferred revenue, a contract liability, on the consolidated balance sheet. Deferred revenue is reduced over the period in which a guest completes a stay and is recognized in revenue. Substantially all of the deferred revenue balances at the end of each fiscal year are expected to be recognized in revenue in the subsequent year. Payments received after guest check-in are primarily from OTAs that guests use to book accommodations and are recognized as accounts receivable, net of allowance, post guest check-out. The Company is required to collect certain taxes and fees from guests on behalf of governmental agencies and remit these to the applicable governmental agencies on a periodic basis. The Company recognizes revenues net of such taxes and fees collected.

F-13

Leases

The Company determines whether an arrangement is or contains a lease at inception. The lease term is also determined at lease inception and generally begins on the date the Company takes possession of the full or partial portions of leased premises. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease ROU assets represent the Company’s right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has certain lease agreements that contain lease and non-lease components, which are accounted for as a single lease component.

The Company’s leases often contain rent escalations over the lease term. The Company recognizes expense for fixed, scheduled escalations on a straight-line basis over the lease term. The Company recognizes variable expense, accounted for as discussed below, for escalations associated with a change in an index or rate. Additionally, tenant incentives, primarily used to fund leasehold improvements, are recognized when earned and reduce the Company’s ROU asset related to the lease. These are amortized through the ROU asset as reductions of expense over the lease term.

Certain leases contain variable costs such as real estate taxes, insurance, utilities, and certain common area maintenance costs in addition to minimum rent payments. These amounts are expensed as incurred and are included within cost of revenue if paid directly to the lessor or in operations and support if paid to the authority assessing the cost for the properties used for guests and within general and administrative for warehouses in the accompanying consolidated statements of operations and comprehensive loss.

For leases with an initial non-cancelable lease term of less than one year and no option to purchase, the Company elected not to recognize the lease on its consolidated balance sheets and instead recognize rent payments on a straight-line basis over the lease term within operations and support on its consolidated statements of operations.

Cash and Restricted Cash

The Company considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash. Cash is held in checking and interest-bearing accounts, and is recorded at cost, which approximates fair value. Restricted cash consists of cash collateral for standby letters of credit with a bank that were issued to the Company’s real estate owners and for collateral required by the bank to support the Company's corporate credit card programs.

Supplemental Cash Flow Information

The following table shows supplemental cash flow information (in thousands):

	2023	2022	2021
Supplemental disclosure of cash flow information:
Cash paid for income taxes during the year	$905	$490	$300
Cash paid for interest during the year	$2,464	$2,486	$4,550
Supplemental disclosure of non-cash investing and financing activities:
ROU assets acquired	$205,285	$312,478	$—
Conversion of Convertible Notes	$—	$159,173	$—
Conversion of Legacy Sonder Warrants	$—	$1,243	$—
Reclassification of liability-classified Legacy Sonder Warrants to equity	$—	$2,111	$—
Recognition of Earn Out Liability	$—	$(98,117)	$—
Recognition of SPAC Warrants	$—	$(38,135)	$—
Issuance of Delayed Draw Warrants	$—	$5,598	$—
Conversion of Post-Combination Exchangeable Shares	$—	$49,733	$—
Conversion of Redeemable Convertible Preferred Stock	$—	$518,760	$—
Reconciliation of cash and restricted cash:
Cash	$95,763	$246,624	$69,726
Restricted cash	40,734	42,562	215
Cash and restricted cash at end of period	$136,497	$289,186	$69,941

F-14

Fair Value Measurements

The Company applies fair value accounting for certain financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Refer to Note 6, Fair Value Measurement and Financial Instruments, for additional information.

Accounts Receivable, Net of Allowance for Expected Credit Losses

Trade accounts receivable are recorded for guest stays primarily from bookings made through OTAs or through the Company’s sales personnel where payments are made to the Company after guest check-outs. Trade accounts receivable are recorded at the invoiced amount and are non-interest bearing.

The Company maintains an allowance which reflects its best estimate of its exposure to balances deemed to be uncollectible. Accounts receivable are written off as a decrease to the allowance when all collection efforts have been exhausted and an account is deemed uncollectible. Recoveries of receivables previously written off are recorded as a reduction of bad debt expense when received.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the Company's assets are as follows:

Classification:	Estimated Useful Life
Furniture and fixtures	3 years
Computers, software, and office equipment	3 years
Internal-use software	2 years
Leasehold improvements	Shorter of remaining lease term or the estimated useful life of 3 years

Depreciation and amortization expense are generally classified within the corresponding operating expenses line items on the Company’s consolidated statements of operations and comprehensive loss. The cost of maintenance and repairs is expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected on the consolidated statement of operations and comprehensive loss.

Internal-Use Software

The Company capitalizes certain costs associated with software developed or obtained for internal use, which includes its booking and pricing platform, mobile apps, and website development. The Company capitalizes costs when preliminary software development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for software enhancements that are expected to result in additional material functionality are capitalized and amortized over the estimated useful life of the enhancements.

Foreign Currency

The Company's reporting currency is the U.S. dollar. Functional currency is determined for each of the Company's foreign subsidiaries by reviewing its operations and currencies used in its primary economic environments. Assets and liabilities for foreign subsidiaries with functional currency other than the U.S. dollar are translated into U.S. dollars at the rate of exchange existing at the balance sheet date. Statements of operations and comprehensive loss amounts are translated at average exchange rates for the period. Translation gains and losses are recorded in cumulative translation adjustment as a component of stockholders’ deficit in the consolidated balance sheets.

F-15

Remeasurement gains and losses are included in other expense (income), net in the consolidated statements of operations and comprehensive loss. Monetary assets and liabilities are remeasured at the exchange rate on the balance sheet date, and nonmonetary assets and liabilities are measured at historical exchange rates.

Cost of Revenue

The Company’s cost of revenue primarily consists of fixed and variable lease costs to real estate owners for Live Units, cleaning costs, and payment processing charges.

Operations and Support

Operations and support costs are related to guest-facing functions and variable expenses associated with property-level operations, such as customer service agents and hospitality agents, depreciation of property and equipment, utilities, costs to open new properties, and the cost of guest-room consumable items and low-cost furnishings. These costs are expensed as incurred.

General and Administrative

General and administrative costs primarily consist of personnel-related expenses for administrative functions, such as legal, finance and accounting, public policy, and human resources. It also includes certain professional services fees, technology expenses, bad debt expense, general corporate and director and officer insurance, and other corporate-level expenses the Company incurs to manage and support its operations. These costs are expensed as incurred.

Research and Development

Research and development expenses primarily consist of personnel-related expenses and an allocation of facility expenses incurred in connection with the development of the Company’s existing and new services. These costs are expensed as incurred.

Sales and Marketing

Sales and marketing expenses primarily consist of advertising expenses, personnel-related expenses for sales, marketing, and branding, as well as service charges for bookings made through OTAs. These costs are expensed as incurred.

Advertising Expenses

Advertising expenses, a majority of which consist of internet and social media marketing, were $15.4 million, $6.4 million, and $5.6 million for the years ended December 31, 2023, 2022, and 2021, respectively. These costs are expensed as incurred.

Stock-Based Compensation Related to Stock Options and Restricted Stock Units (“RSUs”)

The Company recognizes stock-based compensation expense related to stock options and RSUs in the consolidated statements of operations and comprehensive loss on a straight-line basis over the requisite service period, which is generally four years. The compensation expense related to stock options is based on the fair value of stock options using the Black-Scholes-Merton option-pricing model on the grant date, which requires the use of highly subjective and complex assumptions, including the value of the underlying stock on the date of grant for options granted before the Company was publicly traded, the expected term of the option, the price volatility of the underlying stock, expected dividend yield, and risk-free interest rate. The compensation expense related to RSUs is based on the closing fair market value of our common stock.

The Company estimates the expected term for options based on its historical pattern of option exercise behavior and the period of time options are expected to be outstanding. The contractual term of the Company's stock options is generally ten years. The Company estimates the volatility of its common stock on the date of grant based on the average historical stock price volatility of comparable publicly traded companies. Dividend yields have been, and are expected to be, zero given the Company's dividend payment history and plans. The risk-free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the grant date with a maturity equal to the expected term of the stock option award. The Company has elected to account for forfeitures of stock-based compensation awards as they occur.

F-16

Stock-Based Compensation Related to Performance and Market-Based Awards

The Company recognizes the compensation expense related to performance and market-based awards based on its estimate of the fair value of the award using a Monte-Carlo simulation on the grant date. The Monte-Carlo simulation utilizes multiple input variables to estimate the probability that performance conditions will be achieved. These variables include the Company’s expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, and the risk-free interest rate for the expected term of the award. The Company recognizes compensation expense for its performance awards using an accelerated attribution method from the time it is deemed probable that the vesting condition will be met through the time the service-based vesting condition has been achieved. The Company recognizes compensation expense for its market-based awards over the requisite service period using the accelerated attribution method.

Restructuring Charges

Costs and liabilities associated with management-approved restructuring activities are recognized when they are incurred. One-time employee termination costs are recognized at the time of communication to employees, unless future service is required, in which case the costs are recognized ratably over the future service period. Ongoing employee termination benefits are recognized as a liability when it is probable that a liability exists and the amount is reasonably estimable. Restructuring charges are recognized in the restructuring and other charges line item of the consolidated statements of operations and comprehensive loss, and related liabilities are recorded within accrued liabilities and other liabilities on the consolidated balance sheets. The Company periodically evaluates and, if necessary, adjusts its estimates based on currently available information.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations and comprehensive loss as of the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2023 and 2022, except in Canada, the Company has recorded a full valuation allowance against its deferred tax assets due to its history of losses.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company recognizes interest and penalties, if any, related to income tax matters as a component of income tax expense.

Taxes payable on the Company’s consolidated balances sheets at December 31, 2023 and 2022 includes both income taxes payable and indirect taxes payable.

Net Loss Per Share

The Company applies the two-class method when computing net loss per share when shares are issued that meet the definition of a participating security. The two-class method determines net loss per share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires earnings available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed.

Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, less weighted-average shares subject to repurchase. The diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, because potentially dilutive common shares are anti-dilutive.

F-17

Comprehensive Loss

Comprehensive loss consists of net loss and other comprehensive income (loss). Other comprehensive income (loss) primarily consists of foreign currency translation adjustments related to consolidation of foreign entities. Other comprehensive loss is recorded as a component of stockholders’ deficit and is excluded from net loss.

Contingencies

The Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company accrues for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Related legal fees are expensed as incurred.

Note 2. Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the consolidated financial statements for the year ended December 31, 2022, management identified errors, as described below, in previously issued financial statements. As a result the accompanying consolidated financial statements as of and for the years ended December 31, 2022 and December 31, 2021 have been restated from amounts previously reported.

Description of Misstatements

A.	Operating lease right-of-use assets - The Company had various errors in its accounting for leases, including 1) unrecorded impairment losses of ROU lease assets, 2) misstatements in valuation determination, and 3) input errors of lease terms including modifications. Specifically, the Company identified that the asset group used in the evaluation of possible impairment should have been at the individual property level, which is the lowest level for which there are identifiable cash flows, rather than at a grouped or market level basis as previously used in the evaluation. The impact of assessing impairment at the individual property level resulted in $82.1 million of impairment losses for the year ended December 31, 2022 not previously recorded.
B.	Operating lease-related - The Company identified various errors in the accounting for leases, including data inaccuracies regarding lease terms and computations, prepayments, other lease payments, and classification of certain expenses. The correction of these errors impact various balance sheet and statement of operations balances. Certain of these errors had been previously identified and corrected in the period identified. However, in order to properly determine the amounts in item A and to restate the Company’s financial statements, these prior out-of-period corrections are being restated to be included in the appropriate original periods.
C.	Other errors - Similar to item B above, certain of the below errors had been previously identified and corrected in the period identified. These prior out-of-period corrections are being restated to be included in the appropriate original periods.
1.	Errors in accounting for changes in the scheduled customer stay, related invoicing and collection, and other activity resulting in misstatements in revenue, costs of revenue, and associated balance sheet accounts.
2.	Vendor payment related errors resulting in misstatements involving fixed assets, prepaid expense and associated income statement accounts.
3.	Aged deposits that had not been timely written off resulting in misstatements involving fixed assets, prepaid expense and expenses.
4.	Correction of classification for certain statement of operations line items.
5.	Certain misstated current liabilities, primarily accrued liabilities and related income statement line items.
6.	Change in fair value of SPAC Warrants had been misstated due to errors in determining fair value.
7.	Stock-based compensation was misstated due to errors in accounting for repriced options and other stock awards.
8.	Tax impact of the above error corrections.
9.	Cumulative translation adjustment for the impact of the above error corrections.
10.	Adjustment to accumulated deficit for the impact of the above error corrections.

F-18

Restatement Tables

A summary of the effects of the restatement are as follows:

CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

	As of December 31, 2022
	As Previously	Restatement
	Reported	Adjustments	Reference	As Restated
Assets
Current assets:
Cash and cash equivalents	$246,624	$—		$246,624
Restricted cash	42,562	—		42,562
Total cash, cash equivalents and restricted cash	289,186	—		289,186
Accounts receivable, net of allowance	5,613	849	C1	6,462
Prepaid expenses	8,066	710	C2	8,776
Other current assets	10,065	(641)	C3	9,424
Total current assets	312,930	918		313,848
Property and equipment, net	34,926	(2,320)	A, C2	32,606
Operating lease ROU assets	1,209,486	(72,839)	A, B	1,136,647
Other non-current assets	16,270	(745)	C3	15,525
Total assets	$1,573,612	$(74,986)		$1,498,626

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$16,082	$389	C5	$16,471
Accrued liabilities	20,131	13,765	B, C5	33,896
Taxes payable	14,418	190	C1, C4, C8	14,608
Deferred revenue	41,664	—		41,664
Current operating lease liabilities	158,346	(4,557)	A, B	153,789
Total current liabilities	250,641	9,787		260,428
Non-current operating lease liabilities	1,166,538	(3,305)	A, B	1,163,233
Long-term debt, net	172,950	—		172,950
Other non-current liabilities	3,430	70	C6	3,500
Total liabilities	1,593,559	6,552		1,600,111

Commitments and contingencies (Note 13)

Stockholders’ deficit:
Common stock	1	—		1
Additional paid-in capital	947,621	1,380	C7	949,001
Cumulative translation adjustment	12,985	41	A, C9	13,026
Accumulated deficit	(980,554)	(82,959)	C10	(1,063,513)
Total stockholders’ deficit	(19,947)	(81,538)		(101,485)
Total liabilities and stockholders’ deficit	$1,573,612	$(74,986)		$1,498,626

F-19

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share data)

	For the Year Ended December 31, 2022
	As Previously	Restatement
	Reported	Adjustments	Reference	As Restated
Revenue	$461,083	$3,895	C1, C2, C4, C5	$464,978
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	320,016	7,591	A, B, C3, C4	327,607
Operations and support	211,081	(7,055)	B, C2, C4, C5, C7	204,026
General and administrative	132,445	(568)	B, C1, C4, C5, C7	131,877
Research and development	28,896	(284)	C7	28,612
Sales and marketing	51,224	1,448	C1, C4, C7	52,672
Impairment loss	—	82,050	A	82,050
Restructuring and other charges	4,033	—		4,033
Total costs and operating expenses	747,695	83,182		830,877
Loss from operations	(286,612)	(79,287)		(365,899)

Interest expense, net	21,505	—		21,505
Change in fair value of SPAC Warrants	(25,260)	70	C6	(25,190)
Change in fair value of Earn Out Liability	(95,700)	—		(95,700)
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	(29,512)	—		(29,512)
Other expense (income), net	7,564	(157)	B	7,407
Total non-operating (income) expense, net	(121,403)	(87)		(121,490)
Loss before income taxes	(165,209)	(79,200)		(244,409)
Provision for income taxes	533	89	C8	622
Net loss	$(165,742)	$(79,289)		$(245,031)

Basic and diluted net loss per common share	$(16.09)	$(7.70)		$(23.79)

Other comprehensive loss:
Net loss	$(165,742)	$(79,289)		$(245,031)
Change in foreign currency translation	5,686	41	C9	5,727
Comprehensive loss	$(160,056)	$(79,248)		$(239,304)

F-20

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	For the Year Ended December 31, 2022
	As Previously	Restatement
	Reported	Adjustments	As Restated
Cash flows from operating activities:
Net loss	$(165,742)	$(79,289)	$(245,031)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23,911	3	23,914
Stock-based compensation	22,957	1,380	24,337
Amortization of operating lease ROU assets	145,250	(2,859)	142,391
Impairment loss	—	82,050	82,050
Loss (gain) on foreign exchange	6,590	—	6,590
Capitalization of paid-in-kind interest on long-term debt	18,359	—	18,359
Amortization of debt issuance costs	151	—	151
Amortization of debt discounts	3,802	—	3,802
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	(29,512)	—	(29,512)
Change in fair value of SPAC Warrants	(25,260)	70	(25,190)
Change in fair value of Earn Out Liability	(95,700)	—	(95,700)
Other operating activities	2,206	(957)	1,249
Changes in:
Accounts receivable, net	(1,693)	(829)	(2,522)
Prepaid expenses	(3,016)	(119)	(3,135)
Other current and non-current assets	11,903	(3,513)	8,390
Accounts payable	(28,120)	6,614	(21,506)
Accrued liabilities	10,434	8,671	19,105
Taxes payable	6,074	169	6,243
Deferred revenue	22,400	—	22,400
Operating lease ROU assets and operating lease liabilities, net	(73,858)	(12,552)	(86,410)
Other current and non-current liabilities	(151)	188	37
Net cash used in operating activities	(149,015)	(973)	(149,988)
Cash flows from investing activities:
Purchase of property and equipment	(28,197)	1,300	(26,897)
Capitalization of internal-use software	(2,796)	—	(2,796)
Net cash used in investing activities	(30,993)	1,300	(29,693)
Cash flows from financing activities:
Proceeds from Delayed Draw Notes	159,225	—	159,225
Repayment of debt and related fees	(27,745)	—	(27,745)
Proceeds from business combination and PIPE offering	325,928	—	325,928
Common stock issuance costs	(58,555)	—	(58,555)
Proceeds from exercise of stock options and common stock warrants	1,746	—	1,746
Net cash provided by (used in) financing activities	400,599	—	400,599
Effects of foreign exchange on cash	(1,346)	(327)	(1,673)
Net change in cash, cash equivalents, and restricted cash	219,245	—	219,245
Cash, cash equivalents, and restricted cash at beginning of year	69,941	—	69,941
Cash, cash equivalents, and restricted cash at end of year	$289,186	$—	$289,186

F-21

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	As Previously	Restatement
Accumulated Deficit	Reported	Adjustments	As Restated
Balance, December 31, 2020	$(520,425)	$(4,102)	$(524,527)
Balance, December 31, 2021	$(814,812)	$(3,670)	$(818,482)

Total Equity
Balance, December 31, 2020	$(500,860)	$(4,102)	(504,962)
Balance, December 31, 2021	$(764,406)	$(3,670)	$(768,076)

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share data)

	For the Year Ended December 31, 2021
	As Previously	Restatement
	Reported	Adjustments	Reference	As Restated
Revenue	$232,944	$1,201	C1, C2, C5, B	$234,145
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	201,445	878	C3	202,323
Operations and support	142,728	355	C2, C5	143,083
General and administrative	106,135	(464)	C1, C7	105,671
Research and development	19,091	—		19,091
Sales and marketing	23,490	—		23,490
Total costs and operating expenses	492,889	769		493,658
Loss from operations	(259,945)	432		(259,513)

Interest expense, net	44,090	—		44,090
Other income, net	(9,890)	—		(9,890)
Total non-operating expense, net	34,200	—		34,200
Loss before income taxes	(294,145)	432		(293,713)
Provision for income taxes	242	—		242
Net loss	$(294,387)	$432		$(293,955)

Basic and diluted net loss per common share	$(500.41)	$0.74		$(499.67)

Other comprehensive loss:
Net loss	$(294,387)	$432		$(293,955)
Change in foreign currency translation adjustment	1,633	—		1,633
Comprehensive loss	$(292,754)	$432		$(292,322)

F-22

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	For the Year Ended December 31, 2021
	As Previously	Restatement
	Reported	Adjustments	As Restated
Cash flows from operating activities:
Net loss	$(294,387)	$432	$(293,955)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,714	—	17,714
Stock-based compensation	25,247	—	25,247
Straight-line rent	37,525	—	37,525
Loss on foreign exchange	2,387	—	2,387
Amortization of debt issuance costs	2,378	—	2,378
Amortization of debt discounts	35,067	—	35,067
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	(14,834)	—	(14,834)
Change in fair value of warrants	2,148	—	2,148
Other operating activities	810	—	810
Changes in:
Accounts receivable, net	(3,067)	—	(3,067)
Prepaid expenses	4,991	(591)	4,400
Other current and non-current assets	(23,011)	727	(22,284)
Accounts payable	8,199	394	8,593
Accrued liabilities	10,762	—	10,762
Taxes payable	1,366	—	1,366
Deferred revenue	8,643	(1,520)	7,123
Other current and non-current liabilities	(1,329)	—	(1,329)
Net cash used in operating activities	(179,391)	(558)	(179,949)
Cash flows from investing activities:
Purchase of property and equipment	(16,161)	558	(15,603)
Capitalization of internal-use software	(5,426)	—	(5,426)
Net cash (used in) provided by investing activities	(21,587)	558	(21,029)
Cash flows from financing activities:
Repayment of debt and payment of early termination fees	(18,776)	—	(18,776)
Proceeds from issuance of debt	162,366	—	162,366
Proceeds from exercise of stock options and common stock warrants	3,961	—	3,961
Issuance of redeemable convertible preferred stock	1,020	—	1,020
Net cash provided by financing activities	148,571	—	148,571
Effects of foreign exchange on cash	(760)	—	(760)
Net change in cash, cash equivalents, and restricted cash	(53,167)	—	(53,167)
Cash, cash equivalents, and restricted cash at beginning of year	123,108	—	123,108
Cash, cash equivalents, and restricted cash at end of year	$69,941	$—	$69,941

F-23

Note 3. Recently Issued Accounting Standards

The following reflect recent accounting standards that have been adopted or are pending adoption by the Company. As discussed in Note 1, Basis of Presentation, the Company qualifies as an emerging growth company, and as such, has elected to use the extended transition period for complying with new or revised accounting standards and is not subject to the new or revised accounting standards applicable to public companies during the extended transition period. The accounting standards discussed below indicate effective dates for the Company as an emerging growth company with the extended transition period.

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which has subsequently been amended by ASUs 2018-19, 2019-04, 2019-05, 2019-10, and 2019-11. The guidance changes how entities measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance replaces the current ‘incurred loss’ model with an ‘expected loss’ approach. This generally will result in the earlier recognition of allowances for losses and requires increased disclosures. ASU 2016-13 was effective for public business entities for fiscal years beginning after December 15, 2019. In November 2019, the FASB issued amended guidance which defers the effective date for emerging growth companies for fiscal years beginning after December 15, 2022, and interim periods therein. The Company adopted this guidance on January 1, 2023 using the modified retrospective basis. The adoption did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which has subsequently been amended by ASUs 2018-01, 2018-10, 2018-11, 2018-20, 2019-01, 2019-10, and 2020-05. The guidance requires the recognition of ROU assets and lease liabilities on the balance sheet for substantially all leases under U.S. GAAP. The Company has elected to use the transition relief approach as provided in ASU 2018-11, which permits the Company to use January 1, 2022 as both the application date and the adoption date, rather than the modified retrospective approach. The Company also elected certain relief options offered within the new standard, which include the package of practical expedients, the option not to recognize an ROU asset and lease liability that arise from short-term leases (i.e., leases with terms of 12 months or less), and the option of hindsight when determining lease term. Substantially all of the Company’s lease agreements are considered operating leases and were not previously recognized on the Company’s balance sheets.

Recently Issued Accounting Standards Not Yet Adopted

On November 27, 2023, the FASB issued ASU No. 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. Among other new disclosure requirements, ASU 2023-07 requires companies to disclose significant segment expenses that are regularly provided to the chief operating decision maker. ASU 2023-07 will be effective for annual periods beginning on January 1, 2024 and interim periods beginning on January 1, 2025. ASU 2023-07 must be applied retrospectively to all prior periods presented in the financial statements. We are evaluating the disclosure impact of ASU 2023-07; however, the standard will not have a material impact on the Company’s consolidated financial statements.

On December 14, 2023, the FASB issued ASU No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires companies to disclose, on an annual basis, specific categories in the effective tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. In addition, ASU 2023-09 requires companies to disclose additional information about income taxes paid. ASU 2023-09 will be effective for annual periods beginning January 1, 2025 and will be applied on a prospective basis with the option to apply the standard retrospectively. We are evaluating the disclosure impact of ASU 2023-09 and its impact on the Company’s consolidated financial statements.

In March 2024, the SEC adopted final rules requiring public entities to provide certain climate-related information in their registration statements and annual reports. As part of the disclosures, entities will be required to quantify certain effects of severe weather events and other natural conditions in a note to their audited financial statements. The rules will be effective for annual periods beginning in calendar 2025. In April 2024, the SEC voluntarily stayed implementation of the final rules pending certain legal challenges. We are assessing the effect of the new rules on our consolidated financial statements and related disclosures.

Note 4. Revenue

The Company generates revenues primarily by providing accommodations to its guests. Direct revenue is generated from stays booked through Sonder.com, the Sonder app, or directly through the Company's sales personnel. Indirect revenue is generated from stays booked through OTAs.

F-24

Revenue disaggregated between direct and indirect revenue is as follows (in thousands):

	Year ended December 31,
	2023	2022	2021
Direct revenue	$282,923	$221,683	$120,617
Indirect revenue	319,143	243,295	113,528
Total revenue	$602,066	$464,978	$234,145

Revenue by geographic area is determined based on the location where the guest stays and is as follows (in thousands):

	Year ended December 31,
	2023	2022	2021
Americas:
United States	$370,825	$310,995	$159,179
Other Americas(1)	60,161	37,118	10,729
Total Americas	430,986	348,113	169,908
Europe and Middle East:
Great Britain	38,664	28,506	20,691
United Arab Emirates	68,019	51,140	31,380
Other	64,397	37,219	12,166
Total Europe and Middle East	171,080	116,865	64,237
Total revenue	$602,066	$464,978	$234,145

(1)	As of December 31, 2023, 2022, and 2021, Other Americas is comprised of Canada and Mexico.

No individual guest represented over 10% of revenues for the years ended December 31, 2023, 2022, and 2021.

Three OTAs each represented approximately 23%, 14% and 12% of the Company’s revenue for the year ended December 31, 2023; two OTAs each represented approximately 20% of the Company’s revenue for the year ended December 31, 2022; and two OTAs each represented approximately 33% and 12% of the Company’s revenue for the year ended December 31, 2021.

One OTA represented approximately 17% of the gross accounts receivable balance at December 31, 2023 and four OTAs each represented approximately 24%, 18%, 17%, and 12% of the gross accounts receivable balance at December 31, 2022.

The following table summarizes the activity in the Company's allowance for expected credit losses balance (in thousands):

	Year ended December 31,
	2023	2022
Beginning balance	$972	$4,127
Additions	8,788	1,622
Write-offs, net of recoveries	(3,564)	(4,777)
Ending balance	$6,196	$972

Note 5. Balance Sheet Details

Other current assets

Other current assets consists of the following (in thousands):

	December 31,
	2023	2022
Non-income-related tax assets	$10,030	$8,100
Deposits due from landlords	844	287
Other current assets	471	1,037
Total other current assets	$11,345	$9,424

F-25

Other non-current assets

Other non-current assets consists of the following (in thousands):

	December 31,
	2023	2022
Long-term deposits due from landlords	$12,667	$14,672
Deferred tax assets	1,738	—
Debt issuance costs on undrawn credit facilities	518	666
Other non-current assets	227	187
Total non-current assets	$15,150	$15,525

Accrued liabilities

Accrued liabilities consists of the following (in thousands):

	December 31,
	2023	2022
Accrued legal expenses	$15,219	$1,074
Accrued compensation	4,395	5,102
Accrued direct costs (1)	3,754	2,358
Deferred FF&E allowances	2,459	13,299
Accrued other liabilities	12,799	12,063
Total accrued liabilities	$38,626	$33,896

(1)	Direct costs include utilities, maintenance, insurance, cleaning, and other expenses related to the Company’s properties.

Note 6. Fair Value Measurement and Financial Instruments

Fair Value Hierarchy

Accounting standards require the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

A financial instrument’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

SPAC Warrants

As part of the GMII initial public offering (“GMII IPO”), GMII issued 9,000,000 public warrants (the “Public Warrants”) and 5,500,000 private placement warrants (the “Private Placement Warrants”), of which every 20 warrants are exercisable for one share of common stock at a price of $230.00 per common share (collectively, the “SPAC Warrants”).

Management has determined that the SPAC Warrants issued in the GMII IPO, which remained outstanding at consummation of the Business Combination and became exercisable for shares of the Company’s common stock, are subject to accounting treatment as a liability. At the consummation of the Business Combination and at December 31, 2023, the Company used the Public Warrants stock price to value the Public Warrants.

F-26

At consummation of the Business Combination, the Company used a Monte Carlo simulation methodology to value the Private Placement Warrants using Level 3 inputs, as the Company did not have observable inputs for the valuation. At December 31, 2022, the Company used the Black-Scholes option-pricing model to estimate the fair value of the Private Placement Warrants using Level 3 inputs. During the three months ended March 31, 2022, the Private Placement Warrants were transferred by the original holders and, in accordance with the contractual terms of the Private Placement Warrants, became Public Warrants upon transfer. As such, at December 31, 2023 and December 31, 2022 the Company used the Public Warrants stock price to value all SPAC Warrants.

At December 31, 2023, the SPAC Warrants were valued at $0.02 per warrant.

Refer to Note 10, Warrants and Stockholders' Deficit, for additional information about the SPAC Warrants.

Earn Out Liability

In addition to the consideration paid at consummation of the Business Combination, certain investors may receive their pro rata share of up to an aggregate of 725,000 additional shares of the Company’s common stock as consideration upon the common stock achieving certain benchmark share prices, as set forth in the merger agreement (the “Earn Out”). Management has determined that the Earn Out is subject to treatment as a liability (the “Earn Out Liability”).

At December 31, 2023, the Company used a Monte Carlo simulation methodology to value the Earn Out Liability using Level 3 inputs. The key assumptions used in the Monte Carlo simulation are related to expected share-price volatility of 80.0%, expected term of 3.54 years, risk-free interest rate of 4.0%, and dividend yield of 0%. The expected volatility at December 31, 2023 was derived from the volatility of comparable public companies.

Delayed Draw Warrants

The fair value of the Delayed Draw Warrants (as defined in Note 8, Debt) was estimated by separating the Delayed Draw Notes (as defined in Note 8, Debt) into the debt and warrants components and assigning a fair value to each component. The value assigned to the debt component was the estimated fair value as of the issuance date of similar debt without the warrants. The value assigned to the Delayed Draw Warrants component was estimated using the Black-Scholes option-pricing model using Level 3 inputs and was considered to be non-recurring in nature, in accordance with ASC 820, Fair Value Measurement. The warrants component was recorded as a debt discount, which is amortized using the effective interest method over the period from the date of issuance through the maturity date. Upon consummation of the Business Combination, the fair value of the Delayed Draw Warrants was $5.6 million and was included in additional paid in capital in the consolidated balance sheets.

Recurring Fair Value Measurements

At December 31, 2023, the Earn Out Liability and Public Warrants liability were included in other non-current liabilities in the consolidated balance sheets. The following table presents fair value information for liabilities measured at fair value on a recurring basis as of December 31, 2023 (in thousands):

	Level 1	Level 2	Level 3	Total
Earn Out Liability	$—	$—	$45	$45
Public Warrants	290	—	—	290
Total liabilities measured at fair value	$290	$—	$45	$335

At December 31, 2022, the Earn Out Liability and Public Warrants liability were included in other non-current liabilities in the consolidated balance sheets. The following table presents fair value information for liabilities measured at fair value on a recurring basis as of December 31, 2022 (in thousands):

	Level 1	Level 2	Level 3	Total
Earn Out Liability	$—	$—	$2,417	$2,417
Public Warrants	905	—	—	905
Total liabilities measured at fair value	$905	$—	$2,417	$3,322

The following table represents changes in the Company’s Level 3 liabilities measured at fair value on a recurring basis for the year ended December 31, 2023 (in thousands):

F-27

Level 3
Beginning balance, at January 1, 2023	$2,417
Change in fair value of Earn Out Liability	(2,372)
Ending balance, at December 31, 2023	$45

The following table presents changes in the Company’s Level 3 liabilities measured at fair value on a recurring basis for the year ended December 31, 2022 (in thousands):

Level 3
Beginning balance, at January 1, 2022	$33,610
Recognition of Earn Out Liability	98,117
Private Placement Warrants liability recognized upon consummation of Business Combination	14,465
Decrease in fair value of Earn Out Liability	(95,700)
Decrease in fair value of share-settled redemption feature upon conversion of Convertible Notes	(30,322)
Decrease in fair value of Private Placement Warrants Liability	(14,465)
Conversion of preferred stock warrant liabilities to equity	(3,288)
Ending balance, at December 31, 2022	$2,417

As discussed above, other than the transfer of the Private Placement Warrants when they became Public Warrants in 2022, there were no other transfers of financial instruments between valuation levels during the years ended December 31, 2023 and 2022.

Management estimates that the fair values of its cash equivalents, restricted cash, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities, sales tax payable, deferred revenue, and other current liabilities approximates their carrying values due to the relatively short maturity of the instruments. The carrying value of the Company’s long-term debt approximates its fair value because it bears interest at a market rate and all other terms are also reflective of current market terms.

These assumptions are inherently subjective and involve significant management judgment. Any change in fair value is recognized as a component of other expense (income), net, on the consolidated statements of operations and comprehensive loss.

Note 7. Property and equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2023	2022
Furniture and fixtures	$80,029	$72,483
Computers and software	12,026	11,013
Internal-use software	15,988	14,185
Office equipment and other	716	722
Leasehold improvements	5,054	1,995
Construction-in-progress (1)	777	1,435
Property and equipment	114,590	101,833
Less: accumulated depreciation	(91,815)	(69,227)
Property and equipment, net	$22,775	$32,606

(1)	Primarily includes costs for internal-use software.

Depreciation and amortization expense for the years ended December 31, 2023, 2022, and 2021 was $22.1 million, $23.9 million, and $17.7 million, respectively.

For the years ended December 31, 2023 and 2022, the Company recognized $0.7 million and $3.0 million of impairment on various property and equipment which was recorded in impairment losses on the Company's consolidated statements of operations and comprehensive loss. There was no impairment recognized in 2021.

F-28

For the years ended December 31, 2023, 2022, and 2021, the Company disposed of $1.3 million, $2.6 million, and $2.5 million in property and equipment and likewise wrote off previously recognized accumulated depreciation of $0.3 million, $2.1 million, and $1.7 million, respectively.

For the year ended December 31, 2023, the Company recognized an immaterial loss on disposal. For the years ended December 31, 2022 and 2021, the Company recognized $0.3 million, and $0.7 million of loss on disposal. Loss on disposal was recorded in operations and support on the Company's consolidated statements of operations and comprehensive loss.

Note 8. Debt

Delayed Draw Notes Purchase Agreement

On December 10, 2021, the Company entered into a note and warrant purchase agreement (the “Delayed Draw Notes Purchase Agreement”) with certain private placement investors (“Purchasers”) for the sale of delayed draw notes in aggregate of $165.0 million to be available to the Company following the consummation of the Business Combination (the “Delayed Draw Notes”). The Delayed Draw Notes Purchase Agreement also provided for the issuance of warrants to purchase an aggregate of 123,750 shares of the Company’s common stock with an exercise price of $250.00 per share (the “Delayed Draw Warrants”).

In January 2022, upon consummation of the Business Combination, the Company drew $165.0 million in Delayed Draw Notes and issued Delayed Draw Warrants to purchase 123,750 shares of common stock to the Purchasers. The Delayed Draw Notes have a maturity of five years from the date of issuance and are subject to interest on the unpaid principal amount at a rate per annum equal to the three-month secured overnight financing rate (“SOFR”) plus 9.0% payable in cash. At December 31, 2023, the effective interest rate of the Delayed Draw Notes was 17.4%. For the first two years, the Company elected payment-in-kind (“PIK”) interest, quarterly in arrears. The Delayed Draw Notes are secured by substantially all of the assets of the Company. The Delayed Draw Warrants expire five years after issuance.

On December 21, 2022, the Company entered into an amendment (the “First Notes Amendment”), between various obligors, guarantors, investors, and the collateral agent, which amended the Note and Warrant Purchase Agreement dated December 10, 2021. Among other things, the First Notes Amendment provided additional flexibility to the Company and its subsidiaries under certain of the negative covenants in the Purchase Agreement, including to permit transactions contemplated by the Loan Agreement and the Existing HSBC Letters of Credit and related cash collateral.

On November 6, 2023, the Company entered into an amendment (the “Second Notes Amendment”), which amended the Note and Warrant Purchase Agreement and the First Notes Amendment which: (i) extended the ability to pay interest in kind on the Delayed Draw Notes through July 19, 2024, (ii) provided for the repayment by the Company of $30.0 million of the outstanding principal amount of the Delayed Draw Notes, plus a prepayment premium of approximately $4.3 million, and (iii) added a minimum liquidity covenant and a minimum free cash flow covenant, each as more fully detailed in the amendment.

On June 10, 2024, the Company entered into an amendment (the “Third Notes Amendment”) which amended the Delayed Draw Notes Purchase Agreement, the First Notes Amendment, and the Second Notes Amendment. See Note 18, Subsequent Events, for additional information regarding the Third Notes Amendment.

On July 12, 2024, the Company entered into an amendment (the “Fourth Notes Amendment”) which amended the Delayed Draw Notes Purchase Agreement, the First Notes Amendment, the Second Notes Amendment, and the Third Notes Amendment. See Note 18, Subsequent Events, for additional information regarding the Fourth Notes Amendment.

On August 13, 2024, the Company entered into an amendment (the “Fifth Notes Amendment”) which amended the Delayed Draw Notes Purchase Agreement, the First Notes Amendment, the Second Notes Amendment, the Third Notes Amendment, and the Fourth Notes Amendment. See Note 18, Subsequent Events, for additional information regarding the Fifth Notes Amendment.

Going Concern Considerations and Potential Event of Default for Delayed Draw Notes Purchase Agreement

Because the Company’s management has concluded that there is substantial doubt, which is not alleviated, about our ability to continue as a going concern for at least one year from the date of issuance of these financial statements, the associated financial statement opinion includes a going concern explanatory paragraph. Accordingly, this going concern determination and related financial statement opinion that includes a going concern explanatory paragraph is not in compliance with our affirmative covenants. If not cured within 30 days by obtaining a waiver from the purchasers under the Delayed Draw Notes Purchase Agreement, it would then constitute an Event of Default as defined therein.

F-29

We are in discussions with the Purchasers under the Delayed Draw Notes Purchase Agreement to obtain a waiver for this potential Event of Default. We have reclassified the balances associated with our Delayed Draw Notes as of December 31, 2023 from long-term debt, net to current portion of long-term debt, net, which includes all related debt discount and unamortized deferred issuance costs, to reflect the potential Event of Default under the Delayed Draw Notes Purchase Agreement.

Equipment Financing Agreement

On July 25, 2023, the Company entered into a master equipment financing agreement (the “EFA”), which is accounted for as debt. In accordance with the agreement, the Company received approximately $3.0 million in exchange for conveying an interest in certain furniture, fixtures, and equipment (“FF&E”). The EFA contains customary terms and events of default and provides for 12 quarterly payments with an effective interest rate of approximately 12.8% as of December 31, 2023, which includes a balloon payment at the end of the term. The agreement matures in July 2026. Upon maturity, all interest in the subject FF&E will revert back to the Company.

Long term debt, net consisted of the following (in thousands):

	December 31, 2023	December 31, 2022
Delayed Draw Notes Purchase Agreement, including capitalized PIK interest	$180,199	$183,245
EFA	2,500	—
Less: debt discount related to Delayed Draw Warrants, net of amortization	(3,908)	(4,945)
Less: unamortized deferred issuance costs	(8,581)	(5,350)
Total debt, net	$170,210	$172,950
Less: current portion of long-term debt	(168,710)	—
Total long-term debt, net	$1,500	$172,950

At December 31, 2023, the current portion of long-term debt consisted of $167.7 million in principal on the Delayed Draw Notes Purchase Agreement and $1.0 million in principal on the EFA. The Company did not have any portion of long term debt that was current at December 31, 2022.

Convertible Notes

In January 2022, upon consummation of the Business Combination, the outstanding principal and accrued and unpaid interest of the Company’s convertible notes were automatically converted into 950,855 shares of common stock for a value of $159.2 million. As a result, the Company recognized a gain on conversion of $29.5 million as a result of a change in the fair value of the share-settled redemption feature and $159.2 million additional-paid-in-capital. The Company also recognized the change in fair value of the share-settled redemption feature, prior to conversion, of $30.3 million, expense related to the debt discount of $10.0 million and interest expense of $1.4 million.

2018 Loan and Security Agreement

In December 2018, Legacy Sonder entered into a loan and security agreement (the “2018 Loan and Security Agreement”) with certain venture lenders that provided aggregate borrowing capacity of $50.0 million. In January 2022, upon consummation of the Business Combination, the Company paid $24.7 million of the outstanding principal of the 2018 Loan and Security Agreement and $3.1 million in early termination fees. Additionally, in connection with the repayment of the 2018 Loan and Security Agreement, the Company wrote off $0.4 million of deferred issuance costs and recognized $0.2 million of interest expense.

2022 Loan and Security Agreement

In December 2022, the Company entered into a loan and security agreement with Silicon Valley Bank (“SVB”) (now a division of First Citizens Bank & Trust Company) (the “2022 Loan and Security Agreement”) for a revolving line of credit in an aggregate principal balance of $60.0 million with a maturity date of December 21, 2025. The facility may be utilized for revolving loans or letter of credit issuances subject to terms of the agreement. As of December 31, 2023, all letters of credit under this facility are fully cash collateralized, and as a result, the Company may not draw against the facility pursuant to the terms of the agreement. The 2022 Loan and Security Agreement includes: (i) (x) a letter of credit fee for each letter of credit equal to 1.5% per annum of the dollar equivalent of the face amount of each letter of credit issued and (y) a letter of credit fronting fee equal to 0.25% per annum of the dollar equivalent of the face amount of each letter of credit issued, and (ii) an unused revolving line fee equal to 0.25% per annum of the average unused portion of the revolving line of credit.

F-30

In April 2023, the Company amended the 2022 Loan and Security Agreement. Among other things, the amendment (i) reduced the required cash holdings account balances in the Company’s operating accounts, securities accounts, and depository accounts at or through SVB or its affiliates, (ii) amends the minimum consolidated adjusted EBITDA financial covenant, and (iii) provided additional flexibility to the Company under certain of the negative covenants in the agreement.

In November 2023, the Company amended the 2022 Loan and Security Agreement. The amendment (i) removed the adjusted quick ratio financial covenant to which the Company was previously subject, (ii) updated certain financial reporting requirements, (iii) reduced the letter of credit sublimit from $60.0 million to $45.0 million, and (iv) permitted a prepayment of the Company’s existing subordinated secured notes.

At December 31, 2023, and as of the date the consolidated financial statements were issued, the Company is in compliance with all financial covenants related to the 2022 Loan and Security Agreement, as amended. Additionally, at December 31, 2023, there were no revolving borrowings outstanding under the 2022 Loan and Security Agreement. Outstanding letters of credit as of December 31, 2023 and December 31, 2022 were permitted under the 2022 Loan and Security Agreement and totaled $37.6 million and $38.8 million, respectively.

2022 Loan and Security Agreement Waiver related to Going Concern

Because the Company’s management has concluded that there is substantial doubt, which is not alleviated, about our ability to continue as a going concern for at least one year from the date of issuance of these financial statements, the associated financial statement opinion includes a going concern explanatory paragraph. We have entered into a Waiver Agreement on September 26, 2024 with Silicon Valley Bank, in which Silicon Valley Bank waived any Default or Event of Default (each as defined in the Loan Agreement) related to the covenant non-compliance resulting from the going concern explanatory paragraph.

Credit Facilities

2020 Credit Facility: In February 2020, Legacy Sonder entered into a revolving credit agreement (the “2020 Credit Facility”) for an aggregate principal balance of $50.0 million with a maturity date of February 21, 2023. In December 2022, the 2020 Credit Facility was terminated in conjunction with the Company obtaining the 2022 Loan and Security Agreement.

2020 Québec Credit Facility: In December 2020, a Canadian subsidiary of the Company entered into an agreement with Investissement Québec, a Quebecois public investment entity, that provides a loan facility of CAD $25.0 million and an additional loan, referred to as a conditional-refund financial contribution (“CRFC”), of CAD $5.0 million (the “2020 Québec Credit Facility”). The loan and the CRFC bear interest at a fixed rate of 6.0% per annum for a period of 10 years starting from the first date of the loan disbursement. At December 31, 2023 and 2022, the Company was in compliance with all financial covenants related to the 2020 Québec Credit Facility, but had not yet met the drawdown requirements, and as such, there have been no borrowings against the 2020 Québec Credit Facility. On July 29, 2024, the Company received formal notification from Investissement Québec that, at the Company’s request, the 2020 Québec Credit Facility had been terminated.

Restricted Cash

Throughout 2023 and 2022, the Company entered into multiple cash collateral agreements in connection with the issuance of letters of credit and corporate credit card programs. At December 31, 2023 and 2022, the Company had $40.7 million and $42.6 million, respectively, of cash collateral which is reported as restricted cash on the consolidated balance sheets.

Note 9. Leases

The Company leases buildings or portions of buildings for guest usage and warehouses to store furniture under noncancellable operating lease agreements which expire through 2045. The Company is required to pay property taxes, insurance, and maintenance costs for certain of these facilities.

The Company has lease agreements with lease and non-lease components and has elected to utilize the practical expedient to account for lease and non-lease components together in the consolidated statements of operations and comprehensive loss.

Operating lease ROU assets are included within operating lease right-of-use assets in the consolidated balance sheets. The corresponding operating lease liabilities are included within current operating lease liabilities and non-current operating lease liabilities in the consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.

Lease expense for fixed operating lease payments is recognized on a straight-line basis over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option.

F-31

Components of lease expense are as follows (in thousands):

	Year ended December 31, 2023	Year Ended December 31, 2022 (As Restated)
Operating lease cost	$317,495	$265,656
Short-term lease cost	889	3,142
Variable lease cost	5,248	5,655
Total operating lease cost	$323,632	$274,453

Supplemental information related to operating leases is as follows (in thousands):

	Year ended December 31, 2023	Year Ended December 31, 2022 (As Restated)
Cash payments for operating leases	$285,080	$217,510
New operating lease ROU assets obtained in exchange for operating lease liabilities	$205,285	$312,478
Early lease terminations gain(1)	$10,145	$—

(1)	In 2023, as part of the Portfolio Optimization Program, the Company began a detailed review of all properties. As many properties were previously impaired in 2022, certain leased properties modified in 2023 led to early terminations, resulting in a gain.

At December 31, 2023 and 2022, the weighted-average remaining lease term was 7.3 years and 7.5 years, respectively, and the weighted-average discount rate used to determine the net present value of the lease liabilities was 9.6% and 9.5%, respectively.

At December 31, 2023, remaining maturities for operating lease liabilities are as follows (in thousands):

For the year ended December 31,
2024	$288,864
2025	265,974
2026	255,220
2027	226,976
2028	197,742
Thereafter	593,088
Gross lease payments	1,827,864
Less: imputed interest	238,920
Total operating lease liabilities, net	$1,588,944

In addition to the operating lease liabilities noted above, at December 31, 2023, the Company entered into leases that have not yet commenced with future lease payments totaling $0.8 billion, excluding purchase options, that are not yet recorded on the consolidated balance sheets. For 2023, these leases will commence between 2024 and 2026 with non-cancelable lease terms of five to 20 years.

During the year ended December 31, 2023, the Company identified an impairment of its operating lease ROU asset and recorded a non-cash impairment charge in the amount of $58.5 million and $79.1 million for the years ended December 31, 2023 and 2022, respectively. The impairment charge relates to certain underperforming properties and is included within impairment losses in the consolidated statements of operations and comprehensive loss.

Note 10. Warrants and Stockholders' Deficit

The consolidated statements of stockholders’ deficit reflect the consummation of the Business Combination on January 18, 2022. As Legacy Sonder was deemed the accounting acquirer in the Business Combination with GMII, all periods prior to the closing date reflect the balances and activity of Legacy Sonder. The balances at December 31, 2021 from the consolidated financial statements of Legacy Sonder as of that date, share activity (redeemable convertible preferred stock, exchangeable shares, and common stock), and per share amounts were retroactively adjusted, where applicable, using the recapitalization exchange ratio of 1.4686. All redeemable convertible preferred stock classified as mezzanine equity was converted into common stock, and reclassified into permanent equity as a result of the Business Combination.

F-32

Reverse Stock Split

On September 20, 2023, the Company effected the 1-for-20 Reverse Stock Split of the outstanding shares of the Company’s common stock (including special voting common stock). The par value of one share of common stock and one share of special voting stock remained unchanged as a result of the Reverse Stock Split. Refer to Note 1 for additional details regarding the Reverse Stock Split. All share and per share information within the consolidated financial statements have been retroactively restated to reflect the Reverse Stock Split.

Preferred Stock Warrants

Upon consummation of the Business Combination, (i) the Company’s Series A and Series B preferred stock warrants were converted into 7,761 post-combination shares of the Company’s common stock for a value of $1.2 million, and (ii) the former Series C and Series D preferred stock warrants automatically converted into warrants to purchase shares of the Company’s common stock.

The Series C and Series D preferred stock warrants are accounted for as equity in accordance with ASC 815-40, Derivatives and Hedging – Contracts on an Entity’s Own Equity (“ASC 815-40”). Upon consummation of the Business Combination, the Company reclassified $2.1 million related to such warrants from other non-current liabilities to equity in the consolidated balance sheet.

Common Stock Warrants

Former Series C and D Preferred Stock Warrants: In connection with the Business Combination as indicated above, the Company had outstanding warrants to purchase 21,281 shares of common stock as of December 31, 2023 and December 31, 2022.

Delayed Draw Issuance: On June 10, 2024, in connection with the Third Notes Amendment, purchasers of Delayed Draw Notes also received detachable warrants (the “Warrants”) to purchase an aggregate of 475,264 shares of the Company’s Common Stock, each with an exercise price of $0.01 per share and an expiration date five years after the issuance date. The purchasers of the Delayed Draw Notes were also provided with customary registration rights for the shares issuable upon exercise of the Warrants.

Delayed Draw Warrants: The Delayed Draw Warrants which were outstanding as of December 31, 2023 and December 31, 2022 were issued to the original purchasers of Delayed Draw Notes and were accounted for as equity-classified warrants in accordance with ASC 815-40. Upon consummation of the Business Combination, the value of the Delayed Draw Warrants was $5.6 million and was recorded within additional paid-in capital in the consolidated balance sheets. The purchasers of the Delayed Draw Notes were also provided with customary registration rights for the shares issuable upon exercise of the Delayed Draw Warrants. Such warrants were canceled in connection with the issuance of the June 10, 2024 Third Notes Amendment as described in the Subsequent Events note.

SPAC Warrants: The Public Warrants remained outstanding upon consummation of the Business Combination and became exercisable for whole shares of common stock. The Public Warrants will expire on January 18, 2027, or earlier upon redemption or liquidation. The Private Placement Warrants had terms and provisions that were identical to those of the Public Warrants, except that the Private Placement Warrants could be physical (cash) or net share (cashless) settled and were not redeemable, so long as they were held by Gores Metropoulos Sponsor II, LLC (the “Sponsor”) or its permitted transferees, and are entitled to certain registration rights. As discussed in Note 6, Fair Value Measurement and Financial Instruments, during the three months ended March 31, 2022, the Private Placement Warrants were transferred by the warrant holders in accordance with the terms of the Private Placement Warrant agreement and became Public Warrants.

The SPAC Warrants are accounted for as liabilities, as there are certain terms and features of the warrants that do not qualify for equity classification in accordance with ASC 815-40. The fair value of the SPAC Warrants at December 31, 2023 was a liability of $0.3 million and was recorded in other non-current liabilities in the consolidated balance sheet. At December 31, 2022, the fair value of the Public Warrants was a liability of $0.9 million and was recorded in other non-current liabilities in the consolidated balance sheets. During 2023, the Company recorded $12.2 million as an adjustment to the initial recorded fair value of $23.7 million for the Public Warrants upon consummation of the Business Combination. This adjustment was made as a $12.2 million reduction to the originally recorded additional paid in capital and a corresponding reduction to other income in the consolidated statements of operations and comprehensive loss. The change in fair value of $11.1 million for the year ended December 31, 2022 is reflected as non-operating income in the consolidated statements of operations and comprehensive loss.

F-33

Exchangeable Stock

Upon consummation of the Business Combination on January 18, 2022, each share of Sonder Canada Inc. (“Legacy Sonder Canada”) exchangeable common stock (“Legacy Sonder Canada Exchangeable Stock” and collectively, “Legacy Sonder Canada Exchangeable Shares”) was exchanged into a new series of the same class of virtually identical Legacy Sonder Canada Exchangeable Common Stock (“Post-Combination Exchangeable Common Stock” and collectively, “Post-Combination Exchangeable Shares”) exchangeable for the Company’s common stock. On that date, all the Legacy Sonder Canada Exchangeable Shares were automatically converted into 1,616,767 Post-Combination Exchangeable Shares for a value of $49.7 million.

The Company had the following authorized and outstanding Post-Combination Exchangeable Common Stock (in thousands except per share amounts):

	December 31, 2023	December 31, 2022
Shares Authorized	2,000,000	2,000,000
Shares Issued and Outstanding	712,982	1,019,460
Issuance Price Per Share	$30.80	$30.80
Net Carrying Value	$21,960	$31,399
Aggregate Liquidation Preference	$21,960	$31,399

The net carrying value of the Post-Combination Exchangeable Shares is included in additional paid-in capital in the consolidated balance sheets.

Redeemable Convertible Preferred Stock

Upon consummation of the Business Combination, all the Company’s shares of redeemable convertible preferred stock were automatically converted into shares of post-combination common stock for a value of $518.8 million.

Common and Preferred Stock

The Company’s amended and restated certificate of incorporation following the Business Combination and the Reverse Stock Split authorizes the issuance of 272,000,000 shares, consisting of: (a) 22,000,000 shares of general common stock (“General Common Stock”), including: (i) 20,000,000 shares of common stock, and (ii) 2,000,000 shares of Special Voting Common Stock (“Special Voting Common Stock”), and (b) 250,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

The Company had reserved the following shares of common stock for future issuance:

	December 31, 2023	December 31, 2022
Post-Combination Exchangeable Common Shares	712,982	1,019,460
Outstanding stock options	2,685,922	1,833,950
Outstanding restricted stock units (“RSUs”)	359,175	584,590
Outstanding market stock units (“MSUs”)	567,500	602,998
Outstanding Public Warrants liability	724,997	724,997
Shares issuable pursuant to Earn Out Liability	725,000	725,000
Outstanding Delayed Draw Notes warrants liability	123,750	123,750
Outstanding former Series C and D preferred stock warrants liability	21,281	21,281
Shares available for grant under the Employee Stock Purchase Plan	353,024	243,646
Shares available for grant under the 2021 Equity Incentive Plan	569,715	444,388
Shares available for grant under the 2023 Inducement Equity Incentive Plan	141,800	—
Total common stock reserved for future issuance	6,985,146	6,324,060

F-34

Note 11. Equity Incentive Plans and Stock-Based Compensation

Equity Incentive Plans

2013 and 2019 Equity Incentive Plans: Prior to consummation of the Business Combination, Legacy Sonder provided for the grant of stock-based awards to purchase or directly issue shares of common stock to employees, directors, and consultants through its 2013 and 2019 Equity Incentive Plans (the “Legacy Equity Incentive Plans”). Options were granted at a price per share equal to the fair value of the underlying common stock at the date of grant. Stock options generally had a 10-year contractual term and vest over a four-year period starting from the date specified in each agreement.

Each Legacy Sonder stock option from the Legacy Equity Incentive Plans that was outstanding immediately prior to consummation of the Business Combination, whether vested or unvested, was converted into an option to acquire a number of shares of common stock (the “Exchanged Options”) equal to the product of: (i) the number of shares of Legacy Sonder common stock subject to such Legacy Sonder option immediately prior to consummation of the Business Combination; and (ii) the recapitalization option exchange ratio, as discussed in Note 16, Business Combination. The Exchanged Options are exercisable at an exercise price per share equal to: (i) the exercise price per share of such Legacy Sonder option immediately prior to consummation of the Business Combination; divided by (ii) the recapitalization exchange ratio. Except as specifically provided in the Merger Agreement (as defined in Note 16, Business Combination), following the Business Combination, each Exchanged Option will continue to be governed by the same terms and conditions as were applicable to the corresponding former Legacy Sonder option immediately prior to the Business Combination. All stock option activity was retroactively restated to reflect the Exchanged Options.

Sonder Holdings Inc. 2021 Management Equity Incentive Plan: In connection with the Business Combination, GMII’s stockholders approved the 2021 Management Equity Incentive Plan (the “2021 Management Equity Incentive Plan”). Employees, including directors and officers, and consultants who receive awards under the 2021 Management Equity Incentive Plan may receive their pro-rata share of awards up to an aggregate of 725,000 shares of common stock that will vest upon the common stock achieving certain benchmark share prices as contemplated by the Merger Agreement (as defined in Note 16, Business Combination). If these benchmark share prices are not achieved within the period specified in the Merger Agreement (as defined in Note 16, Business Combination), the unvested awards will not be issued.

Sonder Holdings Inc. 2021 Equity Incentive Plan: In connection with the Business Combination, GMII’s stockholders approved the 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”). The 2021 Equity Incentive Plan became effective upon consummation of the Business Combination and succeeds the Legacy Equity Incentive Plans. Under the 2021 Equity Incentive Plan, the Company may grant options, stock appreciation rights, restricted stock, RSUs, and performance awards to employees, directors, and consultants. Options are granted at a price per share equal to the fair value of the underlying common stock at the date of grant. Options granted are exercisable over a maximum term of 10 years from the date of grant. RSUs typically have a cliff vesting period of one year and continue to vest quarterly thereafter. The Company is authorized to issue up to 1,300,119 shares under this plan, of which 569,715 shares remain available for future grants at December 31, 2023.

The total number of shares that may be issued under the 2021 Equity Incentive Plan will automatically increase on the first trading day of each calendar year, which began in calendar year 2022, by a number of shares equal to the lesser of: (i) 1,641,008 shares; (ii) 12.5% of the total number of shares outstanding as of immediately following consummation of the Business Combination (including the number of shares of common stock reserved for issuance upon the exchange of Canadian Exchangeable Shares (as defined in the Merger Agreement) issued in the Sonder Canada Share Capital Reorganization (as defined in the Merger Agreement) corresponding to shares of company special voting stock to be issued immediately following consummation of the Business Combination); (iii) five percent (5.0%) of the total number of shares outstanding on the last day of the immediately preceding fiscal year; and (iv) a lesser number of shares determined by the administrator.

Sonder Holdings Inc. 2021 Employee Stock Purchase Plan: In connection with the Business Combination, GMII’s stockholders approved the 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP allows eligible employees to purchase shares of the Company’s common stock at 85.0% of stock price on the first trading day of the offering period or on the last day of the offering period, whichever is lower. Employees can contribute up to 15.0% of their eligible compensation to purchase shares. The ESPP provides for either (i) 27-month offering period, or (ii) such shorter period as may be established by the administrator from time to time. The Company is authorized to issue up to 353,024 shares under the ESPP, all of which remain available for future issuance as of December 31, 2023.

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The number of shares of common stock available for issuance under the ESPP will automatically be increased on the first day of each fiscal year, which began in calendar year 2022 and ends in the 2041 fiscal year, equal to the least of: (i) 328,202 shares of common stock; (ii) 2.5% of the total number of shares of common stock outstanding immediately following consummation of the Business Combination (including the number of shares of common stock reserved for issuance upon the exchange of Canadian Exchangeable Shares (as defined in the Merger Agreement) issued in the Sonder Canada Share Capital Reorganization (as defined in the Merger Agreement) corresponding to shares of Company special voting stock to be issued immediately following consummation of the Business Combination); (iii) one percent (0.1%) of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year; or (iv) a lesser number of shares determined by the administrator.

Stock Option Repricing

On December 1, 2022 (the “Repricing Date”), the Company closed an offer to reprice certain eligible stock options, whether vested or unvested, with modified vesting terms such that all previously vested options became unvested on the Repricing Date. As a result of the repricing, the exercise price for a total of 1,014,631 options was reduced to $34.80 per share, or the closing price of the Company’s common stock on the Repricing Date. As a result of the repricing, total incremental expense to be recognized over the remaining requisite service period of the repriced options, beginning at the Repricing Date, was determined to be $8.4 million.

Stock-based Compensation Expense

Total stock-based compensation expense is as follows (in thousands):

	Year ended December 31,
	2023	2022	2021
Operations and support	$7,456	$4,880	$2,520
General and administrative	17,439	15,681	20,835
Research and development	3,265	3,387	1,740
Sales and marketing	338	389	152
Total stock-based compensation expense	$28,498	$24,337	$25,247

Stock Options: The Company measures stock-based compensation expense for stock options at the grant date fair value of the award and recognizes the expense on a straight-line basis over the requisite service period, which is generally the vesting period. The fair value of stock options is estimated using the Black-Scholes option-pricing model. During the years ended December 31, 2023, 2022, and 2021 the Company recorded stock-based compensation expense from stock options of approximately $19.7 million, $15.7 million, and $13.6 million, respectively.

The Company recognizes only the portion of the option award granted that is ultimately expected to vest as compensation expense and elects to recognize gross share-based compensation expense with actual forfeitures as they occur.

Fair Value of Stock Options: The fair value of each stock option award is estimated using the Black-Scholes option-pricing model, which uses the fair value of the Company’s common stock and requires the input of the following subjective assumptions:

Expected term. The expected term for options granted to employees, officers, and directors is based on the historical pattern of option exercise behavior and the period of time they are expected to be outstanding.

Expected volatility. The expected volatility is based on the average volatility of similar public entities within the Company’s peer group as the Company’s stock has not been publicly trading for a long enough period to rely on its own expected volatility.

Expected Dividends. The dividend assumption is based on the Company’s historical experience. To date, Company has not paid any dividends on its common stock.

Risk-Free Interest Rate. The risk-free interest rate used in the valuation is the implied yield currently available on the United States Treasury zero-coupon issues, with a remaining term equal to the expected life term of the Company’s options.

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The following table summarizes the key assumptions used to determine the fair value of the Company’s stock options granted to employees, non-employees, officers, and directors:

Year ended December 31,
	2023	2022	2021
Expected term (in years)	6.09 – 6.22	4.09 – 6.25	3.99 – 4.02
Expected volatility	50.4% – 51.2%	50.0% – 55.4%	62.7% – 64.2%
Dividend yield	—%	—%	—%
Risk-free interest rate	3.50% – 4.40%	1.79% – 4.34%	0.40% – 1.00%
Weighted-average grant-date fair value per share	$1.35 – $13.69	$17.40 – $42.60	$90.80 – $131.80

Option activity under the Company’s equity incentive plans is as follows (in thousands, except share data, and term in years):

	Options Outstanding
	Number of Options	Weighted- Average Exercise Price per Option	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance as of December 31, 2021	1,535,342	$51.00	8.48	$107,556
Granted	629,215	$39.20
Exercised	(46,568)	$33.60
Forfeited	(257,030)	$103.60
Canceled	(27,009)	$62.00
Balance as of December 31, 2022	1,833,950	$39.80	7.63	$88
Granted	1,301,035	$11.47
Exercised	(469)	$17.71
Forfeited	(305,787)	$31.94
Canceled	(142,806)	$74.32
Balance as of December 31, 2023	2,685,923	$25.28	7.85	$88
As of December 31, 2023
Options vested and exercisable	975,987	$34.77	6.08	$—
Options vested and expected to vest	2,685,923	$25.28	7.85	$88

The weighted-average grant-date fair value of options granted during the year ended December 31, 2023 was $6.13. The weighted-average grant-date fair value of options granted during the years ended December 31, 2022 and 2021 was $18.60 and $99.80, prior to application of the recapitalization exchange ratio discussed above. The total intrinsic value of options exercised during the year ended December 31, 2023 was de minimis. The total intrinsic value of options exercised during the years ended December 31, 2022 and 2021 was $2.7 million, and $14.5 million, respectively.

Performance and Market-Based Equity Awards:

The 2019 CEO Option Award. On November 15, 2023, the Legacy Sonder Board of Directors (the “Legacy Sonder Board”) granted an award to Francis Davidson, the Company’s Chief Executive Officer (“CEO”), for a total of 280,664 options (the “2019 CEO Option Award”), which Mr. Davidson exercised in full in December 2020, with a promissory note payable to the Company in the amount of $24.6 million (the “Promissory Note”). 102,059 of these options vest in 72 equal monthly installments starting as of October 1, 2017 (the “Service-Based Options”), subject to Mr. Davidson’s continuous employment with the Company, and 178,604 options are performance-based and vest upon completion of certain performance milestones, subject to Mr. Davidson’s continuous employment with the Company. 127,573 of the performance-based options were modified during the year ended December 31, 2021 and, as a result, vested in full, while the remaining 51,029 performance-based awards vest upon the Company achieving a certain market capitalization milestone (the “Market Capitalization Condition”).

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The Promissory Note. The Promissory Note discussed above bore interest at the rate of 2.0% per annum, compounding semiannually. The principal amounts and accrued interest were due upon the consummation of the Business Combination. On January 14, 2022, the aggregate outstanding principal amount and interest under the Promissory Note was repaid in full as a result of Mr. Davidson selling 92,797 shares of Legacy Sonder common stock to the Company at a repurchase price of $277 per Legacy Sonder common share (number of shares and amount per share is not adjusted for the application of the recapitalization exchange ratio discussed above), which was equal to the fair value of a share of Legacy Sonder common stock as of the repurchase date, for a total aggregate repurchase price of $25.7 million.

The Service-Based Options. The fair value of the Service-Based Options was estimated using the Black-Scholes option pricing model. The grant date fair value of these awards was $3.2 million and was recognized on a straight-line basis over the term of the award.

2021 Modification of the 2019 CEO Option Award. During the three months ended March 31, 2021, the CEO Performance Awards were modified to accelerate the vesting of the IPO Condition and the Qualified Financing Condition because the Legacy Sonder Board desired to reward Mr. Davidson in leading the Company to perform above expectations given the economic impact of the COVID-19 pandemic, especially in the hospitality sector, and additionally, engaging the Company in potential strategic transactions which resulted in increased company valuations. While the vesting of the options under the Market Capitalization Condition were not accelerated by the Legacy Sonder Board, the Legacy Sonder Board approved a resolution clarifying that the Market Capitalization Condition would be eligible to vest in connection with a business combination with a special purpose acquisition company that otherwise achieves the applicable Market Capitalization Condition using an equivalent share price rather than the market capitalization. The modification-date fair values of the CEO Performance Awards was estimated using a Monte Carlo simulation. The Monte Carlo simulation utilizes multiple input variables to estimate the probability that performance conditions will be achieved. These variables include the Company’s expected stock price volatility over the expected term of the award, historical and projected employee stock option exercise behaviors, and the risk-free interest rate for the expected term of the award. The Company recognizes compensation expense for its performance awards using an accelerated attribution method from the time it is deemed probable that the vesting condition will be met through the time the service-based vesting condition has been achieved.

The Company recognized $11.6 million in expense related to the acceleration of the IPO Condition and the Qualified Financing Condition during the year ended December 31, 2021, and did not recognize expense related to the IPO Condition or Qualified Financing Condition during the year ended December 31, 2023 and 2022. Additionally, during the year ended December 31, 2023 and 2022, the Company recognized $1.0 million and $1.5 million in stock-based compensation expense related to the vesting of the Market Capitalization Condition. The Company did not recognize expense related to the vesting of the Market Capitalization Condition during the year ended December 31, 2021.

The 2021 CEO Option Award. On February 18, 2021, the Legacy Sonder Board granted a total of 3,061,794 options to Mr. Davidson (the “2021 CEO Option Award”). The options vest upon the successful consummation of the Business Combination and upon certain share price milestones, subject to Mr. Davidson’s continuous employment at the Company during each such event. The Company recognized $0.9 million and $2.2 million in expense related to the 2021 CEO Option Award during the years ended December 31, 2023 and 2022, respectively, and did not recognize expense related to the 2021 CEO Option Award during the year ended 2021.

The grant-date fair value of the 2021 CEO Option Award was estimated using the Monte Carlo simulation. The grant-date fair value of the 2021 CEO Option Award on the grant date was $3.0 million.

2022 Modification of the 2019 CEO Option Award and the 2021 CEO Option Award. On December 28, 2022, the 2019 CEO Option Award shares subject to the Market Capitalization Condition and the 2021 CEO Option Award were amended. The amendments modified the vesting terms of the awards to align more closely with macroeconomic trends and the Company's performance. Prior to the amendments, the 2019 CEO Option Award included that the estimated price per share of the Company’s common stock that would be required to meet the market capitalization goal of $5.0 billion by November 19, 2026 was approximately $361.00. Pursuant to the amendments, adjustments were made to the performance goal required to be achieved by November 19, 2026 from a market capitalization goal of $5.0 billion to a stock price target of $105.40. Prior to the amendments, the 2021 CEO Option Award market value targets required to be achieved by December 31, 2023, December 31, 2024, and December 31, 2025 were approximately $304.00, $422.00, and $481.00. Pursuant to the amendment, the adjusted dates for the market value targets to be achieved, and the market value targets required to be achieved were changed to December 31, 2025 December 31, 2026 and December 31, 2027, and to $90.60, $127.80, and $142.80, respectively. The amendment represented a modification of the awards. The impact of the modification was immaterial to the consolidated financial statements for the year ended December 31, 2022 and resulted in approximately $1.5 million of incremental expense to be recognized in future years, over the remaining life of the awards.

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RSUs: The fair value of the Company’s RSUs is expensed ratably over the vesting period. The Company’s RSUs generally vest over four years, with a cliff equal to one-fourth of the award after the first year, and then quarterly thereafter over the remaining service period. For the years ended December 31, 2023 and 2022, the Company recorded stock-based compensation expense from RSUs of approximately $6.1 million and $4.4 million, respectively. No stock-based compensation expense from RSUs was recorded in 2021.

RSU activity under the Company’s equity incentive plans is as follows:

	RSUs Outstanding
	Number of RSUs	Weighted- Average Grant Date Fair Value
Unvested as of December 31, 2022	583,707	$44.27
Granted	141,987	$12.19
Vested	(154,062)	$43.74
Forfeited	(212,457)	$39.04
Unvested as of December 31, 2023	359,175	$34.94

MSUs: In May 2022, the Company issued MSUs to certain key executives in accordance with the Company’s 2021 Management Equity Incentive Plan. One-sixth of the MSUs vest upon (including prior to but contingent on) the occurrence of each of six distinct triggering events, including if certain share price targets are met, within the five-year period ending July 17, 2027.

The Company determined the grant-date fair value of the MSUs using a Monte Carlo simulation. The Company recognizes stock-based compensation for the MSUs over the requisite service period, which is approximately four years, using the accelerated attribution method. During the year ended December 31, 2023, the Company did not grant MSUs. During the year ended December 31, 2022, the Company granted 725,000 MSUs at a total grant-date fair value of $4.2 million. During the year ended December 31, 2023 and 2022, the Company recognized approximately $0.8 million and $0.5 million, respectively, in stock-based compensation expense from MSUs. No stock-based compensation expense from MSUs was recorded in 2021.

Note 12. Net Loss per Common Share

The Company applies the two-class method when computing net loss per share attributable to common stockholders when shares are issued that meet the definition of a participating security. The two-class method determines net loss per share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires earnings available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed.

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less weighted-average shares subject to repurchase. The diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, because potentially dilutive common shares are anti-dilutive.

The following tables set forth the computation of basic and diluted net loss per share (in thousands, except share data):

	Year ended December 31,
	2023	2022	2021
Numerator:
Net loss	$(295,668)	$(245,031)	$(293,955)
Denominator:
Weighted average basic and diluted common shares outstanding (1)	10,933,126	10,301,880	588,296
Net loss per common share:
Basic and diluted net loss per share	$(27.04)	$(23.79)	$(499.67)

(1)	Prior period balances have been adjusted to reflect the Reverse Stock Split at a ratio of 1-for-20 that became effective on September 20, 2023. See Note 1, Basis of Presentation, for additional information regarding the Reverse Stock Split.

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The following potential common shares outstanding were excluded from the computation of diluted net loss per share because including them would have been anti-dilutive:

	Year ended December 31,
	2023	2022	2021
Options to purchase common stock	2,685,923	1,833,950	1,533,994
Common stock subject to repurchase or forfeiture	75,901	95,662	121,645
Outstanding RSUs	359,175	584,591	—
Outstanding MSUs	567,500	602,999	—
Redeemable convertible preferred stock(1)	—	—	5,563,571
Exchangeable shares	712,982	1,019,461	1,614,827
Total common stock equivalents	4,401,481	4,136,663	8,834,037

(1)	Includes the warrants reclassified to equity as of December 31, 2021 and those issued in connection with the 2018 Loan and Security Agreement and related amendment as of December 31, 2021.

Note 13. Commitments and Contingencies

Surety Bonds

A portion of the Company’s leases are supported by surety bonds provided by affiliates of certain insurance companies. At December 31, 2023, the Company had commitments from six surety providers in the amount of $44.5 million, of which $40.8 million was outstanding. The availability, terms and conditions, and pricing of bonding capacity are dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity, and the Company’s corporate credit rating.

Legal and Regulatory Matters

The Company has been and expects to continue to become involved in litigation or other legal proceedings from time to time, including the matter described below. Except as described below, the Company is not currently a party to any litigation or legal proceedings that, in the opinion of management, is likely to have a material adverse effect on the Company’s business. Regardless of outcome, litigation and other legal proceedings can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, possible restrictions on the business as a result of settlement or adverse outcomes, and other factors.

In February 2020, the Company was informed about an investigation underway by the New York City Department of Health and Mental Hygiene relating to possible Legionella bacteria contamination in the water supply at the Broad Street Property. Due to the failure of the owner of the Broad Street Landlord to address the Legionella bacteria contamination and the associated health risks posed to guests, the Company withheld payment of rent to the Broad Street Landlord on grounds of, among other reasons, constructive eviction. On July 30, 2020, the Broad Street Landlord sued Sonder USA Inc., Sonder Canada Inc., and Sonder Holdings Inc. for breach of the lease, seeking no less than $3.9 million in damages. The Company filed counterclaims against the Broad Street Landlord and the property management company for breach of contract, seeking significant damages. The Broad Street Landlord filed a motion for summary judgment. The hearing and oral argument for the summary judgment motion occurred on December 21, 2021. On October 13, 2023, the court issued an order granting the summary judgment motion with respect to liability for the claim for breach of guaranty against Sonder Canada Inc., the claim for breach of contract against Sonder USA Inc., and reasonable attorney’s fees; dismissing Sonder’s counterclaims; and ordering a trial for the amount of damages. On November 13, 2023, Sonder filed a notice of appeal of the October 13, 2023 court order on liability. On May 9, 2024, the appellate court affirmed the trial court’s order as to liability, but directed the trial court to allow Sonder the right to conduct discovery concerning the amount of the Broad Street Landlord’s alleged damages. Discovery has commenced in the trial court regarding the Broad Street Landlord’s alleged damages. The Broad Street Landlord has provided information in discovery indicating that through June 2024, it is seeking $36.9 million in alleged damages. A trial date to determine damages has not yet been set. On June 12, 2024, Sonder filed a motion in the appellate court seeking leave to reargue aspects of the appellate court’s order, or alternatively, for leave to appeal the order. On September 26, 2024, the appellate court granted Sonder’s motion to reargue and issued an order reversing the trial court’s decision to dismiss Sonder’s breach of contract claim related to the Broad Street Landlord’s failed to maintain the plumbing systems in good repair for the period prior to when Sonder began withholding payment of rent.

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The Company establishes an accrued liability for loss contingencies related to legal matters when a loss is both probable and reasonably estimable. These accruals represent management’s best estimate of probable losses. The Company recorded an estimated accrual of $17.3 million and $5.8 million in the consolidated balance sheets as of December 31, 2023 and 2022, respectively. Management’s views and estimates related to these matters may change in the future, as new events and circumstances arise and the matters continue to develop. Until the final resolution of legal matters, there may be an exposure to losses in excess of the amounts accrued. With respect to outstanding legal matters, based on management’s current knowledge, the amount or range of reasonably possible loss will not, either individually or in the aggregate, have a material adverse effect on the Company’s business, results of operations, financial condition, and cash flows.

Tax Contingencies

The Company is subject to audit or examination by various domestic and foreign tax authorities with regards to tax matters. Income tax examinations may lead to ordinary course adjustments or proposed adjustments to the Company’s taxes or net operating losses with respect to years under examination as well as subsequent periods. Indirect tax examinations may lead to ordinary course adjustments or proposed adjustments to transaction taxes which may increase operating expenses. The Company establishes an accrued liability for loss contingencies related to tax matters when a loss is both probable and reasonably estimable. These accruals represent management’s best estimate of probable losses. The Company recorded estimated accruals of $6.8 million and $7.9 million in the taxes payable line item of the consolidated balance sheets as of December 31, 2023 and 2022, respectively, for such matters.

Changes in tax laws, regulations, administrative practices, principles, and interpretations may impact the Company’s tax contingencies. Due to various factors, including the inherent complexities and uncertainties of the judicial, administrative, and regulatory processes in certain jurisdictions, the timing of the resolution of income tax controversies is highly uncertain, and the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ from the amounts accrued. It is reasonably possible that within the next twelve months the Company will receive additional assessments by various tax authorities or possibly reach resolution of tax controversies in one or more jurisdictions. These assessments or settlements could result in changes to the Company’s contingencies related to positions on prior years’ tax filings. The actual amount of any change could vary significantly depending on the ultimate timing and nature of any settlements, and the range of possible outcomes is not currently estimable.

Indemnifications

The Company has entered into indemnification agreements with all of its directors. The indemnification agreements and its Amended and Restated Bylaws (the “Bylaws”) require the Company to indemnify these individuals to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the indemnification agreements and Bylaws also require the Company to advance expenses incurred by its directors. No demands have been made for the Company to provide indemnification under the indemnification agreements or the Bylaws, and thus, there are no claims that management is aware of that could have a material adverse effect on the Company’s business, results of operations, financial condition, and cash flows.

In the ordinary course of business, the Company has included limited indemnification provisions under certain agreements with parties with whom it has commercial relations of varying scope and terms with respect to certain matters, including losses arising out of its breach of such agreements or out of intellectual property infringement claims made by third parties. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no material costs have been incurred, either individually or collectively, in connection with the Company’s indemnification provisions.

Note 14. Income Taxes

The components of (benefit) provision for income taxes are as follows (in thousands):

	Year ended December 31,
Current:	2023	2022	2021
U.S. States	$217	$129	$113
Foreign	588	493	129
Total current provision for income taxes	$805	$622	$242
Deferred:
Foreign	$(1,738)	$—	$—
Total deferred benefit for income taxes	$(1,738)	$—	$—
Total (benefit) provision for income taxes	$(933)	$622	$242
F-41

The domestic and foreign components of loss before income taxes are as follows (in thousands):

	Year ended December 31,
	2023	2022	2021
Domestic	$(214,936)	$(152,680)	$(261,420)
Foreign	(81,665)	(91,729)	(32,293)
Loss before income taxes	$(296,601)	$(244,409)	$(293,713)

A reconciliation of (benefit) provision for income tax on loss before income taxes at the U.S. federal statutory rate of 21.0% compared with the Company’s actual (benefit) provision for income taxes is as follows:

	Year ended December 31,
	2023	2022	2021
Income tax provision at U.S. statutory rate	$(62,286)	$(51,326)	$(61,680)
Foreign tax rate differential	(674)	(1,810)	(7,645)
State income taxes, net of federal benefit	172	104	89
Tax credits	(827)	(873)	(1,753)
Stock-based compensation	3,196	2,035	1,388
Convertible debt instruments	(552)	(31,584)	5,399
Capital loss	—	16,105	(9,640)
Non-deductible expenses	189	951	184
Other, net	(7,698)	(6,023)	(2,545)
Change in valuation allowance	60,146	70,148	76,445
Impairment losses	7,401	2,895	—
Total (benefit) provision for income taxes	$(933)	$622	$242

The components of the Company’s net deferred tax assets and liabilities are as follows (in thousands):

	Year ended December 31,
	2023	2022
Deferred tax assets:
Net operating loss and capital loss carryforwards	$205,706	$173,444
Credit carryforwards	7,232	6,136
Fixed and intangible assets	20,339	18,698
Deferred revenue	13,531	10,112
Interest expense carryforward	15,823	9,255
Stock-based compensation	10,354	8,450
Operating lease liabilities	358,266	271,865
Other	21,024	12,352
Gross deferred tax assets	652,275	510,312
Valuation allowance	(361,038)	(283,142)
Total deferred tax assets, net of valuation allowance	$291,237	$227,170

Deferred tax liabilities:
Right-of-use assets	$289,499	$227,170
Net deferred tax assets	$1,738	$—

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Realization of the deferred tax assets is dependent upon future taxable income, the amount and timing of which is uncertain. Accordingly, the U.S. federal and state deferred tax assets have been fully offset by a valuation allowance. With the exception of operations in Canada, the Company’s foreign deferred tax assets are fully offset by a valuation allowance. The valuation allowance increased by approximately $77.9 million and $77.6 million during the years ended December 31, 2023, and 2022, respectively.

As of December 31, 2023, the Company had tax net operating loss carryforwards for U.S. federal, state, and foreign purposes of approximately $612.4 million, $507.5 million, and $203.3 million, respectively. As of December 31, 2022, the Company had tax net operating loss carryforwards for U.S. federal, state, and foreign purposes, and capital loss carryforwards for foreign purposes of approximately $520.5 million, $452.4 million, $165.5 million, and $62.0 million, respectively.

Of the federal net operating loss carryforwards, $11.0 million will begin to expire in 2035, and $601.4 million will carry forward indefinitely. The state and foreign net operating loss carryforwards will begin to expire in 2027.

Utilization of the U.S. Federal and state net operating loss, tax credits, and disallowed business interest expense carryforwards is subject to an annual limitation due to the ownership change limitations provided by the U.S. Tax Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Uncertain Tax Positions

The Company has adopted authoritative guidance, which prescribes a recognition threshold and measurement attribute for the consolidated financial statement recognition and measurement of uncertain tax positions taken, or expected to be taken, in its income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The following is a reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Year ended December 31,
	2023	2022	2021
Beginning balance	$1,520	$1,353	$683
Addition: tax positions related to prior years	1	20	417
Addition: tax positions related to current year	275	274	253
Subtraction: tax positions related to prior years	—	(127)	—
Ending balance	$1,796	$1,520	$1,353

The Company files income tax returns in U.S. federal, various states, and international jurisdictions. All periods since inception are subject to examination by U.S. federal, state, and foreign authorities, where applicable. The Company is under examination by the Canada Revenue Agency (“CRA”) for the income tax returns filed for tax years ended December 31, 2018, and 2019. As of December 31, 2023, the examination is on-going, and no proposed adjustments have been provided by the CRA. There are currently no other pending income tax examinations. The Company’s 2019 through 2021 tax years remains subject to examination in the United States.

Note 15. Related Party Transactions

The Company did not have any material related party transactions in the year ended December 31, 2023. Additionally, all related party transactions that occurred during the year ended December 31, 2022 occurred prior to the consummation of the Business Combination and were satisfied in full prior to the consummation of the Business Combination; as a result, no such related party balances were included on the Company’s consolidated balance sheets as of December 31, 2022.

Note 16. Business Combination

On January 18, 2022, the Company closed the previously announced Business Combination pursuant to the Agreement and Plan of Merger, dated April 29, 2021 (as amended by the Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 27, 2021 (collectively, the “Merger Agreement”), by and among GMII, Sunshine Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Second Merger Sub, Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of GMII, and Legacy Sonder.

F-43

Pursuant to the Merger Agreement:

●	holders of existing shares of Common Stock of Legacy Sonder, par value $0.000001 per share (the “Legacy Sonder Common Stock”) (following the conversion of each issued and outstanding share of Legacy Sonder’s preferred stock and the convertible promissory notes issued by Legacy Sonder to certain purchasers pursuant to the Note Purchase Agreement, dated March 12, 2021, as amended, into shares of Legacy Sonder Common Stock prior to the effective time of the First Merger), received approximately 7,027,202 shares of the Company’s Common Stock, pursuant to the recapitalization exchange ratio of 1.4686 shares for each share of Legacy Sonder Common Stock held;
●	holders of existing shares of Special Voting Series AA Common Stock, par value $0.000001 per share (“Legacy Sonder Special Voting Common Stock”), received approximately 1,616,767 shares of the newly created Post-Combination Special Voting Common Stock, par value $0.0001 per share (“Post-Combination Special Voting Common Stock”), pursuant to the recapitalization exchange ratio of 1.4686 shares for each share of Legacy Sonder Special Voting Common Stock held;
●	holders of Series AA Common Exchangeable Preferred Shares (“Legacy Sonder Canada Exchangeable Common Shares”) of Sonder Canada Inc., a corporation existing under the laws of the province of Québec (“Legacy Sonder Canada”) received Post-Combination Exchangeable Common Stock whose terms provide: (i) for a deferral of any mandatory exchange caused by the Business Combination for a period of at least 12 months from the closing date of the Business Combination, and (ii) that such Post-Combination Exchangeable Common Stock shall be exchangeable for Common Stock upon the completion of the Business Combination; and
●	holders of options to purchase Legacy Sonder Common Stock (“Legacy Sonder Stock Options”) received options to acquire approximately 1,526,777 shares of Company’s Common Stock (“Rollover Options”), pursuant to the option exchange ratio of 1.5444 shares for each share of Legacy Sonder Stock Options held.

As a result of the above, the share figures in the consolidated statement of mezzanine equity and stockholders’ deficit for the year ended December 31, 2022 have been adjusted for the application of the recapitalization exchange ratio of 1.4686 per share. In addition, all options were adjusted for the option exchange ratio of 1.5444 shares for each share of Legacy Sonder Stock Options held.

In addition to the consideration paid upon consummation of the Business Combination, immediately prior to consummation of the Business Combination, holders of Legacy Sonder Common Stock, Legacy Sonder Canada Exchangeable Common Shares, and warrants of Legacy Sonder were entitled to receive their pro-rata share of up to an aggregate of 725,000 additional shares of Common Stock as consideration as a result of the Common Stock achieving certain benchmark share prices as contemplated by the Merger Agreement.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, GMII was treated as the acquired company for financial statement reporting purposes. Following consummation of the Business Combination, the Company’s Common Stock and the Company’s Public Warrants began trading on the Nasdaq Global Select Market under the symbols “SOND” and “SONDW,” respectively.

Closing of Private Investment in Public Equity (“PIPE”) Investments

Pursuant to subscription agreements entered into in connection with the Merger Agreement, certain investors agreed to subscribe for an aggregate of 1,610,839 newly issued shares of Class A Stock (which became common stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) for a purchase price of $309.4 million (the “PIPE Investment”). Upon consummation of the Business Combination, the Company consummated the PIPE Investment.

The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows and the consolidated statement of stockholders’ deficit for the year ended December 31, 2022 (in thousands):

Cash - PIPE Financing	$309,398
Cash - GMII trust and cash, net of redemptions	16,530
Less: transaction costs and advisory fees	(58,555)
Net proceeds from Business Combination and PIPE	$267,373

Proceeds from Delayed Draw Notes, net of issuance costs	159,225
Repayment of debt	(24,680)
Net proceeds from Business Combination, PIPE, and Delayed Draw Notes	$401,918

F-44

Note 17. Restructuring Activities

On June 9, 2022, the Company announced its Cash Flow Positive Plan, including a restructuring of its operations which resulted in an approximate 21.0% reduction of existing corporate roles and 7.0% reduction of existing frontline roles. As part of this restructuring, the Company incurred $4.0 million in one-time restructuring costs, all of which had been paid out as of December 31, 2023.

On March 1, 2023, the Company announced a restructuring plan affecting approximately 14.0% of the corporate workforce. As part of this restructuring, the Company incurred $2.1 million in one-time restructuring costs for the year ended December 31, 2023, all of which was paid out as of December 31, 2023.

These restructuring costs are included in restructuring and other charges in the consolidated statements of operations and comprehensive loss.

Note 18. Subsequent Events

Reduction in Force (Unaudited)

On February 20, 2024, the Company announced a reduction in force plan affecting 106 corporate roles, or 17% of the corporate workforce, which is estimated to lead to approximately $11 million in annualized cost savings. We substantially completed these efforts during the first quarter of 2024. Total costs and cash expenditures were approximately $3 million, primarily related to employee severance and benefits costs, and were recognized and paid in the first quarter of 2024.

Delayed Draw Notes Purchase Agreement Amendments

On June 10, 2024, the Company entered into the Third Notes Amendment to the Delayed Draw Notes Purchase Agreement which provides for (i) a permanent waiver of any non-compliance resulting from certain waived matters, (ii) the limited forbearance of certain rights and remedies available under the transaction documents, (iii) the amendment of certain financial covenants, and (iv) additional commitments with an aggregate principal amount of $10 million. In addition, purchasers of the Delayed Draw Notes also received detachable warrants (the “Warrants”) to purchase an aggregate of 475,264 shares of the Company’s Common Stock, each with an exercise price of $0.01 per share and an expiration date five years after the issuance date, and previously issued warrants to Delayed Draw Notes purchasers were canceled. Furthermore, the purchasers of Delayed Draw Notes were also provided with customary registration rights for shares issuable upon exercise of the newly issued Warrants. Subsequently, on June 10, 2024, the Company issued in a single draw an aggregate of $10 million of Delayed Draw Notes along with the aforementioned Warrants. The Company plans to use the proceeds for general corporate purposes.

On July 12, 2024, the Company entered into the Fourth Notes Amendment to the Delayed Draw Notes Purchase Agreement which provided for additional commitments with an aggregate principal amount of up to $6 million issuable at the Company’s election. On July 12, 2024, the Company issued the full additional commitment of $6 million of delayed draw subordinated secured notes. The Company plans to use the proceeds for general corporate purposes.

On August 13, 2024, the Company entered into the Fifth Notes Amendment to the Delayed Draw Notes Purchase Agreement which (i) extends the maturity date of all outstanding Delayed Draw Notes to December 10, 2027, (ii) extends the PIK interest payments through March 31, 2025, and at the option of the Delayed Draw Notes obligors further extends the PIK interest payments through December 31, 2026, and (iii) provides for additional commitments with an aggregate principal amount of up to $4 million. On August 13, 2024, the Company issued the full $4 million of Delayed Draw Notes. The Company plans to use the proceeds for general corporate purposes.

2022 Loan and Security Agreement Amendments

On June 10, 2024, the Company entered into an amendment (the “SVB Amendment”), by the Borrowers and SVB, which amended the Loan Agreement. Among other things, the SVB Amendment provided for (i) SVB’s consent with respect to the Notes Amendment, and (ii) a permanent waiver of any non-compliance resulting from certain waived matters.

On July 12, 2024, the Company entered into a further amendment to the Loan Agreement with SVB, which provided, among other things, for SVB’s consent with respect to the Fourth Notes Amendment described above.

On September 26, 2024, the Company entered into a Waiver Agreement (the “SVB Waiver”), by and among the Borrowers and SVB, in which SVB waived any Default or Event of Default each as defined in the Loan Agreement by and among the Borrowers and SVB related to the going concern explanatory paragraph.

F-45

Lawsuit Settlements

On July 24, 2024, the Company favorably settled two lawsuits related to certain property leases for a total of $7.5 million payable in three tranches of $2.5 million each. The Company received the first tranche in July 2024 with the remaining two payments forthcoming in 2025. The Company will recognize the settlement income when it is realized and earned accordingly in the periods of payment receipt.

Marriott License Agreement

On August 13, 2024, the Company entered into a License Agreement (the “Marriott Agreement”) with Marriott International, Inc. and Global Hospitality Licensing S.À R.L (together, “Marriott”), whereby the Company’s portfolio of properties is expected to join the Marriott system under a newly-created collection called “Sonder by Marriott Bonvoy.” Under the Marriott Agreement, the Company’s properties will become available for booking on Marriott’s digital platforms, including Marriott.com and the Marriott Bonvoy mobile app, and the Company will also gain access to Marriott’s global sales and marketing capabilities and distribution platform.

The initial term of the Marriott Agreement will expire 20 years after the Initial Onboarding Date, the date upon which our properties are integrated into the Marriott platform and systems, and is expected to be in the first quarter of 2025, and provides for extensions for two consecutive five-year renewal terms. The Marriott Agreement also includes other rights and provisions related to the term of the agreement.

The Company must comply with certain Marriott standards, including, among others, those related to data privacy, cyber security, fire protection and life safety, third-party distributions and use of intellectual property, and customary franchise terms, conditions and requirements, but our properties will otherwise generally follow the Company’s design, maintenance, renovation, and operating standards.

In consideration of the services and the license provided to the Company by Marriott, beginning on the Initial Onboarding Date, the Company will pay Marriott a royalty fee that increases over the first few years, up to a specified maximum, and various other fees, charges, and costs. The Company and Marriott will each pay its own technology and systems integration and launch costs.

Subject to the Company providing Marriott with reasonably satisfactory evidence that the Company has funded the Holistic Capital Solution (as defined in the Marriott Agreement) and there being no monetary, bankruptcy related or exclusivity default by the Company under the Marriott Agreement, Marriott will provide the Company with $15 million of Key Money in two tranches by March 31, 2025. If the Marriott Agreement is terminated for any reason, the Company must reimburse Marriott, before the effective date of the termination, the Unamortized Key Money.

During the first two years of the Marriott Agreement term, Marriott has agreed not to open any properties pursuant to an agreement for a Platform Transaction with certain specified Company competitors, subject to certain exclusions. For the duration of the term, subject to standard terms and processes, Marriott has agreed that it will designate the Company as an approved operator for the Apartments by Marriott Bonvoy brand worldwide. Also for the duration of the Marriott Agreement term, the Company has agreed not to open any Lodging Facility, unless the Company first proposes that it be included under the Marriott Agreement and Marriott confirms it is restricted from being included, in which case, the exclusivity will not apply so long as any third-party that the Company contracts with regarding such opening is not a Marriott Competitor.

Following the five year anniversary of the Marriott Agreement, the Company and Marriott will each have the right to terminate the agreement upon notice to the other party and payment of a termination fee and unamortized key money upon any transfer (or series of transfers) of: (i) 50% of more of the direct or indirect ownership interests in the Company to any Non-Controlled Person; (ii) 50% or more of the Company’s direct or indirect ownership interests in all of the Properties to any Non-Controlled Person; or (iii) the right to control the day-to-day management or operations of the Company or each Company party that owns, leases or operates a Property to any Non-Controlled Person.

Capitalized terms used but not defined in the foregoing description of the Marriott Agreement have the meanings ascribed to them in the agreement.

F-46

Series A Preferred Stock Issuance and Related Agreements

Securities Purchase Agreements

On August 13, 2024, the Company entered into Securities Purchase Agreements (the “Securities Purchase Agreements”) with certain qualified institutional buyers or accredited investors (collectively, the “Purchasers”) (the “Private Placement”) of an aggregate of 43.3 million newly issued shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), in exchange for cash consideration in an aggregate amount of approximately $43.3 million. The sale of the Preferred Stock pursuant to the Securities Purchase Agreements will take place in two tranches, with the first tranche, comprised of approximately 14.7 million shares of preferred stock for an aggregate purchase price of approximately $14.7 million, that closed on August 13, 2024 and the second tranche, comprised of approximately 28.6 million shares of preferred stock for an aggregate purchase price of approximately $28.6 million, closing upon the satisfaction of certain closing conditions set forth in the Securities Purchase Agreements, including the Company filing this Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 (together, the “SEC Documents”).

The shares of Preferred Stock issued and sold in the Private Placement are being issued and sold in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506(b) thereunder.

A portion of the Preferred Stock is immediately convertible into approximately 2.2 million shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Following receipt of Stockholder Approval (as defined below), all 43.3 million shares of the Preferred Stock will be convertible into shares of Common Stock.

The Securities Purchase Agreements require the Company to hold a special meeting of stockholders within 30 calendar days of the filing of the SEC Documents for the purpose of obtaining stockholder approval of proposals to issue shares of Common Stock to the Purchasers in connection with the conversion of the Preferred Stock into Common Stock that would, absent such approval, violate Nasdaq Rules 5635(b), (c) and (d) (the “Stockholder Approval”). The Securities Purchase Agreements also require the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), within 30 calendar days of the filing of the SEC Documents with respect to the resale of shares of Common Stock receivable upon conversion of the Preferred Stock.

Francis Davidson, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, and Sanjay Banker, a member of the Company’s Board of Directors, are parties to Securities Purchase Agreements, with commitments of approximately $1,500,000, and $100,000, respectively, in the Private Placement. Mr. Davidson and Mr. Banker have each agreed that they may not convert any shares of Preferred Stock to Common Stock prior to the Company’s receipt of stockholder approval pursuant to Nasdaq Rule 5635(c).

The Securities Purchase Agreements grant the Purchasers the right to purchase up to 25% of any equity offering within the next five years (a “Subsequent Financing”). The Purchasers are entitled to participate on a pro-rata basis (determined by their proportionate participation in the Private Placement) at a purchase price equal to 75% of the purchase price of any other investor in such Subsequent Financing.

The Securities Purchase Agreements contain other representations, warranties and covenants of the Company and the Purchasers.

Certificate of Designation; Other Terms of Preferred Stock

In connection with the Private Placement, the Company filed the Certificate of Designation (the “Certificate of Designation”) creating the Preferred Stock and establishing the rights, preferences and other terms of the Preferred Stock. The Preferred Stock ranks senior to the Common Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up, and has a liquidation preference equal to the original issue price of $1.00 per share of Preferred Stock, as adjusted for any stock dividends, splits, combinations and similar events on the Preferred Stock.

Holders of the Preferred Stock are entitled to receive, when, as and if declared by the board of directors of the Company, cumulative dividends in cash (subject to certain conditions), at a rate of (a) fifteen percent (15.00%) from August 13, 2024 through August 13, 2025, (b) ten percent (10.00%) from August 14, 2025 through August 13, 2027, and (c) five percent (5.00%) from August 14, 2027 through August 13, 2028 on the sum of (i) the liquidation preference per share of Preferred Stock and (ii) all accumulated and unpaid dividends (if any), payable quarterly, in arrears. Dividends accumulate on a daily basis from the most recent date as to which dividends have been paid, or, if no dividends have been paid, from the date of issuance of such shares of Preferred Stock (whether or not (i) any of the Company’s agreements prohibit the current payment of dividends, (ii) there shall be earnings or funds of the Company legally available for the payment of such dividends or (iii) the Company declares the payment of dividends), until the earlier of: (i) the date that the Company publicly reports that it has realized at least $87 million of free cash flow (representing cash used in operating activities plus cash used in investing activities) over a twelve month period; or (ii) August 13, 2028.

F-47

The Preferred Stock has no stated maturity and will remain outstanding indefinitely unless converted into Common Stock. The Preferred Stock will be convertible at the holders’ option into Common Stock at an initial conversion price of the lower of (i) $1.00 and (ii) a ten percent (10%) discount to the lowest daily VWAP of the Common Stock on the principal trading market therefor in the seven (7) trading days prior to the date of delivery of an Optional Conversion Notice (as defined in the Certificate of Designation); provided that the conversion price will not be less than $0.50, as adjusted for any stock dividends, splits, combinations or other similar events on the Common Stock or Preferred Stock.

In the event of a Fundamental Change (as defined in the Certificate of Designation), any holder of Preferred Stock may require the Company to redeem all or any portion of its Preferred Stock at a price per share equal to the greater of (i) the liquidation preference, plus an amount equal to all accumulated and unpaid dividends on such shares (including dividends accrued and unpaid on previously unpaid dividends) or (ii) the amount that such holder would have received in the Fundamental Change on an as-converted basis.

Until the Company has obtained the requisite Stockholder Approval, the holders of the Preferred Stock will not have any right to vote together with any other class of stock on any matters. Once the Stockholder Approval is obtained, holders of the Preferred Stock will be entitled to vote on an as-converted-to-Common-Stock basis as provided in the Certificate of Designation, have full voting rights and powers equal to the voting rights and powers of the holders of the Common Stock, and will be entitled to vote together with the Common Stock with respect to any question upon which holders of Common Stock have the right to vote. In addition, approval of holders of 70% of the shares of Preferred Stock is required to among other things (i) alter or change the terms of the Preferred Stock or of any other capital stock of the Company so as to affect adversely the Preferred Stock, (ii) create, authorize the creation of, or issue any Senior Securities or Parity Securities (as such terms are defined in the Certificate of Designation) to the Preferred Stock as to dividend, redemption or distribution of assets upon a Fundamental Change, (iii) increase or decrease the authorized number of shares of Preferred Stock, (iv) other than in connection with the Stockholder Approval, prior to July 1, 2025 increase the number of authorized shares of Common Stock, (v) issue more than a number of shares of Common Stock set forth in the Certificate of Designation prior to July 1, 2025, or (vi) issue any Preferred Stock except pursuant to the terms of the Securities Purchase Agreements.

Note 19. Restatement of Quarterly Results (Unaudited)

As further described in Note 2, the previously reported financial information for the quarters ended March 31, 2023, June 30, 2023, September 30, 2023, and the 2022 periods have been restated. Relevant restated financial information for these quarter end periods is included in the tables that follow. The unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Restated amounts are computed independently each quarter; therefore, the sum of the quarterly amounts may not equal the total amount for the respective year due to rounding.

Presented below are the restated condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive loss and condensed consolidated statements of cash flows for each of the restated quarters.

F-48

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(in thousands, except share data)

	March 31, 2023
	As Previously	Restatement
	Reported	Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$217,968	$—	$217,968
Restricted cash	28,436	—	28,436
Total cash, cash equivalents and restricted cash	246,404	—	246,404
Accounts receivable, net of allowance	6,990	174	7,164
Prepaid expenses	5,128	710	5,838
Other current assets	12,708	(641)	12,067
Total current assets	271,230	243	271,473
Property and equipment, net	35,432	(2,947)	32,485
Operating lease ROU assets	1,201,007	(49,252)	1,151,755
Other non-current assets	13,791	(745)	13,046
Total assets	$1,521,460	$(52,701)	$1,468,759

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$14,093	$—	$14,093
Accrued liabilities	18,230	15,082	33,312
Taxes payable	16,497	159	16,656
Deferred revenue	58,424	—	58,424
Current operating lease liabilities	172,422	(5,527)	166,895
Total current liabilities	279,666	9,714	289,380
Non-current operating lease liabilities	1,156,913	16,645	1,173,558
Long-term debt, net	179,665	—	179,665
Other non-current liabilities	2,043	68	2,111
Total liabilities	1,618,287	26,427	1,644,714

Stockholders’ deficit:
Common stock(1)	1	—	1
Additional paid-in capital(1)	959,809	—	959,809
Cumulative translation adjustment	10,348	(735)	9,613
Accumulated deficit	(1,066,985)	(78,393)	(1,145,378)
Total stockholders’ deficit	(96,827)	(79,128)	(175,955)
Total liabilities and stockholders’ deficit	$1,521,460	$(52,701)	$1,468,759

(1)	Prior period balances have been adjusted to reflect the Reverse Stock Split at a ratio of 1-for-20 that became effective on September 20, 2023. See Note 1, Basis of Presentation, for additional information regarding the Reverse Stock Split.

F-49

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(in thousands, except share data)

	Three months ended March 31, 2023
	As Previously	Restatement
	Reported	Adjustments	As Restated
Revenue	$120,738	$(1,235)	$119,503
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	92,033	(220)	91,813
Operations and support	56,157	(2,647)	53,510
General and administrative	32,745	(274)	32,471
Research and development	6,580	(198)	6,382
Sales and marketing	15,836	(169)	15,667
Restructuring and other charges	2,130	—	2,130
Total costs and operating expenses	205,481	(3,508)	201,973
Loss from operations	(84,743)	2,273	(82,470)

Interest expense, net	5,707	—	5,707
Change in fair value of SPAC Warrants	110	—	110
Change in fair value of Earn Out Liability	(1,498)	—	(1,498)
Other income, net	(2,712)	(2,268)	(4,980)
Total non-operating expense (income), net	1,607	(2,268)	(661)
Loss before income taxes	(86,350)	4,541	(81,809)
Provision for income taxes	81	(25)	56
Net loss	$(86,431)	$4,566	$(81,865)

Basic and diluted net loss per common share	$(7.89)	$0.42	$(7.47)

Other comprehensive loss:
Net loss	$(86,431)	$4,566	$(81,865)
Change in foreign currency translation adjustment	(2,637)	(777)	(3,414)
Comprehensive loss	$(89,068)	$3,789	$(85,279)

F-50

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(in thousands)

	Three months ended March 31, 2023
	As Previously	Restatement
	Reported	Adjustments	As Restated
Cash flows from operating activities:
Net loss	$(86,431)	$4,566	$(81,865)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,048	—	7,048
Stock-based compensation	12,180	(1,380)	10,800
Amortization of operating lease ROU assets	45,627	—	45,627
Gain on foreign exchange	(2,311)	—	(2,311)
Capitalization of paid-in-kind interest on long-term debt	6,345	—	6,345
Amortization of debt issuance costs	2	—	2
Amortization of debt discounts	368	—	368
Change in fair value of SPAC Warrants	110	—	110
Change in fair value of Earn Out Liability	(1,498)	—	(1,498)
Other operating activities	622	—	622
Changes in:
Accounts receivable, net	(1,962)	675	(1,287)
Prepaid expenses	3,055	—	3,055
Other current and non-current assets	332	—	332
Accounts payable	(2,026)	(389)	(2,415)
Accrued liabilities	(2,060)	1,317	(743)
Taxes payable	2,020	(31)	1,989
Deferred revenue	16,703	—	16,703
Operating lease ROU assets and operating lease liabilities, net	(33,695)	(4,607)	(38,302)
Other current and non-current liabilities	79	(2)	77
Net cash used in operating activities	(35,492)	149	(35,343)
Cash flows from investing activities:
Purchase of property and equipment	(6,924)	627	(6,297)
Capitalization of internal-use software	(554)	—	(554)
Net cash used in investing activities	(7,478)	627	(6,851)
Cash flows from financing activities:
Proceeds from exercise of stock options and common stock warrants	8	—	8
Net cash provided by financing activities	8	—	8
Effects of foreign exchange on cash	180	(776)	(596)
Net change in cash, cash equivalents, and restricted cash	(42,782)	—	(42,782)
Cash, cash equivalents, and restricted cash at beginning of year	289,186	—	289,186
Cash, cash equivalents, and restricted cash at end of year	$246,404	$—	$246,404

F-51

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(in thousands, except share data)

	June 30, 2023
	As Previously	Restatement
	Reported	Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$177,444	$—	$177,444
Restricted cash	42,069	—	42,069
Total cash, cash equivalents and restricted cash	219,513	—	219,513
Accounts receivable, net of allowance	14,042	174	14,216
Prepaid expenses	8,786	710	9,496
Other current assets	11,516	(432)	11,084
Total current assets	253,857	452	254,309
Property and equipment, net	31,616	(2,458)	29,158
Operating lease ROU assets	1,308,719	(40,764)	1,267,955
Other non-current assets	13,667	(76)	13,591
Total assets	$1,607,859	$(42,846)	$1,565,013

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$19,878	$—	$19,878
Accrued liabilities	18,555	16,782	35,337
Taxes payable	15,476	(23)	15,453
Deferred revenue	59,858	—	59,858
Current operating lease liabilities	183,487	(6,976)	176,511
Total current liabilities	297,254	9,783	307,037
Non-current operating lease liabilities	1,259,207	25,971	1,285,178
Long-term debt, net	186,884	—	186,884
Other non-current liabilities	1,106	70	1,176
Total liabilities	1,744,451	35,824	1,780,275

Stockholders’ deficit:
Common stock(1)	1	—	1
Additional paid-in capital(1)	968,067	—	968,067
Cumulative translation adjustment	7,652	(1,420)	6,232
Accumulated deficit	(1,112,312)	(77,250)	(1,189,562)
Total stockholders’ deficit	(136,592)	(78,670)	(215,262)
Total liabilities and stockholders’ deficit	$1,607,859	$(42,846)	$1,565,013

(1)	Prior period balances have been adjusted to reflect the Reverse Stock Split at a ratio of 1-for-20 that became effective on September 20, 2023. See Note 1, Basis of Presentation, for additional information regarding the Reverse Stock Split.

F-52

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(in thousands, except share data)

	Three months ended June 30, 2023			Six months ended June 2023
	As Previously	Restatement		As Previously	Restatement
	Reported	Adjustments	As Restated	Reported	Adjustments	As Restated
Revenue	$157,403	$—	$157,403	$278,141	$(1,235)	$276,906
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	93,244	1,516	94,760	185,277	1,296	186,573
Operations and support	52,208	(1,668)	50,540	108,365	(4,315)	104,050
General and administrative	30,169	(251)	29,918	62,914	(525)	62,389
Research and development	5,563	—	5,563	12,143	(198)	11,945
Sales and marketing	18,231	—	18,231	34,067	(169)	33,898
Restructuring and other charges	—	(23)	(23)	2,130	(23)	2,107
Total costs and operating expenses	199,415	(426)	198,989	404,896	(3,934)	400,962
Loss from operations	(42,012)	426	(41,586)	(126,755)	2,699	(124,056)

Interest expense, net	6,155	—	6,155	11,862	—	11,862
Change in fair value of SPAC Warrants	(508)	—	(508)	(398)	—	(398)
Change in fair value of Earn Out Liability	(435)	—	(435)	(1,933)	—	(1,933)
Other income, net	(2,079)	(531)	(2,610)	(4,791)	(2,799)	(7,590)
Total non-operating expense (income), net	3,133	(531)	2,602	4,740	(2,799)	1,941
Loss before income taxes	(45,145)	957	(44,188)	(131,495)	5,498	(125,997)
Provision for income taxes	182	(186)	(4)	263	(211)	52
Net loss	$(45,327)	$1,143	$(44,184)	$(131,758)	$5,709	$(126,049)

Basic and diluted net loss per common share	$(4.16)	$0.11	$(4.05)	$(12.11)	$0.53	$(11.58)

Other comprehensive loss:
Net loss	$(45,327)	$1,143	$(44,184)	$(131,758)	$5,709	$(126,049)
Change in foreign currency translation adjustment	(2,696)	(685)	(3,381)	(5,333)	(1,462)	(6,795)
Comprehensive loss	$(48,023)	$458	$(47,565)	$(137,091)	$4,247	$(132,844)

F-53

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(in thousands)

	Six months ended June 30, 2023
	As Previously	Restatement
	Reported	Adjustments	As Restated
Cash flows from operating activities:
Net loss	$(131,758)	$5,709	$(126,049)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,026	—	13,026
Stock-based compensation	20,438	(1,380)	19,058
Amortization of operating lease ROU assets	82,999	—	82,999
Gain on foreign exchange	(4,378)	—	(4,378)
Capitalization of paid-in-kind interest on long-term debt	13,135	—	13,135
Amortization of debt issuance costs	4	—	4
Amortization of debt discounts	797	—	797
Change in fair value of SPAC Warrants	(398)	—	(398)
Change in fair value of Earn Out Liability	(1,933)	—	(1,933)
Other operating activities	1,028	—	1,028
Changes in:
Accounts receivable, net	(9,274)	675	(8,599)
Prepaid expenses	(538)	—	(538)
Other current and non-current assets	1,976	(878)	1,098
Accounts payable	3,637	(389)	3,248
Accrued liabilities	(1,920)	3,017	1,097
Taxes payable	1,161	(213)	948
Deferred revenue	17,963	—	17,963
Operating lease ROU assets and operating lease liabilities, net	(66,710)	(5,218)	(71,928)
Other current and non-current liabilities	(127)	—	(127)
Net cash used in operating activities	(60,872)	1,323	(59,549)
Cash flows from investing activities:
Purchase of property and equipment	(8,799)	138	(8,661)
Capitalization of internal-use software	(689)	—	(689)
Net cash used in investing activities	(9,488)	138	(9,350)
Cash flows from financing activities:
Proceeds from exercise of stock options and common stock warrants	8	—	8
Net cash provided by financing activities	8	—	8
Effects of foreign exchange on cash	679	(1,461)	(782)
Net change in cash, cash equivalents, and restricted cash	(69,673)	—	(69,673)
Cash, cash equivalents, and restricted cash at beginning of year	289,186	—	289,186
Cash, cash equivalents, and restricted cash at end of year	$219,513	$—	$219,513

F-54

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(in thousands, except share data)

	September 30, 2023
	As Previously	Restatement
	Reported	Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$166,045	$—	$166,045
Restricted cash	41,188	—	41,188
Total cash, cash equivalents and restricted cash	207,233	—	207,233
Accounts receivable, net of allowance	9,105	251	9,356
Prepaid expenses	6,388	710	7,098
Other current assets	10,532	(3)	10,529
Total current assets	233,258	958	234,216
Property and equipment, net	28,462	(1,989)	26,473
Operating lease ROU assets	1,439,572	(52,819)	1,386,753
Other non-current assets	15,045	(177)	14,868
Total assets	$1,716,337	$(54,027)	$1,662,310

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$20,514	$—	$20,514
Accrued liabilities	24,694	4,420	29,114
Taxes payable	15,894	(503)	15,391
Deferred revenue	67,819	77	67,896
Current portion of long-term debt	1,000	—	1,000
Current operating lease liabilities	199,345	(10,107)	189,238
Total current liabilities	329,266	(6,113)	323,153
Non-current operating lease liabilities	1,382,693	23,748	1,406,441
Long-term debt, net	196,398	—	196,398
Other non-current liabilities	668	71	739
Total liabilities	1,909,025	17,706	1,926,731

Stockholders’ deficit:
Common stock(1)	1	—	1
Additional paid-in capital(1)	972,991	—	972,991
Cumulative translation adjustment	10,908	(1,129)	9,779
Accumulated deficit	(1,176,588)	(70,604)	(1,247,192)
Total stockholders’ deficit	(192,688)	(71,733)	(264,421)
Total liabilities and stockholders’ deficit	$1,716,337	$(54,027)	$1,662,310

(1)	Prior period balances have been adjusted to reflect the Reverse Stock Split at a ratio of 1-for-20 that became effective on September 20, 2023. See Note 1, Basis of Presentation, for additional information regarding the Reverse Stock Split.

F-55

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(in thousands, except share data)

	Three months ended September 30, 2023			Nine months ended September 30, 2023
	As Previously	Restatement		As Previously	Restatement
	Reported	Adjustments	As Restated	Reported	Adjustments	As Restated
Revenue	$160,896	$—	$160,896	$439,037	$(1,235)	$437,802
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	110,711	(7,337)	103,374	295,988	(6,041)	289,947
Operations and support	52,137	(1,761)	50,376	160,502	(6,076)	154,426
General and administrative	27,551	2,997	30,548	90,465	2,472	92,937
Research and development	5,344	—	5,344	17,487	(198)	17,289
Sales and marketing	20,996	—	20,996	55,063	(169)	54,894
Impairment losses	1,087	—	1,087	1,087	—	1,087
Restructuring and other charges	—	12	12	2,130	(11)	2,119
Total costs and operating expenses	217,826	(6,089)	211,737	622,722	(10,023)	612,699
Loss from operations	(56,930)	6,089	(50,841)	(183,685)	8,788	(174,897)

Interest expense, net	6,423	—	6,423	18,285	—	18,285
Change in fair value of SPAC Warrants	(276)	—	(276)	(674)	—	(674)
Change in fair value of Earn Out Liability	(209)	—	(209)	(2,142)	—	(2,142)
Other expense (income), net	1,032	(256)	776	(3,759)	(3,055)	(6,814)
Total non-operating expense, net	6,970	(256)	6,714	11,710	(3,055)	8,655
Loss before income taxes	(63,900)	6,345	(57,555)	(195,395)	11,843	(183,552)
Provision for income taxes	376	(301)	75	639	(512)	127
Net loss	$(64,276)	$6,646	$(57,630)	$(196,034)	$12,355	$(183,679)

Basic and diluted net loss per common share	$(5.86)	$0.60	$(5.26)	$(17.97)	$1.13	$(16.84)

Other comprehensive loss:
Net loss	$(64,276)	6,646	(57,630)	$(196,034)	12,355	$(183,679)
Change in foreign currency translation adjustment	3,256	291	3,547	(2,078)	(1,171)	(3,249)
Comprehensive loss	$(61,020)	$6,937	$(54,083)	$(198,112)	$11,184	$(186,928)

F-56

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(in thousands)

	Nine months ended September 30, 2023
	As Previously	Restatement
	Reported	Adjustments	As Restated
Cash flows from operating activities:
Net loss	$(196,034)	$12,355	$(183,679)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,908	—	18,908
Stock-based compensation	25,362	(1,380)	23,982
Amortization of operating lease ROU assets	130,192	—	130,192
Impairment losses	1,087	—	1,087
Gain on foreign exchange	(2,445)	—	(2,445)
Capitalization of paid-in-kind interest on long-term debt	20,418	—	20,418
Amortization of debt issuance costs	6	—	6
Amortization of debt discounts	1,274	—	1,274
Change in fair value of SPAC Warrants	(674)	—	(674)
Change in fair value of Earn Out Liability	(2,142)	—	(2,142)
Other operating activities	897	—	897
Changes in:
Accounts receivable, net	(4,817)	598	(4,219)
Prepaid expenses	1,885	—	1,885
Other current and non-current assets	1,177	(1,206)	(29)
Accounts payable	4,433	(389)	4,044
Accrued liabilities	3,911	(9,345)	(5,434)
Taxes payable	1,706	(693)	1,013
Deferred revenue	25,651	77	25,728
Operating lease ROU assets and operating lease liabilities, net	(105,422)	1,483	(103,939)
Other current and non-current liabilities	589	1	590
Net cash used in operating activities	(74,038)	1,501	(72,537)
Cash flows from investing activities:
Purchase of property and equipment	(10,988)	(331)	(11,319)
Capitalization of internal-use software	(1,117)	—	(1,117)
Net cash used in investing activities	(12,105)	(331)	(12,436)
Cash flows from financing activities:
Repayment of debt and payment of early termination fees	(250)	—	(250)
Proceeds from issuance of debt	3,000	—	3,000
Proceeds from exercise of stock options and common stock warrants	8	—	8
Net cash provided by financing activities	2,758	—	2,758
Effects of foreign exchange on cash	1,432	(1,170)	262
Net change in cash, cash equivalents, and restricted cash	(81,953)	—	(81,953)
Cash, cash equivalents, and restricted cash at beginning of year	289,186	—	289,186
Cash, cash equivalents, and restricted cash at end of year	$207,233	$—	$207,233

F-57

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(in thousands, except share data)

	March 31, 2022
	As Previously	Restatement
	Reported	Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$406,348	$—	$406,348
Restricted cash	683	—	683
Total cash, cash equivalents and restricted cash	407,031	—	407,031
Accounts receivable, net of allowance	1,336	158	1,494
Prepaid rent	3,380	(3,380)	—
Prepaid expenses	14,435	(3,068)	11,367
Other current assets	18,518	(9,634)	8,884
Total current assets	444,700	(15,924)	428,776
Property and equipment, net	35,243	(374)	34,869
Operating lease ROU assets	1,133,809	(4,643)	1,129,166
Other non-current assets	15,606	(745)	14,861
Total assets	$1,629,358	$(21,686)	$1,607,672

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,109	$1,402	$17,511
Accrued liabilities	25,313	(11,474)	13,839
Taxes payable	11,366	928	12,294
Deferred revenue	34,068	7,574	41,642
Current operating lease liabilities	143,014	(5,372)	137,642
Total current liabilities	229,870	(6,942)	222,928
Non-current operating lease liabilities	1,070,896	(11,832)	1,059,064
Long-term debt, net	156,722	—	156,722
Other non-current liabilities	35,882	(441)	35,441
Total liabilities	1,493,370	(19,215)	1,474,155

Stockholders’ equity:
Common stock(1)	1	—	1
Additional paid-in capital(1)	930,538	(985)	929,553
Cumulative translation adjustment	9,298	—	9,298
Accumulated deficit	(803,849)	(1,486)	(805,335)
Total stockholders’ equity	135,988	(2,471)	133,517
Total liabilities and stockholders’ equity	$1,629,358	$(21,686)	$1,607,672

(1)	Prior period balances have been adjusted to reflect the Reverse Stock Split at a ratio of 1-for-20 that became effective on September 20, 2023. See Note 1, Basis of Presentation, for additional information regarding the Reverse Stock Split.

F-58

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(in thousands, except share data)

	Three months ended March 31, 2022
	As Previously	Restatement
	Reported	Adjustments	As Restated
Revenue	$80,466	$1,479	$81,945
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	73,896	759	74,655
Operations and support	48,267	(565)	47,702
General and administrative	36,981	(786)	36,195
Research and development	7,625	—	7,625
Sales and marketing	9,461	328	9,789
Total costs and operating expenses	176,230	(264)	175,966
Loss from operations	(95,764)	1,743	(94,021)

Interest expense, net	8,202	—	8,202
Change in fair value of SPAC Warrants	(14,895)	(441)	(15,336)
Change in fair value of Earn Out Liability	(73,177)	—	(73,177)
Change in fair value of share-settled redemption feature and gain on	(29,512)	—	(29,512)
Other expense, net	2,624	—	2,624
Total non-operating income, net	(106,758)	(441)	(107,199)
Income before income taxes	10,994	2,184	13,178
Provision for income taxes	31	—	31
Net income	$10,963	$2,184	$13,147

Basic and diluted net income per common share	$1.24	$0.25	$1.49

Other comprehensive income:
Net income	$10,963	2,184	$13,147
Change in foreign currency translation adjustment	1,999	—	1,999
Comprehensive income	$12,962	2,184	$15,146

F-59

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(in thousands)

	Three months ended March 31, 2022
	As Previously	Restatement
	Reported	Adjustments	As Restated
Cash flows from operating activities:
Net income	$10,963	$2,184	$13,147
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,630	—	5,630
Stock-based compensation	6,680	(985)	5,695
Amortization of operating lease ROU assets	37,646	—	37,646
Impairment of ROU assets	—	—	—
Loss on foreign exchange	2,379	—	2,379
Amortization of debt issuance costs	8,750	—	8,750
Amortization of debt discounts	(3,007)	—	(3,007)
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	(29,512)	—	(29,512)
Change in fair value of SPAC Warrants	(14,895)	(441)	(15,336)
Change in fair value of Earn Out Liability	(73,177)	—	(73,177)
Other operating activities	682	—	682
Changes in:
Accounts receivable, net	3,233	(158)	3,075
Prepaid expenses	(9,408)	7,039	(2,369)
Other current and non-current assets	4,429	5,550	9,979
Accounts payable	(22,009)	1,008	(21,001)
Accrued liabilities	4,742	(11,474)	(6,732)
Taxes payable	2,963	928	3,891
Deferred revenue	15,253	9,094	24,347
Operating lease ROU assets and operating lease liabilities, net	(5,200)	(12,561)	(17,761)
Other current and non-current liabilities	3,165	—	3,165
Net cash used in operating activities	(50,693)	184	(50,509)
Cash flows from investing activities:
Purchase of property and equipment	(10,539)	(184)	(10,723)
Capitalization of internal-use software	(1,077)	—	(1,077)
Net cash used in investing activities	(11,616)	(184)	(11,800)
Cash flows from financing activities:
Proceeds from Delayed Draw Notes	159,225	—	159,225
Repayment of debt and payment of early termination fees	(27,745)	—	(27,745)
Proceeds from business combination and PIPE offering	325,928	—	325,928
Common stock issuance costs	(58,555)	—	(58,555)
Proceeds from exercise of stock options and common stock warrants	873	—	873
Net cash provided by financing activities	399,726	—	399,726
Effects of foreign exchange on cash	(327)	—	(327)
Net change in cash, cash equivalents, and restricted cash	337,090	—	337,090
Cash, cash equivalents, and restricted cash at beginning of year	69,941	—	69,941
Cash, cash equivalents, and restricted cash at end of year	$407,031	$—	$407,031

F-60

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(in thousands, except share data)

	June 30, 2022
	As Previously	Restatement
	Reported	Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$359,500	$—	$359,500
Restricted cash	1,244	—	1,244
Total cash, cash equivalents and restricted cash	360,744	—	360,744
Accounts receivable, net of allowance	7,307	477	7,784
Prepaid rent	2,316	(2,316)	—
Prepaid expenses	9,854	591	10,445
Other current assets	18,996	(7,368)	11,628
Total current assets	399,217	(8,616)	390,601
Property and equipment, net	35,605	20	35,625
Operating lease ROU assets	1,109,208	114,484	1,223,692
Other non-current assets	15,384	(745)	14,639
Total assets	$1,559,414	$105,143	$1,664,557

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,423	$2,688	$18,111
Accrued liabilities	25,780	5,646	31,426
Taxes payable	12,533	961	13,494
Deferred revenue	37,749	6,615	44,364
Current operating lease liabilities	152,064	(36,409)	115,655
Total current liabilities	243,549	(20,499)	223,050
Non-current operating lease liabilities	1,050,285	136,857	1,187,142
Long-term debt, net	161,285	—	161,285
Other non-current liabilities	3,203	715	3,918
Total liabilities	1,458,322	117,073	1,575,395

Stockholders’ equity:
Common stock(1)	1	—	1
Additional paid-in capital(1)	936,223	(1,466)	934,757
Cumulative translation adjustment	14,383	—	14,383
Accumulated deficit	(849,515)	(10,464)	(859,979)
Total stockholders’ equity	101,092	(11,930)	89,162
Total liabilities and stockholders’ equity	$1,559,414	$105,143	$1,664,557

(1)	Prior period balances have been adjusted to reflect the Reverse Stock Split at a ratio of 1-for-20 that became effective on September 20, 2023. See Note 1, Basis of Presentation, for additional information regarding the Reverse Stock Split.

F-61

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(in thousands, except share data)

	Three months ended June 30, 2022			Six months ended June 2022
	As Previously	Restatement		As Previously	Restatement
	Reported	Adjustments	As Restated	Reported	Adjustments	As Restated
Revenue	$121,322	$(184)	$121,138	$201,788	$1,295	$203,083
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	79,187	8,848	88,035	153,083	9,607	162,690
Operations and support	54,003	(808)	53,195	102,270	(1,373)	100,897
General and administrative	31,277	(796)	30,481	68,258	(1,582)	66,676
Research and development	8,088	—	8,088	15,713	—	15,713
Sales and marketing	12,414	394	12,808	21,875	722	22,597
Restructuring and other charges	4,033	—	4,033	4,033	—	4,033
Total costs and operating expenses	189,002	7,638	196,640	365,232	7,374	372,606
Loss from operations	(67,680)	(7,822)	(75,502)	(163,444)	(6,079)	(169,523)

Interest expense, net	4,382	—	4,382	12,584	—	12,584
Change in fair value of SPAC Warrants	(9,419)	1,156	(8,263)	(24,314)	715	(23,599)
Change in fair value of Earn Out Liability	(23,345)	—	(23,345)	(96,522)	—	(96,522)
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	—	—	—	(29,512)	—	(29,512)
Other expense, net	6,251	—	6,251	8,875	—	8,875
Total non-operating income, net	(22,131)	1,156	(20,975)	(128,889)	715	(128,174)
Loss before income taxes	(45,549)	(8,978)	(54,527)	(34,555)	(6,794)	(41,349)
Provision for income taxes	117	—	117	148	—	148
Net loss	$(45,666)	$(8,978)	$(54,644)	$(34,703)	$(6,794)	$(41,497)

Basic and diluted net loss per common share	$(4.25)	$(0.83)	$(5.08)	$(3.51)	$(0.69)	$(4.20)

Other comprehensive loss:
Net loss	$(45,666)	$(8,978)	$(54,644)	$(34,703)	$(6,794)	$(41,497)
Change in foreign currency translation adjustment	5,085	—	5,085	7,084	—	7,084
Comprehensive loss	$(40,581)	$(8,978)	$(49,559)	$(27,619)	$(6,794)	$(34,413)

F-62

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(in thousands)

	Six months ended June 30, 2022
	As Previously	Restatement
	Reported	Adjustments	As Restated
Cash flows from operating activities:
Net loss	$(34,703)	$(6,794)	$(41,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,626	—	11,626
Stock-based compensation	11,734	(1,466)	10,268
Amortization of operating lease ROU assets	70,228	—	70,228
Loss on foreign exchange	6,458	—	6,458
Capitalization of paid-in-kind interest on long-term debt	4,253	—	4,253
Amortization of debt issuance costs	9,040	—	9,040
Amortization of debt discounts	(2,640)	—	(2,640)
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	(29,512)	—	(29,512)
Change in fair value of SPAC Warrants	(24,314)	715	(23,599)
Change in fair value of Earn Out Liability	(96,522)	—	(96,522)
Other operating activities	1,175	—	1,175
Changes in:
Accounts receivable, net	(2,941)	(477)	(3,418)
Prepaid expenses	(4,877)	2,316	(2,561)
Other current and non-current assets	3,317	3,284	6,601
Accounts payable	(22,382)	2,294	(20,088)
Accrued liabilities	6,895	5,646	12,541
Taxes payable	4,251	961	5,212
Deferred revenue	19,089	8,135	27,224
Operating lease ROU assets and operating lease liabilities, net	(24,264)	(14,036)	(38,300)
Other current and non-current liabilities	2,474	—	2,474
Net cash used in operating activities	(91,615)	578	(91,037)
Cash flows from investing activities:
Purchase of property and equipment	(16,145)	(578)	(16,723)
Capitalization of internal-use software	(2,236)	—	(2,236)
Net cash used in investing activities	(18,381)	(578)	(18,959)
Cash flows from financing activities:
Proceeds from Delayed Draw Notes	159,225	—	159,225
Repayment of debt and related fees	(27,745)	—	(27,745)
Proceeds from business combination and PIPE offering	325,928	—	325,928
Common stock issuance costs	(58,555)	—	(58,555)
Proceeds from exercise of stock options and common stock warrants	1,447	—	1,447
Net cash provided by financing activities	400,300	—	400,300
Effects of foreign exchange on cash	499	—	499
Net change in cash, cash equivalents, and restricted cash	290,803	—	290,803
Cash, cash equivalents, and restricted cash at beginning of year	69,941	—	69,941
Cash, cash equivalents, and restricted cash at end of year	$360,744	$—	$360,744

F-63

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(in thousands, except share data)

	September 30, 2022
	As Previously	Restatement
	Reported	Adjustments	As Restated
Assets
Current assets:
Cash and cash equivalents	$317,324	$—	$317,324
Restricted cash	1,131	—	1,131
Total cash, cash equivalents and restricted cash	318,455	—	318,455
Accounts receivable, net of allowance	5,658	731	6,389
Prepaid expenses	7,530	591	8,121
Other current assets	10,435	(638)	9,797
Total current assets	342,078	684	342,762
Property and equipment, net	35,469	453	35,922
Operating lease ROU assets	1,139,713	100,787	1,240,500
Other non-current assets	15,272	(745)	14,527
Total assets	$1,532,532	$101,179	$1,633,711

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,236	$1,030	$10,266
Accrued liabilities	16,504	18,969	35,473
Taxes payable	14,368	984	15,352
Deferred revenue	49,431	2,080	51,511
Current operating lease liabilities	146,550	(9,220)	137,330
Other current liabilities	2,349	(2,080)	269
Total current liabilities	238,438	11,763	250,201
Non-current operating lease liabilities	1,082,412	101,332	1,183,744
Long-term debt, net	166,707	—	166,707
Other non-current liabilities	6,204	220	6,424
Total liabilities	1,493,761	113,315	1,607,076

Stockholders’ equity:
Common stock(1)	1	—	1
Additional paid-in capital(1)	942,758	(2,240)	940,518
Cumulative translation adjustment	19,216	—	19,216
Accumulated deficit	(923,204)	(9,896)	(933,100)
Total stockholders’ equity	38,771	(12,136)	26,635
Total liabilities and stockholders’ equity	$1,532,532	$101,179	$1,633,711

(1)	Prior period balances have been adjusted to reflect the Reverse Stock Split at a ratio of 1-for-20 that became effective on September 20, 2023. See Note 1, Basis of Presentation, for additional information regarding the Reverse Stock Split.

F-64

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

(in thousands, except share data)

	Three months ended September 30, 2022			Nine months ended September 30, 2022
	As Previously	Restatement		As Previously	Restatement
	Reported	Adjustments	As Restated	Reported	Adjustments	As Restated
Revenue	$124,526	$2,072	$126,598	$326,314	$3,367	$329,681
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	76,884	6,301	83,185	229,967	15,908	245,875
Operations and support	55,586	(2,571)	53,015	157,856	(3,944)	153,912
General and administrative	33,016	(1,771)	31,245	101,274	(3,353)	97,921
Research and development	6,936	—	6,936	22,649	—	22,649
Sales and marketing	13,372	40	13,412	35,247	762	36,009
Restructuring and other charges	—	—	—	4,033	—	4,033
Total costs and operating expenses	185,794	1,999	187,793	551,026	9,373	560,399
Loss from operations	(61,268)	73	(61,195)	(224,712)	(6,006)	(230,718)
Interest expense, net	4,112	—	4,112	16,696	—	16,696
Change in fair value of SPAC Warrants	495	(495)	—	(23,819)	220	(23,599)
Change in fair value of Earn Out Liability	2,223	—	2,223	(94,299)	—	(94,299)
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	—	—	—	(29,512)	—	(29,512)
Other expense, net	5,175	—	5,175	14,050	—	14,050
Total non-operating expense (income), net	12,005	(495)	11,510	(116,884)	220	(116,664)
Loss before income taxes	(73,273)	568	(72,705)	(107,828)	(6,226)	(114,054)
Provision for income taxes	416	—	416	564	—	564
Net loss	$(73,689)	$568	$(73,121)	$(108,392)	$(6,226)	$(114,618)

Basic and diluted net loss per common share	$(6.83)	$0.05	$(6.78)	$(10.70)	$(0.62)	$(11.32)

Other comprehensive loss:
Net loss	$(73,689)	$568	$(73,121)	$(108,392)	$(6,226)	$(114,618)
Change in foreign currency translation adjustment	4,833	—	4,833	11,916	—	11,916
Comprehensive loss	$(68,856)	$568	$(68,288)	$(96,476)	$(6,226)	$(102,702)

F-65

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(in thousands)

	Nine months ended September 30, 2022
	As Previously	Restatement
	Reported	Adjustments	As Restated
Cash flows from operating activities:
Net loss	$(108,392)	$(6,226)	$(114,618)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,801	—	17,801
Stock-based compensation	18,139	(2,240)	15,899
Amortization of operating lease ROU assets	105,569	—	105,569
Loss on foreign exchange	13,092	—	13,092
Capitalization of paid-in-kind interest on long-term debt	12,544	—	12,544
Amortization of debt issuance costs	149	—	149
Amortization of debt discounts	3,374	—	3,374
Change in fair value of share-settled redemption feature and gain on conversion of convertible notes	(29,512)	—	(29,512)
Change in fair value of SPAC Warrants	(23,819)	220	(23,599)
Change in fair value of Earn Out Liability	(94,299)	—	(94,299)
Other operating activities	1,362	—	1,362
Changes in:
Accounts receivable, net	(1,560)	(731)	(2,291)
Prepaid expenses	(2,543)	—	(2,543)
Other current and non-current assets	10,750	(3,446)	7,304
Accounts payable	(28,401)	636	(27,765)
Accrued liabilities	2,295	18,969	21,264
Taxes payable	6,181	984	7,165
Deferred revenue	30,204	3,600	33,804
Operating lease ROU assets and operating lease liabilities, net	(58,493)	(8,675)	(67,168)
Other current and non-current liabilities	1,467	(2,080)	(613)
Net cash used in operating activities	(124,092)	1,011	(123,081)
Cash flows from investing activities:
Purchase of property and equipment	(23,579)	(1,011)	(24,590)
Capitalization of internal-use software	(2,510)	—	(2,510)
Net cash used in investing activities	(26,089)	(1,011)	(27,100)
Cash flows from financing activities:
Proceeds from Delayed Draw Notes	159,225	—	159,225
Repayment of debt and payment of early termination fees	(27,745)	—	(27,745)
Proceeds from business combination and PIPE offering	325,928	—	325,928
Common stock issuance costs	(58,555)	—	(58,555)
Proceeds from exercise of stock options and common stock warrants	1,702	—	1,702
Net cash provided by financing activities	400,555	—	400,555
Effects of foreign exchange on cash	(1,860)	—	(1,860)
Net change in cash, cash equivalents, and restricted cash	248,514	—	248,514
Cash, cash equivalents, and restricted cash at beginning of year	69,941	—	69,941
Cash, cash equivalents, and restricted cash at end of year	$318,455	$—	$318,455

F-66

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$26,957	$95,763
Restricted cash	48,942	40,734
Accounts receivable, net of allowance of $6,688 and $6,196 at September 30, 2024 and December 31, 2023, respectively	10,182	7,999
Prepaid expenses	4,513	5,366
Other current assets	15,527	11,345
Total current assets	106,121	161,207
Property and equipment, net	10,659	22,775
Operating lease right-of-use (“ROU”) assets	1,086,820	1,322,135
Other non-current assets	14,436	15,150
Total assets	$1,218,036	$1,521,267

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities:
Accounts payable	$33,508	$23,560
Accrued liabilities	39,097	38,499
Taxes payable	28,279	14,005
Deferred revenue	74,834	61,971
Other current liabilities	126,589	127
Current portion of long-term debt	1,000	168,710
Current operating lease liabilities	169,974	199,364
Total current liabilities	473,281	506,236
Non-current operating lease liabilities	1,070,996	1,389,580
Long-term debt, net	209,851	1,500
Other non-current liabilities	850	652
Total liabilities	1,754,978	1,897,968

Commitments and contingencies (Note 12)

Mezzanine equity:
Series A redeemable convertible preferred stock: $0.0001 par value; 250,000,000 shares authorized, 14,692,000 shares issued and outstanding	59,525	—

Stockholders’ deficit:
Common stock	1	1
Additional paid-in capital	959,501	977,503
Cumulative translation adjustment	343	4,976
Accumulated deficit	(1,556,312)	(1,359,181)
Total stockholders’ deficit	(596,467)	(376,701)
Total liabilities and stockholders’ deficit	$1,218,036	$1,521,267

See accompanying notes to unaudited condensed consolidated financial statements.

F-67

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenue	$162,114	$160,896	$460,194	$437,802
Costs and operating expenses:
Cost of revenue (excluding depreciation and amortization)	92,991	103,374	288,006	289,947
Operations and support	45,292	50,376	141,683	154,426
General and administrative	29,731	30,548	83,288	92,937
Research and development	4,427	5,344	13,491	17,289
Sales and marketing	22,292	20,996	63,113	54,894
Impairment loss	—	1,087	—	1,087
Restructuring and other charges	1,304	12	3,896	2,119
Total costs and operating expenses	196,037	211,737	593,477	612,699
Loss from operations	(33,923)	(50,841)	(133,283)	(174,897)

Interest expense, net	9,256	6,423	24,595	18,285
Change in fair value of SPAC Warrants	24	(276)	7	(674)
Change in fair value of Earn Out Liability	11	(209)	(5)	(2,142)
Lease adjustment (gains), net	(555)	(139)	(95,579)	(8,576)
Loss on preferred stock issuance	59,490	—	59,490	—
Change in fair value of forward contract	86,570	—	86,570	—
Other (income) expense, net	(9,542)	915	(11,868)	1,762
Total non-operating expense, net	145,266	6,714	63,222	8,655
Loss before income taxes	(179,189)	(57,555)	(196,505)	(183,552)
Provision for income taxes	202	75	626	127
Net loss	$(179,391)	$(57,630)	$(197,131)	$(183,679)

Basic and diluted net loss per common share	$(17.82)	$(5.26)	$(19.85)	$(16.84)

Other comprehensive loss:
Net loss	$(179,391)	$(57,630)	$(197,131)	$(183,679)
Change in foreign currency translation adjustment	(5,439)	3,547	(4,633)	(3,249)
Comprehensive loss	$(184,830)	$(54,083)	$(201,764)	$(186,928)

See accompanying notes to unaudited condensed consolidated financial statements.

F-68

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands)

	Nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(197,131)	$(183,679)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,350	18,908
Stock-based compensation	6,402	23,982
Amortization of operating lease ROU assets	130,630	138,768
Impairment loss	—	1,087
Lease adjustment gains, net	(95,579)	(8,576)
Gain on foreign exchange	(6,415)	(2,445)
Capitalization of paid-in-kind interest on long-term debt	21,435	20,418
Amortization of debt issuance costs	73	6
Amortization of debt discounts	2,368	1,274
Change in fair value of SPAC Warrants	7	(674)
Change in fair value of Earn Out Liability	(5)	(2,142)
Change in fair value of forward contracts	86,570	—
Loss on preferred stock issuance	59,490	—
Other operating activities	1,981	897
Changes in:
Accounts receivable, net	(3,341)	(4,219)
Prepaid expenses	1,088	1,885
Other current and non-current assets	(3,625)	(29)
Accounts payable	9,309	4,044
Accrued liabilities	1,941	(5,434)
Taxes payable	14,116	1,013
Deferred revenue	12,938	25,728
Operating lease ROU assets and operating lease liabilities, net	(146,221)	(103,939)
Other current and non-current liabilities	168	590
Net cash used in operating activities	(90,451)	(72,537)
Cash flows from investing activities:
Purchase of property and equipment	(1,868)	(11,319)
Capitalization of internal-use software	(227)	(1,117)
Net cash used in investing activities	(2,095)	(12,436)
Cash flows from financing activities:
Repayment of debt	(761)	(250)
Proceeds from debt financing	20,000	—
Proceeds from issuance of debt	—	3,000
Payment of issuance costs	(1,644)	—
Proceeds from preferred stock issuance	14,692	—
Proceeds from exercise of stock options and common stock warrants	—	8
Net cash provided by financing activities	32,287	2,758

F-69

	Nine months ended September 30,
	2024	2023
Effects of foreign exchange on cash	(339)	262
Net change in cash, cash equivalents, and restricted cash	(60,598)	(81,953)
Cash, cash equivalents, and restricted cash at beginning of period	136,497	289,186
Cash, cash equivalents, and restricted cash at end of period	$75,899	$207,233

See accompanying notes to unaudited condensed consolidated financial statements.

F-70

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT (Unaudited)

Three and nine months ended September 30, 2024

(in thousands, except share data)

	Common Stock		Post-Combination Exchangeable Common Stock		Additional Paid-in	Accumulated Translation	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Adjustment	Deficit	Deficit
Balance at December 31, 2023	10,380,725	$1	712,982	$—	$977,503	$4,976	$(1,359,181)	$(376,701)
Vesting of restricted stock units	28,422	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	3,009	—	—	3,009
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(50,487)	(50,487)
Change in cumulative translation adjustment	—	—	—	—	—	(589)	—	(589)
Balance at March 31, 2024	10,409,147	$1	712,982	$—	$980,512	$4,387	$(1,409,668)	$(424,768)
Conversion of exchangeable stock	161,910	—	(161,910)	—	—	—	—	—
Issuance of delayed draw warrants	—	—	—	—	1,488	—	—	1,488
Stock-based compensation	—	—	—	—	1,779	—	—	1,779
Components of comprehensive income (loss):
Net income	—	—	—	—	—	—	32,747	32,747
Change in cumulative translation adjustment	—	—	—	—	—	1,395	—	1,395
Balance at June 30, 2024	10,571,057	$1	551,072	$—	$983,779	$5,782	$(1,376,921)	$(387,359)
Stock-based compensation	—	—	—	—	1,614	—	—	1,614
Preferred stock accretion to redemption value	—	—	—	—	(25,892)	—	—	(25,892)
Common stock issuance for exercise of warrants	473,458	$—	—	$—	$5	$—	$—	$5
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(179,391)	(179,391)
Change in cumulative translation adjustment	—	—	—	—	—	(5,439)	—	(5,439)
Balance at September 30, 2024	11,044,515	$1	551,072	$—	$959,501	$343	$(1,556,312)	$(596,467)

See accompanying notes to unaudited condensed consolidated financial statements.

F-71

SONDER HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT (continued) (Unaudited)

Three and nine months ended September 30, 2023

(in thousands, except share data)

	Common Stock		Post-Combination Exchangeable Common Stock		Additional Paid-in	Accumulated Translation	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Adjustment	Deficit	Equity (Deficit)
Balance at December 31, 2022	9,919,716	$1	1,019,460	$—	$949,001	$13,026	$(1,063,513)	$(101,485)
Exercise of common stock options	463	—	—	—	8	—	—	8
Vesting of restricted stock options	25,780	—	—	—	—	—	—	—
Conversion of exchangeable stock	46,525	—	(46,525)	—	—	—	—	—
Stock-based compensation	—	—	—	—	10,800	—	—	10,800
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(81,865)	(81,865)
Change in cumulative translation adjustment	—	—	—	—	—	(3,413)	—	(3,413)
Balance at March 31, 2023	9,992,484	$1	972,935	$—	$959,809	$9,613	$(1,145,378)	$(175,955)
Exercise of common stock options	6	—	—	—	—	—	—	—
Vesting of restricted stock units	48,606	—	—	—	—	—	—	—
Conversion of exchangeable stock	9,892	—	(9,892)	—	—	—	—	—
Stock-based compensation	—	—	—	—	8,258	—	—	8,258
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(44,184)	(44,184)
Change in cumulative translation adjustment	—	—	—	—	—	(3,381)	—	(3,381)
Balance at June 30, 2023	10,050,988	$1	963,043	$—	$968,067	$6,232	$(1,189,562)	$(215,262)
Vesting of restricted stock units	2,474	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	4,924	—	—	4,924
Components of comprehensive loss:	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(57,630)	(57,630)
Change in cumulative translation adjustment	—	—	—	—	—	3,547	—	3,547
Balance at September 30, 2023	10,053,462	$1	963,043	$—	$972,991	$9,779	$(1,247,192)	$(264,421)

See accompanying notes to unaudited condensed consolidated financial statements.

F-72

SONDER HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 1. Basis of Presentation

Nature of Operations

Sonder Holdings Inc. (collectively with its wholly owned subsidiaries, the “Company”) provides short and long-term accommodations to travelers in various cities across North America, Europe, and the Middle East. The units in each apartment-style building and each hotel property are selected, designed, and managed directly by the Company.

On January 18, 2022, the Company consummated the previously announced business combination (the “Business Combination”) by and among Gores Metropoulos II, Inc. (“GMII”), two subsidiaries of GMII, and Sonder Operating Inc., a Delaware corporation formerly known as Sonder Holdings Inc. (“Legacy Sonder”) through a merger agreement (the “Merger Agreement”). Refer to Note 16, Business Combination, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”) for details of the transaction.

Going Concern

The accompanying condensed consolidated financial statements are prepared in accordance with general accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a history of net losses and negative operating cash flows and expects to continue to incur additional losses in the future. The Company’s liquidity may be insufficient to meet its obligations for at least one year from the date of issuance of these financial statements, which raises substantial doubt about the Company’s ability to continue as a going concern.

As a result, management has concluded that there is substantial doubt, which is not alleviated, about the Company’s ability to continue as a going concern for at least one year from the date of issuance of these financial statements.

Management’s plans to address these conditions include: i) meeting the requirements and milestones described herein, to obtain additional funds through recent arrangements, including $15 million from the Marriott Agreement, ii) realizing improved operations, including anticipated improvements from integration through the Marriott Agreement, iii) renegotiating lease terms, including possible terminations, of certain properties, iv) completing the issuance and sale of approximately 28.6 million shares (the “Second Tranche”) of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) for cash consideration of approximately $28.6 million, and v) implementing cost-cutting initiatives. On November 21, 2024, the Company received $7.5 million of the referenced $15 million from the Marriott Agreement. Also in November 2024, the Company completed the sale and issuance of the Second Tranche of Series A Preferred Stock.

There can be no assurances of the Company’s ability to realize these plans. As a result, these conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of issuance of these financial statements.

Basis of Financial Statement Presentation and Principles of Consolidation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”, “U.S. GAAP”, or “generally accepted accounting principles”). The condensed consolidated financial statements present the results of operations, financial position, and cash flows of the Company in accordance with consolidation accounting guidance. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, including normal recurring adjustments, necessary to present fairly the Company’s financial position at September 30, 2024 and December 31, 2023, results of operations and comprehensive income (loss) and stockholders’ deficit for the three and nine months ended September 30, 2024 and 2023, and cash flows for the nine months ended September 30, 2024 and 2023. The Company’s condensed consolidated results of operations and comprehensive income (loss) and stockholders’ deficit for the three and nine months ended September 30, 2024 and cash flows for the nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the full year.

F-73

The Company qualifies as an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, and as a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as such, may take advantage of specified reduced reporting requirements and deferred accounting standards adoption dates, and is relieved of other significant requirements that are otherwise generally applicable to other public companies.

Marriott License Agreement

On August 13, 2024, the Company entered into a license agreement (the “Marriott Agreement”) with Marriott International, Inc. and Global Hospitality Licensing S.A R.L (together “Marriott”) whereby the Company’s portfolio of properties is expected to join the Marriott system under a newly-created collection called “Sonder by Marriott Bonvoy.” Under the Marriott Agreement, the Company’s properties will become available for booking on Marriott’s digital platforms, including Marriott.com and the Marriott Bonvoy mobile app, and the Company will also gain access to Marriott’s global sales and marketing capabilities and distribution platform.

The initial term of the Marriott Agreement will expire 20 years after the Initial Onboarding Date (as defined in the Marriott Agreement), which is the date upon which the Company’s properties are integrated into the Marriott platform and systems, and is expected to be in the first quarter of 2025. The Marriott Agreement provides for extensions for two consecutive five-year renewal terms and includes other rights and provisions related to the term of the agreement.

The Company must comply with certain Marriott standards, including, among others, those related to data privacy, cyber security, fire protection and life safety, third-party distributions and use of intellectual property, and customary franchise terms, conditions and requirements, but our properties will otherwise generally follow the Company’s design, maintenance, renovation, and operating standards.

In consideration of the services and the license provided to the Company by Marriott, beginning on the Initial Onboarding Date, the Company will pay Marriott a royalty fee that increases over the first few years, up to a specified maximum, and various other fees, charges, and costs. The Company and Marriott will each pay its own technology and systems integration and launch costs.

Subject to the Company providing Marriott with reasonably satisfactory evidence that the Company has funded the Holistic Capital Solution (as defined in the Marriott Agreement) and there being no monetary, bankruptcy related or exclusivity default by the Company under the Marriott Agreement, Marriott will provide the Company with $15 million of Key Money (as defined in the Marriott Agreement) in two tranches by March 31, 2025. The Company received $7.5 million of Key Money on November 21, 2024. If the Marriott Agreement is terminated for any reason, the Company must reimburse Marriott, before the effective date of the termination, the Unamortized Key Money (as defined in the Marriott Agreement).

During the first two years of the Marriott Agreement term, Marriott has agreed not to open any properties pursuant to an agreement for a Platform Transaction (as defined in the Marriott Agreement) with certain specified Company competitors, subject to certain exclusions. For the duration of the term, subject to standard terms and processes, Marriott has agreed that it will designate the Company as an approved operator for the Apartments by Marriott Bonvoy brand worldwide. Also for the duration of the term, the Company has agreed not to open any hotel, resort, other similar transient lodging product, including serviced-apartment hotels and lodging products that are structured as a “condominium hotel project”, unless the Company first proposes that it be included under the Marriott Agreement and Marriott confirms it is restricted from being included, in which case, the exclusivity will not apply so long as any third-party that the Company contracts with regarding such opening is not a Marriott Competitor (as defined in the Marriott Agreement).

Following the five year anniversary of the Marriott Agreement, the Company and Marriott will each have the right to terminate the agreement upon notice to the other party and payment of a termination fee and unamortized key money upon any transfer (or series of transfers) of: (i) 50% of more of the direct or indirect ownership interests in the Company to any Non-Controlled Person (as defined in the Marriott Agreement); (ii) 50% or more of the Company’s direct or indirect ownership interests in all of the Properties to any Non-Controlled Person; or (iii) the right to control the day-to-day management or operations of the Company or each Company party that owns, leases or operates a Property to any Non-Controlled Person.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company manages the credit risk associated with cash and cash equivalents by investing in lower risk money market funds and by maintaining operating accounts that are diversified among various institutions with good credit quality. The Company maintains cash accounts that, at times, exceed federally insured limits. The Company has not experienced any losses from maintaining cash accounts in excess of such limits. Management believes that the Company is not exposed to any significant risks on its cash and cash equivalent accounts.

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Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expense during the reporting periods. Examples of management’s estimates and assumptions include, but are not limited to, the fair value of share-based awards, estimated useful life of long-lived assets, bad-debt allowances, valuation of intellectual property and intangible assets, contingent liabilities, valuation allowance for deferred tax assets, ROU asset impairment valuation of the preferred stock issuance and valuation of non-routine complex transactions, such as recognition of the Earn Out Liability, SPAC Warrants (each as defined below) and forward contracts, among others. These estimates are based on information available as of the date of the condensed consolidated financial statements; therefore, actual results could differ from those estimates.

Supplemental Cash Flow Information

The following table shows supplemental cash flow information (in thousands):

	Nine months ended September 30,
	2024	2023
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$665	$746
Cash paid for interest	$2,054	$1,494
Supplemental disclosures of non-cash investing and financing activities
Accrued purchases of property and equipment	$34	$359
Operating ROU assets obtained in exchange for operating lease liabilities, net of adjustments(1)	$(108,583)	$199,808
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$26,957	$166,045
Restricted cash	48,942	41,188
Cash, cash equivalents, and restricted cash at end of period	$75,899	$207,233

(1)	Operating ROU assets declines and early lease termination gains are primarily related to the impact of lease terminations. We undertook an initiative in 2024 to renegotiate or exit certain properties where there exists unfavorable lease terms. These lease terminations primarily occurred during the first half of 2024.

Reclassifications

Certain prior period amounts have been reclassified on our unaudited condensed consolidated balance sheets to conform with our current period presentation.

Note 2. Recently Issued Accounting Standards

Recently Adopted Accounting Standards

The Company has not adopted any recent accounting pronouncements that are expected to have a material impact on its results of operations, financial position, or cash flows.

Recently Issued Accounting Standards Not Yet Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. Among other new disclosure requirements, ASU 2023-07 requires companies to disclose significant segment expenses that are regularly provided to the chief operating decision maker. ASU 2023-07 will be effective for annual periods beginning on January 1, 2024 and interim periods beginning on January 1, 2025. ASU 2023-07 must be applied retrospectively to all prior periods presented in the financial statements. We have evaluated the disclosure impact of ASU 2023-07; the standard will not have a material impact on the Company’s consolidated financial statements.

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In December 2023, the FASB issued ASU No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires companies to disclose, on an annual basis, specific categories in the effective tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. In addition, ASU 2023-09 requires companies to disclose additional information about income taxes paid. ASU 2023-09 will be effective for annual periods beginning January 1, 2025 and will be applied on a prospective basis with the option to apply the standard retrospectively. We are evaluating the disclosure impact of ASU 2023-09 and its impact on the Company’s consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40). ASU 2024-03 requires companies to disclose additional information about specific expense categories in the notes to the financial statements. ASU 2024-03 will be effective for annual periods beginning January 1, 2026 and will be applied either prospectively to financial statements issued for reporting periods after the effective date of this update or retrospectively to any or all prior periods presented in the financial statements. Early adoption is permitted. We are evaluating the disclosure impact of ASU 2024-03 and its impact on the Company’s consolidated financial statements.

Note 3. Revenue

The Company generates revenues primarily by providing accommodations to its guests. Direct revenue is generated from stays booked through Sonder.com, the Sonder app, or directly through the Company’s sales personnel. Indirect revenue is generated from stays booked through third party online travel agencies (“OTAs”).

The following table sets forth the Company’s total revenues disaggregated between direct and indirect (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Direct revenue	$77,189	$73,569	$213,337	$209,503
Indirect revenue	84,925	87,327	246,857	228,299
Total revenue	$162,114	$160,896	$460,194	$437,802

No individual guest represented over 10% of revenues for the three and nine months ended September 30, 2024 and 2023.

Three OTAs represented approximately 19%, 17%, and 13% of revenues for the three months ended September 30, 2024.

Three OTAs represented approximately 24%, 14%, and 12% of revenues for the three months ended September 30, 2023.

Three OTAs represented approximately 22%, 17%, and 11% of revenues for the nine months ended September 30, 2024.

Three OTAs represented approximately 22%, 14%, and 12% of revenues for the nine months ended September 30, 2023.

No OTAs represented over 10% of the gross accounts receivable balance at September 30, 2024, and one OTA represented approximately 17% of the gross accounts receivable balance as of December 31, 2023.

Note 4. Balance Sheet Details

Other current assets

Other current assets consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Non-income-related tax assets	$14,555	$10,030
Deposits due from landlords	805	844
Other current assets	167	471
Total other current assets	$15,527	$11,345

Other non-current assets

Other non-current assets consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Long-term deposits due from landlords	$12,065	$12,667
Deferred tax assets	1,703	1,738
Debt issuance costs on undrawn credit facilities	363	518
Other non-current assets	305	227
Total non-current assets	$14,436	$15,150

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Accrued liabilities

Accrued liabilities consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Accrued legal expenses	$16,660	$15,219
Accrued compensation	3,660	4,395
Accrued direct costs(1)	3,591	3,754
Deferred FF&E allowances	2,039	2,459
Accrued other liabilities	13,147	12,672
Total accrued liabilities	$39,097	$38,499

(1)	Direct costs include utilities, maintenance, insurance, cleaning, and other expenses related to the Company’s properties.

Other current liabilities

Other current liabilities consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Forward contract liability	$125,173	$—
Preferred stock participation right	1,303	—
Other	113	127
Total other current liabilities	$126,589	$127

Note 5. Fair Value Measurement and Financial Instruments

Fair Value Hierarchy

Accounting standards require the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets and liabilities.

Level 2:	Quoted prices for similar assets and liabilities in active markets. These are typically quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs are observable in active markets.

Level 3:	Unobservable inputs in which there is little or no market data that are significant to the fair value of the assets or liabilities.

A financial instrument’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Forward Contract Liability

As part of the Securities Purchase Agreements, as described further in Note 7, Redeemable Preferred Stock. the transaction included a Liability-classified forward contract for commitments of investors to purchase, and commitments of the Company to sell, additional Series A Preferred Stock. This commitment ended upon the issuance of the Second Tranche of Series A Preferred Stock in November 2024, as discussed in Note 15, Subsequent Events. The Company recognized a change in fair value of the forward contract of $86.6 million as the remeasurement reflecting fluctuations in the underlying variables and assumptions from inception on August 13, 2024 through the quarter ended on September 30, 2024.

Preferred Stock Participation Right

As part of the Securities Purchase Agreements, as described further in Note 7, Redeemable Preferred Stock, the Company recognized a liability for this preferred stock participation right of $1.3 million within other current liabilities in the condensed consolidated balance sheets as of September 30, 2024. The Company recognized a change in fair value of the participation right of $12 thousand as the remeasurement reflecting fluctuations in the underlying variables and assumptions from inception on August 13, 2024 through the quarter ended on September 30, 2024.

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SPAC Warrants

As part of GMII’s initial public offering, GMII issued 9,000,000 public warrants (the “Public Warrants”) and 5,500,000 private placement warrants (the “Private Placement Warrants”), of which, every 20 warrants are exercisable for one share of common stock at a price of $230.00 per share (collectively, the “SPAC Warrants”).

Management has determined that the SPAC Warrants issued in GMII’s initial public offering, which remained outstanding at the consummation of the Business Combination and became exercisable for shares of the Company’s common stock, are subject to accounting treatment as a liability. At the consummation of the Business Combination and at September 30, 2024, the Company used the Public Warrants stock price to value the Public Warrants.

At consummation of the Business Combination, the Company used a Monte Carlo simulation methodology to value the Private Placement Warrants using Level 3 inputs, as the Company did not have observable inputs for the valuation. At December 31, 2022, the Company used the Black-Scholes option-pricing model to estimate the fair value of the Private Placement Warrants using Level 3 inputs. During the three months ended March 31, 2022, the Private Placement Warrants were transferred by the original holders and, in accordance with the contractual terms of the Private Placement Warrants, became Public Warrants upon transfer. As such, at September 30, 2024, the Company used the Public Warrants stock price to value all SPAC Warrants.

At September 30, 2024, the SPAC Warrants were valued at $0.01 per warrant.

Refer to Note 9, Warrants and Stockholders’ Deficit, for additional information about the SPAC Warrants.

Earn Out Liability

In addition to the consideration paid at consummation of the Business Combination, certain investors may receive their pro rata share of up to an aggregate of 725,000 additional shares of the Company’s common stock as consideration upon the common stock achieving certain benchmark share prices, as set forth in the Merger Agreement (the “Earn Out”). Management has determined that the Earn Out is subject to accounting treatment as a liability (the “Earn Out Liability”).

At September 30, 2024, the Company used a Monte Carlo simulation methodology to value the Earn Out using Level 3 inputs. The key assumptions used in the Monte Carlo simulation are related to expected share-price volatility of 82.5%, expected term of 2.79 years, risk-free interest rate of 3.6%, and dividend yield of 0%. The expected volatility at September 30, 2024 was derived from the volatility of comparable public companies.

Delayed Draw Warrants

The fair value of the Delayed Draw Warrants (as defined in Note 6, Debt) was estimated by separating the Delayed Draw Notes (as defined in Note 6, Debt) into the debt and warrants components and assigning a fair value to each component. The value assigned to the debt component was the estimated fair value as of the issuance date of similar debt without the warrants. The value assigned to the Delayed Draw Warrants component was estimated using the Black-Scholes option-pricing model using Level 3 inputs and was considered to be non-recurring in nature, in accordance with ASC 820, Fair Value Measurement. The warrants component was recorded as a debt discount, which is amortized using the effective interest method over the period from the date of issuance through the maturity date. Upon consummation of the Business Combination, the fair value of the Delayed Draw Warrants was $5.6 million and was included in additional paid-in capital in the condensed consolidated balance sheet. The Delayed Draw Warrants were canceled in connection with the issuance of the June 10, 2024 Third Notes Amendment as described in Note 6, Debt.

Recurring Fair Value Measurements

At September 30, 2024, the Forward Contract Liability and the Preferred Stock Participation Right were included in other current liabilities in the condensed consolidated balance sheets. At September 30, 2024, the Earn Out Liability and Public Warrants liability were included in other non-current liabilities in the condensed consolidated balance sheets. The following table presents fair value information for liabilities measured at fair value on a recurring basis as of September 30, 2024 (in thousands):

	Level 1	Level 3	Total
Forward Contract Liability(1)	$—	$125,173	$125,173
Preferred Stock Participation Right(2)	—	1,303	1,303
Earn Out Liability	—	40	40
Public Warrants	297	—	297
Total liabilities measured at fair value	$297	$126,516	$126,813

(1)	At inception, on August 13, 2024, the fair value of the Forward Contract Liability was $38.6 million.
(2)	At inception, on August 13, 2024, the fair value of the Preferred Stock Participation Right was $1.3 million.

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At December 31, 2023, the Earn Out Liability and Public Warrants liability were included in other non-current liabilities in the condensed consolidated balance sheets. The following table presents fair value information for liabilities measured at fair value on a recurring basis as of December 31, 2023 (in thousands):

	Level 1	Level 3	Total
Earn Out Liability	$—	$45	$45
Public Warrants	290	—	290
Total liabilities measured at fair value	$290	$45	$335

The following table represents changes in Level 3 liabilities measured at fair value on a recurring basis for the nine months ended September 30, 2024 (in thousands):

Level 3
Beginning balance, at January 1, 2024	$45
Transfers in to Level 3	39,894
Change in fair value of Forward Contract Liability	86,570
Change in fair value of Preferred Stock Participation Right	12
Change in fair value of Earn Out Liability	(5)
Ending balance, at September 30, 2024	$126,516

The following table presents changes in Level 3 liabilities measured at fair value on a recurring basis for the year ended December 31, 2023 (in thousands):

Level 3
Beginning balance, at January 1, 2023	$2,417
Change in fair value of Earn Out Liability	(2,372)
Ending balance, at December 31, 2023	$45

There were no transfers of financial instruments between valuation levels during the nine months ended September 30, 2024 and the year ended December 31, 2023.

Management estimates that the fair values of its cash equivalents, restricted cash, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities, sales tax payable, deferred revenue, and other current liabilities, approximates their carrying values due to the relatively short maturity of the instruments. The carrying value of the Company’s long-term debt approximates its fair value because it bears interest at a market rate and all other terms are also reflective of current market terms.

These assumptions are inherently subjective and involve significant management judgment. Any change in fair value is recognized as a component of non-operating (income) expense, net, on the condensed consolidated statements of operations and comprehensive income (loss).

Note 6. Debt

Delayed Draw Notes Purchase Agreement

On December 10, 2021, the Company entered into a note and warrant purchase agreement (the “Delayed Draw Notes Purchase Agreement”) with certain private placement investors (the “Purchasers”) for the sale of delayed draw notes in an aggregate of $165.0 million (the “Delayed Draw Notes”) to be available to the Company following the consummation of the Business Combination. The Delayed Draw Notes Purchase Agreement also provided for the issuance of warrants to purchase an aggregate of 123,750 shares of the Company’s common stock, with an exercise price of $250.00 per share (the “Delayed Draw Warrants”).

In November 2023, the Delayed Draw Note Purchase Agreement was amended to (i) extend the ability to pay interest in kind on the Delayed Draw Notes through July 19, 2024, (ii) provide for the repayment by the Company of $30.0 million of the outstanding principal amount of the Delayed Draw Notes, plus a prepayment premium of approximately $4.3 million, and (iii) add a minimum liquidity covenant and a minimum FCF covenant.

On June 10, 2024, the Delayed Draw Notes Purchase Agreement was further amended to provide for (i) a permanent waiver of any non-compliance resulting from the NPA Waived Matters (as defined below), (ii) the limited forbearance of certain rights and remedies available under the transaction documents, (iii) the amendment of certain financial covenants, and (iv) additional commitments with an aggregate principal amount of $10.0 million. In addition, Purchasers also received detachable warrants (the “New Delayed Draw Warrants”) to purchase an aggregate of 475,264 shares of the Company’s common stock, each with an exercise price of $0.01 per share and an expiration date five years after the issuance date, and the previously issued Delayed Draw Warrants to the Purchasers were canceled. The Purchasers were also provided with customary registration rights for shares issuable upon exercise of the New Delayed Draw Warrants. Subsequently on June 10, 2024, the Company issued the

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$10.0 million of Delayed Draw Notes, together with the New Delayed Draw Warrants. In August 2024, all New Delayed Draw Warrants were exercised for cash. The Company used the proceeds from this issuance of Delayed Draw Notes and the exercise of the New Delayed Draw Warrants for general corporate purposes.

On July 12, 2024, the Delayed Draw Notes Purchase Agreement was further amended to provide for additional commitments with an aggregate principal amount of up to $6.0 million issuable at the Company’s election. Subsequently on July 12, 2024, the Company issued the $6.0 million of Delayed Draw Notes. The Company used the proceeds from this issuance for general corporate purposes.

On August 13, 2024, the Delayed Draw Notes Purchase Agreement was further amended to, among other things, (i) extend the maturity date of all outstanding Delayed Draw Notes to December 10, 2027, (ii) extend the Payment-in-Kind (“PIK”) interest payments through March 31, 2025, and at the option of the Purchasers, further extend the PIK interest payments through December 31, 2026, and (iii) provide for additional commitments with an aggregate principal amount of up to $4.0 million. Subsequently on August 13, 2024, the Company issued the $4.0 million of Delayed Draw Notes. The Company used the proceeds from this issuance for general corporate purposes.

On October 28, 2024, the Company entered into a limited waiver and consent agreement (the “NPA Waiver”) to the Delayed Draw Notes Purchase Agreement to provide for (i) a permanent waiver of any non-compliance resulting from (x) the Company entering into certain lease modification agreements to that certain Lease with respect to certain premises located in the building known as and located at 23-20 Jackson Avenue, Long Island City, New York 11101, as amended, and (y) the Company’s failure to deliver the audited financial statements for each of the Company’s fiscal years ending December 31, 2023 and December 31, 2024 without a “going concern” or like qualification (the “NPA Waived Matters”), and (ii) the Company’s commitment to, on the date that the Company files its Current Report on Form 8-K disclosing the voting results of the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”), (1) if the Share Increase Proposal (as defined in the NPA Waiver) is approved at the 2024 Annual Meeting, issue warrants to the Purchasers to purchase an aggregate of (A) 500,000 shares of the Company’s common stock, if the Company elects to issue warrants with an exercise price of $0.01 or (B) 625,000 shares of the Company’s common stock, if the Company elects to issue warrants with an exercise price of $1.00, or (2) if the Share Increase Proposal is not approved at the 2024 Annual Meeting, make a payment to the Purchasers in the aggregate amount of $3,000,000. As a result of the NPA Waiver, the debt balances associated with the Delayed Draw Notes have been reclassified from current portion of long-term debt to long-term debt, net as of September 30, 2024.

Following the approval of the proposal to increase the Company’s authorized shares at the 2024 Annual Meeting, on December 31, 2024, the Company issued to the private placement investors of such Delayed Draw Notes Purchase Agreement warrants to purchase an aggregate of 500,000 shares of the Company’s common stock, each with an exercise price of $0.01 per share and an expiration date five years after the issuance date. The purchasers of such warrants were also provided with customary registration rights for the shares issuable upon exercise of such warrants.

At September 30, 2024 and December 31, 2023, the effective interest rate of the Delayed Draw Notes was 17.3% and 17.4%, respectively.

Equipment Financing Agreement

On July 25, 2023, the Company entered into a master equipment financing agreement (the “EFA”), which is accounted for as debt under ASC 470. In accordance with the EFA, the Company received approximately $3.0 million in exchange for conveying an interest in certain furniture, fixtures, and equipment (the “FF&E”). The EFA contains customary terms and events of default and provides for 12 quarterly payments with an effective interest rate of approximately 12.8% at both September 30, 2024 and December 31, 2023, which includes a balloon payment at the end of the term. The EFA matures in July 2026. Upon maturity, all interest in the FF&E will revert back to the Company.

Long term debt, net consisted of the following (in thousands):

	September 30, 2024	December 31, 2023
Delayed Draw Notes Purchase Agreement, including capitalized PIK interest	$222,117	$180,199
EFA	1,750	2,500
Less: debt discount related to Delayed Draw Warrants, net of amortization	(4,617)	(3,908)
Less: unamortized deferred issuance costs	(8,399)	(8,581)
Total debt, net	$210,851	$170,210
Less: current portion of long-term debt	(1,000)	(168,710)
Total long-term debt, net	$209,851	$1,500

At September 30, 2024 the current portion of long-term debt consisted of $1.0 million in principal on the EFA. At December 31, 2023 the current portion of long-term debt consisted of $167.7 million in principal on the Delayed Draw Notes Purchase Agreement and $1.0 million in principal on the EFA.

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2022 Loan and Security Agreement

In December 2022, the Company entered into a loan and security agreement with Silicon Valley Bank (“SVB”) (now, a division of First Citizens Bank & Trust Company) (the “2022 Loan and Security Agreement”) for a revolving line of credit in an aggregate principal balance of $60.0 million with a maturity date of December 21, 2025. The facility may be utilized for revolving loans or letter of credit issuances subject to the terms of the 2022 Loan and Security Agreement. As of September 30, 2024, all letters of credit under this facility are fully cash collateralized, and as a result, the Company may not draw against the facility. The 2022 Loan and Security Agreement includes: (i)(x) a letter of credit fee for each letter of credit equal to 1.5% per annum of the dollar equivalent of the face amount of each letter of credit issued and (y) a letter of credit fronting fee equal to 0.25% per annum of the dollar equivalent of the face amount of each letter of credit issued, and (ii) an unused revolving line fee equal to 0.25% per annum of the average unused portion of the revolving line of credit.

In April 2023, the Company further amended the 2022 Loan and Security Agreement. Among other things, the amendment (i) reduced the required cash holdings account balances in the Company’s operating accounts, securities accounts, and depository accounts at or through SVB or its affiliates, (ii) amended the minimum consolidated adjusted EBITDA financial covenant, and (iii) provided additional flexibility to the Company under certain of the negative covenants in the 2022 Loan and Security Agreement.

In November 2023, the Company amended the 2022 Loan and Security Agreement again. The amendment (i) removed the adjusted quick ratio financial covenant to which the Company was previously subject, (ii) updated certain financial reporting requirements, (iii) reduced the letter of credit sublimit from $60.0 million to $45.0 million, and (iv) permitted a prepayment of the Company’s existing subordinated secured notes.

On September 26, 2024, the Company entered into a waiver agreement with SVB, pursuant to which SVB waived any Default or Event of Default (each as defined in the 2022 Loan and Security Agreement) related to covenant non-compliance resulting from management’s conclusion that there is substantial doubt, which is not alleviated, about the Company’s ability to continue as a going concern for at least one year from the date of issuance of these financial statements.

On October 28, 2024, the Company entered into another waiver agreement with SVB, pursuant to which SVB waived any Default or Event of Default (i) related to covenant non-compliance resulting from management’s conclusion that there is substantial doubt, which is not alleviated, about the Company’s ability to continue as a going concern for at least one year from the date of issuance of these financial statements, (ii) as a result of Borrower entering into and performing its obligations under the Lease Modification Agreement, and (iii) as a result of the NPA Waived Matters.

At September 30, 2024, and as of the date the condensed consolidated financial statements were issued, the Company is in compliance with all financial covenants related to the 2022 Loan and Security Agreement, as amended. Additionally, at September 30, 2024, there were no revolving borrowings outstanding under the 2022 Loan and Security Agreement. Outstanding letters of credit at September 30, 2024 and December 31, 2023 were permitted under the 2022 Loan and Security Agreement and totaled $47.5 million and $37.6 million, respectively.

Credit Facility

2020 Québec Credit Facility: In December 2020, a Canadian subsidiary of the Company entered into an agreement with Investissement Québec, a Quebecois public investment entity, that provides a loan facility of CAD $25.0 million and an additional loan, referred to as a conditional-refund financial contribution (“CRFC”), of CAD $5.0 million (the “2020 Québec Credit Facility”). The loan and the CRFC bear interest at a fixed rate of 6.0% per annum for a period of 10 years starting from the first date of the loan disbursement. At December 31, 2023, the Company was in compliance with all financial covenants related to the 2020 Québec Credit Facility, but had not yet met the drawdown requirements, and as such, there have been no borrowings against the 2020 Québec Credit Facility. On July 29, 2024, the Company received formal notification from Investissement Québec that, at the Company’s request, the 2020 Québec Credit Facility had been terminated.

Restricted Cash

During the nine months ended September 30, 2024 and 2023, the Company entered into multiple cash collateral agreements in connection with the issuance of letters of credit and corporate credit card programs. At September 30, 2024 and December 31, 2023, the Company had $48.9 million and $40.7 million, respectively, of cash collateral which is reported as restricted cash on the condensed consolidated balance sheets.

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Note 7. Redeemable Preferred Stock

On August 13, 2024, the Company entered into Securities Purchase Agreements (the “Securities Purchase Agreements”) with certain qualified institutional buyers or accredited investors (collectively, the “Purchasers”) (the “Private Placement”) of an aggregate of 43.3 million newly issued shares of Series A Preferred Stock in exchange for cash consideration in an aggregate amount of approximately $43.3 million. The sale of the Series A Preferred Stock pursuant to the Securities Purchase Agreements took place in two tranches. The first tranche, comprised of approximately 14.7 million shares of preferred stock for an aggregate purchase price of approximately $14.7 million, closed on August 13, 2024. The second tranche, comprised of approximately 28.6 million shares of preferred stock in total for an aggregate purchase price of approximately $28.6 million, closed in multiple closings in November 2024, following the satisfaction of certain closing conditions set forth in the Securities Purchase Agreements, including the filing of the Annual Report and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024 (collectively, the “SEC Documents”). Following receipt of Stockholder Approval (as defined below), all 43.3 million shares of the Series A Preferred Stock are convertible into shares of common stock.

The Company recognized a loss on preferred stock issuance of $58.2 million and was recorded for the three and nine months ended September 30, 2024, attributable to the Securities Purchase Agreements. The Company identified the following two freestanding financial instruments issued in connection with the transaction, a) Mezzanine equity-classified Series A Preferred Stock and b) Liability-classified forward contract for commitments of investors to purchase, and commitments of the Company to sell, additional Series A Preferred Stock. As of the transaction inception, these instruments had an aggregate fair value of $72.9 million and the Company received $14.7 million from the first tranche closing, resulting in the $58.2 million loss on preferred stock issuance. No similar loss was recognized during the nine months ended September 30, 2023, as no issuance of this nature occurred.

As part of the Securities Purchase Agreements, the transaction included a Liability-classified forward contract for commitments of investors to purchase, and commitments of the Company to sell, additional Series A Preferred Stock. This commitment ended upon the issuance of the Second Tranche of Series A Preferred Stock in November 2024, as discussed in Note 15, Subsequent Events. The Company recognized a change in fair value of the forward contract of $86.6 million as the remeasurement reflecting fluctuations in the underlying variables and assumptions from inception on August 13, 2024 through the quarter ended on September 30, 2024. No similar change in fair value of forward contract was recognized during the nine months ended September 30, 2023, as no issuance of this nature occurred.

The Securities Purchase Agreements required the Company to hold a special meeting of stockholders within 30 calendar days of the filing of the SEC Documents for the purpose of obtaining stockholder approval of proposals to issue shares of common stock to the Purchasers in connection with the conversion of the Series A Preferred Stock into common stock that would, absent such approval, violate Nasdaq Rules 5635(b), (c) and (d) (the “Stockholder Approval”). The Securities Purchase Agreements also require the Company to file a registration statement under the Securities Act within 30 calendar days of the filing of the Q2 Form 10-Q with respect to the resale of shares of common stock receivable upon conversion of the Series A Preferred Stock. At the Special Meeting of Stockholders held on September 30, 2024, the Company obtained the Stockholder Approval.

Francis Davidson, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Board”), and Sanjay Banker, a member of the Board, are parties to Securities Purchase Agreements, with commitments of approximately $1,500,000, and $100,000, respectively, in the Private Placement.

The Securities Purchase Agreements grant the Purchasers the right to purchase up to 25% of any equity offering within the next five years (a “Subsequent Financing”). The Purchasers are entitled to participate on a pro-rata basis (determined by their proportionate participation in the Private Placement) at a purchase price equal to 75% of the purchase price of any other investor in such Subsequent Financing. The Company recognized a liability for this preferred stock participation right of $1.3 million within other current liabilities in the condensed consolidated balance sheets as of September 30, 2024. The Company recognized a change in fair value of the participation right of $12 thousand as the remeasurement reflecting fluctuations in the underlying variables and assumptions from inception on August 13, 2024 through the quarter ended on September 30, 2024.

The Securities Purchase Agreements contain other representations, warranties and covenants of the Company and the Purchasers.

Certificate of Designation; Other Terms of Preferred Stock

In connection with the Private Placement, the Company filed the Certificate of Designation (the “Certificate of Designation”) creating the Series A Preferred Stock and establishing the rights, preferences and other terms of the Series A Preferred Stock. The Series A Preferred Stock ranks senior to the common stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up, and has a liquidation preference equal to the original issue price of $1.00 per share of Series A Preferred Stock, as adjusted for any stock dividends, splits, combinations and similar events on the Series A Preferred Stock.

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Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board, cumulative dividends in cash (subject to certain conditions), at a rate of (a) fifteen percent (15.00%) from August 13, 2024 through August 13, 2025, (b) ten percent (10.00%) from August 14, 2025 through August 13, 2027, and (c) five percent (5.00%) from August 14, 2027 through August 13, 2028 on the sum of (i) the liquidation preference per share of Series A Preferred Stock and (ii) all accumulated and unpaid dividends (if any), payable quarterly, in arrears. Dividends accumulate on a daily basis from the most recent date as to which dividends have been paid, or, if no dividends have been paid, from the date of issuance of such shares of Series A Preferred Stock (whether or not (i) any of the Company’s agreements prohibit the current payment of dividends, (ii) there shall be earnings or funds of the Company legally available for the payment of such dividends, or (iii) the Company declares the payment of dividends), until the earlier of: (x) the date that the Company publicly reports that it has realized at least $87 million of FCF (representing cash used in operating activities plus cash used in investing activities) over a twelve month period; or (y) August 13, 2028.

The Series A Preferred Stock has no stated maturity and will remain outstanding indefinitely unless converted into common stock. The Series A Preferred Stock will be convertible at the holders’ option into common stock at an initial conversion price of the lower of (i) $1.00 and (ii) a ten percent (10%) discount to the lowest daily VWAP of the common stock on the principal trading market therefor in the seven (7) trading days prior to the date of delivery of an Optional Conversion Notice (as defined in the Certificate of Designation); provided that the conversion price will not be less than $0.50, as adjusted for any stock dividends, splits, combinations or other similar events on the common stock or Series A Preferred Stock.

In the event of a Fundamental Change (as defined in the Certificate of Designation), any holder of Series A Preferred Stock may require the Company to redeem all or any portion of its Series A Preferred Stock at a price per share equal to the greater of (i) the liquidation preference, plus an amount equal to all accumulated and unpaid dividends on such shares (including dividends accrued and unpaid on previously unpaid dividends), or (ii) the amount that such holder would have received in the Fundamental Change on an as-converted basis.

Following the Company obtaining the Stockholder Approval, holders of the Series A Preferred Stock are entitled to vote on an as-converted-to-common-stock basis as provided in the Certificate of Designation, are entitled to 0.7 vote for each share of Series A Preferred Stock they hold, and powers of the holders of the common stock, and are entitled to vote together with the common stock with respect to any question upon which holders of common stock have the right to vote. In addition, approval of holders of 70% of the shares of Series A Preferred Stock is required to among other things (i) alter or change the terms of the Series A Preferred Stock or of any other capital stock of the Company so as to affect adversely the Series A Preferred Stock, (ii) create, authorize the creation of, or issue any Senior Securities or Parity Securities (as such terms are defined in the Certificate of Designation) to the Series A Preferred Stock as to dividend, redemption or distribution of assets upon a Fundamental Change, (iii) increase or decrease the authorized number of shares of Series A Preferred Stock, (iv) other than in connection with the Stockholder Approval, prior to July 1, 2025 increase the number of authorized shares of common stock, (v) issue more than a number of shares of common stock set forth in the Certificate of Designation prior to July 1, 2025, or (vi) issue any Series A Preferred Stock except pursuant to the terms of the Securities Purchase Agreements.

Note 8. Leases

The Company leases buildings or portions of buildings for guest usage and warehouses to store furniture under noncancellable operating lease agreements, which expire through 2049. The Company is required to pay property taxes, insurance, and maintenance costs for certain of these facilities.

The Company has lease agreements with lease and non-lease components and has elected to utilize the practical expedient to account for lease and non-lease components together in the condensed consolidated statements of operations and comprehensive income (loss).

Operating lease ROU assets are included within operating lease right-of-use assets in the condensed consolidated balance sheets. The corresponding operating lease liabilities are included within current operating lease liabilities and non-current operating lease liabilities in the condensed consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.

Lease expense for fixed operating lease payments is recognized on a straight-line basis over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Components of lease expense are as follows (in thousands):

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	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Operating lease cost	$69,410	$82,085	$223,790	$230,701
Short-term lease cost	196	343	234	764
Variable lease cost	3,383	2,019	5,824	8,838
Total operating lease cost	$72,989	$84,447	$229,848	$240,303

Supplemental information related to operating leases is as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Cash payments for operating leases	$70,709	$68,343	$229,689	$204,602
Operating ROU assets obtained in exchange for operating lease liabilities, net of adjustments(1)	$29,228	$87,045	$(108,583)	$199,808
Early lease terminations gains(1)	$555	$139	$95,579	$8,576

(1)	Operating ROU assets declines and early lease termination gains are primarily related to the impact of lease terminations. We undertook an initiative in 2024 to renegotiate or exit certain properties where there exists unfavorable lease terms. These lease terminations primarily occurred during the first half of 2024.

At September 30, 2024 and December 31, 2023, the weighted-average remaining lease term was 7.0 years and 7.4 years, respectively, and the weighted-average discount rate used to determine the net present value of the lease liabilities was 9.4% and 9.5%, respectively.

At September 30, 2024, remaining maturities for operating lease liabilities are as follows (in thousands):

September 30, 2024
Remaining 2024	$65,526
2025	279,574
2026	271,148
2027	240,948
2028	211,054
Thereafter	635,764
Gross lease payments	$1,704,014
Less: imputed interest	(463,044)
Total operating lease liabilities, net	$1,240,970

Operating lease obligations primarily represent the initial contracted term for leases that have commenced as of September 30, 2024, not including any future optional renewal periods. In addition, as of September 30, 2024, we have entered into leases that have not yet commenced with future lease payments totaling $760.0 million, excluding purchase options, that are not yet recorded on the condensed consolidated balance sheets and are not reflected in the figure above. These leases will commence between 2024 and 2029 with lease terms of three to 20 years.

Note 9. Warrants and Stockholders’ Deficit

Preferred Stock Warrants

Upon consummation of the Business Combination, (i) the Company’s then existing Series A and Series B preferred stock warrants were converted into 7,761 post-combination shares of the Company’s common stock for a value of $1.2 million, and (ii) the Company’s then existing Series C and Series D preferred stock warrants automatically converted into warrants to purchase shares of the Company’s common stock. The Series C and Series D preferred stock warrants are accounted for as equity in accordance with ASC 815-40, Derivatives and Hedging – Contracts on an Entity’s Own Equity (“ASC 815-40”).

Common Stock Warrants

Former Series C and D Preferred Stock Warrants: In connection with the Business Combination, the Company had outstanding warrants to purchase 21,281 shares of common stock as of September 30, 2024 and December 31, 2023.

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Delayed Draw Issuance: On June 10, 2024, in connection with the amendment to the Delayed Draw Notes Purchase Agreement, the Purchasers also received New Delayed Draw Warrants to purchase an aggregate of 475,264 shares of the Company’s common stock, each with an exercise price of $0.01 per share and an expiration date five years after the issuance date. The Purchasers were also provided with customary registration rights for the shares issuable upon exercise of the Warrants.

Delayed Draw Warrants: The Delayed Draw Warrants which were outstanding as of December 31, 2023 were issued to the initial Purchasers and were accounted for as equity-classified warrants in accordance with ASC 815-40. Upon consummation of the Business Combination, the value of the Delayed Draw Warrants was $5.6 million and was recorded within additional paid-in capital in the consolidated balance sheets. The Purchasers were also provided with customary registration rights for the shares issuable upon exercise of the Delayed Draw Warrants. Such warrants were canceled in connection with the June 10, 2024 amendment to the Delayed Draw Notes Purchase Agreement.

SPAC Warrants: The SPAC Warrants are accounted for as liabilities, as there are certain terms and features of the warrants that do not qualify for equity classification in accordance with ASC 815-40. The fair value of the SPAC Warrants at September 30, 2024 and December 31, 2023 was a liability of $0.2 million and $0.3 million, respectively, which were recorded in other non-current liabilities in the consolidated balance sheet. The change in fair value of $0.1 million for the nine months ended September 30, 2024 is reflected as non-operating income in the condensed consolidated statements of operations and comprehensive (loss) income.

At September 30, 2023, the fair value of the SPAC Warrants was $0.2 million and was recorded in other non-current liabilities in the condensed consolidated balance sheets. The change in fair value of $0.7 million for the nine months ended September 30, 2023 is reflected as non-operating income in the condensed consolidated statements of operations and comprehensive (loss) income.

Exchangeable Stock

Upon consummation of the Business Combination on January 18, 2022, each share of Sonder Canada Inc. (“Legacy Sonder Canada”) exchangeable common stock (“Legacy Sonder Canada Exchangeable Stock” and collectively, “Legacy Sonder Canada Exchangeable Shares”) was exchanged into a new series of the same class of virtually identical Legacy Sonder Canada Exchangeable Common Stock (“Post-Combination Exchangeable Common Stock” and collectively, “Post-Combination Exchangeable Shares”) exchangeable for the Company’s common stock. On that date, all the Legacy Sonder Canada Exchangeable Shares were automatically converted into 1,616,767 Post-Combination Exchangeable Shares for a value of $49.7 million.

The Company had the following authorized and outstanding Post-Combination Exchangeable Common Stock (in thousands, except per share amounts):

	September 30, 2024	December 31, 2023
Shares authorized	2,000,000	2,000,000
Shares issued and outstanding	551,072	712,982
Issuance price per share	$30.80	$30.80
Net carrying value	$16,973	$21,960
Aggregate liquidation preference	$16,973	$21,960

The net carrying value of the Post-Combination Exchangeable Shares is included in additional paid-in capital in the condensed consolidated balance sheets.

Common and Preferred Stock

On September 20, 2023, the Company effected a 1-for-20 reverse stock split of the outstanding shares of the Company’s common stock (including special voting common stock) (the “Reverse Stock Split”). The Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) following the Business Combination and the Reverse Stock Split authorizes the issuance of 272,000,000 shares, consisting of: (a) 22,000,000 shares of general common stock, including: (i) 20,000,000 shares of common stock, and (ii) 2,000,000 shares of Special Voting Common Stock, and (b) 250,000,000 shares of preferred stock, par value $0.0001 per share.

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The Company had reserved the following shares of common stock for future issuance:

	September 30, 2024	December 31, 2023
Post-Combination Exchangeable Common Shares	551,072	712,982
Outstanding stock options	2,326,849	2,685,922
Outstanding restricted stock units (“RSUs”)	243,370	359,175
Outstanding market stock units (“MSUs”)	531,996	567,500
Outstanding Public Warrants liability	724,997	724,997
Shares issuable pursuant to Earn Out Liability	725,000	725,000
Outstanding Delayed Draw Notes warrants liability	—	123,750
Outstanding former Series C and D preferred stock warrants liability	21,281	21,281
Shares available for grant under the Employee Stock Purchase Plan	463,930	353,024
Shares available for grant under the 2021 Equity Incentive Plan	1,548,488	569,715
Shares available for grant under the 2023 Inducement Equity Incentive Plan	166,524	141,800
Total common stock reserved for future issuance	7,303,507	6,985,146

Note 10. Equity Incentive Plans and Stock-Based Compensation

Stock-based Compensation Expense

Total stock-based compensation expense is as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Operations and support	$295	$1,307	$1,924	$6,282
General and administrative	1,090	3,289	3,640	14,572
Research and development	192	475	719	2,824
Sales and marketing	37	(147)	119	304
Total stock-based compensation expense	$1,614	$4,924	$6,402	$23,982

Stock Options: The Company measures stock-based compensation expense for stock options at the grant date fair value of the award and recognizes the expense on a straight-line basis over the requisite service period, which is generally the vesting period. The fair value of stock options is estimated using the Black-Scholes option-pricing model. During the three and nine months ended September 30, 2024, the Company recorded stock-based compensation expense from stock options of approximately $0.5 million and $2.0 million, respectively. During the three and nine months ended September 30, 2023, the Company recorded stock-based compensation expense from stock options of approximately $2.8 million and $17.2 million, respectively.

The Company recognizes only the portion of the option award granted that is ultimately expected to vest as compensation expense and elects to recognize gross share-based compensation expense with actual forfeitures as they occur.

Fair Value of Stock Options: The fair value of each stock option award is estimated using the Black-Scholes option-pricing model, which uses the fair value of the Company’s common stock and requires the input of the following subjective assumptions:

Expected term. The expected term for options granted to employees, officers, and directors is based on the historical pattern of option exercise behavior and the period of time they are expected to be outstanding.

Expected volatility. The expected volatility is based on the average volatility of similar public entities within the Company’s peer group as the Company’s stock has not been publicly trading for a long enough period to rely on its own expected volatility.

Expected Dividends. The dividend assumption is based on the Company’s historical experience. To date, Company has not paid any dividends on its common stock.

Risk-Free Interest Rate. The risk-free interest rate used in the valuation is the implied yield currently available on the United States Treasury zero-coupon issues, with a remaining term equal to the expected life term of the Company’s options.

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The following table summarizes the key assumptions used to determine the fair value of the Company’s stock options granted to employees, non-employees, officers, and directors:

	Three months ended September 30,		Nine months ended September 30,
	2024*	2023	2024*	2023
Expected term (in years)	n/a	6.15 – 6.16	n/a	6.15 – 6.22
Expected volatility	n/a	51.2%	n/a	50.4% – 51.2%
Dividend yield	n/a	—%	n/a	—%
Risk-free interest rate	n/a	4.39% – 4.40%	n/a	3.50% – 4.40%
Weighted-average grant-date fair value per share	n/a	$4.00 – $5.41	n/a	$4.00 – $13.89

*n/a – The Company did not have any grant activity in the three and nine months ended September 30, 2024.

Performance and Market-Based Equity Awards

The Company maintains certain performance and market-based equity awards. Refer to Note 11, Equity Incentive Plans and Stock-Based Compensation, of the Annual Report for details of the awards. From the awards, the Company recognized $0.2 million and $0.8 million for the three and nine months ended September 30, 2024, respectively, and $0.5 million and $1.5 million for the three and nine months ended September 30, 2023, respectively.

RSUs

The fair value of the Company’s RSUs is expensed ratably over the vesting period. The Company’s RSUs generally vest over four years, with a cliff equal to one-fourth of the award after the first year, and then quarterly thereafter over the remaining service period. For the three and nine months ended September 30, 2024, the Company recorded stock-based compensation expense from RSUs of approximately $0.9 million and $3.1 million, respectively. For the three and nine months ended September 30, 2023, the Company recorded stock-based compensation expense from RSUs of approximately $1.4 million and $4.7million, respectively.

MSUs

In May 2022, the Company issued MSUs to certain key executives in accordance with the Company’s 2021 Management Equity Incentive Plan. One-sixth of the MSUs vest upon (including prior to but contingent on) the occurrence of each of six distinct triggering events, including if certain share price targets are met, within the five-year period ending July 17, 2027.

The Company determined the grant-date fair value of the MSUs using a Monte Carlo simulation. The Company recognizes stock-based compensation for the MSUs over the requisite service period, which is approximately four years, using the accelerated attribution method. During the three and nine months ended September 30, 2024, the Company did not grant any MSUs. During the three and nine months ended September 30, 2024, the Company recognized approximately $0.1 million and $0.5 million, respectively, in stock-based compensation expense from MSUs. For the three and nine months ended September 30, 2023, the Company recognized approximately $0.2 million and $0.6 million, respectively, in stock-based compensation expense from MSUs.

Note 11. Net Income (Loss) per Common Share

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding during the period, less weighted-average shares subject to repurchase. The diluted net income (loss) per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net income (loss) per share attributable to common stockholders is the same as basic net income (loss) per share attributable to common stockholders, because potentially dilutive common shares are anti-dilutive.

The following tables set forth the computation of basic and diluted net income (loss) per share (in thousands, except number of shares and per share information):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Numerator:
Net loss	$(179,391)	$(57,630)	$(197,131)	$(183,679)
Less: Accretion to redeemable value of preferred stock	25,891	—	25,891	—
Net loss attributable to common stockholders	$(205,282)	$(57,630)	$(223,022)	$(183,679)

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	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Denominator:
Weighted average basic and diluted common shares outstanding	11,521,492	10,960,030	11,235,725	10,908,011
Net loss per common share:
Basic and diluted	$(17.82)	$(5.26)	$(19.85)	$(16.84)

The following potential common shares outstanding were excluded from the computation of diluted net loss per share because including them would have been anti-dilutive:

	September 30,
	2024	2023
Options to purchase common stock	2,326,849	2,611,093
Common stock subject to repurchase or forfeiture	75,134	76,157
Outstanding RSUs	243,370	580,999
Outstanding MSUs	531,996	377,825
Exchangeable shares	551,072	963,043
Total common stock equivalents	3,728,421	4,609,117

Note 12. Commitments and Contingencies

Operating leases

See Note 8, Leases, for commitments related to our operating leases.

Surety Bonds

A portion of the Company’s leases are supported by surety bonds provided by affiliates of certain insurance companies. At September 30, 2024, the Company had commitments from six surety providers in the amount of $39.2 million, of which $16.6 million was outstanding. The availability, terms and conditions, and pricing of bonding capacity are dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity, and the Company’s corporate credit rating.

Legal and Regulatory Matters

The Company has been and expects to continue to become involved in litigation or other legal proceedings from time to time, including the matters described below. The Company routinely reviews the status of each significant matter and assesses its potential financial exposure. Due to the unpredictable nature and inherent uncertainties involved, litigation and other legal proceedings can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, possible restrictions on the business as a result of settlement or adverse outcomes, and other factors.

The Company establishes an accrued liability for loss contingencies related to legal matters when a loss is both probable and reasonably estimable. These accruals represent management’s best estimate of probable losses. The Company recorded an estimated accrual of $18.9 million and $17.3 million in the condensed consolidated balance sheets as of September 30, 2024 and December 31, 2023, respectively. Management’s views and estimates related to these matters may change in the future, as new events and circumstances arise and the matters continue to develop. Until the final resolution of legal matters, there may be an exposure to losses in excess of the amounts accrued. With respect to outstanding legal matters and based on management’s current knowledge, the Company does not believe that the amount or range of reasonably possible losses will, either individually or in the aggregate, have a material adverse effect on the Company’s business, results of operations, financial condition, and cash flows.

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New York City Litigation

In February 2020, the Company was informed about an investigation underway by the New York City Department of Health and Mental Hygiene relating to possible Legionella bacteria contamination in the water supply at the Company’s property located at 20 Broad Street, New York, NY (the “Broad Street Property”). Due to the failure of the owner of the Broad Street Property (the “Broad Street Landlord”) to address the Legionella bacteria contamination and the associated health risks posed to guests, the Company withheld payment of rent to the Broad Street Landlord on grounds of, among other reasons, constructive eviction. On July 30, 2020, the Broad Street Landlord sued Sonder USA Inc., Sonder Canada Inc., and Sonder Holdings Inc. (the “Sonder Parties”) for breach of the lease, seeking no less than $3.9 million in damages. The Sonder Parties filed counterclaims against the Broad Street Landlord and the property management company for breach of contract, seeking significant damages. The Broad Street Landlord filed a motion for summary judgment. The hearing and oral argument for the summary judgment motion occurred on December 21, 2021. On October 13, 2023, the court issued an order granting the summary judgment motion with respect to liability for the claim for breach of guaranty against Sonder Canada Inc., the claim for breach of contract against Sonder USA Inc., and reasonable attorney’s fees; dismissing the Sonder Parties’ counterclaims; and ordering a trial for the amount of damages. On November 13, 2023, the Sonder Parties filed a notice of appeal of the October 13, 2023 court order on liability. On May 9, 2024, the appellate court affirmed the trial court’s order as to liability, but directed the trial court to allow the Sonder Parties the right to conduct discovery concerning the amount of the Broad Street Landlord’s alleged damages. Discovery has commenced in the trial court regarding the Broad Street Landlord’s alleged damages. A trial date to determine damages has not yet been set. On June 12, 2024, the Sonder Parties filed a motion in the appellate court seeking leave to reargue aspects of the appellate court’s order, or alternatively, for leave to appeal the order. On September 26, 2024, the appellate court granted the Sonder Parties’ motion to reargue and issued an order reversing the portion of the trial court’s decision dismissing the Sonder Parties’ breach of contract claim related to the Broad Street Landlord’s failure to maintain the plumbing systems in good repair for the period prior to when the Sonder Parties began withholding payment of rent. On October 21, 2024, the Broad Street Landlord filed a motion seeking leave to amend its complaint in order to assert $37 million in damages. Oral argument on that motion is scheduled to occur in the trial court on March 5, 2025, and discovery is stayed pending the court’s determination of the motion.

Sonder Stockholder Litigation

On April 11, 2024, a putative securities class action lawsuit titled Duffaydar v. Sonder Holdings Inc., et al., Case No. 24-cv-2952 was filed in the U.S. District Court for the Central District of California naming the Company and certain of its current and former officers and directors as defendants. A lead plaintiff and lead counsel were appointed, and an amended complaint was filed on December 23, 2024. The amended complaint purports to bring suit on behalf of stockholders who purchased or otherwise acquired the Company’s securities between March 16, 2023 and March 15, 2024, and alleges that the defendants made false and misleading statements about the Company’s financial results and condition, including the Company’s valuation of operating lease right of use assets, in violation of Sections 10(b) and 20(a) of the Exchange Act. The amended complaint seeks unspecified compensatory damages, fees and costs. The Company cannot reasonably estimate the amount of any possible financial loss that could result from this matter. The Company believes the plaintiffs’ allegations are without merit and intends to defend the action vigorously.

On January 28, 2025, a putative stockholder derivative lawsuit titled Versen v. Davidson, et al., Case No. 25-cv-761 was filed in the U.S. District Court for the Central District of California naming certain of the Company’s current and former officers and directors as defendants and naming the Company as a nominal defendant. The derivative complaint is based on allegations similar to those in the Duffaydar class action and purports to assert claims against the individual defendants for making false and misleading statements about the Company’s financial results and condition in violation of Section 14(a) of the Exchange Act and for breach of their fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, waste of corporate assets and contribution under Sections 10(b) and 21D of the Exchange Act. The plaintiff seeks corporate reforms, unspecified damages and restitution, and fees and costs. The Company cannot reasonably estimate the amount of any possible financial loss that could result from this matter.

GMII Litigation

On December 23, 2024, a putative stockholder of GMII filed a purported class action lawsuit titled Porter v. Metropoulos, et al., Case No. 2024-1336 in the Court of Chancery of the State of Delaware against Gores Metropoulos Sponsor II, the directors and officers of GMII, and two of the Company’s officers. The complaint purports to assert claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty and unjust enrichment in connection with the merger between GMII and Legacy Sonder and seeks unspecified damages and disgorgement. The Company cannot reasonably estimate the amount of any possible financial loss that could result from this matter.

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Lawsuit Settlements

On July 24, 2024, the Company favorably settled two lawsuits related to certain property leases for a total of $7.5 million payable in three tranches. The Company received the first tranche of $2.5 million in July 2024, the second tranche of $2.3 million in November 2024, and the third tranche of $2.7 million in January 2025. The Company recognized the settlement income when it was realized and earned accordingly in the periods of payment receipt.

Tax Contingencies

The Company is subject to audit or examination by various domestic and foreign tax authorities with regards to tax matters. Income tax examinations may lead to ordinary course adjustments or proposed adjustments to the Company’s taxes or net operating losses with respect to years under examination as well as subsequent periods. Indirect tax examinations may lead to ordinary course adjustments or proposed adjustments to transaction taxes which may increase operating expenses. The Company establishes an accrued liability for loss contingencies related to tax matters when a loss is both probable and reasonably estimable. These accruals represent management’s best estimate of probable losses.

In 2019, His Majesty’s Revenue and Customs (the “HMRC”) issued to the Company notices of determination and decisions that, for the period October 2017 to April 2018, Sonder Europe Limited (“Sonder Europe”) incorrectly accounted for value added taxes (“VAT”) under the Tour Operators’ Margin Scheme (“TOMS”) for Sonder Europe’s leasing of residential apartments in the United Kingdom on long-term contracts and the subsequent short-term rental to travelers. In January 2023, Sonder Europe appealed to the First-Tier Tribunal Tax Chamber (the “FTT”) against the HMRC’s notices. On July 5, 2023, the FTT delivered a ruling holding that supplies of accommodation made by Sonder Europe fell within the scope of the TOMS under the VAT regulations. On December 3, 2024, the HMRC appealed the FTT’s decision to the Upper Tribunal and on January 14, 2025, the Upper Tribunal delivered a ruling holding that the FTT’s holding was in error. Consequently, Sonder Europe was required to account for VAT on the full value of its supplies to travelers, rather than on the margin between the cost to Sonder Europe and the amount paid by travelers. The Company intends to appeal this decision.

The Company recorded estimated accruals of $14.6 million and $6.8 million, respectively in the taxes payable line item of the condensed consolidated balance sheets as of September 30, 2024 and December 31, 2023, respectively, for such matters.

Changes in tax laws, regulations, administrative practices, principles, and interpretations may impact the Company’s tax contingencies. Due to various factors, including the inherent complexities and uncertainties of the judicial, administrative, and regulatory processes in certain jurisdictions, the timing of the resolution of income tax controversies is highly uncertain, and the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ from the amounts accrued. It is reasonably possible that within the next twelve months the Company will receive additional assessments by various tax authorities or possibly reach resolution of tax controversies in one or more jurisdictions. These assessments or settlements could result in changes to the Company’s contingencies related to positions on prior years’ tax filings. The actual amount of any change could vary significantly depending on the ultimate timing and nature of any settlements, and the range of possible outcomes is not currently estimable.

Indemnifications

The Company has entered into indemnification agreements with all of its directors and executive officers. The indemnification agreements and the Company’s Amended and Restated Bylaws (the “Bylaws”) require the Company to indemnify these individuals to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the indemnification agreements and Bylaws also require the Company to advance expenses incurred. In addition, the Company entered into indemnification agreements with directors and officers of GMII in connection with the consummation of the Business Combination. These indemnification agreements provide these directors and officers with contractual rights to indemnification and advancement of certain expenses arising out of their service as directors and officers of GMII. The Company may be required to provide indemnification under the indemnification agreements or the Bylaws in relation to the legal proceedings described above in Note 12, Commitments and Contingencies. There are no claims that management is aware of that could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

In the ordinary course of business, the Company has included limited indemnification provisions under certain agreements with parties with whom it has commercial relations of varying scope and terms with respect to certain matters, including losses arising out of its breach of such agreements or out of intellectual property infringement claims made by third parties. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no material costs have been incurred, either individually or collectively, in connection with the Company’s indemnification provisions.

F-90

Note 13. Income Taxes

The provision for income taxes for the three months ended September 30, 2024 was a benefit of $0.2 million and was $0.1 million for the three months ended September 30, 2023. The provision for income taxes for the nine months ended September 30, 2024 and 2023 was $0.6 million and $0.1 million, respectively. The difference between the Company’s effective tax rate and the U.S. statutory rate of 21.0% for both periods was primarily due to a full valuation allowance related to the Company’s net deferred tax assets.

Note 14. Restructuring Activities

On March 1, 2023, the Company announced a reduction in force plan affecting approximately 14.0% of the corporate workforce. As part of this restructuring, the Company incurred $2.1 million in one-time restructuring costs for the year ended December 31, 2023, all of which had been paid out as of December 31, 2023.

On February 20, 2024, the Company announced an additional reduction in force plan affecting 17% of the corporate workforce. The Company substantially completed these efforts during the first quarter of 2024. Total costs and cash expenditures were approximately $3 million in one-time restructuring costs, primarily related to employee severance and benefits costs, and were recognized and substantially paid in the first quarter of 2024.

These restructuring costs are included in restructuring and other charges in the condensed consolidated statements of operations and comprehensive income (loss).

Note 15. Subsequent Events

Amendments to Articles of Incorporation

On October 1, 2024, following the approval of the stockholders at a special meeting of stockholders on September 30, 2024, the Company filed a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effect an increase in the number of authorized shares of common stock of the Company, par value $0.0001 per share, effective as of 4:01 p.m., Eastern Time, on October 1, 2024. As of the effective time, the Company’s total number of authorized shares of all classes of capital stock increased from 272,000,000 to 401,809,144. The number of authorized shares of common stock increased from 20,000,000 shares to 149,809,144 shares. The number of authorized shares of special voting common stock remained unchanged, with 2,000,000 shares authorized. The number of authorized shares of preferred stock remained unchanged with 250,000,000 shares authorized. On December 23, 2024, following the approval at the 2024 Annual Meeting, the Company filed a certificate of amendment to the Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect an increase in the number of authorized shares of capital stock of the Company, effective as of 4:01 p.m. Eastern Time on December 23, 2024. As of the effective time, the Company’s total number of authorized shares of all classes of capital stock increased from 401,809,144 to 409,309,144. The number of authorized shares of common stock increased from 149,809,144 shares to 157,309,144 shares. The number of authorized shares of special voting common stock remained unchanged, with 2,000,000 shares authorized. The number of authorized shares of preferred stock remained unchanged with 250,000,000 shares authorized.

Limited Waiver and Consent Agreement to Note and Warrant Purchase Agreement

On October 28, 2024, the Company entered into the NPA Waiver to provide for (a) a permanent waiver of any non-compliance resulting from the NPA Waived Matters and (b) the Company’s commitment to, on the date that the Company files its Current Report on Form 8-K disclosing the voting results of the 2024 Annual Meeting, (1) if the Share Increase Proposal is approved at the 2024 Annual Meeting, issue warrants to the Purchasers to purchase an aggregate of (A) 500,000 shares of the Company’s common stock, if the Company elects to issue warrants with an exercise price of $0.01 or (B) 625,000 shares of the Company’s common stock, if the Company elects to issue warrants with an exercise price of $1.00, or (2) if the Share Increase Proposal is not approved at the 2024 Annual Meeting, make a payment to the Purchasers in the aggregate amount of $3.0 million. On December 31, 2024, the Company issued warrants to the Purchasers to purchase an aggregate of 500,000 shares of the Company’s common stock, each with an exercise of $0.01.

2022 Loan and Security Agreement Waiver

On October 28, 2024, the Company entered into another waiver agreement with SVB, pursuant to which SVB waived any Default or Event of Default (i) related to covenant non-compliance resulting from management’s conclusion that there is substantial doubt, which is not alleviated, about the Company’s ability to continue as a going concern for at least one year from the date of issuance of these financial statements, (ii) as a result of Borrower entering into and performing its obligations under the Lease Modification Agreement, and (iii) as a result of the NPA Waived Matters.

F-91

SVB and its affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with Borrowers or their affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Series A Preferred Stock Issuance

In multiple closings in November 2024, the Company completed the issuance and sale of approximately 28.6 million shares (the “Second Tranche”) of Series A Preferred Stock for cash consideration of approximately $28.6 million, in a private placement pursuant to those certain securities purchase agreements with certain qualified institutional buyers or accredited investors that was previously announced. Including the Second Tranche, the Company has issued an aggregate of approximately 43.3 million shares of Series A Preferred Stock for aggregate cash consideration of approximately $43.3 million in the private placement.

Notice of Delisting

On October 1, 2024, the Company received a letter (the “Staff Determination Letter”) from the Staff of the Listing Qualifications Department (“Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it had filed the Annual Report with the SEC, but that the Company had not filed its Quarterly Report on Form 10-Q for the quarters ended June 30, 2024 (the “Q2 2024 Form 10-Q”) and March 31, 2024 (the “Q1 2024 Form 10-Q,” and collectively, the “Delinquent Filings”) by September 30, 2024, the deadline by which the Company was to file its Delinquent Filings in order to regain compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”). The Staff Determination Letter stated that the Staff had determined that the Company’s common stock and warrants would be suspended from The Nasdaq Global Select Market at the opening of business on October 10, 2024, and a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on The Nasdaq Stock Market. The Staff Determination Letter further noted that the Company may appeal the Staff’s determination to a Hearings Panel (the “Hearings Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

On October 2, 2024, the Company submitted an appeal to Nasdaq requesting a hearing before the Hearings Panel at which it intends to present its plan to regain and thereafter maintain compliance with all applicable listing requirements. The appeal automatically suspends any potential delisting through at least October 23, 2024, 15 calendar days from the date the request for hearing was due. In connection with its request for a hearing, however, the Company has also requested a stay of the suspension of trading and delisting of its common stock and warrants, pending the later hearing and decision of the Hearings Panel. The Company has been informed that hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. Although the Company will use all reasonable efforts to regain compliance with the Rule, there can be no assurance that the Company will be able to regain compliance with that rule or will otherwise be in compliance with other Nasdaq listing criteria.

On October 23, 2024, the Company received a letter from the Staff notifying the Company that the Hearings Panel had granted the Company’s request to stay the suspension of trading and delisting pending a hearing on the merits scheduled to occur on November 14, 2024, and the subsequent decision of the Hearings Panel after the hearing.

On November 4, 2024, the Company filed the Delinquent Filings with the SEC. On November 6, 2024, the Company received a letter (the “Compliance Letter”) from the Staff notifying the Company that it was then in compliance with the Rule and that, as a result, the Hearings Panel had canceled the hearing. The Compliance Letter also stated that the Company would be subject to a Mandatory Panel Monitor for a period of one year from November 6, 2024.

On November 20, 2024, the Company received a notice (the “Notice”) from Nasdaq notifying the Company that, because the Company was delinquent in filing its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 (the “Q3 Form 10-Q”), the Company no longer complied with the Rule, which requires companies with securities listed on Nasdaq to timely file all required periodic reports with the SEC. The Notice had no immediate effect on the listing or trading of the Company’s common stock or publicly traded warrants on the Nasdaq Global Select Market.

In accordance with Nasdaq’s listing rules, the Company had 60 calendar days after the Notice to submit a plan of compliance (the “Plan”) to Nasdaq demonstrating the Company’s ability to regain compliance with the Rule and sustain long-term compliance with Nasdaq’s listing rules, and Nasdaq has the discretion to grant the Company up to 180 calendar days from the due date of the Q3 Form 10-Q, or May 19, 2025, to regain compliance. The filing of this Q3 Form 10-Q cures the filing deficiency. The Company submitted a Plan on the Company’s ability to regain compliance with the Rule and sustain long-term compliance with Nasdaq’s listing rules to Nasdaq in January 2025.

F-92

Amendment to the Company’s 2021 Equity Incentive Plan

At the 2024 Annual Meeting, the Company’s stockholders approved the first amendment to the Company’s 2021 Equity Incentive Plan, which increased the number of shares of common stock available for the issuance of awards under such plan to 9,957,029 shares of common stock, subject to automatic annual share increases as set forth in such plan.

Tax Matters

In 2019, HMRC issued to the Company notices of determination and decisions that, for the period October 2017 to April 2018, Sonder Europe incorrectly accounted for VAT under TOMS for Sonder Europe’s leasing of residential apartments in the United Kingdom on long-term contracts and the subsequent short-term rental to travelers. In January 2023, Sonder Europe appealed to the FTT against the HMRC’s notices. On July 5, 2023, the FTT delivered a ruling holding that supplies of accommodation made by Sonder Europe fell within the scope of the TOMS under the VAT regulations. On December 3, 2024, the HMRC appealed the FTT’s decision to the Upper Tribunal and on January 14, 2025, the Upper Tribunal delivered a ruling holding that the FTT’s holding was in error. Consequently, Sonder Europe was required to account for VAT on the full value of its supplies to travelers, rather than on the margin between the cost to Sonder Europe and the amount paid by travelers. The Company intends to appeal this decision.

F-93

127,018,140 Shares of Common Stock

PRELIMINARY PROSPECTUS

Sonder Holdings Inc.

, 2025

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the offer and sale of the shares of the common stock, par value $0.0001 per share (the “Common Stock”), of Sonder Holdings Inc. (“Sonder,” “we,” “us,” “our” or the “Company”) being registered hereby:

Amount
Securities and Exchange Commission registration fee	$10,095.83
Accounting fees and expenses	111,000.00
Legal fees and expenses	150,000.00
Financial printing and miscellaneous fees	*
Total	$271,095.83

*	Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this Registration Statement on Form S-1.

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation to provide that the corporation’s directors will not be personally liable for monetary damages to the corporation or its stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. The amended and restated certificate of incorporation, as amended (the “Amended and Restated Certificate of Incorporation”) of Sonder Holdings Inc. (“Sonder,” “we,” “us,” “our” or the “Company”) limits the Company’s directors’ liability to the fullest extent permitted under the Delaware General Corporation Law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws (as amended, the “Amended and Restated Bylaws”) provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our amended and restated bylaws are not exclusive.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for the limitation of liability and indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law and in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. Our Amended and Restated Bylaws also permit us to maintain insurance, and we maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

We have sold the securities below within the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act (and Regulation D thereunder).

II-1

PIPE Shares

At the closing of the business combination transaction among Gores Metropoulos II, Inc., our predecessor company (“GMII”), Sunshine Merger Sub I Inc., Sunshine Merger Sub II, LLC and Sonder Operating Inc. (formerly known as Sonder Holdings Inc.) (the “Business Combination”), the PIPE Investors (as defined below) purchased an aggregate of 1,610,839 shares, consisting of an aggregate of (A) 1,000,000 outstanding shares of Common Stock beneficially owned by a number of subscribers purchased from the Company, for a purchase price of $200.00 per share, pursuant to separate subscription agreements (the “Existing PIPE Investment”); (B) 575,353 outstanding shares of Common Stock beneficially owned by a number of subscribers purchased from the Company, for a purchase price of $177.8 per share, pursuant to separate PIPE subscription agreements (the “New PIPE Investment”) and (C) 35,485 shares of Common Stock purchased by GMII at a price of $200.00 per share pursuant to a separate PIPE subscription agreement, for an aggregate of $309,394,998. “PIPE Investors” means the purchasers of shares in the Existing PIPE Investment, the purchasers of shares in the New PIPE Investment and GMII, and each of their respective permitted assigns.

Draw-down of Notes

On August 13, 2024, the Company issued an aggregate of $4 million of delayed draw subordinated secured notes, pursuant to certain Note and Warrant Purchase Agreement, dated December 10, 2021, as amended by the Omnibus Amendment dated as of December 21, 2022, the Second Omnibus Amendment dated as of November 6, 2023, the Waiver, Forbearance and Third Amendment dated as of June 10, 2024, the Fourth Amendment dated July 12, 2024, Waiver, Consent and Fifth Amendment dated August 13, 2024 (as amended, the “Note and Warrant Purchase Agreement”). In connection with the Waiver, Forbearance and Third Amendment dated as of June 10, 2024, the purchasers of such delayed draw subordinated secured notes received certain warrants to purchase an aggregate of up to 475,264 shares of Common Stock, each with an exercise price of $0.01 per share and an expiration date five years after the issuance date. On August 13, 2024, all such warrants were exercised for an aggregate gross proceeds of $4,752 and the Company issued to the holders an aggregate of 473,458 shares of Common Stock, excluding 1,806 shares of Common Stock we withheld to cover the purchasers’ tax liability.

Series A Preferred Stock Private Placement

On August 13, 2024, the Company entered into securities purchase agreements (the “Securities Purchase Agreements”) with certain qualified institutional buyers or accredited investors (each a “Purchaser” and collectively, the “Purchasers”) for an aggregate of 43.3 million of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) in exchange for cash consideration in an aggregate amount of approximately $43.3 million. The sale of the Series A Preferred Stock pursuant to the Securities Purchase Agreements took place in two tranches. The first tranche, comprised of approximately 14.7 million shares of Series A Preferred Stock for an aggregate purchase price of approximately $14.7 million, closed on August 13, 2024. The second tranche, comprised of approximately 28.6 million shares of Series A Preferred Stock for an aggregate purchase price of approximately $28.6 million, closed in multiple closings in November 2024.

NPA Warrants

On October 28, 2024, the Company entered into a limited waiver and consent agreement (the “NPA Waiver”) to the Note and Warrant Purchase Agreement, and certain documents related thereto. Among other things, the NPA Waiver provides for (a) a permanent waiver of any non-compliance resulting from the NPA Waived Matters (as defined in the NPA Waiver) and (b) the Company’s commitment to, on the date that the Company files its Current Report on Form 8-K disclosing the voting results of the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”), (1) if the approval to amend of the Company’s amended and restated certificate of incorporation to increase the Company’s authorized shares of capital stock (the “Share Increase Proposal”) is approved at the 2024 Annual Meeting, issue warrants to the Investors (as defined in the Note and Warrant Purchase Agreement) to purchase an aggregate of (A) 500,000 shares of Common Stock, if the Company elects to issue warrants with an exercise price of $0.01 or (B) 625,000 shares of Common Stock, if the Company elects to issue warrants with an exercise price of $1.00, or (2) if the Share Increase Proposal is not approved at the 2024 Annual Meeting, make a payment to the Investors in the aggregate amount of $3,000,000. On December 31, 2024, following the approval of the Share Increase Proposal at the 2024 Annual Meeting, the Company elected to issue warrants to the Investors to purchase an aggregate of 500,000 shares of Common Stock, each with an exercise price of $0.01 per shares and an expiration date five years after the issuance date.

Item 16. Exhibits and Financial Statements Schedules

(a) Exhibits.

II-2

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith

2.1	Agreement and Plan of Merger, dated as of April 29, 2021, by and among Gores Metropoulos II, Inc., Sunshine Merger Sub I, Inc., Sunshine Merger Sub II, LLC, and Sonder Holdings Inc.	8-K	001-39907	2.1	April 30, 2021

2.2	Amendment No. 1, dated as of October 27, 2021, by and among Gores Metropoulos II, Inc., Sunshine Merger Sub I, Inc., Sunshine Merger Sub II, LLC, and Sonder Holdings Inc.	8-K	001-39907	2.1	October 28, 2021

3.1	Amended and Restated Certificate of Incorporation of Sonder Holdings Inc.	8-K	001-39907	3.1	January 24, 2022

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Sonder Holdings, Inc.	8-K	001-39907	3.1	September 19, 2023

3.3	Certificate of Designation of Powers, Preferences and Rights of Series A Convertible Preferred Stock	8-K	001-39907	3.1	August 19, 2024

3.4	Amended and Restated Bylaws of Sonder Holdings Inc.	8-K	001-39907	3.1	November 30, 2022

4.1	Specimen Stock Certificate of the Company	8-K	001-39907	4.1	January 24, 2022

4.2	Specimen Warrant Certificate of the Company	S-1	333-251663	4.3	December 23, 2020

4.3	Warrant Agreement, dated as of January 22, 2021, by and among Gores Metropoulos II, Inc., Computershare Inc., and Computershare Trust Company, N.A., as warrant agent	8-K	001-39907	4.1	January 25, 2021

4.4	Form of Warrant Agreement, dated as of December 31, 2024, by and among the Company, Computershare Inc., and Computershare Trust Company, N.A., as warrant agent	8-K	001-39907	4.1	December 30, 2024

5.1	Opinion of Sullivan & Worcester LLP	X

II-3

		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith

10.1	Form of Existing Subscription Agreement	8-K	001-39907	10.1	April 30, 2021

10.2	Form of Amendment to Existing Subscription Agreement	8-K	001-39907	10.1	October 28, 2021

10.3	Form of New Subscription Agreement	8-K	001-39907	10.2	October 28, 2021

10.4	Amended and Restated Registration Rights Agreement, by and among Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc.), Gores Metropoulos Sponsor II, LLC, the Gores Holders and the Sonder Holders	8-K	001-39907	10.4	January 24, 2022

10.5#	Management Equity Incentive Plan	S-4	333-257726	10.4	July 7, 2021

10.6#	Form of Restricted Stock Unit Agreement under Management Equity Incentive Plan	8-K	001-39907	10.7	January 24, 2022

10.7#	2021 Equity Incentive Plan	S-4/A	333-257726	10.8	December 13, 2021

10.8#	Form of Option Agreement under 2021 Equity Incentive Plan	8-K	001-39907	10.9	January 24, 2022

10.9#	Form of Restricted Stock Unit Agreement under 2021 Equity Incentive Plan	8-K	001-39907	10.10	January 24, 2022

10.10#	Legacy Sonder 2019 Equity Incentive Plan	8-K	001-39907	10.11	January 24, 2022

10.11#	Form of Option Agreement under Legacy Sonder 2019 Equity Incentive Plan	8-K	001-39907	10.12	January 24, 2022

10.12#	Legacy Sonder Stock Option Plan	8-K	001-39907	10.13	January 24, 2022

10.13#	Sonder Holdings Inc. 2023 Inducement Equity Incentive Plan	8-K	001-39907	10.1	January 24, 2023

10.14#	Amendment No. 1 to Sonder Holdings Inc. Inducement Equity Incentive Plan	8-K	001-39907	10.1	August 24, 2023

10.15#	Form of Option Award Agreement under 2023 Inducement Equity Incentive Plan	8-K	001-39907	10.2	January 24, 2023

10.16#	Form of Restricted Stock Unit Agreement under 2023 Inducement Equity Incentive Plan	8-K	001-39907	10.3	January 24, 2023

II-4

		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith

10.17#	Key Executive Change in Control and Severance Plan and related forms of agreement	S-4/A	333-257726	10.7	October 18, 2021

10.18#	2021 Employee Stock Purchase Plan	S-4/A	333-257726	10.9	November 26, 2021

10.19#	2023 Key Executive Change in Control and Severance Plan	8-K	001-39907	10.1	September 12, 2023

10.20#	Offer Letter from Sonder Holdings Inc. to Francis Davidson, dated September 14, 2021	S-4/A	333-257726	10.11	September 17, 2021

10.21#	Agreement between Dominique Bourgault and Sonder USA Inc., dated February 23, 2023	10-Q	001-39907	10.1	May 10, 2023

10.22#	Employment Agreement by and between Sonder USA Inc. and Martin Picard	8-K	001-39907	10.23	January 24, 2022

10.23	Sonder Holdings Inc. Amended and Restated Outside Director Compensation Policy	10-Q	001-39907	10.3	November 14, 2023

10.24	Note and Warrant Purchase Agreement, dated December 10, 2021, by and among Sonder Holdings Inc., BlackRock Financial Management, Inc. - Fixed Income Group, on behalf of funds and accounts under management and Senator Investment Group L.P.	S-4/A	333-257726	10.17	December 13, 2021

10.25	Omnibus Amendment, dated as of December 21, 2022, by and among Sonder Holdings Inc., Sonder Holdings LLC, Sonder USA Inc., Sonder Hospitality USA Inc., and Sonder USA, the guarantors party thereto, the investors listed on the signature pages thereto, and Alter Domus (US) LLC, as collateral agent	10-K	001-39907	10.29	March 16, 2023

II-5

		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith

10.26	Waiver, Forbearance and Third Amendment, dated as of June 10, 2024, by and among Sonder Holdings Inc., Sonder Holdings LLC, Sonder USA Inc., and Sonder Hospitality USA Inc., the guarantors party thereto, the investors listed on the signature pages thereto, and Alter Domus (US) LLC, as collateral agent	8-K	001-39907	10.1	June 11, 2024

10.27	Fourth Amendment to Note and Purchase Warrant Agreement, dated as of July 12, 2024, by and among Sonder Holdings Inc., Sonder Holdings LLC, Sonder USA Inc., and Sonder Hospitality USA Inc., the guarantors party thereto, the investors listed on the signature pages thereto, and Alter Domus (US) LLC, as collateral agent	8-K	001-39907	10.1	July 15, 2024

10.28	Fifth Amendment to Note and Purchase Warrant Agreement, dated as of August 13, 2024, by and among Sonder Holdings Inc., Sonder Holdings LLC, Sonder USA Inc., and Sonder Hospitality USA Inc., the guarantors party thereto, the investors listed on the signature pages thereto, and Alter Domus (US) LLC, as collateral agent	8-K	001-39907	10.1	August 19, 2024

10.29	Limited Waiver and Consent Agreement, dated as of October 28, 2024, by and among Sonder Holdings Inc., Sonder Holdings LLC, Sonder USA Inc., and Sonder Hospitality USA Inc., the guarantors party thereto, the investors listed on the signature pages thereto, and Alter Domus (US) LLC, as collateral agent	8-K	001-39907	10.2	October 29, 2024

10.30	Loan and Security Agreement dated as of December 21, 2022, between Silicon Valley Bank and the Borrowers listed on Schedule I thereto	10-K	001-39907	10.30	March 16, 2023

II-6

		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith

10.31	First Amendment to Loan and Security Agreement, dated as of April 28, 2023, by and among Sonder Holdings Inc., the other borrowers from time to time party thereto and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company	8-K	001-39907	10.1	May 3, 2023

10.32	Second Amendment to Loan and Security Agreement, dated as of November 6, 2023, by and among Sonder Holdings Inc., the other borrowers from time to time party thereto and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company	8-K	001-39907	10.1	November 9, 2023

10.33	Waiver and Third Amendment to Loan and Security Agreement, dated as of June 10, 2024, by and among Sonder Holdings Inc., the other borrowers from time to time party thereto and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company	8-K	001-39907	10.2	June 11, 2024

10.34	Fourth Amendment to Loan and Security Agreement, dated as of July 12, 2024, by and among Sonder Holdings Inc., the other borrowers from time to time party thereto and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company	8-K	001-39907	10.2	July 15, 2024

10.35	Fifth Amendment to Loan and Security Agreement, dated as of August 13, 2024, by and among Sonder Holdings Inc., the other borrowers from time to time party thereto and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company	8-K	001-39907	10.2	August 19, 2024

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		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith

10.36	Waiver Agreement, dated as of September 26, 2024, by and among the Company, Sonder Holdings LLC, Sonder Group Holdings LLC, Sonder Technology Inc., Sonder Hospitality USA Inc., Sonder USA Inc., Sonder Hospitality Holdings LLC, Sonder Partner Co., Sonder Guest Services LLC and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company	10-K	001-39907	10.32	September 26, 2024

10.37	Waiver Agreement, dated as of October 28, 2024, by and among Sonder Holdings Inc., the other borrowers from time to time party thereto and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company	8-K	001-39907	10.3	October 29, 2024

10.38	Second Omnibus Amendment, dated as of November 6, 2023, to Note and Warrant Purchase Agreement by and among Sonder Holdings Inc., Sonder Holdings LLC, Sonder USA Inc., and Sonder Hospitality USA Inc., the guarantors party thereto, the investors listed therein, and Alter Domus (US) LLC, as collateral agent	8-K	001-39907	10.2	November 9, 2023

10.39	Form of Indemnification Agreement	8-K	001-39907	10.28	January 24, 2022

10.40	Settlement Agreement and Complete Release of All Claims by and between Sonder USA Inc. and Deeksha Hebbar	10-K	001-39907	10.31	September 27, 2024

10.41	Form of Securities Purchase Agreement	8-K	001-39907	10.3	August 19, 2024

10.42	Warrant Agreement, dated as of June 10, 2024, by and among Sonder Holdings Inc., Computershare Inc., and Computershare Trust Company, N.A.	8-K	001-39907	10.3	June 11, 2024

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		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith

10.43+**	License Agreement, dated as of August 13, 2024, by and between Sonder Holdings Inc. and Marriott International, Inc., and Global Hospitality Licensing S.À R.L.	8-K	001-39907	10.5	August 19, 2024

10.44	Form of Limited Waiver and Consent Agreement by and among Sonder Holdings Inc. and the preferred stockholders party thereto	8-K	001-39907	10.1	October 29, 2024

21.1	Sonder Holdings Inc. Subsidiaries	10-K	001-39907	21.1	September 27, 2024

23.1	Consent of Deloitte & Touche LLP					X

23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1 hereto)					X

23.4	Power of Attorney					X

107	Filing Fee Table					X

#	Indicates management contract or compensatory plan or arrangement.

+	Certain exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The Registrant will furnish copies of such exhibits and schedules to the U.S. Securities and Exchange Commission upon request.

**	Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private and confidential. Redacted information is indicated by “[**]”.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 12, 2025.

SONDER HOLDINGS INC.

By:	/s/ Francis Davidson
Name:	Francis Davidson
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Francis Davidson with full power of substitution and resubstitution and full power to act, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francis Davidson	Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2025
Francis Davidson

/s/ Michael Hughes	Chief Financial Officer (Principal Financial Officer)	February 12, 2025
Michael Hughes

/s/ Rahul Thumati	Interim Chief Accounting Officer (Principal Accounting Officer)	February 12, 2025
Rahul Thumati

/s/ Sean Aggarwal	Director	February 12, 2025
Sean Aggarwal

/s/ Sanjay Banker	Director	February 12, 2025
Sanjay Banker

/s/ Michelle Frymire	Director	February 12, 2025
Michelle Frymire

/s/ Janice Sears	Director	February 12, 2025
Janice Sears

/s/ Simon Turner	Director	February 12, 2025
Simon Turner

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